    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2001



                                                      REGISTRATION NO. 333-68402

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          INDIA-SIERRA HOLDINGS, INC.
          (to be renamed SCIENT, INC. upon the closing of the merger)
             (Exact Name of Registrant as Specified in Its Charter)

                             ---------------------

           DELAWARE                           7373                          58-2643480
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                                79 FIFTH AVENUE
                            NEW YORK, NEW YORK 10003
                                 (212) 500-4900
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                             ---------------------

                             CHRISTOPHER M. FORMANT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          INDIA-SIERRA HOLDINGS, INC.

          (TO BE RENAMED SCIENT, INC. UPON THE CLOSING OF THE MERGER)
                                79 FIFTH AVENUE
                            NEW YORK, NEW YORK 10003
                                 (212) 500-4900
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                             ---------------------

                                   COPIES TO:

 THEODORE W. BROWNE, ESQ.     JAMES S. ALTENBACH, ESQ.     CLIFFORD E. NEIMETH, ESQ.     CHRISTINA M. BARK, ESQ.
   IXL ENTERPRISES, INC.       GREENBERG TRAURIG, LLP       GREENBERG TRAURIG, LLP         SCIENT CORPORATION
   1600 PEACHTREE STREET       3290 NORTHSIDE PARKWAY        THE MET LIFE BUILDING       860 BROADWAY, 3RD FLOOR
     ATLANTA, GA 30309                SUITE 400                 200 PARK AVENUE            NEW YORK, NY 10003
      (678) 553-7885              ATLANTA, GA 30327           NEW YORK, NY 10021             (917) 534-8200
                                   (678) 553-2100               (212) 801-9200

 THEODORE W. BROWNE, ESQ.       DAVID L. CAPLAN, ESQ.
   IXL ENTERPRISES, INC.        DAVIS POLK & WARDWELL
   1600 PEACHTREE STREET        450 LEXINGTON AVENUE
     ATLANTA, GA 30309           NEW YORK, NY 10017
      (678) 553-7885               (212) 450-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              FRONT COVER OF THE JOINT PROXY STATEMENT-PROSPECTUS
                                (LOGOS/GRAPHICS)
                               IXL SCIENT MERGER
                        JOINT PROXY STATEMENT-PROSPECTUS
                             ---------------------

                     NOTICE OF SPECIAL STOCKHOLDER MEETINGS


                 iXL Enterprises                                          Scient
               Stockholder Meeting                                 Stockholder Meeting
                            , 2001                                        , 2001
              1600 Peachtree Street                          450 Lexington Avenue, 8th Floor
                Atlanta, GA 30309                                   New York, NY 10017
                    (iXL Logo)                                        (Scient Logo)


                 (LOGO OF iXL)                 (LOGO OF Scient)

      TO THE STOCKHOLDERS OF IXL ENTERPRISES, INC. AND SCIENT CORPORATION

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT


    iXL and Scient have agreed to combine in a merger of equals. We are proposing this business combination because we expect a range of synergies to result from the transaction and implementation of the combined company's business plan, including a strong competitive platform, cost savings resulting from consolidation of overhead and technology infrastructure, and an experienced combined management team. The new corporation, in which former iXL stockholders and former Scient stockholders will become new stockholders, will be named Scient, Inc. (and is currently named India-Sierra Holdings, Inc.), and will own the businesses and assets of iXL and Scient. The initial board of directors of this new company, which we will refer to as India-Sierra, will be composed of three members designated by iXL, three members designated by Scient and two members who will be independent directors agreed to by iXL and Scient. Management of India-Sierra will be comprised of executive officers from both iXL and Scient.



    When the merger is completed, iXL common stockholders will receive 1.00 share of India-Sierra common stock for each share they own and Scient common stockholders will receive 1.24 shares of India-Sierra common stock for each share they own. As a result, former stockholders of iXL will hold approximately 50%, and former stockholders of Scient will hold approximately 50%, of the outstanding common stock of India-Sierra. India-Sierra intends to apply to list its common stock on the Nasdaq National Market under the current Scient symbol "SCNT."



    On October   , 2001, the last trading day before the date of this joint proxy statement-prospectus, the last reported sale prices on the Nasdaq National Market were $ per share of iXL common stock and $ per share of Scient common stock.



    In connection with the merger, iXL and Scient also propose that India-Sierra adopt the Scient, Inc. 2001 Equity Incentive Plan to enable the conversion of certain outstanding iXL stock options upon the merger and the grant of stock options to employees and consultants of India-Sierra after the merger.



    The board of directors of each of iXL and Scient has determined that the combination of iXL and Scient is advisable and fair to its stockholders, has unanimously approved the merger and recommends that iXL and Scient stockholders vote FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan. Information about the merger and the equity incentive plan is contained in this joint proxy statement-prospectus. Stockholders owning shares representing approximately 34% of the voting power of each of iXL and Scient have entered into voting agreements pursuant to which they have agreed to vote their respective shares FOR adoption of the merger agreement and the equity incentive plan. We urge you to read this document, including the section describing risk factors that begins on page 16.


    The dates, times and places of the meetings are as follows:


              For iXL stockholders:                              For Scient stockholders:
              iXL Enterprises, Inc.                                 Scient Corporation
               Stockholder Meeting                                 Stockholder Meeting
      [         ], 2001 at [         ] a.m.               [         ], 2001 at [         ] a.m.
              1600 Peachtree Street                          450 Lexington Avenue, 8th Floor
                Atlanta, GA 30309                                   New York, NY 10017


    Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting AGAINST adoption of the merger agreement.

    We strongly support this combination of our companies and join with our boards of directors in enthusiastically recommending that you vote FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan.

-----------------------------------------------------  -----------------------------------------------------
                U. Bertram Ellis, Jr.                                     Robert M. Howe
                      Chairman                                 Chairman and Chief Executive Officer
                iXL Enterprises, Inc.                                   Scient Corporation

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY
STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement-prospectus is dated [             ], 2001, and is
first being mailed to stockholders of iXL and Scient on or about
[             ], 2001.

                  (LOGO OF IXL ENTERPRISES, INC. APPEARS HERE)

                             IXL ENTERPRISES, INC.
                               INVESTOR RELATIONS
                             1600 PEACHTREE STREET
                               ATLANTA, GA 30309
                             ---------------------

           NOTICE OF SPECIAL MEETING OF IXL ENTERPRISES STOCKHOLDERS
               [                  ] , 2001 at [            ] a.m.
                             ---------------------

To the Stockholders of iXL Enterprises, Inc.:

     Notice is hereby given that a special meeting of stockholders of iXL
Enterprises, Inc. will be held on [               ] , 2001 at [          ] a.m.,
local time, at the offices of iXL Enterprises at 1600 Peachtree Street, Atlanta, GA 30309 for the following purposes:


          1. To consider and vote upon a proposal to adopt a merger agreement between iXL and Scient Corporation pursuant to which iXL and Scient will each become a wholly owned subsidiary of India-Sierra Holdings, Inc., a new holding company that will be renamed Scient, Inc., and each share of iXL common stock will be converted into the right to receive 1.00 share of Scient, Inc. common stock.


          2. To consider and vote upon a proposal to adopt the Scient, Inc. 2001 Equity Incentive Plan.

          3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


     These items of business are described in the attached joint proxy statement-prospectus. Holders of record of iXL common stock at the close of business on October 10, 2001, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.


     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting AGAINST adoption of the merger agreement.

                                          By order of the board of directors of
                                          iXL Enterprises, Inc.

                                          James S. Altenbach
                                          Secretary, iXL Enterprises, Inc.

Atlanta, Georgia
[               ], 2001

                   (LOGO OF SCIENT CORPORATION APPEARS HERE)

                               SCIENT CORPORATION
                               INVESTOR RELATIONS
                           860 BROADWAY, 3(RD) FLOOR
                               NEW YORK, NY 10003
                             ---------------------

                NOTICE OF SPECIAL MEETING OF SCIENT STOCKHOLDERS
               [                  ], 2001 at [            ] a.m.
                             ---------------------

To the Stockholders of Scient Corporation:


     Notice is hereby given that a special meeting of stockholders of Scient
Corporation will be held on [               ], 2001 at [          ] a.m., local
time, at the offices of Davis Polk & Wardwell at 450 Lexington Avenue, 8(th) Floor, New York, NY 10017 for the following purposes:



          1. To consider and vote upon a proposal to adopt a merger agreement between iXL Enterprises, Inc. and Scient pursuant to which iXL and Scient will each become a wholly owned subsidiary of India-Sierra Holdings, Inc., a new holding company that will be renamed Scient, Inc. and each share of Scient common stock will be converted into the right to receive 1.24 shares of Scient, Inc. common stock.


          2. To consider and vote upon a proposal to adopt the Scient, Inc. 2001 Equity Incentive Plan.

          3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


     These items of business are described in the attached joint proxy statement-prospectus. Holders of record of Scient common stock at the close of business on October 10, 2001, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.


     Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting AGAINST adoption of the merger agreement.

                                          By order of the board of directors of
                                          Scient Corporation

                                          Michael Hand
                                          Secretary, Scient Corporation

New York, New York
[               ], 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS...................    1
SUMMARY.....................................................    4
  The Companies.............................................    4
  Stock Price Data..........................................    5
  The Structure of the Merger (see page 55).................    5
  Recommendation of the Boards of Directors and Opinions of
     Financial Advisors (see page 36).......................    7
  You Have NO Appraisal Rights (see page 61)................    7
  The Special Meetings (see page 30)........................    7
  Board of Directors and Management Following the Merger
     (see page 149).........................................    7
  Interests of Directors and Executive Officers in the
     Merger (see page 52)...................................    8
  Treatment of Stock Options and Restricted Stock (see page
     57)....................................................    8
  Tax Consequences (see page 58)............................    9
  Overview of the Merger Agreement (see page 61)............    9
  Voting Agreements (see page 68)...........................   10
  Scient, Inc. 2001 Equity Incentive Plan (see page 69).....   10
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA............   11
COMPARATIVE PER SHARE DATA..................................   14
STOCK PRICE DATA............................................   15
RISK FACTORS................................................   16
  Risks Related to the Merger...............................   16
  Risks Related to the Business and Operations of
     India-Sierra...........................................   17
  Risks Related to the Securities Markets and Ownership of
     India-Sierra Common Stock..............................   24
  Risks Related to the Internet Consulting Industry.........   26
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION............   29
THE SPECIAL MEETINGS........................................   30
  Joint Proxy Statement-Prospectus..........................   30
  Date, Time and Place of the Special Meetings..............   30
  Purpose of the Special Meetings...........................   30
  Stockholder Record Date for the Special Meetings..........   30
  Vote Required for Adoption of the Proposals...............   31
  Proxies...................................................   31
  Solicitation of Proxies...................................   32
THE MERGER..................................................   33
  Background of the Merger..................................   33
  iXL's Reasons for the Merger; iXL's Board of Directors'
     Recommendation.........................................   36
  Scient's Reasons for the Merger; Scient's Board of
     Directors' Recommendation..............................   38
  Opinion of iXL's Financial Advisor........................   39
  Opinion of Scient's Financial Advisor.....................   47
  Interests of Certain iXL Directors and Executive Officers
     in the Merger..........................................   51
  Interests of Certain Scient Directors and Executive
     Officers in the Merger.................................   53
  Completion and Effectiveness of the Merger................   55
  Structure of the Merger and Conversion of iXL and Scient
     Stock..................................................   55
  Exchange of Stock Certificates for India-Sierra Stock
     Certificates...........................................   56
  Treatment of iXL and Scient Stock Options and Other Equity
     Based Awards...........................................   56
  United States Federal Income Tax Consequences of the
     Merger.................................................   57
  Accounting Treatment of the Merger........................   59
  Regulatory Matters........................................   59
  Restrictions on Sales of Shares by Affiliates of iXL and
     Scient.................................................   59
  Nasdaq National Stock Market Listing of India-Sierra
     Common Stock to be Issued in the Merger................   60

                                                              PAGE
                                                              ----
  No Appraisal Rights.......................................   60
  Delisting and Deregistration of iXL and Scient Common
     Stock after the Merger.................................   60
  The Merger Agreement......................................   60
  India-Sierra Charter and Bylaws...........................   67
  Voting Agreements.........................................   67
  Registration Rights Agreement.............................   67
  Scient, Inc. 2001 Equity Incentive Plan...................   68
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   72
  The Merger................................................   72
iXL BUSINESS................................................   78
iXL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   85
iXL QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISK......................................................   94
iXL MANAGEMENT..............................................   95
  iXL Executive Officers and Directors......................   95
  iXL Executive Compensation................................   96
  iXL Stock Option Information..............................   96
  Report of the iXL Compensation Committee..................   98
  iXL Compensation Committee Interlocks.....................  100
  iXL Employment Agreements.................................  100
iXL PERFORMANCE GRAPH.......................................  102
iXL STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT
  AND DIRECTORS.............................................  103
iXL TRANSACTIONS WITH RELATED PARTIES.......................  106
SCIENT BUSINESS.............................................  108
SCIENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................  115
SCIENT QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISK......................................................  124
SCIENT MANAGEMENT...........................................  125
  Scient Executive Officers and Directors...................  125
  Scient Executive Compensation.............................  126
  Scient Stock Option Information...........................  126
  Report of the Scient Compensation Committee...............  128
  Scient Compensation Committee Interlocks..................  130
  Scient Employment Agreements..............................  130
SCIENT PERFORMANCE GRAPH....................................  131
SCIENT STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT
  AND DIRECTORS.............................................  132
SCIENT TRANSACTIONS WITH RELATED PARTIES....................  134
DESCRIPTION OF INDIA-SIERRA CAPITAL STOCK...................  135
  Authorized Capital Stock..................................  135
  India-Sierra Common Stock.................................  135
  India-Sierra Warrants.....................................  135
COMPARISON OF RIGHTS OF INDIA-SIERRA STOCKHOLDERS, iXL
  STOCKHOLDERS AND SCIENT STOCKHOLDERS......................  137
  Capitalization............................................  137
  Voting Rights.............................................  137
  Number and Election of Directors..........................  138
  Vacancies on the Board of Directors and Removal of
     Directors..............................................  138
  Amendments to the Certificate of Incorporation............  139
  Amendments to Bylaws......................................  139

                                                              PAGE
                                                              ----
  Action by Written Consent.................................  140
  Ability to Call Special Meetings..........................  140
  Notice of Stockholder Action..............................  141
  Limitation of Personal Liability of Directors and
     Officers...............................................  144
  Indemnification of Directors and Officers.................  144
  Stockholders' Rights Plans................................  145
  State Anti-Takeover Statutes..............................  146
MANAGEMENT OF INDIA-SIERRA AFTER THE MERGER.................  147
  Board of Directors of India-Sierra........................  147
  Committees of the India-Sierra Board of Directors.........  147
  Compensation of Directors.................................  147
  Executive Officers of India-Sierra........................  147
  Compensation of Executive Officers........................  148
PROPOSALS TO iXL ENTERPRISES, INC. STOCKHOLDERS TO BE VOTED
  ON AT THE iXL ENTERPRISES, INC. SPECIAL MEETING...........  149
  Proposal One: Merger Proposal.............................  149
  Proposal Two: Adoption of Scient, Inc. 2001 Equity
     Incentive Plan.........................................  149
PROPOSALS TO SCIENT CORPORATION STOCKHOLDERS TO BE VOTED ON
  AT THE SCIENT CORPORATION SPECIAL MEETING.................  150
  Proposal One: Merger Proposal.............................  150
  Proposal Two: Adoption of Scient, Inc. 2001 Equity
     Incentive Plan.........................................  150
LEGAL MATTERS...............................................  151
EXPERTS.....................................................  151
OTHER MATTERS...............................................  151
STOCKHOLDER PROPOSALS.......................................  151
WHERE YOU CAN FIND MORE INFORMATION.........................  153



ANNEX A  --   Agreement and Plan of Merger
ANNEX B  --   iXL Voting Agreement
ANNEX C  --   Scient Voting Agreement
ANNEX D  --   Registration Rights Agreement
ANNEX E  --   Opinion of First Union Securities, Inc.
ANNEX F  --   Opinion of Thomas Weisel Partners LLC
ANNEX G  --   Certificate of Incorporation of India-Sierra
ANNEX H  --   Bylaws of India-Sierra
ANNEX I  --   Scient, Inc. 2001 Equity Incentive Plan

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:   Why are iXL and Scient proposing the merger?

A: Scient and iXL face significant challenges as a result of changes over the past year in the industries in which they operate. We are proposing the merger because we expect a range of synergies to result from the proposed business combination and implementation of the combined company's business plan, including a strong competitive platform, cost savings and economies of scale resulting from consolidation of overhead and technology infrastructure, and an experienced combined management team. We believe that the combined company will be much stronger than either iXL or Scient on its own.

Q: Why are iXL and Scient proposing adoption of the Scient, Inc. 2001 Equity Incentive Plan?


A: We believe that the grant of equity-based awards such as stock options is a highly effective way to align the interests of employees, directors and consultants of India-Sierra with those of stockholders and provides a cost-effective means of encouraging their contributions to the success of India-Sierra.


Q:   What will I receive in the merger?

A:   Stockholders of iXL and Scient will receive the following in the merger:


     - iXL common stockholders will receive 1.00 share of India-Sierra common stock for each share they own; and



     - Scient common stockholders will receive 1.24 shares of India-Sierra common stock for each share they own.



Q:   What is India-Sierra?



A: India-Sierra is a newly formed Delaware corporation which was organized by iXL and Scient to complete the business combination. Upon consummation of the merger, India-Sierra will be named Scient, Inc. and be a publicly traded holding company for the current iXL and Scient businesses.


Q:   What does my board of directors recommend?

A: The board of directors of iXL recommends that its stockholders vote FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan. The board of directors of Scient recommends that its stockholders vote FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan.

Q:   Who is soliciting my proxy?

A: iXL's board of directors is soliciting proxies from iXL's stockholders, and Scient's board of directors is soliciting proxies from Scient's stockholders.

Q: What stockholder approvals are needed to approve the merger and the merger agreement?

A: For iXL, a vote by the holders of a majority of the outstanding shares of iXL's common stock FOR adoption of the merger agreement is required.

     For Scient, a vote by the holders of a majority of the outstanding shares of Scient's common stock FOR adoption of the merger agreement is required.

Q: What stockholder approvals are needed to approve the Scient, Inc. 2001 Equity Incentive Plan?

A: For iXL, the affirmative vote of a majority of the total votes cast by iXL stockholders regarding the equity incentive plan is required.

     For Scient, the affirmative vote of a majority of the total votes cast by Scient stockholders regarding the equity incentive plan is required.

Q:   Have any significant stockholders agreed to vote for the proposals?

A: Yes. Stockholders owning shares representing approximately 34% of the voting power of each of iXL and Scient have entered into voting agreements pursuant to which they have agreed to vote their respective shares FOR adoption of the merger agreement and the equity incentive plan.

Q:   What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement-prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope so your shares can be counted at the special meeting.

Q:   What if I don't vote?

A: If you fail to respond, it will have the same effect as a vote AGAINST adoption of the merger agreement and will not be counted with respect to the adoption of the equity incentive plan. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote FOR adoption of the merger agreement and FOR adoption of the equity incentive plan. If you respond and abstain from voting, your proxy will have the same effect as a vote AGAINST adoption of the merger agreement.

Q:   Can I change my vote after I have delivered my proxy card?

A: Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and vote in person. You cannot change your vote by facsimile, the Internet or telephone.

Q:   What do I do if my shares are held by my broker in its name?

A: Your broker will vote your shares for you only if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give it these instructions.

Q:   Should I send in my stock certificates now?


A: No. After the merger is completed, you will receive written instructions on how to exchange your stock certificates for shares of India-Sierra common stock. Please do not send in your stock certificates with your proxy.



Q:   Where will my shares of India-Sierra common stock be listed?



A: It is a condition to the merger that the shares of India-Sierra common stock to be issued in the merger be approved for listing on the Nasdaq National Market. We intend to list India-Sierra common stock under the current Scient symbol "SCNT."



Q:   When will I receive my shares of India-Sierra common stock?



A: After the business combination is completed you will receive 1.00 share of India-Sierra common stock for each iXL share you own and 1.24 shares of India-Sierra common stock for each Scient share you own, promptly after we receive from you a properly completed letter of transmittal together with your stock certificates or, if you do not own any physical stock certificates, promptly after we receive your properly completed letter of transmittal and electronic transfer of your iXL common stock or Scient common stock, as applicable.


Q:   How will I know the merger has occurred?

A: If the merger occurs, iXL and Scient will make a public announcement and you will receive notice of such fact by mail.


Q:   Will I receive dividends on my shares of India-Sierra common stock?



A: India-Sierra does not currently intend to pay dividends on its common stock.

Q:   When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger during the late fall of 2001.

Q: Are there any important risks about the merger transaction that I should be aware of?

A: Yes. There are important risks involved. Before making any decision on how to vote on the merger agreement and whether to vote, we encourage you to read very carefully and in its entirety the "Risk Factors" section of this document that begins on page 16.

Q:   Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus or the enclosed proxy card or voting instructions, you should contact:

        if you are an iXL stockholder:
              iXL Enterprises, Inc.
              Investor Relations
              1600 Peachtree Street
              Atlanta, GA 30309
              (404) 279-1000
              IIXL-IR@ixl.com

        if you are a Scient stockholder:
              Scient Corporation
              Investor Relations
              860 Broadway, 3rd Floor
              New York, NY 10003
              (917) 534-8338
              mhand@scient.com

                                    SUMMARY


     This summary highlights very important information contained elsewhere in the joint proxy statement-prospectus but may not contain all of the information that is important to your voting decision. Before you decide how to vote you should carefully read this entire joint proxy statement-prospectus and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement-prospectus, including the merger agreement and the voting agreements, which are attached as Annexes A, B, and C, respectively. For a guide as to where you can obtain more information on iXL Enterprises, Inc. and Scient Corporation, see the section entitled "Where You Can Find More Information" that begins on page 155 of this joint proxy statement-prospectus. In this joint proxy statement-prospectus India-Sierra Holdings, Inc., which will be renamed Scient, Inc. upon completion of the merger, is referred to as India-Sierra.


                                 THE COMPANIES

IXL ENTERPRISES, INC.
1600 PEACHTREE STREET
ATLANTA, GA 30309
(404) 279-1000
HTTP://WWW.IXL.COM


     iXL is a business and technology consultancy that helps companies use the power of emerging technologies and advanced business strategy to build stronger, more profitable relationships with their customers, employees and business partners. We use our expertise in strategy, creative design and systems engineering to design, develop and deploy Internet-based advanced e-business solutions for Global 1000 companies and other corporate users of information technology. We do this for some of the world's leading companies, including American International Group, Inc., BellSouth Corporation, British Airways, J.P. Morgan Chase & Co., Citicorp Development Center, Inc., The Coca-Cola Company, Delta Air Lines, FedEx, FleetBoston Financial Corporation, General Electric Company and Lloyds TSB Bank plc.


SCIENT CORPORATION
860 BROADWAY, 3RD FLOOR
NEW YORK, NY 10003
(917) 534-8200
HTTP://WWW.SCIENT.COM

     Scient is a leading provider of a category of professional services called systems innovation. We provide integrated eBusiness strategy and technology implementation services on a global basis to enterprise clients who want to fully leverage eBusiness technologies as part of their overall business strategy. Our service offerings include strategy consulting, systems architecture and design, application and technology infrastructure development, and eBusiness management. Our services are designed to improve a client's competitive position and increase efficiency through the development of innovative business strategies enabled by the integration of emerging and existing technologies.


INDIA-SIERRA HOLDINGS, INC. (TO BE RENAMED SCIENT, INC. UPON COMPLETION OF THE MERGER)

79 FIFTH AVENUE
NEW YORK, NY 10003
(212) 500-4900
HTTP://WWW.SCIENT.COM


     India-Sierra Holdings, Inc., which will be renamed Scient, Inc. upon the completion of the merger, and which is referred to in this joint proxy statement-prospectus as "India-Sierra," is a newly formed corporation that has not, to date, conducted any activities other than those incident to its formation, the matters contemplated by the merger agreement and the preparation of this joint proxy statement-prospectus. Upon completion of the merger, iXL and Scient will each become a wholly owned subsidiary of India-Sierra. The business of India-Sierra will be the combined businesses currently conducted by iXL and Scient.



                                STOCK PRICE DATA



     On October   , 2001, the last trading day before the date of this joint proxy statement-prospectus, the last reported sale prices on the Nasdaq National
Market were $          per share of iXL common stock and $          per share of
Scient common stock.



                   THE STRUCTURE OF THE MERGER (SEE PAGE 55)



     To accomplish the combination of their businesses, iXL and Scient jointly formed a new company, India-Sierra, with two subsidiaries, India Merger Sub, Inc. and Sierra Merger Sub, Inc. At the time the merger is completed:


     - iXL will be merged into India Merger Sub, and India Merger Sub will be the surviving corporation; and

     - Sierra Merger Sub will be merged into Scient, and Scient will be the surviving corporation.


     As a result, iXL (through its successor corporation India Merger Sub) and Scient will each become a wholly owned subsidiary of India-Sierra.


     The organization of the companies before and after the merger is illustrated on the following page.

                                    (CHART)

  RECOMMENDATION OF THE BOARDS OF DIRECTORS AND OPINIONS OF FINANCIAL ADVISORS
                                 (SEE PAGE 36)


     To iXL Stockholders: Your board of directors believes that the merger is fair to you and in your best interest and is advisable. The iXL board of directors unanimously voted to approve the merger agreement and equity incentive plan and unanimously recommends that you vote FOR the adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan.

     To Scient Stockholders: Your board of directors believes that the merger is fair to you and in your best interest and is advisable. The Scient board of directors unanimously voted to approve the merger agreement and equity incentive plan and unanimously recommends that you vote FOR the adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan.


     Opinion of iXL's Financial Advisor: In deciding to approve the merger, the iXL board of directors considered the opinion of its financial advisor, First Union Securities, Inc., that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the ratio to exchange iXL common stock for India-Sierra common stock in the merger is fair, from a financial point of view, to the holders of iXL common stock. The full text of this opinion is attached as Annex E to this joint proxy statement-prospectus. iXL urges its stockholders to read the opinion of First Union Securities, Inc. in its entirety.


     Opinion of Scient's Financial Advisor: In deciding to approve the merger, the Scient board of directors considered the opinion of its financial advisor, Thomas Weisel Partners LLC, that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the consideration to be received by the holders of Scient common stock in the merger was fair, from a financial point of view, to the holders of Scient common stock. The full text of this opinion is attached as Annex F to this joint proxy statement-prospectus. Scient urges its stockholders to read the opinion of Thomas Weisel Partners LLC in its entirety.


                   YOU HAVE NO APPRAISAL RIGHTS (SEE PAGE 61)


     Under Delaware law, iXL stockholders and Scient stockholders are not entitled to object to the merger and receive a judicially determined value for their shares of iXL common stock and Scient common stock with the merger.


                       THE SPECIAL MEETINGS (SEE PAGE 30)


     The iXL special meeting will be held at the offices of iXL at 1600
Peachtree Street, Atlanta, GA 30309 on [            ], 2001, starting at
[       ] a.m., local time.


     The Scient special meeting will be held at the offices of Davis Polk & Wardwell at 450 Lexington Avenue, 8th Floor, New York, NY 10017 on [
  ], 2001, starting at [       ] a.m., local time.


     For iXL stockholders: The affirmative vote of the holders of a majority of the outstanding shares of iXL's common stock outstanding as of the record date is required to approve the merger. The affirmative vote of a majority of the total votes cast by iXL stockholders is required to adopt the Scient, Inc. 2001 Equity Incentive Plan. As of the record date, iXL directors and executive
officers and their affiliates owned approximately [     ]% of the outstanding
shares of iXL common stock.

     For Scient stockholders: The affirmative vote of the holders of a majority of the outstanding shares of Scient's common stock outstanding as of the record date is required to approve the merger. The affirmative vote of a majority of the total votes cast by Scient stockholders is required to adopt the Scient, Inc. 2001 Equity Incentive Plan. As of the record date, Scient directors and
executive officers and their affiliates owned approximately [     ]% of the
outstanding shares of Scient common stock.


     BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER (SEE PAGE 149)



     We have agreed that, initially, three of the eight directors of India-Sierra will be selected by iXL, three will be selected by Scient, and two will be independent directors to be agreed to by iXL and Scient.

     Following completion of the merger, Robert M. Howe, Chairman and Chief Executive Officer of Scient, will become Chairman of the Board of India-Sierra,
U. Bertram Ellis, Jr., Chairman of the Board of iXL, will become Vice Chairman of the Board of India-Sierra, Christopher M. Formant, President and Chief Executive Officer and a director of iXL, will become President and Chief Executive Officer and a director of India-Sierra, Stephen A. Mucchetti, President and Chief Operating Officer and a director of Scient, will become Executive Vice President and Chief Operating Officer and a director of India-Sierra, Theodore W. Browne, Executive Vice President, General Counsel and Assistant Secretary of iXL, will become Senior Vice President, General Counsel and Secretary of India-Sierra, Michael Hand, Vice President, Corporate Controller and Corporate Secretary of Scient, will become Treasurer and Corporate Controller of India-Sierra, Eric Greenberg, Chairman Emeritus and a director of Scient, will become a director of India-Sierra, Jeffrey T. Arnold, a director of iXL, will become a director of India-Sierra, David M. Beirne, a director of Scient, will become director of India-Sierra and Frank K. Bynum, Jr., a director of iXL, will become a director of India-Sierra.



   INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 52)



     Some of the directors and executive officers of iXL and Scient have interests in the merger that are different from, or are in addition to, your interests. Among other things, following completion of the merger:



     - certain directors and executive officers of iXL and Scient will become directors or executive officers of India-Sierra, as described in the preceding section;



     - many unvested options and restricted stock awards to purchase Scient common stock held by the directors and executive officers of Scient will become vested in connection with the merger, as more specifically set forth on page 54;



     - each of the directors and executive officers of India-Sierra will be eligible for, and most will receive, grants of options to purchase India-Sierra common stock, as more specifically set forth on pages 53 and 54; and



     - each of the directors and executive officers of India-Sierra will be entitled to continued indemnification by India-Sierra to the fullest extent permitted by law.



         TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK (SEE PAGE 57)


     iXL.  When the merger is completed:

     - all outstanding stock options issued pursuant to iXL's Tessera 1995 Stock Option Plan will terminate and be forfeited to the extent not exercised, provided that all unvested options under this plan will accelerate and vest prior to the effective time of the merger;

     - all outstanding stock options issued pursuant to iXL's 1996 Stock Option Plan and 1998 Non-Employee Stock Option Plan will terminate and be forfeited to the extent not exercised;


     - all outstanding stock options issued pursuant to iXL's 1999 Employee Stock Option Plan and 1999B Employee Stock Option Plan, whether or not then vested or exercisable, automatically will be exchanged for options to purchase shares of India-Sierra common stock; and



     - current iXL employees holding options issued under iXL's Tessera 1995 Stock Option Plan or iXL's 1996 Stock Option Plan who will continue as employees of India-Sierra will receive options to purchase the number of shares of India-Sierra common stock equal to the number of shares of iXL common stock that would have been subject to the option before the merger; the exercise price per share will be equal to the exercise price per share of iXL common stock subject to the option before the merger; the vesting schedules shall be identical to that of the forfeited iXL options as they existed immediately prior to the effectiveness of the merger.

     Scient.  When the merger is completed:

     - all outstanding stock options issued pursuant to Scient's 1997 Stock Plan will be cancelled in accordance with the plan, provided, however, all unvested options will accelerate and vest prior to the merger;

     - all outstanding stock options issued pursuant to Scient's 1999 Equity Incentive Plan will expire in accordance with the plan, provided, however, all unvested options will accelerate and vest prior to the merger; and

     - all outstanding stock options issued pursuant to Scient's 2000 Stock Plan will expire in accordance with the plan, provided, however, that all unvested options will accelerate and vest prior to the merger.


     India-Sierra. The Scient, Inc. 2001 Equity Incentive Plan will reserve for the issuance of stock options to employees, directors and consultants of India-Sierra 48 million shares of India-Sierra common stock. A large portion of these options will be granted immediately following the merger in order to provide important retention incentives for employees and consultants.



                         TAX CONSEQUENCES (SEE PAGE 58)



     We have structured the merger so that iXL, Scient and their respective stockholders who exchange their shares for shares of India-Sierra common stock will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except for taxes payable because of cash received by iXL and Scient stockholders instead of fractional shares.



                 OVERVIEW OF THE MERGER AGREEMENT (SEE PAGE 61)


     Conditions to the Completion of the Merger. Each of iXL's and Scient's obligation to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

     - the merger agreement must be adopted by both the iXL and Scient stockholders;

     - no law, injunction or order preventing the completion of the merger may be in effect;


     - the shares of India-Sierra common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market;


     - the registration statement in which this joint proxy statement-prospectus is contained must be declared effective by the SEC;

     - each of iXL and Scient must have complied with their respective covenants in the merger agreement;

     - each of iXL's and Scient's respective representations and warranties in the merger agreement must be true and correct; and

     - iXL must receive an opinion of tax counsel to the effect that the merger relating to iXL will qualify as a tax-free reorganization, and Scient must receive an opinion of tax counsel to the effect that the merger relating to Scient will qualify as a tax-free reorganization.

     Termination of the Merger Agreement. iXL and Scient can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

     - the merger is not completed on or before December 31, 2001; this date may be extended to a date no earlier than March 31, 2002, if the registration statement in which this joint proxy statement-prospectus is contained has not yet been declared effective by the SEC;

     - government actions do not permit the completion of the merger;

     - either company's stockholders do not vote to adopt the merger agreement at a duly held meeting of that company's stockholders;

     - the board of directors of the other company withdraws or changes its recommendation that its stockholders vote in favor of the merger;

     - the other company violates its obligation to convene a meeting of its stockholders to consider the merger; or

     - the other company breaches its representations, warranties or covenants in the merger agreement in a material way.


     Termination Fees. The merger agreement provides that in several circumstances, iXL or Scient may be required to pay a termination fee of $7.5 million to the other party as described on pages 64-65.



     "No Solicitation" Provisions. The merger agreement contains detailed provisions prohibiting iXL and Scient from seeking an alternative transaction. These "no solicitation" provisions prohibit iXL and Scient, as well as their officers, directors, subsidiaries and representatives, from taking any action to solicit an acquisition proposal as described on page 62. The merger agreement does not, however, prohibit either party or its respective board of directors from considering, and potentially recommending, an unsolicited bona fide written acquisition proposal from a third party that the board of directors concludes in good faith is reasonably expected to lead to a superior proposal as described on pages 62 through 64.


     Accounting Treatment. We intend to account for the merger under the purchase method of accounting for business combinations. iXL will be deemed the purchaser in the merger for accounting purposes.

     Completion and Effectiveness of the Merger. We will complete the merger when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when we file certificates of merger with the State of Delaware. We expect to complete the merger during the fall of 2001.


                        VOTING AGREEMENTS (SEE PAGE 68)


     iXL has entered into a voting agreement with certain Scient stockholders who are parties to the agreement pursuant to which these Scient stockholders have agreed to vote all their shares of Scient common stock FOR adoption of the merger agreement and the equity incentive plan. As of the record date, these stockholders owned shares representing approximately 34% of the voting power of Scient capital stock entitled to vote at the Scient special meeting.

     Scient has entered into a voting agreement with certain iXL stockholders who are parties to the agreement pursuant to which these iXL stockholders have agreed to vote all their shares of iXL common stock FOR adoption of the merger agreement and the equity incentive plan. As of the record date, these stockholders owned shares representing approximately 34% of the voting power of iXL capital stock entitled to vote at the iXL special meeting.


             SCIENT, INC. 2001 EQUITY INCENTIVE PLAN (SEE PAGE 69)



     The purpose of the Scient, Inc. 2001 Equity Incentive Plan is to promote the long-term success of India-Sierra and the creation of stockholder value. The plan will reserve for issuance of stock incentives to employees, directors and consultants of India-Sierra 48 million shares of India-Sierra Common Stock as adjusted each subsequent January 1 to a number of shares not to exceed 25% of the number of shares of India-Sierra common stock outstanding on such date. All employees, directors and consultants of India-Sierra and its subsidiaries will be eligible to participate in the plan. The plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and stock units.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following tables present (1) selected historical financial data of iXL,
(2) selected historical financial data of Scient and (3) selected unaudited pro forma combined financial data of India-Sierra, which reflects the proposed transaction and assumes the purchase method of accounting.


     The selected historical financial data of iXL has been derived from the audited historical consolidated financial statements and related notes of iXL for each of the fiscal years in the five-year period ended December 31, 2000 and the unaudited condensed consolidated financial statements for the six months ended June 30, 2001 and June 30, 2000.

     The selected historical financial data of Scient has been derived from the audited historical consolidated financial statements and related notes of Scient for each of the years in the four-year period ended March 31, 2001 and the unaudited condensed consolidated financial statements for the three months ended June 30, 2001 and June 30, 2000. The historical information is only a summary, and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports for iXL and Scient which have been included in this joint proxy statement-prospectus.


     The selected unaudited pro forma combined financial data has been derived from the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement-prospectus and should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes. The balance sheet data contained in the selected unaudited pro forma combined financial data gives effect to the merger as if it occurred as of June 30, 2001. The statement of operations data contained in the selected unaudited pro forma combined financial data gives effect to the merger as if it occurred as of the beginning of the periods presented. The selected unaudited pro forma combined financial data is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of India-Sierra. The pro forma adjustments are based on the information and assumptions available at the time of the printing of this joint proxy statement-prospectus. Although estimates are preliminary, management does not believe the actual results will differ significantly.

                             IXL ENTERPRISES, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  SIX MONTHS                                                     EIGHT MONTHS
                                                ENDED JUNE 30,               YEARS ENDED DECEMBER 31,               ENDED
                                              -------------------   ------------------------------------------   DECEMBER 31,
                                                2001       2000       2000        1999       1998       1997         1996
                                              --------   --------   ---------   --------   --------   --------   ------------
STATEMENT OF OPERATIONS DATA:
Revenue.....................................  $ 73,431   $219,718   $ 359,336   $218,343   $ 64,767   $ 18,986     $ 5,379
Loss from operations........................  $(88,196)  $(18,886)  $(312,216)  $(72,577)  $(47,178)  $(16,793)    $(1,557)
Net loss....................................  $(81,761)  $(49,177)  $(352,465)  $(91,179)  $(57,965)  $(15,440)    $(1,454)
Net loss per share:
Basic and diluted net loss per common
  share.....................................  $  (0.94)  $  (0.67)  $   (4.73)  $  (2.08)  $  (4.92)  $  (2.36)    $ (0.37)
Weighted average common shares
  outstanding...............................    87,162     73,339      74,593     43,747     11,777      6,540       3,972

                                                      AS OF JUNE 30,                      AS OF DECEMBER 31,
                                                    -------------------   --------------------------------------------------
                                                      2001       2000       2000       1999       1998      1997      1996
                                                    --------   --------   --------   --------   --------   -------   -------
BALANCE SHEET DATA:
Total assets......................................  $124,541   $481,931   $234,435   $357,855   $142,951   $57,612   $16,472
Debt, including current portion...................  $ 14,932   $    958   $ 20,718   $  1,838   $ 21,420   $ 1,273   $   691
Mandatorily redeemable preferred stock............        --         --         --         --   $ 65,679   $29,930        --
Mandatorily redeemable preferred stock of
  subsidiary......................................        --         --         --   $ 48,955   $  9,839        --        --
Stockholders' equity..............................  $ 62,479   $429,843   $126,408   $260,095   $ 25,560   $21,950   $12,989

                               SCIENT CORPORATION

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS                                         NOVEMBER 7, 1997
                                                       ENDED JUNE 30,           YEARS ENDED MARCH 31,          (INCEPTION)
                                                     -------------------   -------------------------------       THROUGH
                                                       2001       2000       2001        2000       1999      MARCH 31, 1998
                                                     --------   --------   ---------   --------   --------   ----------------
STATEMENT OF OPERATIONS DATA:
Revenue............................................  $ 11,306   $ 91,361   $ 300,177   $155,729   $ 20,675       $   179
Income (loss) from operations......................   (67,939)     2,559   $(150,649)  $(20,968)  $(12,347)      $(1,215)
Net income (loss)..................................  $(66,307)  $  5,781   $(139,972)  $(16,015)  $(11,701)      $(1,159)
Net income (loss) per share:
Basic net income (loss) per common share...........  $  (0.94)  $   0.09   $   (2.13)  $  (0.29)  $  (0.89)      $ (0.10)
Diluted net income (loss) per common share.........  $  (0.94)  $   0.07   $   (2.13)  $  (0.29)  $  (0.89)      $ (0.10)
Weighted average common shares outstanding,
  basic............................................    70,213     64,035      65,583     54,590     13,198        11,894
Weighted average common shares outstanding, fully
  diluted..........................................    70,213     81,774      65,583     54,590     13,198        11,894

                                                       AS OF JUNE 30,                       AS OF MARCH 31,
                                                     -------------------   --------------------------------------------------
                                                       2001       2000       2001        2000       1999           1998
                                                     --------   --------   ---------   --------   --------   ----------------
BALANCE SHEET DATA:
Total assets.......................................  $144,873   $312,859   $ 224,044   $313,754   $ 38,812       $ 4,225
Bank borrowings and capital lease obligations,
  long-term........................................  $  2,019   $  2,189   $   2,614   $  2,917   $  1,809       $    26
Stockholders' equity...............................  $ 73,543   $266,520   $ 138,705   $252,036   $ 29,977       $ 3,805

                                  INDIA-SIERRA


              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         FOR THE SIX MONTHS ENDED   FOR THE YEAR ENDED
                                                              JUNE 30, 2001         DECEMBER 31, 2000
                                                         ------------------------   ------------------
STATEMENT OF OPERATIONS DATA:
Revenue................................................         $ 111,797               $ 659,513
Loss from operations...................................         $(248,280)              $(460,314)
Net loss...............................................         $(237,690)              $(489,886)
Net loss per share:
Basic and diluted net loss per common share............         $   (1.26)              $   (2.60)
Weighted average common shares outstanding.............           188,168                 188,168


                                                              AS OF JUNE 30, 2001
                                                              -------------------
BALANCE SHEET DATA:
Total assets................................................       $265,740
Long term debt..............................................       $ 16,637
Stockholders' equity........................................       $124,992

                           COMPARATIVE PER SHARE DATA


     The following table sets forth certain historical per share data of iXL and Scient and combined per share data on an unaudited pro forma basis after giving effect to the merger on a purchase basis of accounting, assuming that 1.00 shares of India-Sierra common stock are issued in exchange for one share of iXL common stock in the merger and 1.24 shares of India-Sierra common stock are issued in exchange for one share of Scient common stock in the merger. This data should be read in conjunction with the selected historical financial data, the unaudited pro forma condensed combined financial data, and the separate historical financial statements of iXL and Scient and notes, all of which are included elsewhere in this joint proxy statement-prospectus. The pro forma condensed combined financial data are not necessarily indicative of the operating results that would have been achieved had the business combination been consummated as of the beginning of the periods presented and should not be construed as representative of results for any future period.


                             IXL ENTERPRISES, INC.

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION

                                                              SIX MONTHS ENDED      YEAR ENDED
                                                               JUNE 30, 2001     DECEMBER 31, 2000
                                                              ----------------   -----------------
Net loss per common share...................................       $(0.94)            $(4.73)
Book value per common share.................................       $ 0.72             $ 1.69

                               SCIENT CORPORATION

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION

                                                              THREE MONTHS ENDED     YEAR ENDED
                                                                JUNE 30, 2001      MARCH 31, 2001
                                                              ------------------   --------------
Net loss per common share...................................        $(0.94)            $(2.13)
Book value per common share.................................        $ 1.05             $ 2.12


                                  INDIA-SIERRA


             UNAUDITED COMPARATIVE PRO FORMA PER SHARE INFORMATION


                                                              SIX MONTHS ENDED      YEAR ENDED
                                                               JUNE 30, 2001     DECEMBER 31, 2000
                                                              ----------------   -----------------
Net loss per common share...................................      $ (1.26)            $ (2.60)
Book value per common share.................................      $  0.66
iXL equivalent net loss per common share(1).................      $ (1.26)            $ (2.60)
iXL equivalent book value per common share(1)...............      $  0.66
Scient equivalent net loss per common share(1)..............      $ (1.56)            $ (3.22)
Scient equivalent book value per common share(1)............      $  0.82


---------------


(1) The equivalent per share information is calculated by multiplying the India-Sierra pro forma per share information by the India-Sierra exchange ratio of 1.00 for iXL equivalent per share information and 1.24 for Scient equivalent per share information.

                                STOCK PRICE DATA


     The table below sets forth, for the calendar quarters indicated, the reported high and low closing sale prices of iXL and Scient common stock as reported on the Nasdaq National Market.



                                                                  IXL                SCIENT
                                                             COMMON STOCK         COMMON STOCK
                                                           -----------------   ------------------
                                                            HIGH       LOW       HIGH       LOW
                                                           -------   -------   --------   -------
1999:
  Second Quarter(1)......................................  $26.875   $14.125   $ 25.063   $15.125
  Third Quarter..........................................   36.375    20.875     41.563    19.313
  Fourth Quarter.........................................   55.500    31.625    100.500    33.469
2000:
  First Quarter..........................................   56.750    28.000    130.000    66.500
  Second Quarter.........................................   27.375    13.938     75.250    33.875
  Third Quarter..........................................   19.000     4.250     71.500    20.750
  Fourth Quarter.........................................    4.063     0.750     22.625     2.000
2001:
  First Quarter..........................................    2.844     0.844      4.375     1.563
  Second Quarter.........................................    1.800     1.040      1.656     0.906
  Third Quarter..........................................    1.110     0.180      0.906     0.270
  Fourth Quarter(2)......................................    0.190     0.180      0.250     0.220


---------------

(1) iXL began trading on June 3, 1999 and Scient began trading on May 24, 1999.

(2) The stock prices for the fourth quarter 2001 are as of October 2, 2001.



     On July 30, 2001, the last full trading day prior to the public announcement of the execution and delivery of the merger agreement, the last reported sale prices on the Nasdaq National Market were $1.00 per share of iXL common stock and $0.55 per share of Scient common stock. On October [ ], 2001, the last reported sale prices on Nasdaq were $[ ] per share of iXL common stock and $[ . ] per share of Scient common stock.



     Because the exchange ratio is fixed, changes in the market prices of iXL common stock and Scient common stock will affect the dollar value of the India-Sierra common stock to be received by stockholders of iXL and Scient in the merger. iXL stockholders and Scient stockholders are urged to obtain current market quotations for iXL common stock and Scient common stock prior to their respective special meetings.

                                  RISK FACTORS

     In addition to the other information contained in this joint proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan.

                          RISKS RELATED TO THE MERGER


FLUCTUATIONS IN MARKET PRICES OF YOUR SHARES OF IXL STOCK OR SCIENT STOCK MAY CAUSE THE VALUE OF THE INDIA-SIERRA STOCK YOU RECEIVE TO BE LESS THAN IT WAS AT THE TIME THE MERGER AGREEMENT WAS SIGNED.



     In the merger, all shares of iXL common stock and Scient common stock will be converted into shares of India-Sierra common stock. The number of shares of India-Sierra common stock to be received for each share of iXL common stock and Scient common stock, as applicable, was fixed when the merger agreement was signed, and there will be no adjustment for changes in the market price of either iXL common stock or Scient common stock. Any change in the price of either iXL common stock or Scient common stock will affect the value iXL stockholders and Scient stockholders receive in the merger. iXL common stock and Scient common stock have historically experienced significant volatility, and the value of the shares of India-Sierra common stock received in the merger may go up or down as the market price of iXL common stock or Scient common stock goes up or down. Stock price changes may result from a variety of factors that are beyond the control of iXL and Scient, including changes in their businesses, operations and prospects, and general market and economic conditions. Neither iXL nor Scient is permitted to terminate the merger or resolicit the vote of its stockholders solely because of changes in the market price of either party's common stock.


     The prices of iXL common stock and Scient common stock just prior to the effective time of the merger may vary from their prices on the date of this joint proxy statement-prospectus and their prices on the dates of the special meetings. Because the date the merger is completed will be later than the dates of the special meetings, the prices of iXL common stock and Scient common stock on the dates of the special meetings may not be indicative of their prices on the date the merger is completed.


DIRECTORS OF IXL AND SCIENT WHO HAVE RECOMMENDED THAT YOU ADOPT THE MERGER AGREEMENT AND THE INDIA-SIERRA EQUITY INCENTIVE PLAN HAVE RELATIONSHIPS AND INTERESTS THAT ARE DIFFERENT FROM OR IN ADDITION TO YOUR INTERESTS AS AN IXL OR SCIENT STOCKHOLDER.



     A number of directors of iXL and a number of directors of Scient who have recommended that you vote FOR the adoption of the merger agreement and FOR the adoption of the Scient, Inc. 2001 Equity Incentive Plan have employment, severance and other benefit arrangements that provide them with interests in the merger that differ from and are in addition to your interests as iXL and Scient stockholders. Following completion of the merger, Robert M. Howe, Chairman and Chief Executive Officer of Scient, will become Chairman of the Board of India-Sierra, U. Bertram Ellis, Jr., Chairman of the Board of iXL, will become Vice Chairman of the Board of India-Sierra, Christopher M. Formant, President and Chief Executive Officer and a director of iXL will become President and Chief Executive Officer and a director of India-Sierra, Stephen A. Mucchetti, President and Chief Operating Officer and a director of Scient, will become Executive Vice President and Chief Operating Officer and a director of India-Sierra, Eric Greenberg, Chairman Emeritus and a director of Scient, will become a director of India-Sierra, Jeffrey T. Arnold, a director of iXL, will become a director of India-Sierra, David M. Beirne, a director of Scient, will become a director of India-Sierra and Frank K. Bynum, Jr., a director of iXL, will become a director of India-Sierra.


     The receipt of compensation or other benefits in the merger, including the grant of new options under the Scient, Inc. 2001 Equity Incentive Plan, the vesting of existing stock options and restricted stock awards or the continuation of indemnification arrangements for current directors of iXL and Scient following completion of the merger, may have influenced these directors in making their recommendation that you vote FOR adoption of the merger agreement and FOR the adoption of the Scient, Inc. 2001 Equity Incentive Plan.

          RISKS RELATED TO THE BUSINESS AND OPERATIONS OF INDIA-SIERRA



INDIA-SIERRA MAY FAIL TO SUCCESSFULLY COMBINE THE OPERATIONS OF IXL AND SCIENT OR REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.



     The success of the merger will depend, in part, on the ability of India-Sierra to realize over a reasonable period of time the anticipated growth opportunities and synergies from combining the businesses of iXL with the businesses of Scient. To realize the anticipated benefits of this combination, members of the management team of India-Sierra must develop strategies and implement a business plan that will:


     - effectively and efficiently integrate the operations, policies, and procedures of iXL and Scient;

     - effect a significant reduction in the costs of operating and managing the combined businesses; and

     - successfully retain and attract key employees of the combined businesses, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market.


     If members of the management team of India-Sierra are not able to develop strategies and implement a business plan that achieves these objectives in the near future, the anticipated benefits of the merger may not be realized. In particular, anticipated growth in revenue, earnings before interest, taxes, depreciation and amortization, or "EBITDA," and cash flow, may not be realized, which would have an adverse impact on India-Sierra and the market price of shares of India-Sierra common stock.



INDIA-SIERRA MAY NOT BE ABLE TO ADAPT ITS BUSINESS SUCCESSFULLY TO THE REDUCTION IN DEMAND FOR INTERNET CONSULTING SERVICES.


     The demand for Internet consulting services has been declining and is continuing to do so. The average amount of time and corporate resources invested to attempt to secure any given project or new client has been extended. It is likely that demand for Internet consulting services will remain lower than historical levels for the near future. iXL and Scient have experienced a significant decline in revenues resulting from this decline in demand for their services and believe the decline in demand and revenues was primarily due to:

     - a broad-based general economic slowdown in which clients have significantly tightened technology budgets;

     - increased competitive pressure from traditional management consulting, information technology services and Internet consulting service competitors; and

     - a lack of urgency by large companies to immediately fund large Internet projects.


     iXL and Scient are each attempting, and India-Sierra will continue to attempt, to adapt their businesses and business processes to this evolving environment. If India-Sierra fails to make its combined operations more cost effective or to anticipate and adapt its overall business processes to the evolving marketplace, its business will suffer a material adverse impact.



INDIA-SIERRA MAY NOT BE ABLE TO REDUCE SUFFICIENT COSTS TO ACHIEVE
PROFITABILITY.



     In response to diminished demand for Internet consulting services, each of iXL and Scient has undertaken an extensive cost reduction effort. Further reductions will occur in connection with the integration of the operations of iXL and Scient into India-Sierra, particularly in consolidation of leased office spaces and of corporate and management personnel.


     To date, the following significant steps have been taken in the course of iXL's cost reduction efforts:


     - the reduction of iXL's workforce (through layoffs and voluntary resignations) to a current level of approximately 750 employees as of September 30, 2001 (a reduction of approximately 75% since June 30,
       2000); it is anticipated that iXL's workforce will be further gradually reduced to 500 employees with these further reductions expected to be completed within a few weeks after the completion of the merger;



     - the closing of 16 offices and significant downsizing of several other office locations; currently iXL has five principal offices in the following metropolitan areas: Atlanta, GA; New York, NY; Boston, MA; Chicago, IL; and London, England; and


     - significant changes in iXL's executive management team effective February 2001, including the hiring of Christopher M. Formant as iXL's new Chief Executive Officer and President.

     To date, the following significant actions have been taken in the course of Scient's cost reduction efforts:


     - the reduction of Scient's workforce (through layoffs and voluntary resignations) to a current level of approximately 330 employees as of September 30, 2001 (a reduction of approximately 78% since June 30,
       2000); and


     - the closing of 6 offices and significant downsizing of several other office locations; currently Scient has offices in the following metropolitan areas: New York, NY, Boston, MA, Chicago, IL, Dallas, TX, San Francisco, CA, and London, England, as well as affiliate offices in Paris, France, and Tokyo, Japan.


     After the merger, India-Sierra will be required to further reduce the size of its workforce for the combined businesses, close more offices and reduce general and administrative expenses if revenues remain at current levels or further decline, or are otherwise insufficient in relation to its costs of operations. If we cannot increase our revenues in future periods, our financial results will be adversely affected.



     As a result of office closings, each of iXL and Scient continues to pay for office space that it is not currently using. In addition, Scient has committed to future space that it does not expect to need under its current business plans. Certain of these excess obligations, which extend for periods ranging from 2 to 20 years, are secured by cash security deposits and/or letters of credit issued under their respective senior credit facilities. These lease obligations, including the deposits and letters of credit will represent a significant portion of India-Sierra's operating expenses on an ongoing basis, and thus may have a material impact on India-Sierra's liquidity and capital resources and ability to borrow funds. India-Sierra's ability to sublease, assign, or otherwise divest itself of its surplus office space for at least break-even rent could be adversely affected by depressed real estate market conditions in the relevant cities. India-Sierra's failure to dispose of its surplus office space and to recover the security deposits and obtain the cancellation of the letters of credit may have a material adverse effect on its business, operating results, and financial condition.



PRIOR AND FUTURE REDUCTIONS IN THE WORKFORCE OF THE COMBINED COMPANY MAY RESULT IN DECREASED REVENUES, LOSS OF EXPERTISE, A DECLINE IN SERVICE QUALITY, AND A DECREASED ABILITY TO HANDLE LARGE ENGAGEMENTS.



     Each reduction by iXL, Scient, or India-Sierra in billable personnel results in a corresponding decrease in the combined company's potential revenue base. Personnel reductions thus affect India-Sierra's ability to generate revenues. Further, each workforce reduction will likely be viewed unfavorably by the remaining workforces of iXL, Scient and India-Sierra, increasing the likelihood that remaining employees will voluntarily terminate their employment, further reducing billable headcount.



     In addition, if demand for our services increases in the future, we may not be able to expand our operations, including hiring additional employees, to meet this demand in a timely fashion or at all. This limitation on our ability to expand may prevent us from winning or servicing future large engagements.



     Further, while iXL, Scient, and India-Sierra do not currently anticipate the elimination of any service offerings, prior workforce reductions have caused, and future workforce reductions may further cause, the loss of industry- or technology-specific expertise utilized within certain service offerings. This elimination of expertise may cause a corresponding decline in the quality of the services offered by India-Sierra.

INDIA-SIERRA HAS LIMITED CAPITAL AND MAY NEED TO RAISE ADDITIONAL CAPITAL IF ITS REVENUES DO NOT MEET EXPECTATIONS.



     India-Sierra's future liquidity and capital requirements will depend on many factors. While iXL and Scient believe India-Sierra will be able to budget effectively and contain expenses, like iXL and Scient, India-Sierra may be less able to accurately predict revenues.



     India-Sierra's pro forma cash, cash equivalents and marketable securities at June 30, 2001 totaled approximately $140.9 million. India-Sierra believes that existing cash and cash equivalents and marketable securities, together with additional liquidity or funds that may be available under credit facilities, will be sufficient to meet anticipated needs for working capital and capital expenditures for the foreseeable future.



     However, if revenues and operating cash flows do not meet expectations and India-Sierra does not have the ability to borrow funds from its bank lenders or such ability is limited, India-Sierra may need to raise additional funds, and we cannot be certain that we will be able to obtain additional capital on commercially favorable terms or at all. If we need additional capital and cannot raise it on commercially reasonable terms, we may not be able to:


     - maintain existing offices or open new offices, in the United States or internationally, or create additional global business units;

     - hire, train and retain qualified employees;

     - respond to competitive pressures or unanticipated capital requirements;
       or

     - pursue acquisition opportunities.

     Our failure to do any of these things could seriously harm our operations and financial condition.


     If India-Sierra raises additional funds through the issuance of equity, equity-related or debt securities, such equity securities may have rights, preferences or privileges senior to those of India-Sierra's common stock. Furthermore, because of the expected low trading price of India-Sierra's common stock, commensurate with the low trading prices of iXL's and Scient's common stock, the number of shares of the new equity or equity-related securities that may be required to be issued may cause India-Sierra stockholders to experience significant additional dilution. In addition, the issuance of debt securities would increase India-Sierra's total leverage which could further depress the price of India-Sierra's common stock. India-Sierra cannot be certain that additional financing, or funds from asset sales, would be available on acceptable terms if required. If these additional methods of financing become necessary and are not available or India-Sierra is unable to raise funds from the sale of assets, India-Sierra may need to dramatically change its business plan or sell or merge its business.



THE LOSS OF ONE OR MORE MAJOR CLIENTS COULD HARM INDIA-SIERRA'S BUSINESS.


     For the three months ended June 30, 2001, approximately 62% of iXL's net revenue was received from its top ten clients, and two of iXL's clients comprised more than 23% of its net revenue. For the three months ended June 30, 2001, Scient's five largest clients accounted for approximately 49% of Scient's net revenues, and two clients individually accounted for over 10% of Scient's net revenues.


     India-Sierra expects to continue to derive a significant portion of revenues from a limited number of clients, including Lloyds TSB Bank plc, Discover Financial Services, Kraft Foods, The Chase Manhattan Bank, The Boots Company plc and Morgan Stanley & Co., Incorporated. To the extent that any significant client uses less services or terminates its relationship, revenues could decline substantially. The volume of work performed for a specific client is likely to vary from period to period, and a significant client in one period may not use our services in a subsequent period. To maintain existing significant clients, India-Sierra may need to perform certain of its services at reduced rates. The loss of one or more major clients, the failure to attract new clients on a timely basis, or a reduction in revenue associated with existing or proposed customers would harm India-Sierra's business and prospects.

OUR LACK OF LONG-TERM CONTRACTS WITH CLIENTS MAKES OUR REVENUES DIFFICULT TO PREDICT.

     iXL and Scient are generally retained on a project-by-project basis, rather than under long-term contracts. As a result our revenues are difficult to predict. Because we will budget and incur costs based on our expectations of future revenues, our failure to anticipate our revenues accurately may seriously harm our financial condition and results of operations.

     Although our goal is to provide the full range of our services to our clients, like iXL and Scient, we will frequently be retained to design and perform only discrete segments of work on an engagement-by-engagement basis. Similarly, because large client projects involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of a project or that the client will cancel or delay additional planned projects. iXL's and Scient's existing clients can generally reduce the scope of or cancel their use of our services without penalty and with little or no notice. If a client defers, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, we may not be able to rapidly redeploy our employees to other active areas of our operations and efficiently utilize our work force, which could harm our operating results. Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of pending client projects.

IXL'S AND SCIENT'S LIMITED OPERATING HISTORIES MAKE IT DIFFICULT TO EVALUATE THEIR BUSINESSES.


     iXL's operations commenced in May 1996, and Scient commenced operations in July 1997. Both companies have engaged in extensive cost elimination efforts since September 2000. As a result, iXL and Scient have limited operating histories on which you can base your evaluation of India-Sierra's business and prospects. India-Sierra's business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development. These risks are further amplified by the fact that India-Sierra is operating in the new and rapidly evolving strategic Internet services market. These risks and uncertainties include the following:


     - its business model and strategy have evolved and are continually being reviewed;

     - it may not be able to successfully implement its business model and strategy;

     - its management has not worked together for very long; and

     - it may not be able to attract and maintain executives and other employees.


     India-Sierra cannot be sure that it will be successful in meeting these challenges and addressing these risks and uncertainties. If India-Sierra is unable to do so, its business will not be successful and the value of your investment in India-Sierra will decline.


EACH OF IXL AND SCIENT HAS AN ACCUMULATED DEFICIT, IS NOT CURRENTLY PROFITABLE AND MAY INCUR FUTURE LOSSES AND HAS SUFFERED DECLINES IN REVENUES.


     As of June 30, 2001, iXL and Scient had accumulated deficits (or negative retained earnings) of approximately $570.2 million, and $235.2 million, respectively. On a pro forma basis after giving effect to required accounting adjustments, India-Sierra will have an accumulated deficit of $570.2 million as of June 30, 2001. Additionally, iXL's and Scient's revenue compositions have changed substantially from inception. Scient's revenues for the quarter ended June 30, 2001 declined 58% compared to its revenues for the quarter ended March 31, 2001. iXL's revenues for the quarter ended June 30, 2001 declined approximately 20% compared to its revenues for the quarter ended March 31, 2001. In addition, iXL's independent accountants have indicated that there is substantial doubt about iXL's ability to continue as a going concern as a result of iXL sustaining losses and negative cash flows from operations since iXL's inception.



     As a result, India-Sierra may not be able to achieve or sustain profitability in a reasonable time period, or at all. If India-Sierra fails to achieve or sustain profitability, the price of its common stock would likely be negatively affected. If we attain profitability, our ability to utilize net operating loss carryforwards will be subject to yearly limitations.

FAILURE TO MANAGE OUR BUSINESS FOR CHANGES IN DEMAND MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Our business requires substantial managerial attention to ensure that our employees and offices operate at an appropriate level of productivity. Failure to effectively manage the productivity and work quality of our employees and offices and the corresponding market demand for our services could seriously harm our operations and financial condition. For example, each of iXL and Scient has undertaken an extensive cost reduction effort to reduce overcapacity in geographic areas and markets where demand for its services did not support its staffing levels. If we do not attain increases in net revenue levels and productivity, our business, operating results and financial condition could be seriously harmed.


     India-Sierra's personnel, systems, procedures and controls may be inadequate to support future operations. To accommodate changing client needs and other project management requirements, India-Sierra will need to update, change and maintain various internal systems to support the business and to hire, train and retain the appropriate personnel to manage our operations. India-Sierra will also need to integrate and improve financial and management controls, reporting systems and operating systems. India-Sierra may encounter difficulties in developing, maintaining, and implementing these and other systems.



IF INDIA-SIERRA FAILS TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES, ITS GROWTH COULD BE LIMITED AND ITS COSTS COULD INCREASE.



     Historically, iXL and Scient have experienced significant employee turnover. India-Sierra's future success and its ability to generate revenue will depend in large part upon its ability to attract, train and retain additional highly skilled executive-level management and creative, technical, consulting and sales personnel. India-Sierra may not be able to retain qualified existing employees or hire appropriate new personnel because:


     - competition for skilled personnel in the Internet consulting industry is intense;

     - the turnover rate in the Internet consulting industry is high;

     - recent restructurings by iXL and Scient and the associated reductions in work force size are viewed unfavorably; and

     - many iXL and Scient employees hold options with exercise prices above the current market price of iXL and Scient common stock and, therefore, these options do not represent an economic inducement for retention.


INDIA-SIERRA WILL DEPEND ON ITS KEY MANAGEMENT PERSONNEL FOR ITS FUTURE SUCCESS.



     India-Sierra's success will depend largely on the skills of its key management personnel. The loss of one or more of its key management personnel may materially and adversely affect its business and results of operations. Currently, its key management personnel are Robert M. Howe, Chairman of the Board, U. Bertram Ellis, Jr., Vice Chairman of the Board, Christopher M. Formant, President and Chief Executive Officer, and Stephen A. Mucchetti, Executive Vice President and Chief Operating Officer. India-Sierra cannot guarantee that it will be able to replace any of these individuals in the event their services become unavailable. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own.



INDIA-SIERRA'S ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY IS IMPORTANT TO ITS BUSINESS.



     India-Sierra cannot guarantee that the steps that have been taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, India-Sierra may not be able to detect unauthorized use of its intellectual property and take appropriate steps to enforce its rights. If third parties infringe or misappropriate India-Sierra's trade secrets, copyrights, trademarks or other proprietary information, its business could be seriously harmed. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so as India-Sierra's business continues to expand into foreign countries, risks associated with protecting intellectual property will increase.

     In addition, although India-Sierra believes that its proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against India-Sierra or claim that it has violated their intellectual property rights. Our insurance coverage may not be adequate to cover, or may exclude such claims. Such claims, even if not true, could result in significant legal and other costs and may be a distraction to management.



INDIA-SIERRA'S INTERNATIONAL OPERATIONS INVOLVE FINANCIAL AND OPERATIONAL RISK.


     iXL and Scient have limited experience in managing foreign offices and limited experience in marketing services to clients operating in foreign markets. They have generated only limited revenues from international operations. There are risks inherent in conducting business on a global level, including:

     - the impact of recessions in economies outside the United States;

     - potentially adverse tax consequences;

     - longer payment cycles than those in the United States;

     - local laws or regulations that may impact our operating results or financial condition, such as maximum working hour requirements, overtime laws or other labor or employment restrictions;

     - restrictions on the import and export of certain sensitive technologies, including data security and encryption technologies that we may use or other local laws or regulations impacting ecommerce, such as privacy and data exchange laws;

     - seasonal reductions in business activity in certain parts of the world, such as during the summer months in Europe;

     - changes in regulatory requirements which could raise the cost of doing business or even prevent doing business, or restrict the ability to remove funds or investments from a country;

     - changes in currency exchange rates, which could significantly decrease the profitability of operations where payment is in local currency;

     - difficulties in staffing and managing foreign operations;

     - difficulties in using equity incentives for employees, which we rely on but which are often less understood outside the United States; and

     - differences in business customs.


     We may be unable to continue to successfully market, sell, deliver and support our services internationally. For example, iXL and Scient have closed numerous international offices as part of recent restructurings because they were unable to generate any significant revenues from such offices. If India-Sierra is unable to conduct international operations successfully, its business, financial condition and operating results could be seriously harmed.


FIXED-PRICE CONTRACTS INVOLVE FINANCIAL RISK.


     Most of iXL's and Scient's client engagements are performed on a time-and-materials basis, rather than a fixed-price basis. However, from time to time certain clients demand fixed-price arrangements. Fixed-price contracts involve greater financial risk than time-and-materials engagements. iXL and Scient have limited experience estimating costs for fixed-price engagements. If India-Sierra fails to estimate costs on fixed-price contracts accurately or encounters unexpected problems, its financial performance will be adversely affected. iXL and Scient have in the past had to commit unanticipated resources to complete some of their fixed-price projects, resulting in lower gross margins. India-Sierra may experience similar situations in the future.

SOME CLIENTS DEMAND THAT WE AGREE NOT TO PERFORM SERVICES FOR THEIR COMPETITORS.

     iXL and Scient each have entered into certain contracts wherein they have agreed not to perform services for competitors of their clients for limited periods of time. These non-compete agreements reduce the number of our prospective clients and the number of potential sources of revenue. In addition, these agreements increase the significance of our client selection process because many clients compete in markets where only a limited number of players gain meaningful market share. If we agree not to perform services for a particular client's competitors and our client fails to capture a significant portion of its market, we are unlikely to receive future revenues in that particular market.


INDIA-SIERRA MAY BE SUBJECT TO POTENTIAL CLAIMS FOR DEFECTS OR ERRORS IN THE SOLUTIONS IT DEVELOPS.



     Many of the solutions India-Sierra develops are critical to the operations of its clients' businesses. Any defects or errors in these solutions could result in, among other things, the following:


     - the payment of a lesser amount of fees than that accrued in the course of a particular engagement;

     - delayed or lost revenue due to adverse client reactions;

     - negative publicity;

     - additional expenditures to correct the problem; and


     - claims against India-Sierra.


     iXL's and Scient's standard contracts limit their damages arising from negligent conduct in rendering services. We believe these limitations on damages are enforceable but may be subject to a challenge in litigation and, if such a challenge is successful, may not protect us from liability for damages. In addition, large claims may not be adequately covered by insurance and may raise our insurance costs.

OUR CLIENTS MAY BECOME UNABLE OR UNWILLING TO PAY US IN A TIMELY MANNER FOR SERVICES PERFORMED.


     We assume a certain level of credit risk with our clients in order to do business. Conditions affecting any of our clients could cause them to become unable or unwilling to pay us in a timely manner, or at all, for services we have already provided them. In the past iXL and Scient have experienced significant collection delays from certain clients, and we cannot predict whether we will continue to experience similar or more severe delays. Where it is not probable that a customer will be able to pay, as determined at the onset of an engagement, revenue is not recognized under iXL and Scient revenue recognition policies for these customers until cash is collected. However, in certain circumstances where the customer's ability to pay has been determined to be probable at the onset of the engagement but the customer's financial condition has subsequently deteriorated, iXL and Scient may be unable to realize payment for their services on a timely basis. In particular, as our client base has shifted to larger enterprise clients with longer billing cycle times and/or unpredictable budget processes, our collections cycle time, and problems in collecting invoiced amounts have increased and may continue to increase in the future. If one or more of our clients fails or refuses to pay us in a timely manner or at all, or if we are unable to collect a number of large accounts receivable, it could have a material adverse effect on India-Sierra's business, operating results and financial condition.


     Some of our current and potential clients, particularly those clients funded primarily by venture capital, need to raise additional funds in order to continue their business and operations as planned. We cannot be certain that these companies will be able to obtain sufficient financing on favorable terms or at all. As a result of an inability to raise necessary financing, some clients may be unable to retain our services or to pay us for services we have already provided them or they may terminate our services earlier than we expect, any of which could seriously harm our business, financial condition and operating results. In particular, some of our current and potential clients funded by venture capital have recently encountered greater difficulty obtaining needed financing and therefore have had difficulty in retaining our services and in paying amounts owed for services provided.

OUR EFFORTS TO DEVELOP BRAND AWARENESS OF OUR SERVICES MAY NOT BE SUCCESSFUL.

     An important element of our business strategy is to develop and maintain widespread awareness of the Scient brand name on a global basis. Our brand may be closely associated with the business success or failure of some of our high-profile clients, many of whom are pursuing unproven business models in competitive markets. As a result, the failure or difficulties of one of our high-profile clients may damage our brand. Specifically, as disclosed above, our business reputation has been negatively impacted by certain failures or problems experienced by some of our clients in the recent past, whether or not these failures, problems, or setbacks were caused by our work or were within our control. If we fail to successfully promote and maintain our brand name or incur significant related expenses, our operating margins and growth may be impacted adversely.


A FEW STOCKHOLDERS WILL OWN MUCH OF INDIA-SIERRA'S STOCK.



     India-Sierra's directors, executive officers and their affiliates will beneficially own approximately 36.0% of India-Sierra common stock outstanding immediately after the completion of the merger. As a result, these stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as acquisitions, and to block an unsolicited tender offer. Accordingly, this concentration of ownership could have the effect of delaying or preventing a third party from acquiring control over us at a premium over the then-current market price of our common stock.


OUR SUCCESS WILL DEPEND ON THE SUSTAINABILITY OF A MARKET FOR OUR SERVICES.

     We cannot be certain that a viable market for our services will be sustainable. The broad economic slowdown has caused many of our customers and potential customers to significantly reduce their technology spending and our clients to stop or delay the use of our services. If a viable and sustainable market for our services does not develop and/or if we do not accurately predict trends in the market and respond to those trends by providing new services or products, we may fail. Even if we develop new services or products, there can be no guarantee that a market will exist for such services and products or that such services and products will adequately respond to market trends. If we invest resources to develop new services and products for which a market does not develop, our business and operating results would be seriously harmed. Even if the market for our services grows, it may not grow at an adequate pace, and we may not be able to differentiate our services from those of our competitors. If we are unable to differentiate our services from those of our competitors, our revenues and operating margins may decline.


  RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF INDIA-SIERRA COMMON
                                     STOCK



YOU MAY ENCOUNTER VOLATILITY IN THE MARKET PRICE FOR INDIA-SIERRA'S COMMON
STOCK.



     The trading price of iXL's and Scient's common stock has been, and it is likely that the trading price of India-Sierra common stock will continue to be, highly volatile and subject to wide fluctuations in response to, among others, factors such as the following:


     - actual or anticipated variations in quarterly results of operations;

     - the addition or loss of affiliates or providers;

     - ability to hire and retain employees;

     - additions or departures of key personnel;


     - announcements of technological innovations, new products or services by India-Sierra or its competitors;


     - changes in financial estimates or recommendations by securities analysts;

     - conditions or trends in the Internet and online commerce industries;

     - changes in the market valuations of other Internet or online service companies;

     - announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;


     - sales of India-Sierra common stock;


     - general market conditions; and


     - other events or factors, many of which are beyond India-Sierra's control.



     In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect India-Sierra's stock price, regardless of its operating performance. Further, the existing market for its common stock may not be sustained. In such circumstances, it may be difficult for shareholders to sell shares of its common stock at a price that is attractive.



     The Scient, Inc. 2001 Equity Incentive Plan will reserve for the issuance of stock options to employees, directors and consultants of India-Sierra 48 million shares of India-Sierra common stock, as adjusted each subsequent January 1 to a number of shares not to exceed 25% of the number of shares of India-Sierra common stock outstanding on such date. As described in the section of this joint proxy statement-prospectus which describes the plan, a large portion of these options will be granted immediately following the merger in order to provide important retention incentives for employees. This large number of options could have a significant effect on the market price of India-Sierra stock and cause dilution to the earnings per share of India-Sierra common stock.



POTENTIAL FLUCTUATIONS IN ITS QUARTERLY RESULTS MAKE FINANCIAL FORECASTING DIFFICULT AND COULD AFFECT THE TRADING PRICES OF INDIA-SIERRA'S COMMON STOCK.



     As a result of ongoing cost reduction programs, limited operating histories, the fluctuations in demand for Internet consulting services, rapid historical growth, numerous historical acquisitions and the emerging nature of the markets in which iXL and Scient compete and India-Sierra will compete, iXL, Scient and India-Sierra believe that quarter-to-quarter comparisons of results of operations for preceding quarters are not necessarily meaningful. Also, it is difficult to forecast quarterly results due to, among other things, the difficulty in predicting the amount and timing of client expenditures, acquisitions and employee utilization. iXL's, Scient's and India-Sierra's quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside their control, including:


     - ability to obtain new and follow-on client engagements;

     - failure or delay by clients in paying invoiced fees and expenses;

     - ability to retain clients on a long-term basis;

     - the amount and timing of expenditures by clients on a global basis for Internet consulting services and variations in budget cycles of large enterprise clients;

     - costs related to the closing, opening, shrinking or expanding of branch offices;

     - employee utilization rates, including the ability to transition employees quickly from completed projects to new engagements;

     - changes in our pricing policies or those of our competitors;

     - ability to attract, train and retain skilled management, strategic, technical, design, sales, marketing and support professionals;

     - the introduction of new services or products by us or our competitors;
       and

     - ability to manage costs, including personnel costs and support services costs.


     You should not rely on the results of any one quarter as an indication of its future performance. When iXL, Scient, India-Sierra or their respective authorized executives make forecasts or comments about anticipated or intended future results, those statements are subject to, among other things, risks and uncertainties noted in this paragraph and discussed in this joint proxy statement-prospectus.


WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.


     In the past, securities class action litigation has often been brought against companies, including iXL, following periods of volatility in the market price of their securities. Please see the section entitled "iXL
Business -- Legal Proceedings" on page 85 of this joint proxy statement-prospectus for a description of such litigation against iXL. Due to the historical and projected volatility of the stock prices of iXL, Scient and India-Sierra, we may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our financial condition and operating results.



OUR COMMON STOCK MAY LOSE ELIGIBILITY FOR TRADING ON THE NASDAQ NATIONAL MARKET.



     Due to the recent downturn for Internet consultants, the bid price for iXL's and Scient's common stock has declined substantially. On August 9, 2001, Scient received a notice from the Nasdaq National Market that its common stock has failed to maintain the requisite minimum bid price over a specified period as required for continued listing on Nasdaq; Scient was provided with 90 calendar days to regain compliance with this requirement or be delisted from trading. On September 27, 2001, the Nasdaq National Market announced that it was temporarily suspending application of its listing rule relating to minimum bid price until January 2, 2002. Based on current prices of iXL's and Scient's common stock, India-Sierra is expected to lose its eligibility for trading on the Nasdaq National Market if the suspended listing rules are reinstated, unless a reverse stock split is implemented by India-Sierra. Upon such a loss of eligibility, it is likely that trading activity would decline substantially, further depressing the trading price.


               RISKS RELATED TO THE INTERNET CONSULTING INDUSTRY

THE DEVELOPING MARKET FOR INTERNET CONSULTING SERVICES AND THE LEVEL OF ACCEPTANCE OF THE INTERNET AS A BUSINESS MEDIUM WILL AFFECT OUR BUSINESS.

     The market for Internet consulting services is relatively new and is evolving rapidly. Future growth is dependent upon our ability to provide Internet consulting services that are accepted by our existing and future clients as an integral part of their business model. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The level of demand and acceptance of strategic Internet services is dependent upon a number of factors, including, among other things, the following:

     - the growth in consumer access to and acceptance of new interactive technologies such as the Internet;

     - companies adopting Internet-based business models; and

     - the development of technologies that facilitate two-way communication between companies and targeted audiences.

     Significant issues concerning the commercial use of these technologies include security, reliability, cost, ease of use and quality of service. These issues remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. If the market for strategic Internet services fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business will not succeed and the value of your investment in our common stock will decline.

WE MAY NOT BE ABLE TO ADAPT TO THE CONTINUOUS TECHNOLOGICAL CHANGE IN OUR
MARKET.

     Our success will depend, in part, on our ability to respond to technological advances. We may not be successful in responding quickly, cost-effectively and sufficiently to these developments. If we are unable, for technical, financial or other reasons, to adapt in a timely manner in response to technological advances, we will not be able to compete effectively. In addition, employee time allocated to responding to technological advances will not be available for client engagements.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET WITH RELATIVELY LOW BARRIERS TO ENTRY.

     The market for our solutions and services is highly competitive and has become more so with the general market decline in demand for our services. It is also characterized by a growing number of companies that have introduced or developed similar offerings. Our target market is rapidly evolving and is subject to continuous technological changes. Additionally, there are relatively low barriers of entry into our business. We currently have limited patented or other proprietary technology that would preclude or inhibit competitors from entering the Internet consulting market. As a result, our competitors may be better positioned to address these developments and may react more favorably to these changes, which could have a material adverse effect on our business, results of operations and financial condition. Existing and future competitors may develop or offer solutions and services that provide significant technological, creative, performance, price or other advantages over the services we offer.

     We classify our competitors into several groups:

     - e-business solution providers;

     - strategic consulting firms;

     - large information technology consulting services providers; and

     - computer hardware and service vendors.

     Our primary competitors today are Sapient Corporation, Proxicom, Inc. (a subsidiary of Dimension Data), Viant Corp., and smaller professional services firms. In addition, the "Big Five" consulting firms as well as other large and small services firms are now more involved in the Internet consulting services arena. We also compete with professional services groups of computer equipment companies such as IBM; outsourcing firms, such as Computer Sciences Corporation and Electronic Data Systems; and the in-house information technology, marketing and design service departments of current and potential clients. These larger firms may be better positioned than us to secure attractive client engagements, and may also be better positioned to withstand any fluctuations in demand.

     Many of our current and potential competitors have longer operating histories and relationships with clients; larger installed customer bases; and significantly greater financial, technical, marketing and public relations resources than us. Competitors that have established relationships with large companies but limited expertise in providing e-business solutions may successfully use their client relationships to enter our target market or prevent our penetration into their client accounts. We believe that due to the low cost of entering our markets, competition will intensify and increase in the future. This intense competition may limit our ability to become profitable or result in the loss of market share. As a result, our competitors may be better positioned to address developments in the industry or may react more effectively to industry changes, which could adversely affect our business. Additionally, because competition for Fortune 500 client accounts is significant, some clients are demanding discounts and/or other preferred terms in their contracts. Our unwillingness or inability to grant discounts in an effort to protect our profit margins may impact our ability to attract and maintain these clients.

INCREASING GOVERNMENT REGULATION COULD AFFECT OUR BUSINESS.

     We are affected not only by regulations applicable to businesses generally, but also laws and regulations directly applicable to electronic commerce. Although there are currently few such laws and regulations, state, federal and foreign governments may adopt a number of these laws and regulations. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our services to create an electronic business channel. This decrease in the demand for our services would seriously harm our business and operating results. Any new laws and regulations may govern or restrict any of the following issues:

     - user privacy;

     - the pricing and taxation of goods and services offered over the Internet;

     - the content of websites;

     - consumer protection; and

     - the characteristics and quality of products and services offered over the Internet.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION


     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This joint proxy statement-prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or India-Sierra's future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements include, but are not limited to, statements regarding: the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company. These statements involve known and unknown risks, uncertainties and other factors that may cause India-Sierra's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the inability to obtain, or meet conditions imposed for, approvals for the business combination, failure of the iXL or Scient stockholders to approve the mergers, the risk that iXL's and Scient's businesses will not be coordinated and integrated successfully, and disruption from the merger making it more difficult for India-Sierra to maintain relationships with clients, lenders, employees, suppliers or other constituents. These factors may cause India-Sierra's actual results to differ materially from any forward-looking statement.



     Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement-prospectus. None of iXL, Scient or India-Sierra is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.



     All subsequent forward-looking statements attributable to iXL, Scient or India-Sierra or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                              THE SPECIAL MEETINGS

JOINT PROXY STATEMENT-PROSPECTUS

     This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by each of iXL's and Scient's board of directors in connection with the proposed merger.

     This joint proxy statement-prospectus is first being furnished to
stockholders of iXL and Scient on or about [               ], 2001.

DATE, TIME AND PLACE OF THE SPECIAL MEETINGS

     The special meetings are scheduled to be held as follows:


For iXL stockholders:                      For Scient stockholders:
iXL Enterprises, Inc.                      Scient Corporation
Stockholder Meeting                        Stockholder Meeting
[               ], 2001 at                 [               ], 2001 at
  [               ] a.m.                   [               ] a.m.
1600 Peachtree Street                      450 Lexington Avenue, 8th Floor
Atlanta, GA 30309                          New York, NY 10017


PURPOSE OF THE SPECIAL MEETINGS

     The special meetings are being held so that stockholders of each of iXL and Scient may consider and vote upon

     - a proposal to adopt a merger agreement between iXL and Scient pursuant to which iXL and Scient will each become a wholly owned subsidiary of a new holding company that will be named Scient, Inc.;


     - a proposal to adopt the Scient, Inc. 2001 Equity Incentive Plan to enable the conversion of certain outstanding iXL stock options upon the merger and the grant of stock options to employees and consultants of India-Sierra after the merger; and


     - any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     If the stockholders of iXL and Scient adopt the merger agreement, upon completion of the merger:


     - each outstanding share of iXL common stock will be converted into the right to receive 1.00 share of India-Sierra common stock; and



     - each outstanding share of Scient common stock will be converted into the right to receive 1.24 shares of India-Sierra common stock.


STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETINGS


     iXL. iXL's board of directors has fixed the close of business on October 10, 2001 as the record date for determination of iXL stockholders entitled to notice of and to vote at the special meeting. On the record date, there were
[               ] shares of iXL common stock outstanding, held by approximately
[               ] holders of record.



     Scient. Scient's board of directors has fixed the close of business on October 10, 2001 as the record date for determination of Scient stockholders entitled to notice of and to vote at the special meeting. On the record date,
there were [               ] shares of Scient common stock outstanding, held by
approximately [               ] holders of record.

VOTE REQUIRED FOR ADOPTION OF THE PROPOSALS

     iXL. A majority of the outstanding shares of iXL common stock must be represented, either in person or by proxy, to constitute a quorum at the iXL special meeting. The affirmative vote of the holders of a majority of the outstanding shares of iXL's common stock outstanding as of the record date is required to adopt the merger agreement. The affirmative vote of a majority of the total votes cast by iXL stockholders is required to adopt the Scient, Inc. 2001 Equity Incentive Plan. At the iXL special meeting, each share of iXL common stock is entitled to one vote on all matters properly submitted to the iXL stockholders. As of the record date, iXL directors and executive officers and
their affiliates owned approximately [               ]% of the outstanding
shares of iXL common stock.

     Scient. A majority of the outstanding shares of Scient common stock must be represented, either in person or by proxy, to constitute a quorum at the Scient special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Scient's common stock outstanding as of the record date is required to adopt the merger agreement. The affirmative vote of a majority of the total votes cast by Scient stockholders is required to adopt the Scient, Inc. 2001 Equity Incentive Plan. At the Scient special meeting, each share of Scient common stock is entitled to one vote on all matters properly submitted to the Scient stockholders. As of the record date, Scient directors and executive
officers and their affiliates owned approximately [               ]% of the
outstanding shares of Scient common stock.

PROXIES

     All shares of iXL common stock represented by properly executed proxies received before or at the iXL special meeting and all shares of Scient common stock represented by properly executed proxies received before or at the Scient special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan. You are urged to mark the box on the proxy card to indicate how to vote your shares.

     If a properly executed proxy card is returned and the stockholder has abstained from voting on adoption of the merger agreement, the iXL common stock or Scient common stock represented by the proxy or voting instruction will be considered present at the special meeting for purposes of determining a quorum, but will be considered as having been voted AGAINST the adoption of the merger agreement. If a properly executed proxy card is returned and the stockholder has abstained from voting on adoption of the Scient, Inc. 2001 Equity Incentive Plan, the iXL common stock or Scient common stock represented by the proxy or voting instruction will be considered present at the special meeting for purposes of determining a quorum, but the proxy will not be counted with respect to adoption of the Scient, Inc. 2001 Equity Incentive Plan. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will be considered as having been voted AGAINST the adoption of the merger agreement and will not be counted with respect to adoption of the Scient, Inc. 2001 Equity Incentive Plan. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of iXL's common stock outstanding on the record date and the affirmative vote of a majority of the shares of Scient's common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote AGAINST adoption of the merger agreement.

     The iXL special meeting or the Scient special meeting may be adjourned or postponed, including by their respective chairmen, to permit further solicitation of proxies. No proxy voted AGAINST the adoption of the merger agreement will be voted on any proposal to adjourn or postpone the special meeting that is submitted to the stockholders for a vote.

     Neither iXL nor Scient expects that any matter other than adoption of the merger agreement and the adoption of the India-Sierra equity incentive plan will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.


     A stockholder may revoke his or her proxy at any time before it is voted by:

     - notifying in writing the Secretary of iXL Enterprises, Inc. at 1600 Peachtree Street, Atlanta, GA 30309, if you are an iXL stockholder, or the Secretary of Scient Corporation at 860 Broadway, 3(rd) Floor, New York, NY 10003, if you are a Scient stockholder;

     - granting a subsequently dated proxy; or

     - appearing in person and voting at the special meeting if you are a holder of record.

     Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES


     iXL and Scient will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. iXL and Scient have jointly retained Morrow & Co., for a fee of $14,000 plus additional charges related to mailing, telephone calls and other services, to assist in the solicitation of proxies. iXL, Scient and their proxy solicitors will also request banks, brokers and other intermediaries holding shares of iXL or Scient common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of iXL and Scient. No additional compensation will be paid to directors, officers or employees for such solicitation.


     You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

     This section of the joint proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement and the voting agreements. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement-prospectus and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     In the fall of 2000, Internet-related professional services firms began to experience significant declines in revenues and profits primarily due to (i) a broad-based general economic slowdown in which clients significantly tightened technology budgets, (ii) increased competitive pressure from traditional management consulting, information technology services, and eBusiness service competitors, and (iii) a lack of urgency by Global 2000 companies to fund large eBusiness projects. These negative industry trends dramatically affected the financial results and market capitalizations of iXL, Scient and their peer firms.

     In response to these developments, both iXL and Scient engaged in a series of restructurings to reduce employees and each closed several offices. Both companies also conducted a comprehensive review of their respective strategic alternatives, ranging from standalone strategies to sale transactions.

     In February 2001, Scient engaged Thomas Weisel Partners to assist it in conducting a comprehensive review of its strategic alternatives. As part of its engagement, in February and March 2001, Thomas Weisel Partners contacted over 30 entities to evaluate their interest in a possible transaction with Scient. Of the entities contacted, only one party ("Party A") expressed an interest in pursuing a transaction with Scient, and in March 2001, Scient's board of directors determined to enter into preliminary negotiations with respect to a sale of Scient to Party A. However, Scient and Party A were unable to reach agreement on a transaction and ceased negotiations in April 2001.


     Following termination of these discussions, Scient's management and board continued their consideration of strategic alternatives intended to ensure Scient's long-term viability and success. Among other things, Scient's management had extensive discussions with outside legal, financial and real estate advisors regarding strategies involving Scient remaining an independent company, including how Scient might address its long-term real estate obligations which extend for periods ranging from 2 to 20 years for office space that it does not expect to need under its current business plan. Scient management also spoke to a number of third parties to assess their potential interest in a transaction with Scient.


     Beginning in February 2001 and continuing through June 2001, representatives of iXL executive management conducted a series of meetings with various investment bankers to discuss alternatives available to iXL, including the identification of potential merger partners or buyers. iXL management believed that consolidation of the Internet consulting industry was necessary and sought to participate in the consolidation process. No investment bankers were engaged at this time. Also during this period, representatives of iXL executive management had numerous informal discussions with several of its competitors, none of which ultimately led to any significant prospects for a business combination transaction. The potential for a business combination transaction was frequently discussed by iXL executive management and members of the iXL board of directors.

     Beginning in early 2000, Robert M. Howe, Chairman and Chief Executive Officer of Scient, and U. Bertram Ellis, Jr., Chairman of iXL, engaged in a number of conversations to discuss a possible partnership or transaction between iXL and Scient. In November 2000, Mr. Ellis telephoned Mr. Howe to discuss various issues relating to a possible transaction between their companies. During this call, Mr. Ellis suggested that consolidation in the industry was inevitable and asked Mr. Howe if he would be open to considering a merger with iXL. Mr. Howe indicated that such discussions were premature.

     In June 2001, Mr. Ellis called Mr. Howe to discuss the state of the industry and the potential for a merger between iXL and Scient. The conversation included a substantial amount of discussion as to how a merger could be effected. Mr. Howe agreed to consider a potential merger and to discuss it with some of Scient's board members.

     On July 10, 2001, Messrs. Ellis and Howe discussed high-level strategic and financial details of a potential merger and agreed to meet in New York City on July 12, 2001, with Stephen A. Mucchetti, Chief Operating Officer of Scient, and Christopher M. Formant, President and Chief Executive Officer of iXL, to discuss operational details of a potential merger. During this meeting, the group agreed to meet again on the afternoon of July 13, 2001, to discuss further a potential merger.

     During discussions on July 13, 2001, Messrs. Ellis, Formant, Howe, and Mucchetti agreed that a merger was in the best interest of iXL and Scient, and they also agreed to the basic financial terms of a merger and agreed upon many operational and managerial issues relating to the merger, all of which were subject to approval by both companies' boards of directors and the negotiation of a definitive agreement. The group agreed to discuss the terms with the individual members of their respective boards of directors, and if the individual board members reacted favorably, the group would meet during the following week with financial and legal advisors to negotiate a definitive agreement. The companies executed a reciprocal non-disclosure agreement and each began an independent due diligence review.

     On July 15, 2001, Messrs. Howe and Ellis talked via telephone, reporting that the individual members of their respective board of directors reacted positively to a potential merger and they agreed to proceed with discussions.

     On July 16, 2001, iXL retained First Union Securities, Inc. and Credit Suisse First Boston Corporation to provide financial advice to iXL and retained Greenberg Traurig, LLP to provide legal representation.

     Scient retained Davis Polk & Wardwell on July 17, 2001 to provide legal advice.

     On July 17, 2001, an enlarged staff of executives of each company and Kelso & Company, a significant iXL stockholder, met to discuss possible structures and terms for the proposed business combination of iXL and Scient. In attendance were Mr. Ellis, Mr. Formant, Michael J. Casey, Chief Financial Officer of iXL, Theodore W. Browne, II, General Counsel of iXL, Ronnie Brown, Vice President, Corporate Operations of iXL, Mr. Howe, Mr. Mucchetti, and Michael Hand, Vice President and Corporate Controller of Scient.

     The Scient board, which had discussed possible steps to address Scient's significant financial challenges on numerous occasions during 2001, held a regular telephonic meeting on July 18, 2001 to review thoroughly a range of options potentially available to Scient. Among other things, Mr. Howe updated the board on the discussions with iXL. The Scient board agreed with management that a business combination with a third party like iXL on satisfactory terms appeared to be the most attractive option for Scient and authorized management to continue attempting to negotiate a transaction with iXL.

     On July 19, 2001, iXL delivered a first draft of the merger agreement to Scient and its advisors. In the following days, the parties and their advisors participated in meetings and telephone conversations to negotiate the terms of the proposed transaction. The parties and their financial advisors, legal advisors and accountants also continued to perform their due diligence reviews.

     On July 20, 2001, representatives of both companies, including legal advisors, and Kelso & Company met to discuss possible structures and terms for the proposed business combination of iXL and Scient.

     On July 23, 2001, meetings began at the offices of Davis Polk & Wardwell in New York City with an enlarged staff of executives of each company as well as representatives of each party's financial advisors and legal counsel. The purpose of the meetings was to negotiate the details of a merger and to continue due diligence efforts. In attendance were Mr. Ellis, Mr. Formant, Michael J. Casey, Chief Financial Officer of iXL, Theodore W. Browne, II, General Counsel of iXL, Ronnie Brown, Vice President, Corporate Operations of iXL, Mr. Howe, Mr. Mucchetti, Michael Hand, Controller of Scient, Christina Bark, Associate General Counsel of Scient, Robert Beck, Vice President and General Manager, Global People of Scient, and representatives of Greenberg Traurig, LLP, Davis Polk & Wardwell, First Union Securities, Inc., Credit Suisse First Boston, Morgan Stanley, and Thomas Weisel Partners.

     On July 24, 2001, the iXL board of directors held a special meeting via telephonic conference call to discuss the merger. At this meeting, the board reviewed the terms of the proposed transaction in conjunction with iXL's management and legal advisors. The board was presented with the history and terms of the potential merger and the strategic implications of the transaction and key issues raised by the due diligence process. The board received a legal analysis by Greenberg Traurig, LLP with regard to the board's duties in evaluating the transaction and the terms and conditions of the merger agreement.

     On July 26, 2001, at a special telephonic meeting of the iXL board of directors, iXL management updated the board on the status of the merger negotiations.


     On July 26, 2001, at a special telephonic meeting of the Scient board of directors, the board reviewed the terms of the proposed transaction in conjunction with Scient's management, Scient's financial advisors, and Scient's legal advisors. Scient's real estate advisor, CB Richard Ellis, was also available to answer any questions the board might have on real estate issues. The board considered the presentation by Scient's management of the history and terms of the transaction, the financial and strategic implications of the transaction and key issues raised by the due diligence process. The board considered the synergies that a business combination with iXL could produce through reductions in infrastructure costs (including consolidation of offices), which is anticipated to result in over $100 million of annual cost savings for the combined company, and the fact that the combined company would be positioned for stronger financial returns than could be achieved by Scient on its own. The board also considered the advantages of complementing Scient's capabilities with iXL's on- and off-shore resources and vendor alliance program. The board received a financial analysis of the proposed transaction by Thomas Weisel Partners. The board also considered the comments of Davis Polk & Wardwell on both the board's duties in evaluating the transaction and the terms and conditions of the merger agreement and other transaction agreements. The board requested a follow-up conversation to discuss the results of certain aspects of Scient's due diligence review and instructed management to proceed with negotiations with iXL on unresolved issues. On July 27, 2001, at two special telephonic meetings of the Scient board of directors, the board received additional information concerning certain iXL due diligence matters.


     On July 29 and 30, 2001, senior management of iXL and Scient and their financial and legal advisors continued in their negotiations concerning the terms of the proposed transaction.


     On July 30, 2001, the board of directors of iXL met via telephone conference call to consider approving the proposed merger. At this meeting, Messrs. Ellis, Formant, Casey, Browne and other members of management further reviewed the transaction with the board, including the strategic reasons for the proposed transaction, the principal terms of the proposed transaction, a financial review of the proposed transaction, a review of Scient's financial condition and business operations and the results of iXL's due diligence review. iXL's legal counsel again discussed the board's fiduciary duties in considering a strategic business combination and further discussed the terms of the merger agreement and related documents. Representatives of First Union Securities, Inc. and Credit Suisse First Boston Corporation presented a summary of their analyses on the strategic rationale for and financial analyses related to the proposed merger. Based upon and subject to the assumptions, qualifications, and limitations set forth in its opinion, First Union Securities, Inc. delivered its oral opinion (followed by its written opinion dated July 31, 2001) that the ratio for exchanging shares of iXL common stock for shares of common stock of India-Sierra contemplated by the merger agreement was fair, from a financial point of view, to the holders of iXL common stock. Upon completing deliberations, the board of directors of iXL, by action of those present at the meeting, unanimously approved the merger agreement and related agreements and the transactions contemplated by those agreements, declared them advisable and resolved to recommend that iXL's stockholders adopt the merger agreement.


     On July 30, 2001, at a special telephonic meeting of Scient's board of directors, the entire board reviewed the final proposed terms and conditions of the transaction in conjunction with Scient's management and financial and legal advisors. In connection with this review, the board also received the oral opinion of Thomas Weisel Partners (followed by its written opinion dated July 31, 2001) as to the fairness from a financial point of view of the consideration to be received by Scient's stockholders. After due consideration, including advice concerning their legal duties from Davis Polk & Wardwell, the board unanimously approved the transaction and authorized the submission of the transaction and the merger agreement to a vote of Scient's stockholders.

     On July 31, 2001, the parties executed definitive agreements in connection with the transaction and issued a press release announcing the transaction. Additionally, certain stockholders of iXL entered into a voting agreement with Scient pursuant to which they agreed to vote all of their shares of common stock of iXL in favor of adoption of the merger agreement and the equity incentive plan, and certain stockholders of Scient entered into a voting agreement with iXL pursuant to which they agreed to vote all of their shares of common stock of Scient in favor of adoption of the merger agreement and the equity incentive plan.


     On October 2, 2001, upon the advice and recommendation of their independent financial advisors (taking into account, among other things, the market capitalization of iXL and Scient), the Board of Directors of iXL, Scient and India-Sierra, respectively, agreed to amend the merger agreement to provide that at the completion of the merger, (i) iXL common stockholders will receive 1.00 share of India-Sierra common stock for each share they own and (ii) Scient common stockholders will receive 1.24 shares of India-Sierra common stock for each share they own. This change eliminated any reverse stock split factored into the merger agreement conversion formulas applicable to the conversion of iXL common stock and Scient common stock into India-Sierra common stock. This change does not affect the relative ownership interests in India-Sierra of iXL or Scient stockholders nor does it alter the economics of the transaction in any meaningful respect. In light of the September 27, 2001 announcement by the Nasdaq National Market that it was temporarily suspending until January 2, 2002 application of its listing rule relating to minimum bid price, the boards of directors of iXL and Scient each deemed the elimination of any reverse split at that time to be in the best interests of iXL and Scient stockholders. Specifically, the boards of directors of each of iXL and Scient deemed this change to be favorable from the perspective of simplifying the transaction and preserving stockholder value.


IXL'S REASONS FOR THE MERGER; IXL'S BOARD OF DIRECTORS' RECOMMENDATION

     In reaching its decision to approve the merger agreement, iXL's board of directors consulted with iXL's management, as well as with iXL's financial advisors, independent accountants and legal advisors, including its General Counsel and representatives of Greenberg Traurig, LLP, outside counsel to iXL, and considered the following factors, among others:


     - the opportunity to create an entity more effectively positioned to succeed in the challenging market environment for information technology and web consultancy service companies by combining Scient's strengths in strategy consulting and architect design expertise with iXL's competitively priced development and implementation skills, which will allow India-Sierra to provide a broader and deeper range of solutions that address the needs of the market;


     - the opportunity to create more stable client relationships and expand revenue opportunities through the combined company's improved ability to win comprehensive engagements, as opposed to engagements involving only a subset of a solution needed by a client;

     - the improved depth of expertise that will result from the combination of iXL's and Scient's existing vertical industry groups;


     - the opportunity for India-Sierra to obtain the services of key members of Scient's management team, including Robert M. Howe as Chairman and Stephen A. Mucchetti as Executive Vice President and Chief Operating Officer;


     - the enhanced ability of the combined company to better leverage through higher utilization the benefits of iXL's access to low-cost offshore resources through HPS, a strategic partner of iXL;

     - the opportunity to capitalize on Scient's favorable brand equity;


     - the substantial cost savings that could be achieved through consolidation of technology infrastructure and corporate overhead (including consolidation of office space), which is anticipated to result in over $100 million of annual cost savings for the combined company, and the fact that these cost savings will position the combined company for stronger financial returns than could be achieved by iXL on its own and is expected to have positive cash flow from operations soon after the merger;



     - the exchange ratios being used in the merger and the resulting continuing 50% ownership interest in India-Sierra by iXL's stockholders and the history of the negotiations between iXL and Scient;


     - the presentations made by senior members of iXL's management regarding the long-term strategic advantages of combining with Scient, operational aspects of the transaction, and the results of management's operational and legal due diligence review;

     - historical information concerning iXL's and Scient's respective businesses, financial performance and condition, operations, technology, management, competitive position and stock performance;

     - iXL management's view as to the financial condition, results of operations and businesses of iXL and Scient before and after giving effect to the merger based on management's due diligence and publicly available consensus earnings estimates;

     - the opportunities and alternatives available to iXL if the merger were not to be undertaken, including remaining independent, pursuing an acquisition of or business combination or joint venture with entities other than Scient and the conclusion that a combination with Scient is expected to yield greater long-term benefits and is more feasible than the alternatives;


     - the opinion of First Union Securities, Inc. (and limitations set forth in the opinion) that the exchange ratio of India-Sierra common stock for iXL common stock was fair, to the common stockholders of iXL, from a financial point of view, and the analysis underlying the opinion of First Union Securities, Inc.;


     - the terms and conditions of the merger agreement, the voting agreements, and the affiliate registration rights agreement, including the fact that the exchange ratios are fixed, the limitations on and coordination of the interim business operations of each of iXL and Scient, the conditions to consummation of the merger, the right of the parties to the merger agreement, under certain circumstances, to respond to, evaluate and negotiate with respect to other business combination proposals, the circumstances under which the merger agreement could be terminated and the size and impact of termination fees associated with a termination;


     - the corporate governance arrangements for India-Sierra, including the board composition, designation of key senior management and the establishment of a transition team, which are designed to promote the continuity of management from each company and smooth integration of the businesses;


     - the expected non-taxable nature of the merger for U.S. federal income tax purposes;

     - the accounting treatment of the transaction as a "purchase" transaction and deemed acquisition by iXL;

     - the interests of the officers and directors of iXL and Scient in the merger, including the matters described under "-- Interests of Certain iXL Directors and Executive Officers in the Merger," and the impact of the merger on iXL's stockholders, customers and employees;

     - the challenges of combining the businesses, assets and workforces of two companies and the risks of not achieving the expected operating efficiencies or growth; and

     - the risk that management focus and resources will be diverted from other strategic opportunities and from operational matters while working to implement the merger.

     The discussion above sets forth the material information and factors considered by iXL's board in its consideration of the merger agreement. Members of iXL's board of directors evaluated these factors in light of their knowledge of iXL's business, the industry in which Scient and iXL operate and their business judgment. In view of the wide variety of factors considered, the iXL board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The determination to approve the merger was made after consideration of all of the factors as a whole. In addition, individual members of iXL's board may have given different weight to different factors.

     IXL'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER WITH SCIENT AND UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF IXL AND ITS STOCKHOLDERS. THE IXL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF IXL VOTE FOR THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

SCIENT'S REASONS FOR THE MERGER; SCIENT'S BOARD OF DIRECTORS' RECOMMENDATION

     In reaching its decision to approve the merger agreement, Scient's board of directors consulted with Scient's management, as well as with Scient's financial advisors, independent accountants, real estate advisors and legal advisors, and considered the following factors, among others:

     - the opportunity to blend both companies' engineering and user experience skills and to combine Scient's strategy capabilities, which are based on its industry expertise, and its business/technical architectural design skills with iXL's on- and off-shore capabilities and vendor alliance program, allowing the combined company to compete more effectively for engagements by delivering fully integrated business solutions;

     - the opportunity for the combined company to obtain the services of key members of iXL's management team, including U. Bertram Ellis, Jr. as Vice Chairman and Christopher M. Formant as President and Chief Executive Officer;


     - the synergies that the combined company could realize through reductions in infrastructure costs (including consolidation of offices), which is anticipated to result in over $100 million of annual cost savings for the combined company, and the fact that the combined company will be positioned for stronger financial returns than could be achieved by Scient on its own and is expected to have positive cash flow from operations soon after the merger;


     - the enhanced ability of the combined company to recruit and retain colleagues;

     - the significant challenges facing Scient as an independent company as a result of, among other things, the dramatic decline in the demand for Scient's services over the past twelve months and the inability to anticipate its future project pipeline;

     - current financial market conditions and historical market prices, volatility and trading information about Scient common stock and iXL common stock;


     - the exchange ratio negotiated with iXL and the resulting continuing 50% ownership interest in India-Sierra by Scient's stockholders;


     - the other terms and conditions of the merger agreement, including the termination fee payable to Scient or to iXL under specified circumstances and the ability of Scient to negotiate other unsolicited strategic transaction proposals if the Scient board of directors believes in good faith, after consultation with its outside legal counsel and independent financial advisors, that any such other proposal would be reasonably likely to lead to a proposal that is more favorable to the Scient stockholders than the transaction with iXL;

     - the opinion of Thomas Weisel Partners, based on and subject to the assumptions, qualifications and limitations set forth in the opinion, that the consideration to be received by Scient's stockholders was fair, from a financial point of view, to the stockholders of Scient, and the analysis underlying the opinion of Thomas Weisel Partners;

     - information and presentations by Scient's management and legal, financial and real estate advisors concerning the business, technology, services, operations, financial condition, organizational structure and competitive positions of Scient and iXL on both a historical and prospective basis;

     - the fact that in February and March 2001 Thomas Weisel Partners contacted over 30 different entities regarding a potential strategic transaction with Scient, that this process identified only one potentially interested party, Party A, and that Scient was unable to reach agreement with Party A on the terms of a transaction;

     - the proposed corporate governance arrangements for the combined company, which will have a board of directors comprised of three current members of Scient's board, three current members of iXL's board and two independent directors;

     - the terms and conditions of the voting agreements entered into by certain stockholders of Scient and iXL;

     - the interests of certain directors and executive officers of Scient that are different from, or in addition to, the interests of Scient's stockholders generally as described under "-- Interests of Certain Scient Directors and Executive Officers in the Merger";

     - the qualification of the merger as a reorganization that is tax-free to Scient's stockholders; and

     - the fact that the merger is subject to approval by stockholders of Scient and by stockholders of iXL.

     The discussion above sets forth the material information and factors considered by Scient's board in its consideration of the merger agreement. Members of Scient's board of directors evaluated these factors in light of their knowledge of Scient's business, the industry in which Scient and iXL operate and their business judgment. In view of the wide variety of factors considered, the Scient board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The determination to approve the merger was made after consideration of all of the factors as a whole. In addition, individual members of Scient's board may have given different weight to different factors.

     SCIENT'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER WITH IXL AND UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF SCIENT AND ITS STOCKHOLDERS. THE SCIENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SCIENT VOTE FOR THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF IXL'S FINANCIAL ADVISOR

     Under an engagement letter dated July 23, 2001, First Union Securities, Inc. has acted as iXL's financial advisor in connection with the merger. iXL selected First Union Securities based on First Union Securities' experience, expertise and reputation, and its familiarity with iXL's business. First Union Securities is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.


     In connection with First Union Securities' engagement, the iXL board of directors requested that First Union Securities evaluate the fairness, from a financial point of view, to the holders of iXL common stock, of the iXL exchange ratio set forth in the merger agreement. On July 30, 2001, at a meeting of iXL's board of directors held to evaluate the merger agreement, First Union Securities rendered an oral opinion to the board of directors, which opinion was confirmed by delivery of a written opinion dated July 31, 2001, to the effect that, as of July 30, 2001, with respect to the oral opinion, and July 31, 2001, with respect to the written opinion, and based upon and subject to the various assumptions and limitations described in the written opinion, the iXL exchange ratio of India-Sierra common stock for each share of iXL common stock pursuant to the merger agreement dated July 31, 2001 was fair, from a financial point of view, to the holders of iXL common stock.

     The full text of First Union Securities' written opinion dated July 31, 2001 to iXL's board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement-prospectus and is incorporated into this joint proxy statement-prospectus by reference. HOLDERS OF IXL COMMON STOCK ARE ENCOURAGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. The following summary of First Union Securities' opinion in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the written opinion attached to, and the qualifications described under this section of, this joint proxy statement-prospectus.



     In arriving at its opinion, First Union Securities has, among other things:



     - Reviewed the financial terms and conditions of the draft merger agreement dated July 30, 2001 and the final merger agreement dated July 31, 2001;


     - Reviewed certain business, financial and other information, including financial forecasts, regarding iXL and Scient that was publicly available or furnished to it by members of iXL's or Scient's management teams, and has discussed with such management teams their respective company's business and prospects;

     - Considered certain financial data related to iXL and Scient and (i) compared that data with similar data for publicly held companies in businesses similar to those of iXL and Scient and (ii) compared iXL's and Scient's data relative to one another;

     - Reviewed certain pro forma financial forecasts of the combined company that were jointly prepared and furnished to it by members of iXL's and Scient's management teams and has discussed with such management teams the business and prospects of the combined company;

     - Considered the financial terms of certain other business combinations and other transactions which have recently been effected; and

     - Considered such other information, financial studies, analyses and investigations as well as financial and economic and market criteria that First Union Securities deemed relevant.


     In connection with its review, First Union Securities has relied upon the accuracy and completeness of the financial and other information described under this section of the joint proxy statement-prospectus, and has not assumed any responsibility for any independent verification of such information. With respect to iXL's and Scient's financial forecasts and the pro forma financial forecasts of the combined company, First Union Securities has assumed that they have been reasonably prepared and reflect the best current estimates and judgments of iXL's and Scient's management teams as to the future financial performance of their respective companies and the combined company. First Union Securities has discussed iXL's and Scient's financial forecasts and the pro forma financial forecasts of the combined company with the respective management teams of iXL and Scient, but First Union Securities assumes no responsibility for and expresses no view as to iXL's or Scient's financial forecasts, the pro forma financial forecasts of the combined company, or the assumptions upon which any of them are based. Furthermore, in arriving at its opinion, First Union Securities has not conducted any physical inspections of the properties or facilities of iXL or Scient, and has not made any independent evaluations or appraisals of the assets or liabilities of iXL or Scient. In addition, in arriving at its opinion, First Union Securities has reviewed certain summary information regarding iXL's venture investment portfolio and, with the permission of iXL's board of directors, has relied solely upon guidance from iXL's management as to its value.


     First Union Securities' opinion was necessarily based upon economic, market, financial and other conditions as they existed and were subject to evaluation by First Union Securities on the date of the opinion, and the information made available to First Union Securities as of that date. Events occurring after July 31, 2001 could materially affect the assumptions used in preparing the opinion. First Union Securities has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date its opinion was given.

     In preparing its opinion to iXL's board of directors, First Union Securities performed a variety of financial and comparative analyses, including those described below. The summary of First Union Securities' analyses described below is not a complete description of the analyses underlying First Union Securities' opinion.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, First Union Securities made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, First Union Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or the narrative description of the analyses could create a misleading or incomplete view of the processes underlying its analyses and opinion. In its analyses, First Union Securities considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of iXL and Scient. No company, transaction or business used in First Union Securities' analyses as a comparison is identical to iXL or Scient or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other facts that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in First Union Securities' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, First Union Securities' analyses and estimates are inherently subject to substantial uncertainty. First Union Securities' opinion and related financial analyses was only one of many factors considered by iXL's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of iXL's board of directors or its management with respect to the merger or the iXL exchange ratio.

     The following is a summary of the material financial analyses performed by First Union Securities in connection with the preparation of its opinion and reviewed with iXL's board of directors at their meeting held on July 30, 2001. The financial analyses summarized below include information presented in tabular format. To fully understand First Union Securities' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of First Union Securities' financial analyses.

  Common Stock Trading History

     First Union Securities examined the historical closing prices of iXL and Scient common stock from July 27, 2000 to July 27, 2001. iXL common stock reached a high of $17.75 per share and a low of $0.75 per share, and Scient common stock reached a high of $54.94 per share and a low of $0.58 per share.

  Relative Contribution Analysis

     First Union Securities analyzed the pro forma financial contribution of iXL and Scient to the combined company, assuming consummation of the merger, based on historical financial results and projections provided by iXL and Scient management. First Union Securities calculated the implied ownership and the implied iXL exchange ratio of the combined company based on these financial contributions. The analysis showed, among other things, the following:

                              CONTRIBUTION METRIC


                                                             PRO FORMA
                                                             OWNERSHIP
                                                           -------------    IMPLIED IXL
                                                           SCIENT   IXL    EXCHANGE RATIO
                                                           ------   ----   --------------
Market capitalization at 7/27/01.........................  30.2%    69.8%      1.363x
Latest quarter annualized revenues.......................  25.7%    74.3%      1.452x
2001 projected revenues..................................  30.9%    69.1%      1.349x
Net tangible assets at 6/30/01...........................  57.9%    42.1%      0.821x
Projected unrestricted cash at 9/30/01...................  96.5%    3.5%       0.069x



Unrestricted cash is defined as cash, cash equivalents and short-term investments, less cash collateralizing letters of credit relating to real estate commitments. The iXL exchange ratio of 1.00x contemplated in the merger agreement is within the range of iXL exchange ratios that was implied by the relative contribution analysis.



     Exchange Ratio Evaluation Analysis



     First Union Securities also performed valuation analyses on iXL and Scient which were used to establish an implied value range for India-Sierra Holdings, Inc., the newly formed corporation established for purposes of effectuating the transactions contemplated by the merger agreement and consolidating the ownership, following the merger, of the businesses that are currently conducted by iXL and Scient. These valuation analyses were then used to derive an implied iXL exchange ratio range for comparison to the iXL exchange ratio contemplated in the merger agreement. The results of these analyses are outlined below.


     iXL Financial Analysis

     Comparable Publicly Traded Company Analysis: First Union Securities analyzed the enterprise values and corresponding trading multiples of selected publicly traded companies in the IT Services industry that First Union Securities believed were reasonably comparable to iXL. These comparable companies included:

     - Digitas Inc.

     - DiamondCluster International, Inc.

     - eLoyalty Corporation

     - Inforte Corp.

     - KPMG Consulting, Inc.

     - Modem Media, Inc.

     - Razorfish, Inc.

     - Sapient Corporation

     - Scient Corporation

     - Viant Corporation

     In examining these comparable companies, First Union Securities calculated the enterprise value of each company as a multiple of its respective: (a) latest reported quarter annualized revenues, (b) projected calendar year 2001 revenues and (c) projected calendar year 2002 revenues. The enterprise value of a company is equal to the value of its fully diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and cash equivalents. All historical data were derived from publicly available sources and all projected data were obtained from research analysts' estimates. Trading prices and equity values used in calculating the following ranges are as of July 27, 2001. All other data used in calculating enterprise value are as of the most recent publicly available financial statements of each company. First Union Securities' analysis of the comparable companies yielded the following enterprise value multiples:

ENTERPRISE VALUE AS A MULTIPLE OF:                                 RANGE         MEDIAN
----------------------------------                            ----------------   ------
Latest quarter annualized revenue...........................  (1.70x) to 1.42x   0.61x
CY 2001 projected revenues..................................  (2.10x) to 1.49x   0.68x
CY 2002 projected revenues..................................  (2.98x) to 1.61x   0.62x

     First Union Securities applied the median enterprise value multiples from the comparable companies to the historical and projected results for comparable periods of iXL to derive an implied enterprise value range for iXL of $96.4 million to $100.0 million. First Union Securities then added the value of iXL's cash and cash equivalents less debt, plus the estimated value of iXL's venture portfolio interest to iXL's implied enterprise value range to arrive at an implied equity value range for iXL of $128.2 million to $131.7 million. This equates to an implied equity value per fully diluted iXL share of $1.32 to $1.36, with a median implied equity value per fully diluted iXL share of $1.33.

     Comparable Transactions Analysis: Using publicly available information, First Union Securities analyzed the purchase prices and implied enterprise value multiples in the following selected merger and acquisition transactions in the IT Services industry (acquiror/target):

     - CIBER, Inc./Aris Corporation

     - eXcelon Corporation/C-bridge Internet Solutions, Inc.

     - Motient Corporation/Rare Medium Group, Inc.

     - Dimension Data Holdings plc/Proxicom, Inc.

     - International Business Machines Corporation/Mainspring, Inc.

     - Novell, Inc./Cambridge Technology Partners (Massachusetts), Inc.

     - Red Hat, Inc./Planning Technologies, Inc.

     - CGI Group Inc./IMRglobal Corp.

     - ICICI Infotech Inc./Command Systems, Inc.

     In examining these comparable transactions, First Union Securities calculated the enterprise value of each target company as a multiple of its respective (a) latest quarter annualized revenues, (b) 2001 projected revenues and (c) projected 2002 revenues. The enterprise value of a company is equal to the amount offered by an acquiror for a target company's fully diluted common equity plus the value of debt and the liquidation value of outstanding preferred stock, if any, minus cash and cash equivalents. All historical data were derived from publicly available sources and all projected data were obtained from research analysts' estimates. First Union Securities' analysis of the comparable transactions yielded the following enterprise value multiples:

ENTERPRISE VALUE AS A MULTIPLE OF:                                RANGE       MEDIAN
----------------------------------                            -------------   ------
Latest quarter annualized revenues..........................   0.3x to 2.4x   0.74x
2001 projected revenues.....................................   0.3x to 2.6x   0.63x
2002 projected revenues.....................................   0.2x to 2.1x   0.35x

     First Union Securities applied the median enterprise value multiples from the comparable transactions to the historical and projected results for comparable periods of iXL to derive an implied enterprise value range for iXL of $54.4 million to $120.6 million. First Union Securities then added the value of iXL's cash and cash equivalents less debt, plus the estimated value of iXL's venture portfolio interest to iXL's implied enterprise value range to arrive at an implied equity value range for iXL of $86.1 million to $152.3 million. This equates to an implied equity value per fully diluted iXL share of $0.89 to $1.57, with a median implied equity value per fully diluted iXL share of $1.25.

     Liquidation Value Analysis: First Union Securities performed a liquidation value analysis for iXL based upon certain assumed values of its assets and liabilities as of June 30, 2001. In the analysis, First Union Securities analyzed two scenarios. In the first scenario, First Union Securities assumed the value of iXL's tangible assets to be 100% of book value with the exception of its Property Plant and Equipment, which was assumed to be 50% of book value, and cash, which was reduced by cash collateralizing certain outstanding letters of credit. In addition, iXL's venture portfolio interest was assumed to be 100% of the value estimated by iXL management. All liabilities were assumed to be paid in full in the event of liquidation. In the second scenario, First Union Securities analyzed salvage values for non-cash tangible assets, other than iXL's venture portfolio interest, at 50% of the value assumed in the first scenario while all liabilities were again assumed to be paid in full. This analysis resulted in an equity value range for iXL of $3.8 million to $37.7 million, or $0.04 to $0.39 per fully diluted iXL share, with a median value of $0.21 per fully diluted iXL share.

     Scient Financial Analysis

     Comparable Publicly Traded Company Analysis: First Union Securities analyzed the enterprise values and corresponding trading multiples of selected publicly traded companies in the IT Services industry that First Union Securities believed were reasonably comparable to Scient. These comparable companies included:

     - Digitas Inc.

     - DiamondCluster International, Inc.

     - eLoyalty Corporation

     - Inforte Corp.

     - iXL Enterprises, Inc.

     - KPMG Consulting, Inc.

     - Modem Media, Inc.

     - Razorfish, Inc.

     - Sapient Corporation

     - Viant Corporation

     In examining these comparable companies, First Union Securities calculated the enterprise value of each company as a multiple of its respective: (a) latest reported quarter annualized revenues, (b) projected calendar year 2001 revenues and (c) projected calendar year 2002 revenues. The enterprise value of a company is equal to the value of its fully diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and cash equivalents. All historical data were derived from publicly available sources and all projected data were obtained from research analyst estimates. Trading prices and equity values used in calculating the following ranges are as of July 27, 2001. All other data used in calculating enterprise value are as of the most recent publicly available financial statements of each company. First Union Securities' analysis of the comparable companies yielded the following enterprise value multiples:

ENTERPRISE VALUE AS A MULTIPLE OF:                                 RANGE         MEDIAN
----------------------------------                            ----------------   ------
Latest quarter annualized revenue...........................  (1.70x) to 1.42x   0.61x
CY 2001 projected revenues..................................  (2.10x) to 1.49x   0.68x
CY 2002 projected revenues..................................  (2.98x) to 1.61x   0.62x

     First Union Securities applied the median enterprise value multiples from the comparable companies to the historical and projected results for comparable periods of Scient to derive an implied enterprise value range for Scient of $40.9 million to $66.5 million. First Union Securities then added the value of Scient's cash and cash equivalents less debt to Scient's implied enterprise value range to arrive at an implied equity value range for Scient of $150.6 million to $176.2 million. This equates to an implied equity value per fully diluted Scient share of $2.02 to $2.37, with a median implied equity value per fully diluted Scient share of $2.06.

     Comparable Transactions Analysis: Using publicly available information, First Union Securities analyzed the purchase prices and implied enterprise value multiples in the following selected merger and acquisition transactions in the IT Services industry (acquiror/target):

     - CIBER, Inc./Aris Corporation

     - eXcelon Corporation/C-bridge Internet Solutions, Inc.

     - Motient Corporation/Rare Medium Group, Inc.

     - Dimension Data Holdings plc/Proxicom, Inc.

     - International Business Machines Corporation/Mainspring, Inc.

     - Novell, Inc./Cambridge Technology Partners (Massachusetts), Inc.

     - Red Hat, Inc./Planning Technologies, Inc.

     - CGI Group Inc./IMRglobal Corp.

     - ICICI Infotech Inc./Command Systems, Inc.

     In examining these comparable transactions, First Union Securities calculated the enterprise value of each target company as a multiple of its respective (a) latest quarter annualized revenues, (b) 2001 projected revenues and (c) projected 2002 revenues. The enterprise value of a company is equal to the amount offered by an acquiror for a target company's fully diluted common equity plus the value of debt and the liquidation value of outstanding preferred stock, if any, minus cash and cash equivalents. All historical data were derived from publicly available sources and all projected data were obtained from research analyst estimates. First Union Securities' analysis of the comparable transactions yielded the following enterprise value multiples:

ENTERPRISE VALUE AS A MULTIPLE OF:                                RANGE       MEDIAN
----------------------------------                            -------------   ------
Latest quarter annualized revenues..........................   0.3x to 2.4x   0.74x
2001 projected revenues.....................................   0.3x to 2.6x   0.63x
2002 projected revenues.....................................   0.2x to 2.1x   0.35x

     First Union Securities applied the median enterprise value multiples from the comparable transactions to the historical and projected results for comparable periods of Scient to derive an implied enterprise value range for Scient of $23.0 million to $80.2 million. First Union Securities then added the value of Scient's cash and cash equivalents less debt to Scient's implied enterprise value range to arrive at an implied equity value range for Scient of $132.7 million to $189.9 million. This equates to an implied equity value per fully diluted Scient share of $1.78 to $2.55, with a median implied equity value per fully diluted Scient share of $2.01.

     Liquidation Value Analysis: First Union Securities performed a liquidation value analysis for Scient based upon certain assumed values of its assets and liabilities as of June 30, 2001. In the analysis, First Union Securities analyzed two scenarios. In the first scenario, First Union Securities assumed the value of Scient's tangible assets to be 100% of book value with the exception of its Property Plant and Equipment which was assumed to be 50% of book value, and cash, which was reduced by cash collateralizing certain outstanding letters of credit. All liabilities were assumed to be paid in full in the event of liquidation. In the second scenario, First Union Securities analyzed salvage values for non-cash tangible assets at 50% of the value assumed in the first scenario while all liabilities were again assumed to be paid in full. This analysis resulted in an equity value range for Scient of $63.3 million to $75.4 million, or $0.85 to $1.01 per fully diluted Scient share, with a median value of $0.93 per fully diluted Scient share.

     Exchange Ratio Analysis


     From the valuation methodologies employed in the analyses described above, First Union Securities derived a range of implied values for India-Sierra, the company to be formed by the combination of iXL and Scient in the merger, for the purpose of evaluating the iXL exchange ratio. First Union Securities established an implied equity value range for iXL and Scient based on the median equity values from each of the preceding valuation analyses, as follows:


                                                             LOW VALUE
                                                             PER SHARE    LOW EQUITY VALUE
                                                             ----------   -----------------
iXL........................................................    $0.21        $20.7 million
Scient.....................................................    $0.93        $69.3 million

                                                             HIGH VALUE
                                                             PER SHARE    HIGH EQUITY VALUE
                                                             ----------   -----------------
iXL........................................................    $1.33       $128.4 million
Scient.....................................................    $2.06       $152.9 million


     By combining the low iXL equity value with the high Scient equity value and the high iXL equity value with the low Scient equity value, First Union Securities established an implied value range for India-Sierra of $173.7 million to $197.7 million. Applying the iXL exchange ratio of 1.00x and the Scient exchange ratio of 1.24x to the iXL and Scient fully diluted shares outstanding, respectively, First Union Securities calculated the number of fully diluted India-Sierra shares to be issued in the merger which was used to derive the implied value range per share of India-Sierra of $0.92 to $1.05.



     First Union Securities next compared the low and high iXL value per share above to the respective implied India-Sierra value per share range to derive an implied iXL exchange ratio for evaluation against the iXL exchange ratio contemplated in the amended merger agreement of 0.083x, the implied values are as shown in the table below:



                                                               LOW      HIGH
                                                              ------   ------
Implied iXL value per share.................................  $ 0.21   $ 1.33
Implied India-Sierra value per share........................  $ 0.92   $ 1.05
Implied iXL exchange ratio..................................   0.233x   1.268x



     The iXL exchange ratio of 1.00x contemplated in the amended merger agreement was within the range of iXL exchange ratios that was implied by the exchange ratio evaluation analysis.



     First Union Securities' opinion is addressed to iXL's board of directors only and except for inclusion of the opinion in its entirety (and related references thereto) in this joint proxy statement-prospectus as sent by iXL to holders of iXL common stock in connection with the merger or in any filing made by iXL or India-Sierra with the Securities and Exchange Commission or any other governmental agency in connection with the merger, may not be referred to, disclosed to any third party or used for any other purpose, without First Union Securities' prior written consent. As indicated in its opinion, First Union Securities believes that iXL stockholders are not entitled to rely on its opinion. First Union Securities' belief is based on a statement in the engagement letter, dated July 23, 2001, between iXL and First Union Securities that if and when delivered, First Union's opinion would be solely for the use of iXL's board of directors in considering the merger. iXL is unaware of any applicable state law authority that supports First Union Securities' belief that this provision of the engagement letter would in fact provide a defense to First Union Securities against any claimed reliance by iXL stockholders. The availability of such a defense to First Union Securities will be resolved by a court if such a claim is made. The resolution of this issue will have no effect on the rights and responsibilities of iXL's board of directors under state law. The availability of any such defense will have no effect on the rights and responsibilities (if any) of either First Union Securities or iXL's board of directors under federal securities law.



     The First Union Securities opinion relates only to the fairness of the iXL exchange ratio, from a financial point of view, to the holders of iXL common stock, and does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any of iXL's stockholders as to how such stockholder should vote with respect to the merger agreement, or whether or not such stockholder should seek to exercise any dissenters' or appraisals rights that may be available, and should not be relied upon by any stockholder as such. In rendering its opinion, First Union Securities has assumed that the merger will be consummated on the terms described in the draft merger agreement that it reviewed, without any waiver of any material terms or conditions. First Union Securities' written opinion addresses only the fairness of the iXL exchange ratio from a financial point of view and does not address iXL's underlying business decision to effect the merger, or any of the other transactions contemplated by the merger agreement, or the merits of the proposed merger relative to any alternative transaction or business strategy that may be available to iXL.



     All references to actual and implied exchange ratios and the references to India-Sierra per share values set forth in this section of the joint proxy statement-prospectus have been restated to give effect to the amendment to the merger agreement as of the dates of the analyses and opinions set forth above, without any update of such analyses and conclusions that were given as of such prior dates.


     Pursuant to the terms of First Union Securities' engagement letter with iXL, iXL has agreed to pay First Union Securities the following fees for its financial advisory services in connection with the merger: (i) $400,000 upon its delivery of a fairness opinion and (ii) $600,000 upon the consummation of the merger. iXL also has agreed to reimburse First Union Securities for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by First Union Securities, and to indemnify First Union Securities and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     First Union Securities is an investment banking firm and an affiliate of First Union Corporation. First Union Securities makes a market in iXL's common stock, provides research coverage on iXL's common stock and has in the past provided investment banking services to iXL. First Union National Bank, an affiliate of First Union Securities, is currently a lender to iXL. In the ordinary course of its business, First Union Securities and its affiliates may actively trade or hold the securities of iXL or Scient, for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, First Union Securities and its affiliates (including First Union Corporation and its affiliates) may maintain relationships with iXL and Scient.

OPINION OF SCIENT'S FINANCIAL ADVISOR

     Thomas Weisel Partners has acted as financial advisor to Scient in connection with the merger. On July 30, 2001, Thomas Weisel Partners delivered to the board of directors of Scient its oral opinion that, as of that date, the consideration to be received by shareholders of Scient pursuant to the merger agreement was fair to such shareholders from a financial point of view. Thomas Weisel Partners then delivered its written opinion, dated July 31, 2001, confirming its oral opinion. Scient did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion.

     The full text of the Thomas Weisel Partners opinion is attached as Annex F to this joint proxy statement-prospectus. Stockholders of Scient are urged to, and should, read this opinion carefully and in its entirety. We have, however, included the following summary of the Thomas Weisel Partners opinion.

     Thomas Weisel Partners has directed its opinion to the board of directors of Scient. The opinion does not constitute a recommendation to you as to how you should vote with respect to the transaction. The opinion addresses only the fairness of the consideration to shareholders of Scient from a financial point of view. It does not address the relative merits of the merger or any alternatives to the merger. Further, it does not address Scient's underlying decision to proceed with or effect the merger. In furnishing its opinion, Thomas Weisel Partners did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act of 1933. The Thomas Weisel Partners opinion includes statements to this effect.

     In connection with its opinion, Thomas Weisel Partners:

     - reviewed certain publicly available financial and other data with respect to Scient and iXL, including the consolidated financial statements for recent years and interim periods to June 30, 2001 and certain other relevant financial and operating data relating to Scient and iXL made available to Thomas Weisel Partners from published sources and from the internal records of both companies;

     - reviewed the financial terms and conditions of the merger agreement and the voting agreements;

     - reviewed certain publicly available information concerning the trading of, and the trading market for, Scient's and iXL's common stock;

     - compared Scient and iXL from a financial point of view with other companies in the Internet Professional Services industry that Thomas Weisel Partners deemed to be relevant;

     - considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the Internet Professional Services industry that Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

     - reviewed and discussed with representatives of the management of Scient and iXL certain information of a business and financial nature regarding Scient and iXL, furnished to Thomas Weisel Partners by them, including financial forecasts and related assumptions for Scient and iXL;

     - made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Scient's counsel; and

     - performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

     In preparing its opinion, Thomas Weisel Partners did not assume any obligation to independently verify the information referred to above. Instead, with Scient's consent, Thomas Weisel Partners relied on the information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions, in each case with Scient's consent:

     - with respect to the financial forecasts for Scient and iXL described above, Thomas Weisel Partners assumed for purposes of its opinion, upon the advice of management of Scient and iXL, that (a) these forecasts (including, without limitation, forecasts relating to cost savings and operating synergies) have been reasonably prepared on bases reflecting the best available estimates and judgments of management of Scient and iXL at the time of preparation as to the future financial performance of Scient and iXL, and (b) these forecasts provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

     - that there have been no material changes in Scient's or iXL's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Thomas Weisel Partners;

     - that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules and regulations;

     - that the transactions contemplated by the merger agreement would be treated as a tax-free reorganization pursuant to the United States Internal Revenue Code of 1986, as amended; and

     - that the transaction will be consummated in accordance with the terms described in the merger agreement, without any further amendment thereto, and without any waiver by Scient of any of the conditions to any party's obligations thereunder.

In addition, for purposes of its opinion:

     - Thomas Weisel Partners relied on advice of Scient's independent accountants as to all financial reporting matters with respect to Scient, and Scient's independent counsel with respect to legal matters relating to the merger and the merger agreement; and

     - Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Scient or iXL, nor was Thomas Weisel Partners furnished with any such appraisals.

     The Thomas Weisel Partners opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

     The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the board of directors of Scient. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.


     In connection with providing its opinion, Thomas Weisel Partners used two approaches in measuring the implied market value of the consideration to be received by shareholders of Scient pursuant to the merger. The first valuation approach used by Thomas Weisel Partners was to take the sum of the market values of Scient and iXL as of the date of the fairness opinion and to allocate 49% of that sum as the implied consideration to be received by shareholders of Scient in the merger. This valuation approach implied an enterprise valuation for Scient of $22.7 million and a per share valuation of $0.94. The second valuation approach used by Thomas Weisel Partners was to value the consideration to be received by shareholders of Scient in the merger based on the market value of iXL as of the date of the fairness opinion multiplied by the implied Scient exchange ratio. This valuation approach implied an enterprise valuation for Scient of $48.7 million and a per share valuation of $1.28. These two approaches used by Thomas Weisel Partners constituted the outside limits of the ranges discussed in the analyses set forth below.


     Comparable Company Valuation Analysis. Based on public and other available information, Thomas Weisel Partners calculated aggregate value, which Thomas Weisel Partners defined as equity value plus debt less cash, as a multiple of estimated revenue for companies in the Internet Professional Services industry for calendar years 2001 through 2002. Thomas Weisel Partners believes that the following 12 companies have operations similar to some of the operations of Scient, but noted that none of these companies has the same management, composition, size or combination of businesses as Scient: AGENCY.COM Ltd.; Braun Consulting Inc.; Cysive Inc.; Digitas Inc.; Inforte Corp.; Lante Corporation; Modem Media Inc.; Organic Inc.; Razorfish Inc.; Sapient Corp.; Tanning Technology Corp; and Viant Corp.

     The following table sets forth the multiples indicated by this analysis:

AGGREGATE VALUE TO                                         LOW     MEAN   MEDIAN   HIGH
------------------                                        -----    ----   ------   ----
2001 Estimated Revenues.................................  (1.99)x  0.25x   0.57x   1.59x
2002 Estimated Revenues.................................  (1.63)x  0.31x   0.50x   1.89x


     Thomas Weisel Partners noted that the range of the aggregate values of the consideration to be received by shareholders of Scient in connection with the merger implied ratios of Scient's aggregate value to (1) calendar year 2001 estimated revenues ranging from 0.36x to 0.77x and (2) calendar year 2002 estimated revenues ranging from 0.34x to 0.74x. Thomas Weisel Partners noted that the range of aggregate values of the consideration to be received by the shareholders of Scient was within the range indicated by this analysis.


     While the comparable company valuation analysis compared Scient to 12 companies in the Internet Professional Services industry, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry or in the specific sectors of this industry.

     Comparable Transactions Analysis. Based on public and other available information, Thomas Weisel Partners calculated aggregate value as a multiple of revenue for the last twelve months, or LTM, and for the next twelve months, or NTM, in seven particularly comparable acquisitions of Internet Professional Services companies that have been announced since February 21, 2001:

ANNOUNCEMENT DATE                  NAME OF ACQUIROR             NAME OF TARGET
-----------------                  ----------------             --------------
June 14, 2001..................  CIBER                   ARIS Corp.
May 23, 2001...................  Excelon                 C-Bridge Internet Solutions
May 15, 2001...................  Motient Corporation     Rare Medium
May 7, 2001....................  Dimension Data          Proxicom
April 19, 2001.................  IBM (Global Services)   Mainspring
March 12, 2001.................  Novell                  Cambridge Technology Partners
February 21, 2001..............  CGI Group (Canada)      IMRglobal

     The following table sets forth the multiples indicated by this analysis and the range of multiples implied by the proposed merger:

AGGREGATE VALUE TO:                               LOW    MEAN   MEDIAN   HIGH     MERGER
-------------------                               ----   ----   ------   ----   ----------
LTM Revenue.....................................  0.27x  0.95x   0.90x   1.87x  0.10x-0.22x
NTM Revenue.....................................  0.28x  0.92x   0.53x   2.45x  0.41x-0.88x


     Thomas Weisel Partners observed that, while the range of multiples implied by the merger with respect to NTM revenue was within the range indicated by comparable transactions, the range of multiples implied by the merger with respect to LTM revenue was below the range indicated by comparable transactions. Thomas Weisel Partners noted this fact, but as discussed below, comparable transactions analysis was just one of several analyses used by Thomas Weisel Partners to reach its fairness determination. No company or transaction used in the comparable company or comparable transactions analyses is identical to Scient, iXL or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Scient, iXL and the transaction are being compared.


     Premiums Paid Analysis. Thomas Weisel Partners reviewed the consideration paid in comparable U.S. acquisitions in the technology industry (excluding the healthcare technology and manufacturing industries), involving an aggregate value of $50-$150 million, announced between January 1, 1999 and July 16, 2001. Thomas Weisel Partners calculated the premiums paid in these transactions over the share price of the acquired company as of one day, one week and one month prior to the announcement of the acquisition offer.

     The following table shows the premiums paid over the share price of the acquired company with respect to these technology transactions:

                                                          LOW     MEAN   MEDIAN   HIGH
                                                         -----    ----   ------   -----
Premium One Day Prior to Announcement..................  (19.2)%  41.7%   28.5%   190.3%
Premium One Week Prior to Announcement.................  (47.5)%  55.3%   40.9%   322.3%
Premium One Month Prior to Announcement................  (55.1)%  67.8%   58.8%   298.1%


     Thomas Weisel Partners noted that the share price premium implied by the merger as of one day prior to the date of Thomas Weisel Partners' analyses ranged from 61.5% to 120.2%; the implied premium as of one week prior to the date of Thomas Weisel Partners' analyses ranged from 53.6% to 109.4%; and the implied premium as of one month prior to the date of Thomas Weisel Partners' analyses ranged from (13.2%) to 18.3%. Thomas Weisel Partners noted that the range of premiums implied by the merger for each of one day, one week and one month prior to the announcement of the transaction was within the range established by the premiums paid analysis conducted by Thomas Weisel Partners.


     Contribution Analysis. Based on public and other available information, Thomas Weisel Partners reviewed the estimated contribution of Scient to estimated revenue and gross profit for fiscal years 2001 through 2002 for the combined company.

     The following table shows the percentage contributions indicated by this analysis:

TOTAL REVENUES
  2001 Projected............................................  31.0%
  2002 Projected............................................  29.7%
GROSS PROFIT
  2001 Projected............................................   9.1%
  2002 Projected............................................  25.0%


     Thomas Weisel Partners noted that the forecasted share ownership of the combined company to be held by the stockholders of Scient was 49%, which is greater than the level of ownership implied by the contribution analysis conducted by Thomas Weisel Partners.



     Liquidation Analysis. Scient's management estimated that the per-share amount that would be distributed to shareholders of Scient in the event of a liquidation of Scient would be between $0.43 and $0.64 per share. Thomas Weisel Partners noted that the per-share value implied by the merger ranged from $0.94 to $1.28 per share, which is higher than the estimated range of liquidation values.


     The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors of Scient. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Scient.

     In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Scient and iXL. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the consideration to be received by Scient's shareholders pursuant to the merger agreement, and were provided to the board of directors of Scient in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

     As described above, Thomas Weisel Partners' opinion and presentation were among the many factors that the board of directors of Scient took into consideration in making its determination to approve, and to recommend that its stockholders approve, the merger agreement and the Scient merger.

     Scient has agreed to pay Thomas Weisel Partners the following fees with respect to the merger: (i) $400,000 upon its delivery of a fairness opinion and
(ii) $600,000 upon the consummation of the merger. Scient was aware of this fee structure and took it into account in considering the Thomas Weisel Partners opinion and in approving the transaction. Further, Scient has agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

     Scient selected Thomas Weisel Partners to act as its financial advisor in connection with the merger based on Thomas Weisel Partners' experience, expertise and reputation, and its familiarity with Scient's business. Thomas Weisel Partners is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of Scient for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

INTERESTS OF CERTAIN IXL DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of the board of directors of iXL to vote FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan, stockholders of iXL should be aware that members of the iXL board of directors and members of iXL's management team have agreements or arrangements that provide them with interests in the merger that differ from and are in addition to those of iXL stockholders. The iXL board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of iXL that they vote FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan.

     Governance Structure and Management Positions. Pursuant to the terms of the merger agreement, upon completion of the merger:


     - the board of directors of India-Sierra will be initially comprised of eight individuals, three of whom will be designated by iXL, three of whom will be designated by Scient, and two of whom will be independent directors agreed to by iXL and Scient; and



     - an executive committee of the board of directors of India-Sierra will be comprised initially of four individuals, two of whom will be designated by iXL, and two of whom will be designated by Scient.



     Following completion of the merger, U. Bertram Ellis, Jr., Chairman of the Board of iXL, will become Vice Chairman of the Board of India-Sierra, Christopher M. Formant, President and Chief Executive Officer and a director of iXL, will become President and Chief Executive Officer and a director of India-Sierra, Theodore W. Browne, Executive Vice President, General Counsel and Assistant Secretary of iXL will become Senior Vice President, General Counsel and Secretary of India-Sierra, Jeffrey T. Arnold, a director of iXL, will become a director of India-Sierra, and Frank K. Bynum, Jr., a director of iXL, will become a director of India-Sierra.



     Following completion of the merger, U. Bertram Ellis, Jr. and Frank K . Bynum will become members of the executive committee of the board of directors of India-Sierra.



     As of September 30, 2001, the directors and executive officers of iXL beneficially owned approximately 33,591,524 shares, including stock options exercisable within 60 days of September 30, 2001, representing approximately 34.7% of the outstanding shares of iXL common stock.

     iXL Employee Stock Options. The following is a table of the iXL options held as of September 30, 2001 by the directors and executive officers of iXL that will act as directors or executive officers of India-Sierra:



                                                                                   AVERAGE    IN-THE-
                                                             VESTED     UNVESTED   EXERCISE    MONEY
NAME                          IXL STOCK OPTION PLAN          OPTIONS    OPTIONS     PRICE     VALUE(1)
----                          ---------------------         ---------   --------   --------   --------
U. Bertram Ellis,
  Jr.................  1996 Stock Option Plan               2,888,888   500,001    $10.3328     --
U. Bertram Ellis,
  Jr.................  1999 Employee Stock Option Plan         42,789    42,788    $13.9375     --
U. Bertram Ellis,
  Jr.................  1999B Employee Stock Option Plan       106,250   318,750    $ 2.4118     --
Christopher M.
  Formant............  1999B Employee Stock Option Plan       270,833   729,167    $   1.00     --
Theodore W. Browne,
  II.................  1999B Employee Stock Option Plan        73,125   219,375    $ 5.6538     --
Frank K. Bynum,
  Jr.................  none
All Other Executive
  Officers of iXL as
  a Group............  none
All Non-Executive
  Directors of iXL as
  a Group............  1998 Non-Employee Stock Option Plan     50,000         0    $  15.00     --


---------------


(1) Based on market value as of September 28, 2001.



     All of the unvested iXL options issued under the 1996 Stock Option Plan or the 1998 Non-Employee Stock Option Plan will terminate and be forfeited immediately prior to the closing of the merger to the extent not exercised before that time. However, options issued under the 1996 Stock Option Plan held by current iXL employees who will continue as employees of India-Sierra will be exchanged for options to purchase India-Sierra Common Stock at the closing of the merger. All of the iXL options issued under the 1999 Employee Stock Option Plan or 1999B Employee Stock Option Plan will be exchanged for options to purchase India-Sierra Common Stock at the closing of the merger.



     It is anticipated that immediately following the completion of the merger, the following options to purchase India-Sierra common stock will be granted under the Scient, Inc. 2001 Equity Incentive Plan to the directors and executive officers of iXL who remain with India-Sierra after the merger:



                                                       NUMBER OF INDIA-SIERRA
NAME                                                          OPTIONS
----                                                  ------------------------
U. Bertram Ellis, Jr................................         7,399,466
Christopher M. Formant..............................         3,500,000
Theodore W. Browne, II..............................           892,500
All Non-Executive Directors of iXL as a Group.......            50,000



     Two non-executive directors of iXL who will serve as directors of India-Sierra will also be granted options to purchase 5,000 shares of India-Sierra common stock each quarter. The terms of these India-Sierra Options are summarized in the section of this proxy statement describing the Scient, Inc. 2001 Equity Incentive Plan. See "The Merger -- Scient, Inc. 2001 Equity Incentive Plan."



     Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, India-Sierra will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of iXL and its subsidiaries, in all of their capacities:


     - to the same extent they were indemnified or had the right to advancement of expenses as of July 31, 2001, which is the date of the merger agreement, pursuant to iXL's certificate of incorporation, bylaws and indemnification agreements with any directors, officers and employees of iXL and its subsidiaries; and

     - to the fullest extent permitted by law,

in each case for acts or omissions occurring at or prior to the completion of the merger.


     The merger agreement also provides that India-Sierra shall include and caused to be maintained in its certificate of incorporation and bylaws after the completion of the merger provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of iXL. In addition, upon completion of the merger, India-Sierra will cause to be maintained, for a period of six years after completion of the merger, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by iXL, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although India-Sierra will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by iXL for directors' and officers' liability insurance and fiduciary liability insurance.


INTERESTS OF CERTAIN SCIENT DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of the board of directors of Scient to vote FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan, stockholders of Scient should be aware that members of the Scient board of directors and members of Scient's management team have agreements or arrangements that provide them with interests in the merger that differ from and are in addition to those of Scient stockholders. The Scient board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to the stockholders of Scient that they vote FOR adoption of the merger agreement and FOR adoption of the Scient, Inc. 2001 Equity Incentive Plan.

     Governance Structure and Management Positions. Pursuant to the terms of the merger agreement, upon completion of the merger:


     - the board of directors of India-Sierra will be comprised initially of eight individuals, three of whom will be designated by iXL, three of whom will be designated by Scient, and two of whom will be independent directors agreed to by iXL and Scient; and



     - an executive committee of the board of directors of India-Sierra will be comprised initially of four individuals, two of whom will be designated by iXL and two of whom will be designated by Scient.



     Following completion of the merger, Robert M. Howe, Chairman and Chief Executive Officer of Scient, will become Chairman of the Board of India-Sierra, Stephen A. Mucchetti, President and Chief Operating Officer and a director of Scient, will become Executive Vice President and Chief Operating Officer and a director of India-Sierra, Michael Hand, Vice President, Corporate Controller and Corporate Secretary of Scient, will become Treasurer and Corporate Controller of India-Sierra, Eric Greenberg, Chairman Emeritus and a director of Scient, will become a director of India-Sierra and David M. Beirne, a director of Scient, will become a director of India-Sierra.



     Following completion of the merger, Robert M. Howe and Eric Greenberg will become members of the executive committee of the board of directors of India-Sierra and Mr. Howe will act as chairman of the executive committee.



     As of September 30, 2001, the directors and executive officers of Scient beneficially owned 27,990,212 shares, including stock options exercisable within 60 days of September 30, 2001, representing approximately 37.6% of the outstanding shares of Scient common stock.

     Scient Employee Stock Options. The following is a table of the Scient options held as of September 30, 2001 by the directors and executive officers of Scient who will act as directors or executive officers of India-Sierra:



                                                                         AVERAGE    IN-THE-
                                                   VESTED    UNVESTED    EXERCISE    MONEY
NAME                                               OPTIONS    OPTIONS     PRICE     VALUE(1)
----                                               -------   ---------   --------   --------
Robert M. Howe...................................        0           0        --      --
Stephen A. Mucchetti.............................  241,666   1,633,334    $ 6.09      --
All Other Executive Officers of Scient as a
  Group..........................................  829,584   3,478,341    $ 9.78      --
All Non-Executive Directors of Scient as a
  Group..........................................  140,000           0    $33.20      --


---------------


(1) Based on market value as of September 28, 2001.


     All of the unvested Scient options will become fully exercisable immediately prior to the closing of the merger and all Scient options will terminate upon the completion of the merger to the extent not exercised before that time.

     Scient has the right to repurchase certain Scient shares acquired by Scient employees pursuant to exercises of options granted under the Scient Corporation 1997 Stock Plan in the event of the employee's termination of employment. This right applies to 800,001 shares held by Mr. Howe, 316,666 shares held by Mr. Mucchetti, 374,167 shares held by all other executive officers as a group and no shares held by any non-executive directors. This right will terminate with respect to all such shares upon completion of the merger.


     It is anticipated that immediately following the completion of the merger, the following options to purchase India-Sierra common stock will be granted under the Scient, Inc. 2001 Equity Incentive Plan to the directors and executive officers of Scient who remain with India-Sierra after the merger:



                                                       NUMBER OF INDIA-SIERRA
NAME                                                          OPTIONS
----                                                  ------------------------
Robert M. Howe......................................                 0
Stephen A. Mucchetti................................         2,500,000
All Other Executive Officers as a Group.............         4,300,000
All Non-Executive Directors of Scient as a Group....                 0



     Two non-executive directors of Scient who will serve as directors of India-Sierra will also be granted options to purchase 5,000 shares of India-Sierra common stock each quarter. The terms of these India-Sierra Options are summarized in the section of this proxy statement describing the Scient, Inc. 2001 Equity Incentive Plan. See "The Merger -- Scient, Inc. 2001 Equity Incentive Plan."



     Indemnification and Insurance. The merger agreement provides that India-Sierra shall include and caused to be maintained in its certificate of incorporation and bylaws after the completion of the merger provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Scient. In addition, upon completion of the merger, India-Sierra will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Scient and its subsidiaries, in all of their capacities:


     - to the same extent they were indemnified or had the right to advancement of expenses as of July 31, 2001, which is the date of the merger agreement, pursuant to Scient's certificate of incorporation, bylaws and indemnification agreements with any directors, officers and employees of Scient and its subsidiaries; and

     - to the fullest extent permitted by law,

in each case for acts or omissions occurring at or prior to the completion of the merger.

     The merger agreement also provides that, upon completion of the merger, India-Sierra will cause to be maintained, for a period of six years after completion of the merger, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Scient, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although India-Sierra will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Scient for directors' and officers' liability insurance and fiduciary liability insurance.


COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or, to the extent legally permissible, waived, including the adoption of the merger agreement by the stockholders of iXL and Scient. The merger will become effective upon the filing of certificates of merger with the Secretary of State of the State of Delaware.

     We are working toward completing the merger as quickly as possible. We expect to complete the merger during the fall of 2001.

STRUCTURE OF THE MERGER AND CONVERSION OF IXL AND SCIENT STOCK


     Structure. To accomplish the combination of their businesses, iXL and Scient jointly formed a new company, India-Sierra, with two subsidiaries, India Merger Sub and Sierra Merger Sub. At the time the merger is completed:


     - iXL will be merged into India Merger Sub, and India Merger Sub will be the surviving corporation; and

     - Scient Merger Sub will be merged into Scient, and Scient will be the surviving corporation.


     As a result, iXL (through its successor corporation India Merger Sub) and Scient will each become a wholly owned subsidiary of India-Sierra.


     Conversion of iXL and Scient Stock.  When the merger is completed:


     - iXL common stockholders will receive 1.00 share of India-Sierra common stock for each share they own; and



     - Scient common stockholders will receive 1.24 shares of India-Sierra common stock for each share they own.



     The number of shares of India-Sierra stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to the iXL common stock or Scient common stock effected between the date of the merger agreement and the date of completion of the merger.



EXCHANGE OF STOCK CERTIFICATES FOR INDIA-SIERRA STOCK CERTIFICATES



     When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your iXL or Scient stock certificates in exchange for statements indicating book-entry ownership of India-Sierra common stock or, if requested, stock certificates. When you deliver your iXL or Scient stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled and you will receive statements indicating book-entry ownership of India-Sierra common stock or, if requested, stock certificates representing the number of full shares of India-Sierra stock to which you are entitled under the merger agreement. iXL and Scient stockholders will receive payment in cash, without interest, in lieu of any fractional shares of India-Sierra common stock which would have been otherwise issuable to them as a result of the merger.


     You should not submit your iXL or Scient stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

     You are not entitled to receive any dividends or other distributions on India-Sierra common stock until the merger is completed and you have surrendered your iXL or Scient stock certificates in exchange for India-Sierra stock certificates.



     If there is any dividend or other distribution on India-Sierra stock with a record date after the date on which the merger is completed and a payment date prior to the date you surrender your iXL or Scient stock certificates in exchange for India-Sierra stock certificates, you will receive the dividend or distribution with respect to the whole shares of India-Sierra stock issued to you promptly after they are issued. If there is any dividend or other distribution on India-Sierra stock with a record date after the date on which the merger is completed and a payment date after the date you surrender your iXL or Scient stock certificates in exchange for India-Sierra stock certificates, you will receive the dividend or distribution with respect to the whole shares of India-Sierra stock issued to you promptly after the payment date.



     India-Sierra will only issue a India-Sierra stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered iXL or Scient stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.


TREATMENT OF IXL AND SCIENT STOCK OPTIONS AND OTHER EQUITY BASED AWARDS

     iXL.  When the merger is completed:

     - all outstanding stock options issued pursuant to iXL's Tessera 1995 Stock Option Plan shall terminate and be forfeited to the extent not exercised, provided that all unvested options under this plan shall accelerate and vest prior to the effective time of the merger;

     - all outstanding stock options issued pursuant to iXL's 1996 Stock Option Plan and 1998 Non-Employee Stock Option Plan shall terminate and be forfeited to the extent not exercised;


     - all outstanding stock options issued pursuant to iXL's 1999 Employee Stock Option Plan and 1999B Employee Stock Option Plan, whether or not then vested or exercisable, will automatically be exchanged for options to purchase the number of shares of India-Sierra common stock equal to the number of shares of iXL common stock that would have been subject to the option before the merger; the exercise price per share will be equal to the exercise price per share of iXL common stock subject to the option before the merger; and



     - current iXL employees holding options issued under iXL's Tessera 1995 Stock Option Plan or iXL's 1996 Stock Option Plan who will continue as employees of India-Sierra will receive options to purchase the number of shares of India-Sierra common stock equal to the number of shares of iXL common stock that would have been subject to the option before the merger; the exercise price per share will be equal to the exercise price per share of iXL common stock subject to the option before the merger; the vesting schedules shall be identical to that of the forfeited iXL options as they existed immediately prior to the effectiveness of the merger.


     Scient.  When the merger is completed:

     - all outstanding stock options issued pursuant to Scient's 1997 Stock Plan will be cancelled in accordance with the plan, provided, however, all unvested options will accelerate and vest prior to the merger;

     - all outstanding stock options issued pursuant to Scient's 1999 Equity Incentive Plan will expire in accordance with the plan, provided, however, all unvested options will accelerate and vest prior to the merger; and

     - all outstanding stock options issued pursuant to Scient's 2000 Stock Plan will expire in accordance with the plan, provided, however, that all unvested options will accelerate and vest prior to the merger.


     India-Sierra. The Scient, Inc. 2001 Equity Incentive Plan will reserve for the issuance of stock options to employees, directors and consultants of India-Sierra 48 million shares of India-Sierra common stock. A large portion of these options will be granted immediately following the merger in order to provide important retention incentives for employees.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER



     The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. Holders of iXL and Scient stock.


     For purposes of this discussion, a U.S. Holder means:

     - a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof;

     - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

     - an estate that is subject to U.S. federal income tax on its income regardless of its source.


     This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that iXL stockholders hold their iXL common stock and will hold their India-Sierra common stock, and that Scient stockholders hold their Scient common stock and will hold their India-Sierra common stock, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including, but not limited to:


     - insurance companies;

     - tax-exempt organizations;

     - dealers in securities or foreign currency;

     - banks or trusts;

     - persons that hold their iXL common stock or Scient common stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

     - persons that have a functional currency other than the U.S. dollar;

     - investors in pass-through entities;

     - stockholders who acquired their iXL common stock or Scient common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

     - holders of options granted under any iXL or Scient benefit plan.

     Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

     The mergers have been structured to qualify as tax-free transactions under the Internal Revenue Code. The obligations of Scient to consummate the merger of Sierra Merger Sub, Inc. into Scient is conditioned on the receipt by Scient of an opinion from Davis Polk & Wardwell, counsel to Scient, that the merger relating to Scient will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. The obligations of iXL to consummate the merger of iXL into India Merger Sub, Inc. is conditioned on the receipt by iXL of an opinion from Greenberg Traurig, LLP, counsel to iXL, that the merger relating to iXL will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Opinions of counsel are not binding on the Internal Revenue Service or the courts, and the parties do not intend to request a ruling from the Internal Revenue Service with respect to the mergers. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge such conclusion or that a court will not sustain such challenge. Such

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

opinions shall be based on certain facts, assumptions and representations set forth or referenced in such opinions. Assuming the mergers qualify as reorganizations, the material tax consequences are as follows.


     Tax Consequences to Scient Shareholders. U.S. Holders of Scient common stock will not recognize gain, income, or loss upon the receipt of India-Sierra common stock in exchange for their shares of Scient common stock, except with respect to cash received by U.S. Holders of Scient common stock in lieu of fractional shares of India-Sierra common stock. The tax basis of the shares of India-Sierra common stock will be equal to the tax basis of the U.S. Holder's Scient common stock exchanged for that India-Sierra common stock, reduced by any amount allocable to the fractional share interests in India-Sierra common stock for which cash is received. The holding period of the shares of India-Sierra common stock received in the merger by a U.S. Holder of Scient common stock will include the holding period of the U.S. Holder's Scient common stock surrendered therefor.



     Tax Consequences to iXL Shareholders. U.S. Holders of iXL common stock will not recognize gain, income, or loss upon the receipt of India-Sierra common stock in exchange for their shares of iXL common stock, except with respect to cash received by U.S. Holders of iXL common stock in lieu of fractional shares of India-Sierra common stock. The tax basis of the shares of India-Sierra common stock will be equal to the tax basis of the U.S. Holder's iXL common stock exchanged for that India-Sierra common stock, reduced by any amount allocable to the fractional share interests in India-Sierra common stock for which cash is received. The holding period of the shares of India-Sierra common stock received in the merger by a U.S. Holder of iXL common stock will include the holding period of the U.S. Holder's iXL common stock surrendered therefor.


     Tax Consequences to Scient and iXL. No gain, income, or loss will be recognized by Scient or iXL pursuant to the mergers.

     Copies of these opinions are attached as exhibits 8.1 and 8.2 to the registration statement of which this proxy statement-prospectus forms a part. Any change in currently applicable law, which may or may not be retroactive, or failure of any factual representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the Greenberg Traurig, LLP, tax opinion and the Davis Polk & Wardwell tax opinion.


     Cash Instead of Fractional Shares. The receipt of cash instead of a fractional share of India-Sierra common stock by a U.S. Holder of iXL or Scient common stock will result in taxable gain or loss to such U.S. Holder for U.S. federal income tax purposes based upon the difference between the amount of cash received by such U.S. Holder and the U.S. Holder's adjusted tax basis in the fractional share as set forth above. The gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than 12 months as of the date of the merger. For non-corporate U.S. Holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.



     Backup Withholding. Certain non-corporate iXL and Scient stockholders may be subject to backup withholding on cash payments received instead of fractional shares of India-Sierra capital stock. Backup withholding will not apply, however, to an iXL or Scient stockholder who:


     - furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to iXL and Scient stockholders following the date of completion of the merger;

     - provides a certification of foreign status on Form W-8 or successor form; or

     - is otherwise exempt from backup withholding.


     The amount of backup withholding from a payment of cash instead of fractional shares of India-Sierra Common Stock will be allowed as a credit against such U.S. Holder's federal tax liability and may entitle you to a refund, provided the required information is furnished to the Internal Revenue Service.


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


     Reporting Requirements. A U.S. Holder of iXL common stock or Scient common stock receiving India-Sierra common stock as a result of the merger may be required to retain records related to such U.S. Holder's iXL common stock and Scient common stock, as the case may be, and file with its federal income tax return, a statement setting forth facts relating to the merger.


     This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the merger. The summary does not address the tax consequences of any transaction other than the merger. Accordingly, each iXL and Scient stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the merger to the holder.

ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger under the purchase method of accounting for business combinations. iXL will be deemed the purchaser of Scient's business for accounting purposes. See "Unaudited Pro Forma Condensed Combined Financial Statements."

REGULATORY MATTERS


     iXL and Scient are not aware of any governmental approvals or actions that are required to complete the merger. No waiting periods or filing requirements imposed by U.S. federal antitrust laws are applicable to this transaction. iXL and Scient conduct operations in a number of foreign countries, some of which have voluntary and/or post-merger notification systems. Should any approval or action be required, iXL and Scient currently plan to seek such approval or take such action. Failure to obtain such approval or take such action is not anticipated to have a material effect on the merger or on India-Sierra.


RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF IXL AND SCIENT


     The offer and sale of shares of India-Sierra common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of India-Sierra common stock issued to any person who is deemed to be an "affiliate" of either iXL or Scient at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either iXL or Scient and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of India-Sierra common stock acquired in connection with the merger except pursuant to:


     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.


     India-Sierra's registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, does not cover the resale of shares of India-Sierra common stock to be received by our affiliates in the merger; however, India-Sierra has agreed to register the shares of stock received by affiliates in the merger pursuant to a registration rights agreement. See
"-- Registration Rights Agreement."



NASDAQ NATIONAL MARKET LISTING OF INDIA-SIERRA COMMON STOCK TO BE ISSUED IN THE MERGER



     The merger agreement requires India-Sierra to use its best efforts to cause the shares of India-Sierra common stock to be issued in the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the merger. Each of iXL's and Scient's obligation to complete the merger is subject to the condition that this approval is obtained. See "-- The Merger Agreement."


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

NO APPRAISAL RIGHTS


     Pursuant to the provisions of Section 262 of the Delaware General Corporation Law, iXL stockholders and Scient stockholders are not entitled to appraisal rights in connection with the merger because the common stock of each of iXL and Scient is listed on the Nasdaq National Market and the shares of common stock of India-Sierra which the stockholders of iXL and Scient will receive in the merger will be listed on the Nasdaq National Market.


DELISTING AND DEREGISTRATION OF IXL AND SCIENT COMMON STOCK AFTER THE MERGER


     When the merger is completed, iXL common stock and Scient common stock will each be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.


THE MERGER AGREEMENT


     The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, as amended, which is incorporated by reference and attached as Annex A to this joint proxy statement-prospectus. We urge you to read the full text of the merger agreement.


     Conditions to the Merger. Each of iXL's and Scient's obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following specified conditions before completion of the merger:

     - the adoption of the merger agreement by the affirmative vote of:

      -- the holders of a majority of the outstanding shares of Scient common stock; and

      -- the holders of a majority of the outstanding shares of iXL common stock;

     - the absence of any law, order or injunction prohibiting completion of the merger;


     - the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; however, based on the market capitalizations of iXL and Scient, no such waiting periods are applicable to the merger;



     - the approval for listing by the Nasdaq National Market of the shares of India-Sierra common stock to be issued in the merger subject to official notice of issuance; and


     - the declaration of effectiveness of the registration statement on Form S-4 of which this joint proxy statement-prospectus forms a part by the Securities and Exchange Commission, and the absence of any stop order or threatened or pending proceedings seeking a stop order.

     iXL's obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following additional conditions before completion of the merger:

     - Scient's representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or Material Adverse Effect, must be true and correct in all material respects as of the date of the merger agreement and as of the date of completion of the merger, except for:

      -- representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date; and

      -- any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient;

     - Scient must have:

      -- performed or complied with all agreements and covenants required to be performed by it under the merger agreement that are qualified as to materiality or Material Adverse Effect; and

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

      -- performed or complied in all material respects with all other material agreements and covenants required to be performed by it under the merger agreement that are not so qualified; and

     - iXL must have received from Greenberg Traurig, LLP, legal counsel to iXL, a written opinion to the effect that for federal income tax purposes the merger relating to iXL will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Scient's obligations to complete the merger are subject to the satisfaction, to the extent legally permissible, or waiver of the following additional conditions before completion of the merger:

     - iXL's representations and warranties, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or Material Adverse Effect, must be true and correct in all material respects as of the date of the merger agreement and as of the date of completion of the merger, except for:

      -- representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of such date; and

      -- any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL;

     - iXL must have:

      -- performed or complied with all agreements and covenants required to be performed by it under the merger agreement that are qualified as to materiality or Material Adverse Effect; and

      -- performed or complied in all material respects with all other material agreements and covenants required to be performed by it under the merger agreement that are not so qualified; and

     - Scient must have received from Davis Polk & Wardwell, legal counsel to Scient, a written opinion to the effect that for federal income tax purposes the merger relating to Scient will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     "Material Adverse Effect," when used in reference to any entity, means any material adverse effect on:

     - the business, assets (including cash), financial performance, condition (financial or otherwise) or results of operations of such entity and its subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating:

      -- to the economy or financial markets in general;

      -- in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity; or

      -- to the actions taken by the transition and succession team to the extent and in the manner specified in the merger agreement; or

     - the ability of such entity to consummate the transactions contemplated by the merger agreement.

     No Other Transactions Involving iXL or Scient. The merger agreement contains detailed provisions prohibiting iXL and Scient from seeking an alternative transaction. Under these "no solicitation" provisions, each of iXL and Scient has agreed that neither it nor any of its subsidiaries, officers or directors, will not, and that it will use reasonable best efforts to ensure that its and its subsidiaries' employees, agents and representatives, (including investment bankers, attorneys, accountants and other professional advisors) do not, directly or indirectly:

     - initiate, solicit, induce, encourage or knowingly facilitate the making or receipt of an Acquisition Proposal, as described below; or

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

     - have any discussion with, or provide (by any medium) any material non-public information or data to, any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or facilitate any effort or attempt to make or implement an Acquisition Proposal.

     "Acquisition Proposal" means, with respect to iXL or Scient, other than the transactions contemplated by the merger agreement, any offer or proposal for, or any indication of interest, letter of intent, memorandum of understanding, term sheet or inquiry relating to:

     - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its significant subsidiaries;

     - any transfer, lease, assignment, exchange, purchase or sale of 15% or more of the consolidated assets (including stock of its subsidiaries) of such party and its subsidiaries, taken as a whole; or

     - any purchase or sale of, or tender or exchange offer for, any equity or voting debt securities of such party, which if consummated, would result in any person beneficially owning any securities representing 15% or more of the outstanding voting power of such party (or of the surviving, resulting or ultimate parent entity in such transaction) or any of its significant subsidiaries.

     However, the merger agreement does not prevent each of iXL and Scient or their respective board of directors from engaging in any discussions or negotiations with, or providing(by any medium) material, non-public data or information to, any person in response to a bona fide, written Acquisition Proposal by that person, but if and only to the extent that:

     - its stockholders have not voted to adopt the merger agreement;

     - its Board of Directors concludes in good faith after consultation with independent outside counsel and independent financial advisors that such Acquisition Proposal is reasonably expected to lead to a Superior Proposal (as described below);

     - prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, its Board of Directors receives from such person an executed confidentiality agreement having provisions that are customary in such agreements relative to proposed transactions such as the Acquisition Proposal, as advised by outside counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the confidentiality agreement between iXL and Scient, then the confidentiality agreement between iXL and Scient will be deemed to be amended to contain the less restrictive provisions or to omit the restrictive provisions (as the case may be); and

     - prior to providing any material, non-public data or information or data to any person or entering into discussions or negotiations with any person, such party notifies the other party promptly (and, in any case, within 24 hours) of inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, such person or any of its representatives, indicating the name of the person and the material terms and conditions of any inquiries, indications of interest, proposals, term sheets or offers.

     "Superior Proposal" means a bona fide written proposal made to iXL or Scient, as the case may be,

     - regarding a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving iXL or Scient as a result of which the person making the proposal or its stockholders would own a majority of the combined voting power of the entity surviving or resulting from the transaction, or its ultimate parent entity;

     - which is on terms which the board of directors of iXL or Scient, as the case may be, in good faith concludes, following receipt of the advice of its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal would, if completed, result in a transaction that is more favorable to the stockholders of iXL or Scient, as the case may be, from a financial point of view, than the merger; and

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

     - which provides that any requisite external financing is either then committed or otherwise funded and not subject to any material contingency.

     In addition, if either iXL or Scient makes a Change in Board
Recommendation, as defined below, in connection with an Acquisition Proposal, then it will

     - provide immediate written notice to the other party of the Change in Board Recommendation specifying the identity of the person making the Acquisition Proposal, as well as the material terms of the Acquisition Proposal; and

     - postpone or delay its stockholders meeting to be held for the purpose of voting on the merger agreement for not less than five days after such written notice is provided to the other party.

     "Change in Board Recommendation" means, with respect to any party to the merger agreement:

     - withdrawing, modifying or qualifying, or proposing to withdraw, modify or qualify, in any manner adverse to the other party to the merger agreement, the recommendation of that party's board of directors that its stockholders vote in favor of the adoption of the merger agreement; or

     - taking any action or making any statement in connection with the special meeting of the stockholders of that party that is inconsistent with the recommendation of that party's board of directors.

     Each of iXL and Scient has agreed under the provisions of the merger agreement that:

     - it will promptly keep the other party informed of the status and terms of any proposals, offers, discussions or negotiations covered by the "no solicitation" provisions of the merger agreement;

     - it will, and its officers, directors and representatives will, immediately cease and terminate any activities, discussions or negotiations existing as of July 31, 2001, the date of the merger agreement, with any parties conducted before that date with respect to any Acquisition Proposal;

     - it will promptly inform its directors, officers, key employees, agents and representatives of the obligations of the "no solicitation" provisions of the merger agreement and use its reasonable best efforts to obtain their express acknowledgment of the terms of the "no solicitation" provisions; and

     - it will not submit to the vote of its stockholders any Acquisition Proposal other than the merger between iXL and Scient.

     Nothing contained in the "no solicitation" provisions of the merger agreement will:

     - permit iXL or Scient to terminate the merger agreement, except as specifically provided in the merger agreement; or

     - affect any other obligation of iXL or Scient under the merger agreement.

     Termination. iXL and Scient can terminate the merger agreement by mutual written consent at any time. Either company may also terminate the merger agreement if:

     - the merger is not completed on or before December 31, 2001; however, this date may be extended to no earlier than March 31, 2002 if the registration statement of which this joint proxy statement-prospectus is a part has not yet been declared effective by the SEC, and neither company may terminate pursuant to this provision if its willful failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to be completed by such date;

     - any governmental entity shall have issued an order, decree or ruling or taken any action restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and nonappealable, except that this right to terminate the merger agreement shall not be available to any party who has been the cause of such action;

     - either company's stockholders do not vote to adopt the merger agreement at a duly held meeting of that company's stockholders;

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

     - the board of directors of the other party fails to recommend that the stockholders of that party vote for the adoption of the merger agreement or effects a Change in Board Recommendation, whether or not permitted by the terms of the merger agreement;

     - the other party fails to notice and convene a special meeting of its stockholders to vote on the adoption of the merger agreement; or

     - the other party breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement in such a way as to render the conditions to the completion of the merger relating to the accuracy of representations and warranties and the performance of or compliance with agreements and covenants contained in the merger agreement incapable of being satisfied on or before December 31, 2001 or such later date agreed to by the parties as described above.

     Termination Fee. The merger agreement entitles each of iXL and Scient to a $7,500,000 termination fee from the other party if it terminates the merger agreement because:

     - the board of directors of the other party shall have failed to recommend that its stockholders approve the merger, effected a Change in Board Recommendation, or failed to notice and convene a special meeting of its stockholders to vote on adoption of the merger agreement; or

     - the approval of the merger by the other party's stockholders is not obtained, if prior to such termination, an Acquisition Proposal with respect to the other party has been publicly announced or otherwise communicated publicly to the senior management, representatives, board of directors or stockholders of the other party.

  Conduct of Business Pending the Merger.


     Transition Team. The merger agreement requires iXL and Scient to reasonably cooperate in the formation of a transition and succession team comprised of an equal number of representatives of each of iXL and Scient for the purpose of establishing goals and programs, and implementing same, in furtherance of the long-term strategic prospects, goals and objectives of India-Sierra. To be effective, any action undertaken by such transition and succession team shall require the affirmative approval of at least one representative of each of iXL and Scient.


     Restrictions on Conduct of Business. Under the merger agreement, each of iXL and Scient has agreed that, during the period before completion of the merger, it will carry on its respective business in the usual, regular and ordinary course in all material respects, in substantially the same manner as previously conducted, and will use its reasonable best efforts to preserve intact its present line of business, maintain its rights and franchises and preserve its relationships with third parties to the end that its ongoing business shall not be impaired in any material respect at the completion of the merger. Each of iXL and Scient has also agreed that it will not, and it will not permit any of its subsidiaries to, subject to certain exceptions, enter into any new material line of business or incur or commit to any capital expenditures or any obligations or liabilities in connection with such capital expenditures, other than as previously disclosed to the other party or in the ordinary course of business consistent with past practice.

     In addition to these agreements regarding the conduct of business generally, each of iXL and Scient has agreed, subject to certain exceptions, to some specific restrictions relating to, among other things, the following:

     - the declaration or payment of dividends;

     - the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

     - the repurchase or redemption of capital stock;

     - the issuance or sale of capital stock, any voting debt or other equity interests;

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

     - the amendment of its certificate of incorporation or bylaws;

     - the acquisition of other businesses;

     - the disposition of assets;

     - the extension of loans, advances, capital contributions or investments;

     - the incurrence or the guarantee of debt;

     - the sale of debt securities, warrants or other rights to acquire debt securities;

     - the taking of actions that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

     - compensation of directors, executive officers and key employees;

     - accounting policies and procedures;


     - entrance into agreements that limit or restrict, or after completion of the merger, could limit or restrict iXL, Scient or any of their subsidiaries or affiliates, including India-Sierra, from engaging or competing in any line of business or in any geographic area; and


     - actions that would result, or would reasonably be expected to result, in any of the conditions to the merger not being satisfied, or a material delay in the satisfaction of any of the conditions to the merger.

     Additional Agreements. Each of iXL and Scient has agreed to cooperate with each other and to use its reasonable best efforts to take all actions and do all things necessary, proper and advisable under the merger agreement and applicable laws to complete the merger as soon as practicable after July 31, 2001, which is the date of the merger agreement. Accordingly, each has agreed to use its reasonable best efforts to:

     - as promptly as practicable, prepare and file all applications, notices, petitions, filings and other documents, and to obtain all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances from any third party or any domestic or foreign governmental entity necessary to complete the merger; and

     - take all reasonable steps to obtain all necessary consents and required approvals, including those required under applicable antitrust laws.

     The merger agreement also contains covenants relating to, among other things, the cooperation between iXL and Scient in the preparation of this joint proxy statement-prospectus and additional agreements between them relating to access to information, mutual notice of specified matters and public announcements.


     Amendment, Extension and Waiver. The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger by the stockholders of iXL and Scient has been obtained. After the stockholder approvals have been obtained, however, no amendment may be made which by law or in accordance with the rules of the Nasdaq National Market requires further approval by the stockholders of iXL or Scient, as the case may be, without such further approval. All amendments to the merger agreement must be in writing and signed by each party.


     At any time before the completion of the merger, the parties may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other parties;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

     All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

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     Expenses.  Whether or not the merger is completed, all expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees, except:


     - if the merger is completed, India-Sierra shall pay, or cause to be paid, any and all expenses incurred by iXL and Scient; and


     - irrespective of whether the merger is consummated, iXL and Scient shall share equally:

      -- expenses incurred in connection with the preparation, filing, printing and mailing of this joint proxy statement-prospectus and the registration statement of which it is a part; and

      -- all fees and costs relating to any necessary filings (and the prosecution thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Representations and Warranties. The merger agreement contains customary representations and warranties of iXL and Scient relating to:

     - corporate organization and similar corporate matters;

     - subsidiaries;

     - capital structure;

     - authorization and absence of conflicts;

     - minority interests;

     - documents filed with the SEC and financial statements included in those documents;

     - information supplied in connection with this joint proxy statement-prospectus and the registration statement of which it is a part;

     - board approval and applicable state takeover laws;

     - the stockholder vote required to adopt the merger agreement;

     - litigation;

     - compliance with applicable laws;

     - absence of specified changes or events;

     - intellectual property;

     - brokers and finders;

     - opinions of financial advisors;

     - taxes;

     - specified contracts;

     - employee benefits;

     - insurance;

     - transactions with affiliates; and

     - leased real property.


INDIA-SIERRA CHARTER AND BYLAWS



     Upon completion of the merger, the certificate of incorporation for India-Sierra will be in substantially the form set forth in Annex G to this joint proxy statement-prospectus and the bylaws of India-Sierra will be substantially in the form set forth in Annex H to this joint proxy statement-prospectus. For a summary of the material provisions of the certificate of incorporation and bylaws of India-Sierra, and the rights of stockholders of India-Sierra under the certificate of incorporation and bylaws, see the sections entitled "Description of India-Sierra Capital Stock" and "Comparison of Rights of India-Sierra Stockholders, iXL Stockholders, and Scient Stockholders."


VOTING AGREEMENTS

     The following summary of the voting agreements is qualified in its entirety by reference to the complete text of the voting agreements, which are incorporated by reference and attached as Annexes B and C to this joint proxy statement-prospectus. We urge you to read the full text of the voting agreements.

     In connection with the execution and delivery of the merger agreement, iXL entered into a voting agreement with certain stockholders of Scient under which such Scient stockholders agreed to vote all their shares of Scient common stock in favor of the adoption of the merger agreement and the equity incentive plan. As of the record date for the special meeting, these stockholders owned shares of Scient common stock representing approximately 34% of the total voting power of the outstanding shares of Scient capital stock. Scient entered into a similar voting agreement with certain stockholders of iXL under which such iXL stockholders agreed to vote all their shares of iXL common stock in favor of the adoption of the merger agreement and the equity incentive plan. As of the record date for the special meeting, these stockholders owned shares of iXL common stock representing approximately 34% of the total voting power of the outstanding shares of iXL capital stock.

     The voting agreements prohibit the stockholders from selling, transferring, pledging, encumbering, assigning or otherwise disposing of any shares of their iXL or Scient common stock, as the case may be.

     Each voting agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

REGISTRATION RIGHTS AGREEMENT

     The following summary of the registration rights agreement is qualified in its entirety by reference to the complete text of the registration rights agreement, which is incorporated by reference and attached as Annex D to this joint proxy statement-prospectus. We urge you to read the full text of such agreement.


     In conjunction with the completion of the merger, India-Sierra will make available to those persons who are deemed affiliates for purposes of Rule 145(a) under the Securities Act the right to join as a party to a registration rights agreement.



     The registration rights agreement will provide the affiliates with the right to make up to an aggregate of four requests that India-Sierra effect the registration under the Securities Act of the offer and sale of the common stock held by such affiliates; provided, however, upon the existence of certain circumstances, India-Sierra may delay a demand for registration for a specified period. Each demand for registration must be made by affiliates holding at least 10% of the common stock held by all such affiliates. Additionally, if India-Sierra is at any time eligible to register the common stock held by the affiliates on Form S-3, then the affiliates shall be entitled to request that India-Sierra register their common stock on such form, so long as such common stock has an anticipated aggregate offering price of at least $5,000,000.



     If India-Sierra proposes to register any of its equity securities under the Securities Act, and the registration form to be used may be used for the registration of the common stock held by the affiliates, India-Sierra will give written notice to all of the affiliates of its intention to do so. Upon the written request by any affiliate, India-Sierra will use its best efforts to effect the registration under the Securities Act of all such common stock held by such affiliate, subject to certain limitations.



     The registration rights agreement will require affiliates to agree to certain limitations on the sale of their common stock in conjunction with a registration. India-Sierra will pay all registration expenses in connection with registrations pursuant to the registration rights agreement, provided that underwriting discounts and commissions related to such registration shall be paid pro rata by the sellers in such registration.

SCIENT, INC. 2001 EQUITY INCENTIVE PLAN

     The following summary of the Scient, Inc. 2001 Equity Incentive Plan is qualified in its entirety by reference to the complete text of the equity incentive plan, which is incorporated by reference and attached as Annex I to this joint proxy statement-prospectus. We urge you to read the full text of such equity incentive plan.


     General. The Scient, Inc. 2001 Equity Incentive Plan is intended to comply with the Exchange Act and the requirements of the Internal Revenue Code of 1986. India-Sierra's board of directors believes that in order for India-Sierra to attract, retain and reward valuable personnel it is important for India-Sierra to adopt a flexible, long-term incentive plan.



     Purpose. The purpose of the Scient, Inc. 2001 Equity Incentive Plan is to promote the long-term success of India-Sierra and the creation of stockholder value by encouraging employees, directors and consultants to focus on critical long-range objectives, encouraging the attraction and retention of employees, directors and consultants with exceptional qualifications and linking such individuals directly to stockholder interests through increased stock ownership.



     Shares Available for Grants. The Scient, Inc. 2001 Equity Incentive Plan will reserve for issuance of stock incentives to employees, directors and consultants of India-Sierra 48 million shares of India-Sierra common stock. In addition, as of January 1 of each year, commencing with the year 2002, the aggregate number of shares underlying awards which may be granted under the plan will automatically increase by a number equal to the lesser of 8% of the total number of India-Sierra common stock then outstanding or (b) 40 million; provided that the number of shares of India-Sierra common stock reserved for issuance pursuant to the plan does not exceed 25% of the number of India-Sierra common stock outstanding as of such January 1.



     No participant may receive stock options and/or stock appreciation rights in any calendar year that relate to more than 8 million shares, except that a newly hired employee may receive options and/or stock appreciation rights covering up to 16 million shares. If awards granted under the plan are forfeited or otherwise terminated, then the shares subject to those awards will again become available for issuance under the plan. The foregoing notwithstanding, the aggregate number of shares of India-Sierra common stock that may be issued under the plan upon the exercise of incentive stock options will be 48 million and may not be increased when shares of restricted stock or other awards are forfeited.



     Substitute awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company which India-Sierra or an affiliate acquires or with which India-Sierra or an affiliate combines, will not reduce the number of shares available for issuance the plan.



     Administration. The India-Sierra compensation committee will administer the Scient, Inc. 2001 Equity Incentive Plan. The committee will have complete discretion to make all decisions relating to the interpretation and operation of the plan. Specifically, the committee will have the discretion to select the employees and consultants who are to receive options under the plan, determine the type, number, vesting requirements and other features and conditions of such options, interpret the plan and make all other decisions relating to the operation of the plan. The committee will also be permitted to reprice outstanding options and modify outstanding options in other ways. In addition, the committee will have the authority within the plan limits to establish sub-plans if required to be in compliance with non-U.S. laws.



     Eligibility. All employees, directors and consultants of India-Sierra and its affiliates will be eligible to participate in the Scient, Inc. 2001 Equity Incentive Plan; provided that incentive stock options will be limited to common law employees of India-Sierra, a parent or a subsidiary.


     Types of Awards. The Scient, Inc. 2001 Equity Incentive Plan provides for the following types of awards: incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and stock units.

     Terms of Options and Stock Appreciation Rights. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for all incentive stock options and stock appreciation rights granted under the plan will be at least 100% of the fair market value of India-Sierra common stock on the option grant date. The exercise price of nonstatutory stock options may be as low as the par value of the underlying shares of India-Sierra common stock.



     Optionees will be permitted to pay the exercise price by using cash; shares of India-Sierra common stock that the optionee already owns; a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash; an immediate sale of the option shares through a broker designated by us; or a loan from a broker designated by us, secured by the option shares.


     Options and stock appreciation rights will vest at the time or times determined by the compensation committee. In most cases, the options will vest over the four-year period following the date of grant.

     Options will generally expire 10 years after they are granted, except that they will generally expire earlier if the optionee's service terminates earlier.


     Restricted Shares and Stock Units. Restricted shares may be awarded under the Scient, Inc. 2001 Equity Incentive Plan in return for cash; a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash; services already provided to India-Sierra; and in the case of treasury shares only, services to be provided to India-Sierra in the future.



     Restricted shares and stock units vest at the time or times determined by the India-Sierra compensation committee.



     Change in Control. If a change in control of India-Sierra occurs, an option or other award granted under the Scient, Inc. 2001 Equity Incentive Plan will generally become fully vested, unless the surviving company assumes the option or other award or replaces it with a comparable award. In addition, an option or other award will ordinarily become vested in full -- even if it was assumed or replaced -- if the participant is discharged within 12 months after the change in control other than for cause. For this purpose, a participant is also treated as having been discharged other than for cause if the participant resigns after being asked to relocate, after suffering a reduction in compensation or after being demoted.



     A change in control includes a merger of India-Sierra after which India-Sierra's stockholders own 50% or less of the surviving company; a sale of all or substantially all of India-Sierra's assets; a proxy contest that results in the replacement of more than one-half of India-Sierra's directors over a 24-month period; or an acquisition of 30% or more of India-Sierra's outstanding stock by any person or group, other than a person related to India-Sierra, such as a holding company owned by India-Sierra's stockholders.



     Automatic Grants to Non-Employee Directors. The non-employee members of India-Sierra's board of directors are eligible for automatic option grants under the Scient, Inc. 2001 Equity Incentive Plan. Each non-employee director will receive options for 5,000 shares of India-Sierra common stock each calendar quarter. These options will be exercisable immediately after the grant, and the option shares will be fully vested from the outset. The exercise price of each non-employee director's option will be equal to the fair market value of India-Sierra common stock on the option grant date. A director will be able to pay the exercise price by using cash, shares of common stock that the director already owns or an immediate sale of the option shares through a broker designated by India-Sierra. The non-employee directors' options will have a 10-year term, except that they will expire one year after a director leaves the India-Sierra board, if earlier.



     Adjustment. All share amounts under the Scient, Inc. 2001 Equity Incentive Plan, including shares reserved for issuance and the maximum number of shares covered by options or stock appreciation rights granted to any participant in a calendar year, are subject to proportionate adjustment upon stock splits, stock dividends and the like; provided, however, that the quarterly options for non-employee directors of 5,000 shares are not subject to adjustment.



     Amendment or Termination. The India-Sierra board of directors may amend or terminate the Scient, Inc. 2001 Equity Incentive Plan at any time. If the board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The plan will continue in effect for 10 years after the completion of the merger, unless the board decides to terminate the plan earlier.

     New Plan Benefits. Awards under the Scient, Inc. 2001 Equity Incentive Plan are discretionary. Therefore, it is not possible to determine the allocation of all of the benefits that will be received in the future by participants in the plan. It is anticipated that following the completion of the merger, the following options to purchase India-Sierra common stock will be granted under the plan to the directors and officers of India-Sierra:


                               NEW PLAN BENEFITS
                    SCIENT, INC. 2001 EQUITY INCENTIVE PLAN


                                                               NUMBER OF INDIA-SIERRA
NAME AND PRINCIPAL POSITION WITH INDIA-SIERRA                         OPTIONS
---------------------------------------------                  ----------------------
Robert M. Howe
  Chairman of the Board of Directors........................                  0
U. Bertram Ellis
  Vice Chairman of the Board of Directors...................          7,399,466
Christopher M. Formant
  President and Chief Executive Officer.....................          3,500,000
Stephen A. Mucchetti
  Executive Vice President and Chief Operating Officer......          2,500,000
Theodore W. Browne, II
  Senior Vice President, Secretary and General Counsel......            892,500
Michael Hand
  Treasurer and Corporate Controller........................            200,000
                                                                     ==========
Executive Group.............................................         14,491,966
Non-Executive Director Group................................             70,000
Non-Executive Officer Employee Group........................         22,100,000


     Summary of Certain United States Federal Income Tax Consequences of Awards. The following is the current, general U.S. federal income tax consequences of awards that may be granted under the Scient, Inc. 2001 Equity Incentive Plan. It is not intended to be a comprehensive description of all possible tax consequences related to awards under the plan.


     Neither the participant nor India-Sierra will incur any federal tax consequences as a result of the grant of an option or a stock appreciation right. The participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and India-Sierra will receive no deduction when an incentive stock option is exercised. Upon exercising a nonstatutory stock option or a stock appreciation right, the participant generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of India-Sierra common stock on the date of exercise; India-Sierra will ordinarily be entitled to a deduction for the same amount.



     The tax treatment of a disposition of shares acquired upon exercise of an option depends on how long the shares have been held and on whether the shares were acquired by exercising an incentive stock option or by exercising a nonstatutory stock option. India-Sierra will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.



     In the case of awards other than options and stock appreciation rights, the participant will generally be taxed as ordinary income equal to the fair market of the shares, cash or other property received. This tax will accrue at the time of grant, except in the case of an award that is non-transferable and subject to a risk of forfeiture. In that case, the tax may not accrue until lapse of at least one of these restrictions, although the participant may elect to be taxed at the time of grant. Subject to an exception discussed below under "-- Compliance with Section 162(m) of the Internal Revenue Code," India-Sierra will be entitled to a tax deduction in an amount equal to the ordinary income taxed to the participant.



     Compliance with Section 162(m) of the Internal Revenue Code. The India-Sierra compensation committee intends that some awards under the Scient, Inc. 2001 Equity Incentive Plan should qualify as performance-based, as defined in Section 162(m) of the Internal Revenue Code.
Section 162(m) imposes a cap of $1 million on the amount of tax deductions that an employer may take for compensation to any particular executive in a single year, but qualifying performance-based compensation remains fully deductible regardless of its amount. Under the plan, options and stock appreciation rights are intended to qualify as performance-based compensation.

     By approving the plan, stockholders will also be approving the eligibility of executive officers and others to participate in the plan and the per-person limitations for performance-based awards. The plan imposes per-person limitations so that a participant may not receive awards intended to qualify as performance-based in excess of his or her annual limit. The annual limit has been set above the committee's present anticipated award levels because Section 162(m) of the Internal Revenue Code permits only downward discretionary adjustments.


     A number of other requirements must be met in order for a particular compensation to qualify as performance-based under Section 162(m) of the Internal Revenue Code. There can be no assurances that compensation resulting from awards granted under the plan intended to qualify as performance-based will, in fact, be fully deductible under all circumstances. In addition, the plan authorizes types of awards that will not qualify as performance-based. Compensation paid as a result of these awards may be subject to the limitation on deductibility under Section 162(m) if it and other non-performance-based compensation paid to any named executive officer exceed $1 million in a given year. The committee's policy will be to preserve corporate tax deductions attributable to the compensation of executives while maintaining the flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of India-Sierra and its stockholders, but which may not always qualify for full tax deductibility under Section 162(m).



     Stockholder approval of the Scient, Inc. 2001 Equity Incentive Plan is being sought in order to qualify for certain regulatory and tax benefits under Nasdaq National Market rules, Section 16 of the Exchange Act and Sections 162(m) and 422 of the Internal Revenue Code. If stockholders do not approve the plan, it will not be adopted.


     The affirmative vote of a majority of the total votes cast by iXL stockholders and the affirmative vote of a majority of the total votes cast by Scient stockholders are required to adopt the Scient, Inc. 2001 Equity Incentive Plan.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of iXL and Scient. iXL and Scient have different fiscal years. iXL has a December 31 year-end while Scient has a March 31 year-end. It is anticipated that India-Sierra will have a December 31 year-end. The twelve-month unaudited pro forma condensed combined statements of operations are presented using iXL's results for the year ended December 31, 2000 and Scient's results for the twelve months ended March 31, 2001. The interim period unaudited pro forma condensed combined statements of operations are presented using both iXL's and Scient's results for the six months ended June 30, 2001. Therefore, Scient's results for the three months ended March 31, 2001 are included in both the twelve-month and interim unaudited pro forma condensed combined statements of operations. Revenue and net loss for Scient for the three months ended March 31, 2001 were $27.1 million and $90.2 million, respectively.


     The following unaudited pro forma condensed combined balance sheet at June 30, 2001 gives effect to the merger as if it occurred as of that date. The following unaudited pro forma condensed combined statements of operations give effect to the merger as if it occurred as of January 1, 2000.


     The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of India-Sierra. The pro forma adjustments are based on the information and assumptions available at the time of the printing of this joint proxy statement-prospectus. Although estimates are preliminary, management does not believe the actual results will differ significantly.


THE MERGER

     The merger will be structured as a stock-for-stock exchange and is described under "The Merger -- Structure of the Merger and Conversion of iXL and Scient Stock."


     As a result of the merger, it is anticipated that the former stockholders of iXL will have an approximate 50% interest in India-Sierra and that the former stockholders of Scient will have an approximate 50% interest in India-Sierra. The merger is expected to be accounted for as an acquisition by iXL of Scient under the purchase method of accounting for business combinations, as covered by Statement of Financial Accounting Standards No. 141, "Business Combinations." Stock options granted under Scient stock option plans will be fully vested at the time of the merger. Any stock options exercised by Scient option holders will be included in the determination of the final purchase price of Scient in accordance with FAS No. 141.



     Management expects that the strategic benefits of the merger will result in cost saving opportunities for the combined company. Those opportunities include, but are not limited to, the ability to reduce real estate lease costs and administrative costs. However, such incremental cost savings have not been reflected in the accompanying pro forma condensed combined statements of operations of India-Sierra.

                                  INDIA-SIERRA


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2001
                                 (IN THOUSANDS)


                                                                        PRO FORMA       INDIA-SIERRA
                                                  IXL       SCIENT     ADJUSTMENTS       PRO FORMA
                                               ---------   ---------   -----------      ------------
                                               ASSETS
Current assets:
  Cash and cash equivalents..................  $  25,578   $  68,745                     $  94,323
  Restricted cash............................         --      26,683                        26,683
  Marketable securities and short-term
     investments.............................        202      19,696                        19,898
  Accounts receivable, net...................     19,607      10,330                        29,937
  Unbilled revenue...........................      9,328          --                         9,328
  Prepaid expenses and other current
     assets..................................      2,388       8,477                        10,865
                                               ---------   ---------   ----------        ---------
          Total current assets...............     57,103     133,931                       191,034
Property and equipment, net..................     42,046      10,942       (3,674)(1c.)     49,314
Intangible assets, net.......................     20,396          --                        20,396
Other non-current assets.....................      4,996          --                         4,996
                                               ---------   ---------   ----------        ---------
          Total assets.......................  $ 124,541   $ 144,873   $   (3,674)       $ 265,740
                                               =========   =========   ==========        =========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................  $   9,017   $   1,862                     $  10,879
  Deferred revenue...........................      5,462          85                         5,547
  Accrued liabilities........................      6,688      19,413        7,356(1b.)      33,457
  Restructuring reserve......................      8,730      44,590                        53,320
  Current portion of long-term debt..........        314       3,361                         3,675
  Borrowings under credit facility...........      3,700          --                         3,700
                                               ---------   ---------   ----------        ---------
          Total current liabilities..........     33,911      69,311        7,356          110,578
Long-term restructuring reserve..............     11,381          --                        11,381
Long-term debt and warrants..................     14,618       2,019                        16,637
Other long-term liabilities..................      2,152          --                         2,152
                                               ---------   ---------   ----------        ---------
          Total liabilities..................     62,062      71,330        7,356          140,748
                                               ---------   ---------   ----------        ---------
Stockholders' equity:
  Common stock...............................        966           7          903(2)         1,876
  Additional paid in capital.................    638,711     312,623     (251,908)(2)      699,426
  Stock subscriptions receivable.............     (1,500)         --                        (1,500)
  Note receivable from stockholders..........     (1,821)         --                        (1,821)
  Accumulated other comprehensive loss.......     (1,968)         --                        (1,968)
  Unearned compensation......................       (820)     (3,933)       3,933(2)          (820)
  Treasury stock.............................       (888)         --          888(2)            --
  Accumulated deficit........................   (570,201)   (235,154)     235,154(2)      (570,201)
                                               ---------   ---------   ----------        ---------
          Total stockholders' equity.........     62,479      73,543      (11,030)         124,992
                                               ---------   ---------   ----------        ---------
          Total liabilities and stockholders'
            equity...........................  $ 124,541   $ 144,873   $   (3,674)       $ 265,740
                                               =========   =========   ==========        =========


 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                  INDIA-SIERRA


            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000


                                                                        PRO FORMA       INDIA-SIERRA
                                                  IXL       SCIENT     ADJUSTMENTS       PRO FORMA
                                               ---------   ---------   -----------      ------------
Revenue:                                       $ 359,336   $ 300,177                     $ 659,513
Expenses:
  Professional services expenses.............    213,754     149,334                       363,088
  Selling, general and administrative
     expenses................................    215,109     171,472                       386,581
  Stock-based compensation and other.........      4,198       9,402                        13,600
  Depreciation...............................     20,532      11,152       (2,551)(1c.)     29,133
  Amortization...............................     43,969       4,667                        48,636
  Impairment charge on intangible assets.....     97,402          --                        97,402
  Restructuring charge.......................     76,588     104,799                       181,387
                                               ---------   ---------   ----------        ---------
          Loss from operations...............   (312,216)   (150,649)       2,551         (460,314)
Other expense................................     (1,754)       (440)                       (2,194)
Interest income..............................      5,391      11,679                        17,070
Interest expense.............................     (2,118)       (562)                       (2,680)
Equity in net losses of affiliates...........    (41,168)         --                       (41,168)
                                               ---------   ---------   ----------        ---------
          Loss before income taxes...........   (351,865)   (139,972)       2,551         (489,286)
Income tax expense...........................        600          --                           600
                                               ---------   ---------   ----------        ---------
          Net loss...........................  $(352,465)  $(139,972)  $    2,551        $(489,886)
                                               =========   =========   ==========        =========
Net loss per share:
Basic and diluted net loss per common
  share......................................  $   (4.73)  $   (2.13)                    $   (2.60)
                                               =========   =========   ==========        =========
Weighted average common shares outstanding...     74,593      65,583                       188,168
                                               =========   =========   ==========        =========


 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                  INDIA-SIERRA


            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001


                                                                          PRO FORMA      INDIA-SIERRA
                                                    IXL       SCIENT     ADJUSTMENTS      PRO FORMA
                                                  --------   ---------   -----------     ------------
Revenue:                                          $ 73,431   $  38,366                    $ 111,797
Expenses:
  Professional services expenses................    60,750      39,236                       99,986
  Selling, general and administrative
     expenses...................................    44,556      42,672                       87,228
  Stock-based compensation and other............       606       2,863                        3,469
  Depreciation..................................     9,719       4,681       (592)(1c.)      13,808
  Amortization..................................     8,370       1,750                       10,120
  Impairment charge on intangible assets........    12,746          --                       12,746
  Restructuring charge..........................    24,880     107,840                      132,720
                                                  --------   ---------      -----         ---------
          Loss from operations..................   (88,196)   (160,676)       592          (248,280)
Other expense...................................     7,757         169                        7,926
Interest income.................................       937       4,265                        5,202
Interest expense................................    (2,259)       (279)                      (2,538)
Equity in net losses of affiliates..............        --          --                           --
                                                  --------   ---------      -----         ---------
          Loss before income taxes..............   (81,761)   (156,521)       592          (237,690)
Income tax expense..............................        --          --                           --
                                                  --------   ---------      -----         ---------
          Net loss..............................  $(81,761)  $(156,521)     $ 592         $(237,690)
                                                  ========   =========      =====         =========
Net loss per share:
Basic and diluted net loss per common share.....  $  (0.94)  $   (2.25)                   $   (1.26)
                                                  ========   =========      =====         =========
Weighted average common shares outstanding......    87,162      69,530                      188,168
                                                  ========   =========      =====         =========


 See accompanying notes to the unaudited pro forma condensed combined financial information.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS


     1. The purchase price of the merger was based on the number of common shares outstanding of Scient that would be converted into India-Sierra shares based upon the agreed ratio as of July 31, 2001. Scient has options outstanding that will vest and be available to exercise upon consummation of the merger. All options not exercised by closing will be cancelled. A significant portion of the Scient options outstanding are out of the money. While it is likely that those options in the money at the time of the closing will be exercised, there is no way to estimate the ultimate number of India-Sierra shares that will be issued in conjunction with any exercised options. Scient has 155,266 of stock options outstanding with a strike price at or below the closing market price on September 28, 2001 of $0.27. If all of these options were exercised in connection with the merger, the cost of the acquired entity would increase by approximately $131,000. This would result in a reduction to the pro forma adjustment to property and equipment of $3.7 million presented in 1.c. below by $0.1 million. Because the number of options that will ultimately be exercised cannot be determined at this time, no adjustment for the possible increase in the purchase price of Scient due to increased number of shares outstanding is included in the pro forma condensed combined balance sheet as of June 30, 2001. Management does not believe the effects resulting from any differences in the final allocation of the purchase price will differ significantly from the estimates used herein.


     The purchase price and allocation used in preparation of these pro forma statements were computed as follows:

PURCHASE PRICE (IN THOUSANDS):
Cost of acquired entity.....................................  $62,513(a)
Acquisition expenses (estimated)............................    7,356(b)
                                                              -------
Total purchase price........................................  $69,869
                                                              =======
PRELIMINARY ALLOCATION OF PURCHASE PRICE (IN THOUSANDS):
Fair value of Scient net assets at June 30, 2001............  $73,543
Excess of fair value of net assets acquired over cost of
  acquired entity...........................................   (3,674)(c)
                                                              -------
Total purchase price........................................  $69,869
                                                              =======

---------------

a. The cost of the acquired entity is based on the outstanding shares of Scient as of July 31, 2001. The number of shares has been converted to an equivalent number of iXL shares and valued based on the average closing stock price for the period two days prior and two days after the July 31, 2001 merger announcement.
b. Total transaction costs to be incurred in connection with the merger are estimated to be approximately $7.4 million. These costs are presented as an adjustment to accrued liabilities in the unaudited pro forma condensed combined balance sheet. These costs are related to legal, printing, accounting, financial advisory services and other expenses. Other expenses include approximately $1.2 million of exit costs to be incurred in connection with the merger, such as a reduction in workforce.
c. The $3.7 million amount represents the excess of fair value of net assets acquired over cost and has been reallocated to property and equipment through a pro forma adjustment, resulting in a decrease in the property and equipment balance in the pro forma condensed combined balance sheet and a decrease in depreciation expense in the pro forma condensed combined income statements.


     2. Pro forma adjustments to record the merger as of June 30, 2001 represent an increase in common stock resulting from the issuance of India-Sierra shares offset by the elimination of Scient's existing common stock and a corresponding decrease in additional paid in capital and unearned compensation resulting from the elimination of Scient's existing additional paid in capital and unearned compensation, offset by the cost of the acquired entity in excess of the par value of the common stock.



     3. The pro forma combined weighted average common shares outstanding amount for all periods presented is based on the estimated number of shares outstanding after iXL stockholders and Scient stockholders have received their respective
1.00 and 1.24 shares in India-Sierra. Scient has options outstanding that will vest and be available to exercise upon consummation of the merger. Because the number of options that will ultimately be exercised cannot be determined at this time, no adjustment to weighted shares outstanding has been made.

     4. Certain financial statement balances of Scient have been reclassified to conform with iXL's financial statement presentation.

                                  IXL BUSINESS

OVERVIEW


     iXL is a business and technology consultancy that helps companies utilize emerging technologies and business strategy designed to build stronger, more profitable relationships with their customers and business partners. iXL has five principal offices in the United States and Europe. iXL began operations in May 1996, and since that time iXL has acquired a total of 38 companies.



     iXL's goal is to be a leader in providing unique e-business solutions for Global 1000 companies and other corporate users of information technology. To achieve its goal, iXL seeks to utilize a focused set of vertical market capabilities and cost-effective development and implementation resources. iXL intends to leverage and expand its industry expertise, capture and disseminate knowledge and best practices, recruit, train and retain experienced professionals, expand client relationships and leverage strategic alliances with key technology companies.



     iXL has incurred substantial losses since its inception. Since the third quarter of 2000, Internet consultants, including iXL, have experienced a significant reduction in demand. This reduction in demand has adversely affected iXL's revenue. In response to this reduction in demand, iXL initiated an extensive restructuring plan designed to reduce iXL's workforce and lower general and administrative expenses. In recognition of iXL's historical losses, the reduction in demand for iXL's services, and the resulting reduction of iXL's workforce, iXL's independent accountants have indicated that there is substantial doubt about iXL's ability to continue as a going concern if the merger is not completed.


     iXL derives its revenue from fees for services for the design and delivery of e-business solutions. These solutions typically include Web-based applications, many of which integrate with a client's existing computer systems. These solutions can incorporate multiple capabilities, including business strategy consulting; creative design; information architecture; software engineering; project management; and audio, video and animation production. iXL offers its services on a time and materials and fixed-price basis.

     iXL typically staffs engagements with a multi-disciplined team of professionals including, for example, project managers, strategic consultants, creative designers, information architects, industry experts and software engineers. By assembling these multi-disciplined teams of professionals, iXL provides comprehensive e-business solutions to its clients. iXL utilizes a proprietary engagement methodology called iD5, which defines and delineates business procedures and processes to take full advantage of best practices developed throughout iXL. iD5 governs and directs all phases of project management from initial engagement definition to final solutions delivery. The goal of iD5 is to provide consistent procedures for all engagement phases by encouraging the use of best practices, while providing clients with greater clarity of expectations, regular progress reports and a higher degree of project organization. iXL believes iD5 helps it achieve on-time and on-budget solutions, capture best practices and leverage its industry expertise.

     iXL uses its extensive engineering capabilities to deliver complex e-business solutions by employing proven technologies such as Java, XML, Perl, CGI, C and C++. iXL has also entered into an agreement with HPS America, Inc. Under this agreement, HPS will complement and supplement iXL's existing core engineering capabilities with its expertise in e-commerce, Web technology, rapid application development, re-engineering and migration, legacy system maintenance and enterprise integration.

     iXL's growth and its ability to provide e-business services depend in large part on iXL's ability to recruit, train and retain experienced professionals. iXL's strategy is to expand its existing expertise by recruiting senior professionals from major consulting firms, creative design firms, information technology services firms and other e-business services companies. iXL maintains an informal, team-driven and results-oriented culture that is attractive to energetic, talented professionals and provides incentives for iXL employees through a competitive compensation plan, equity ownership and our stock option plans.

     iXL is a Delaware corporation. iXL's principal executive offices are located at 1600 Peachtree Street, NE, Atlanta, Georgia 30309, and its telephone number is (404) 279-1000. iXL maintains a World Wide Web site at www.iXL.com. The reference to iXL's World Wide Web address does not mean the information contained at the site is incorporated herein by reference.

INDUSTRY GROUPS

     To provide its clients with the best possible solutions and service, iXL has targeted key industries for growth. iXL believes that these industries have been leaders in the utilization of Internet-enabled technologies. iXL has established industry groups staffed with experienced professionals in the Financial Services, Retail and Consumer Goods, Travel and Transportation and Manufacturing industries. iXL has also established an Enterprise Services industry team staffed with experts in the communications, healthcare and high-tech industries.

     iXL's industry groups are in varying stages of development, staffing and activity. To build iXL's groups' expertise, iXL leverages the experience of its employees who have previously worked for major consulting firms or companies in the relevant industries. iXL has utilized its industry expertise in serving the clients listed below. These clients, included for illustrative purposes, are not intended to be representative of iXL's clients generally.

INDUSTRY CLIENTS

Financial Services                                American International Group, Inc.
                                                  Citicorp Development Center, Inc.
                                                  Fleet Boston Financial Corporation
                                                  Lloyds TSB Bank plc
                                                  J.P. Morgan Chase & Co.

Retail and Consumer Goods                         BMG Direct
                                                  The Coca-Cola Company
                                                  Kraft

Travel and Transportation                         British Airways
                                                  Budget Rent a Car
                                                  Delta Air Lines
                                                  FedEx

Manufacturing                                     Cemtec
                                                  Dupont
                                                  Eastman Chemical

Enterprise Services                               General Electric Company
                                                  BellSouth

     iXL's industry expertise enables it to accurately design and deliver effective e-business strategy and solutions tailored to the special needs of its clients. iXL's strategy is to expand its existing global industry teams by recruiting senior professionals from major consulting firms and companies in the relevant industries. In addition, industry expertise reduces the learning curve on new engagements, improving efficiency of implementation and reducing project delivery times.


     iXL's five largest clients contributed approximately 37% of revenues for the six months ended June 30, 2001. During that period, Lloyds TSB Bank plc contributed approximately 12% of revenues. In 2000, iXL's five largest clients contributed approximately 18% of revenue and no client contributed more than 10% of our revenues.


SERVICE LINES

     iXL has organized its solution delivery around six service lines: Business to Employee, E-Commerce/ Core Engineering, Strategy, Enterprise Relationship Management, E-Value Chain and User Experience.

  Strategy

     iXL offers its clients, leading national and multinational businesses, a single source for the comprehensive range of solutions required to identify, design, develop and deploy e-business solutions that complement or expand conventional business processes. iXL's strategy services combine innovative strategic thinking, creative design capabilities, change management and technological expertise to identify and develop innovative solutions.

  Business to Employee

     iXL's B2E group currently has three primary offerings: Knowledge Management, eLearning and eHR and Employee Portals. The focus for these solutions is to increase employee productivity and effectiveness. Together, these solutions provide the basis for a powerful differentiator for iXL in developing and winning eValue and ERM opportunities, as well as large enterprise client engagements.

     iXL's B2E group has been named the strategic services partner for Cisco's E-Learning Eco-system. Through this partnership, iXL will work with Cisco to provide reference architecture and set solutions built on Cisco technologies. Together iXL and Cisco will offer a number of knowledge management and learning tools for large-scale enterprise solutions, including:

     - a means for employees to update their skill sets and job knowledge;

     - an efficient channel for sharing and disseminating information;

     - content creation and reuse;

     - increased employee productivity and reduced operational costs; and

     - delivery technologies including interactive multimedia, content on demand, virtual classroom, learning management and streaming media.

  E-Commerce/Core Engineering

     iXL designs, develops and deploys sophisticated e-commerce applications for bringing buyers and sellers together via the Internet. iXL has created a broad range of e-commerce applications for its clients, ranging from online retail sites to electronic procurement systems. iXL's strength in e-commerce lies in its ability to integrate third-party software with a client's existing computing and network infrastructure to create a robust e-commerce environment for the client's customers and prospects. iXL's technology group utilizes a set of core e-commerce enabling technologies from companies, including:

     - Microsoft and BEA, for e-commerce server;

     - Oracle, for database platform development; and

     - Compaq and Sun Microsystems, for computing platforms and networking products and services.

     iXL has created its own e-commerce applications for specific client needs. iXL also works with many third-party software companies that have developed more general applications for conducting different aspects of e-commerce, ranging from security to online transaction payments processing. iXL's E-Commerce/Core Engineering service line also features specialized skills in E-Globalization. E-Globalization is the process that enables a company to deliver products and services to customers internationally. iXL works with clients to prepare Internet-related business strategies and processes to handle international inquiries, orders and customer support. Technology internationalization is the creation or modification of software code, or HTML, to support information processing in multiple locales, languages, currencies, calendars and other differing data types. iXL assists clients in assessing the readiness of their technology systems for globalization and localization. Technology localization is the adaptation of a product or service to the legal, cultural, linguistic and technical requirements of a particular market.

  Enterprise Relationship Management

     iXL designs and develops sophisticated computer-based business information management systems. These include database-driven web sites that help clients manage their customer, supplier and vendor relationships more effectively and provide secure database access. Some of these web sites also have the capacity to recognize and profile the types of information a user is typically interested in, and to provide that information automatically to the user during future visits to the site. As part of its ERM capability, iXL develops intranets and extranets, which enable iXL's clients to communicate with employees, customers, suppliers and vendors, as well as to track and store critical business data and other information.

  E-Value Chain

     iXL's e-Value Chain group designs, builds and manages integrated trading partner communities. iXL works with clients to develop solutions that provide the ability to create, manage, maintain and optimize relationships with their partners and suppliers across the entire Value Chain. iXL's e-Value Chain practice provides strategic analysis and solutions to clients including strategy, demand planning and order management, procurement, technology, marketplaces for trading communities and supply chain transformation and optimization.

  User Experience

     iXL's User Experience group builds a customized bridge between every client and its customers. iXL's User Experience team is composed of experts in creative strategy, branding strategy, content strategy and management, design, information architecture, site authoring and usability engineering. Excellence in quality and innovation in delivery are iXL's dominant drivers, allowing each customer a unique and compelling experience.

SALES AND MARKETING

     iXL's marketing department has overall responsibility for communications, advertising, public relations and iXL's World Wide Web site. iXL's sales & marketing activities are aligned with iXL's vertical industry groups.

     Industry-aligned sales and marketing professionals are responsible for developing new business within each industry, targeting new clients and supporting the growth of existing client relationships. iXL's sales approach is consultative and involves industry and solution experts who understand the client's specific business and technology issues. Senior client executives are assigned to strategic accounts to support and expand follow-on business.

     iXL's sales and marketing strategy is to leverage its industry expertise, engineering, and technology skills to attract new clients and expand the scope of existing client relationships into broader engagements, and to create and sustain preference and loyalty for the iXL brand as a leading provider of e-business solutions and services.

STRATEGIC ALLIANCES AND AFFILIATIONS

     iXL has entered into, and intends to continue entering into, strategic alliances and affiliations with a select group of technology service providers. The primary goals of iXL's strategic alliances and affiliations are:

     - to train and retain iXL's engineers, architects, creative talent and strategists;

     - to create or identify new revenue opportunities through referrals and the creation of new service offerings; and

     - to increase iXL's credibility and visibility in the marketplace by operating an industry-leading alliances program as well as collaborating with alliance partners in joint marketing efforts.

     iXL has established strategic affiliations with, among others, Cisco, Compaq, EMC, Intel, Microsoft, Oracle and Sun Microsystems. These strategic affiliations provide iXL early access to training, product support, tools, best practices and technology for these core elements of IT infrastructure. iXL has also established strategic alliances with companies offering technologies that serve specific roles in the deployment or delivery of iXL services. These alliances are arranged by portfolios that focus on a particular solution set or service line. Some of the portfolios and representative alliance partner companies include Art Technology Group, BEA, Blue Martini, BroadVision, Documentum, Interwoven, Vignette, Epicentric, Epiphany, Kana, Siebel and Ariba. The contracts governing the strategic affiliations and alliances generally do not have long durations or minimum requirements. In addition, they are generally terminable by iXL or the other party at will.


     iXL has also entered into an agreement with HPS America, Inc. Pursuant to this agreement (as subsequently amended) HPS purchased one million shares of iXL's common stock for a purchase price of $3 million. HPS paid $1.5 million of this amount upon execution of the agreement, and the remaining $1.5 million is due on March 31, 2002. iXL is obligated to subcontract $65 million of services to HPS by June 30, 2004, as follows:



     - $5 million by December 31, 2001;



     - an additional $10 million by June 30, 2002;



     - an additional $20 million by June 30, 2003; and



     - an additional $30 million by June 30, 2004.



     If iXL fails to meet this commitment, iXL is obligated to pay HPS the difference between the commitment and the value of the business actually given. In recognition of current market conditions and the corresponding reduction in demand for iXL's and HPS's services, iXL and HPS are in discussions to amend this agreement.


     This agreement is intended to enable HPS to complement and supplement iXL's existing core engineering capabilities with its expertise in e-commerce, web technology, rapid application development re-engineering and migration, legacy system maintenance and enterprise integration. HPS is a joint venture between HCL Technologies Limited, India's largest information technology company, and Perot Systems, the world's third largest IT outsourcing company. HPS will provide iXL with preferred pricing, priority scheduling and customized capabilities via SEI-CMM Level 5 iXL-dedicated facilities in Noida and Bangalore, India. HPS was assessed enterprise-wide at Level 5 of the Capability Maturity Model (CMM) developed by the Software Engineering Institute, Carnegie Mellon University, Pittsburgh, USA.

     The Software Engineering Institute (SEI) is a federally funded research and development center sponsored by the U.S. Department of Defense and operated by Carnegie Mellon University. Only 20 of over 1,000 worldwide assessments have been assessed at this level. The CMM for Software describes the principles and practices underlying software process maturity and is intended to help software organizations improve the maturity of their software processes in terms of an evolutionary path from ad hoc, chaotic processes to mature, and disciplined software processes. The CMM is organized into five maturity levels with Level 5 being the highest: (1) Initial; (2) Repeatable; (3) Defined; (4) Managed; and
(5) Optimizing. Predictability, effectiveness, and control of an organization's software processes are believed to improve as the organization moves up these five levels. The key process areas at Level 5 cover the issues that both the organization and the projects must address in order to implement continual, measurable software process improvement.

TRADEMARKS

     iXL(TM), the iXL logo, Interactive Excellence(TM), Internet Excellence(TM), iD5(TM) and the names of products and services offered by iXL are trademarks, registered trademarks, service marks or registered service marks of iXL.

COMPETITION

     The market for iXL's solutions and services is highly competitive and characterized by a growing number of companies that have introduced or developed similar offerings. iXL's target market is rapidly evolving and is subject to continuous technological changes. In addition, there are relatively low barriers of entry into iXL's business. iXL currently has limited patented or other proprietary technology that would preclude or inhibit competitors from entering the Internet consulting market. As a result, iXL's competitors may be better positioned to address these developments and may react more favorably to these changes, which could have a material adverse effect on iXL's business, results of operations and financial condition. Existing and future competitors may develop or offer solutions and services that provide significant technological, creative, performance, price or other advantages over the services offered by iXL.

     iXL classifies its competitors into several groups:

     - e-business solution providers;

     - strategic consulting firms;

     - large information technology consulting services providers; and

     - computer hardware and service vendors.

     iXL's primary competitors today are Sapient Corporation, Proxicom, Inc. (a subsidiary of Dimension Data), Viant Corp. and smaller professional services firms. In addition, the "Big Five" consulting firms as well as other large and small services firms are now offering Internet consulting services. iXL also competes with professional services groups of computer equipment companies such as IBM, Computer Sciences Corporation and Electronic Data Systems. These larger firms may be better positioned than iXL to secure attractive client engagements, and may also be better positioned to withstand any fluctuations in demand. Many of iXL's current and potential competitors have longer operating histories and relationships with clients; larger installed customer bases; and significantly greater financial, technical, marketing and public relations resources than iXL. Competitors that have established relationships with large companies but limited expertise in providing e-business solutions may successfully use their client relationships to enter iXL's target market or prevent iXL's penetration into their client accounts. iXL believe that due to the relatively low cost of entering iXL's markets, competition will intensify and increase in the future. Many larger traditional companies have chosen to utilize in-house resources for the implementation of their Internet initiatives in lieu of those offered by iXL and its competitors.

     This intense competition may limit iXL's ability to become profitable or result in the loss of market share. As a result, iXL's competitors may be better positioned to address developments in the industry or may react more effectively to industry changes, which could adversely affect iXL's business. Additionally, because competition for Global 1000 client accounts is significant, some clients are demanding discounts and/or other preferred terms in their contracts. iXL's unwillingness or inability to grant discounts in an effort to protect profit margins may impact iXL's ability to attract or maintain these clients.

EMPLOYEES


     As of September 30, 2001, iXL had approximately 750 employees, including approximately 550 professional services employees, 140 general and administrative employees, and 60 sales and marketing employees. None of iXL's employees is represented by a labor union. iXL has experienced no work stoppages and believes its relationship with its employees is good.


PROPERTIES


     iXL's executive offices are located in Atlanta. Additionally, iXL leases office space for its principal offices in the following metropolitan areas: New York, NY; Chicago, IL; Boston, MA; and London, England. iXL has obligations under leases for several of iXL's recently closed offices. iXL has sublet certain of this space and is currently working to sublet or enter into lease termination agreements for the remaining space. Even if iXL is able to sublet these offices, iXL will continue to be responsible for the tenant obligations in the event of a default by iXL's subtenant.



     iXL has reached an agreement in principle with the landlord of its primary Atlanta, GA office which would eliminate this lease obligation. Pursuant to this agreement, iXL has paid $1 million to the landlord and will be obligated to pay an additional $800,000 upon the closing of the merger. iXL expects that a settlement agreement to this effect will be executed imminently. Absent this termination, the term of this lease extended through December 31, 2011. Prior to December 15, 2001, iXL's remaining Atlanta workforce will be moved to its secondary Atlanta offices which previously acted as iXL's headquarters. iXL also recently executed agreements or reached agreements in principle which are subject to completion of definitive documentation which will eliminate or reduce iXL's exposure with respect to excess office space in Richmond, VA, Memphis, TN, Chicago, IL, and Washington, D.C.



     iXL's overall excess space exposure has been reduced to its commitments in Carlsbad, CA, Irving, TX, Charlotte, NC, Wakefield, MA and Norwalk, CT. The excess space exposure in these cities currently totals approximately $165,000 per month, and the remaining terms of these lease obligations range from approximately two to five years.


LEGAL PROCEEDINGS


     On or about September 8, 2000, the first in a series of shareholder class action complaints was filed against iXL and certain of its present and former directors and officers in the United States District Court for the Northern District of Georgia. Those cases were consolidated by Order dated January 23, 2001, and a consolidated amended class action complaint (Case No. 1:00-CV-2347-CC) was filed on March 27, 2001, naming only iXL as a defendant, on behalf of a putative class of all those who purchased or otherwise acquired securities of iXL between November 30, 1999 and September 1, 2000. The amended complaint seeks damages based on general allegations of false and misleading press releases and SEC filings concerning our business prospects and financial statements. The amended complaint asserts claims under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5. Another complaint related to the volatility in the market price of iXL's common stock was filed in Redwing Ltd.
v. iXL Enterprises, Inc., et al., Case No. 1:00-CV-29790HTW, United States District Court for the Northern District of Georgia against iXL and certain of its present and former directors and officers. The Redwing complaint alleges causes of action under Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, Sections 12 and 15 of the Securities Act of 1933, the Georgia Blue Sky laws, as well as common law claims for breach of contract and negligent misrepresentation. On August 31, 2001, the Court granted the defendants' motion to dismiss based on a venue selection clause in the merger agreement at issue. The plaintiff has appealed that decision to the United States Court of Appeals for the 11th Circuit. A second related complaint was filed in Next Century Communications Corp. v. U. Bertram Ellis, Case No. 1:01-CF-0755-TWT, United States District Court for the Northern District of Georgia. The Next Century complaint alleges fraud, negligent misrepresentation and breach of fiduciary duty. We have filed motions to dismiss the Redwing complaint. We have moved to dismiss the class action amended complaint and the Next Century complaint. We believe we have meritorious defenses to the allegations and intend to defend these cases vigorously. In light of the nature of the litigation process, there can be no assurance that iXL will not be constrained to consider reasonable settlement opportunities or suffer an adverse result, either of which could have a material adverse impact on iXL.

                  IXL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the condensed consolidated financial statements and notes contained elsewhere in this joint proxy statement-prospectus. This discussion contains forward-looking statements relating to iXL's future financial performance, business strategy, financing plans and other future events that involve uncertainties and risks. iXL's actual results could differ materially from the results anticipated by these forward-looking statements as a result of many known and unknown factors, including, but not limited to, iXL's current liquidity position and need for additional financing, actions that iXL's lenders could take under the amended credit facility, the success of iXL's restructuring efforts and other factors contained in the risk factor disclosure set forth in "Risk Factors," above. The forward-looking statements contained in this joint proxy statement-prospectus are made only as of the date hereof, and iXL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

OVERVIEW


     iXL is a business and technology consultancy that helps companies utilize emerging technologies and business strategy designed to build stronger, more profitable relationships with their customers and business partners. iXL has five principal offices in the United States and Europe. iXL began operations in May 1996, and since that time iXL has acquired a total of 38 companies.



     iXL's goal is to be a leader in providing unique e-business solutions for Global 1000 companies and other corporate users of information technology. To achieve its goal, iXL seeks to utilize a focused set of vertical market capabilities and cost-effective development and implementation resources. iXL intends to leverage and expand its industry expertise, capture and disseminate knowledge and best practices, recruit, train and retain experienced professionals, expand client relationships and leverage strategic alliances with key technology companies.


     iXL derives its revenue from fees for services for the design and delivery of e-business solutions. These solutions typically include Web-based applications, many of which integrate with a client's existing computer systems. These solutions can incorporate multiple capabilities, including business strategy consulting; creative design; information architecture; software engineering; project management; and audio, video and animation production. iXL offers its services on a time and materials and fixed-price basis.

     iXL has incurred substantial losses since its inception. As of June 30, 2001, iXL had an accumulated deficit of approximately $570.2 million. There has been a significant decline in revenue over the last year of the operations. The demand for Internet consulting services is changing rapidly. Beginning in the third quarter of 2000, Internet consultants, including iXL, experienced a significant reduction in demand. This overall slowdown affected iXL in that many of the Company's Global 1000 clients rethought or delayed implementing their Internet strategy. This shift in market dynamics as to our Global 1000 clients resulted in part from diminished competitive pressures from dot.com companies, which were struggling or failing. In addition, many larger traditional companies have chosen to utilize in-house resources for the implementation of their Internet initiative in lieu of those offered by iXL and its competitors. As a result, the average amount of time invested by iXL to attempt to secure any given project has increased. It is likely that demand for Internet consulting services, including those offered by iXL, will remain lower than prior levels for the foreseeable future.

     This reduction in demand has adversely affected iXL's revenue. In response to these factors, iXL initiated an extensive restructuring plan designed to reduce iXL's workforce and lower general and administrative expenses. This is further discussed in Note 4 of the condensed consolidated financial statements contained elsewhere in this joint proxy statement-prospectus. As a result of the restructuring and employee terminations, iXL may have difficulty retaining its most qualified employees. Likewise, iXL may have difficulty attracting new qualified employees. The failure to attract and retain qualified creative, technical, consulting and sales personnel could materially and adversely affect iXL's financial condition and results of operations.

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     In recognition of iXL's historical losses, the reduction in demand for
iXL's services, and the resulting reduction of iXL's workforce, iXL's independent accountants have indicated that there is substantial doubt about iXL's ability to continue as a going concern if the merger is not completed.


RESULTS OF OPERATIONS

  Comparison of Three Months Ended June 30, 2001 and June 30, 2000

     Revenue. Revenue decreased $85.7 million, or 73%, to $32.7 million for the three months ended June 30, 2001 from $118.4 million for the three months ended June 30, 2000. The decrease was primarily a result of the significant reduction of demand experienced by Internet consultants, including iXL. This overall slowdown affected iXL in that many of iXL's Global 1000 clients reevaluated or delayed implementing their Internet strategy. This shift in market dynamics as to iXL's Global 1000 clients resulted in part from diminished competitive pressures from dot.com companies, which were struggling or failing. In addition, many larger traditional companies have chosen to utilize in-house resources for the implementation of their Internet initiatives in lieu of those offered by iXL and its competitors.

     Professional Services Expenses. Professional services expenses decreased $29.5 million, or 54%, to $25.6 million for the three months ended June 30, 2001 from $55.1 million for the three months ended June 30, 2000. The decrease was primarily attributable to a decrease in professional services headcount over the same period last year as a result of iXL's restructuring efforts. As a percentage of revenue, professional services expenses increased from 47% for the three months ended June 30, 2000 to 78% for the three months ended June 30, 2001. The increase as a percentage of professional services revenue was due to the substantial decrease in revenue over the same period as described above. Also, see the discussion of the industry trend in the "Overview" section above.

     Sales and Marketing Expenses. Sales and marketing expenses decreased $5.8 million, or 51%, to $5.6 million for the three months ended June 30, 2001 from $11.4 million for the three months ended June 30, 2000. This decrease was primarily attributable to decreased advertising, promotional material, and public relations expenditures.

     General and Administrative Expenses. General and administrative expenses decreased $28.7 million, or 68%, to $13.7 million for the three months ended June 30, 2001 from $42.4 million for the three months ended June 30, 2000. This decrease was primarily attributable to decreases in salaries, travel and other administrative expenses as a result of iXL's restructuring efforts.

     Stock-Based Compensation and Other Expenses. Stock-based compensation and other expense decreased to $405,000 for the three months ended June 30, 2001 from $756,000 for the three months ended June 30, 2000. The $351,000 decrease in stock-based compensation expense was due to a decrease in the number of employees with such stock options as a result of the restructuring.

     Depreciation. Depreciation expense decreased $222,000, or 5% to $4.7 million for the three months ended June 30, 2001 from $4.9 million for the three months ended June 30, 2000. iXL made additional investments in physical infrastructure and expansion in prior periods in anticipation of continued growth in 2000. However, this increase in capital assets was offset by the significant write-offs of property and equipment related to office closures that iXL has recorded, thus resulting in a decrease in depreciation expense.

     Amortization. Amortization expense decreased $7.1 million or 63% to $4.1 million for the three months ended June 30, 2001 from $11.2 million for the three months ended June 30, 2000. The decrease was primarily a result of the write-off of impaired intangible assets that iXL recorded during the three months ended December 31, 2000 and again during the three months ended June 30, 2001.

     Other Income. Other income increased $8.0 million to $7.9 million for the three months ended June 30, 2001 from $(84,000) for the three months ended June 30, 2000. The increase is primarily due to the fact that iXL recorded approximately $7.0 million in other income related to the adjustment in the value of certain call rights on warrants associated with iXL's note payable to ProAct.

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     Interest Income.  Interest income decreased $1.3 million or 76% to $350,000 for the three months ended June 30, 2001 from $1.7 million for the three months ended June 30, 2000. The decrease was primarily due to decreased cash and marketable securities balances at June 30, 2001 versus June 30, 2000.

     Interest Expense. Interest expense increased $1.1 million or 502% to $1.3 million for the three months ended June 30, 2001 from $219,000 for the three months ended June 30, 2000. The increase was primarily due to interest expense and amortization on the note payable to ProAct and an increase in credit facility fees.

     Equity in Net Losses of Affiliates. iXL incurred a $21.9 million loss as a result of its equity investment in affiliates during the three months ended June 30, 2000. This loss was related to iXL's percentage share in ProAct's results of operations. No such charge was recorded for the three months ended June 30, 2001, as all equity investments have a zero basis.

     Income Taxes. iXL recorded income tax expense of $600,000 for the three months ended June 30, 2000. iXL recorded no income tax expense of benefit in the three months ended June 30, 2001. This expense was recorded for state income taxes related to iXL's operations in Massachusetts, as a result of the Tessera acquisition.

  Comparison of Six Months Ended June 30, 2001 and June 30, 2000

     Revenue. Revenue decreased $146.3 million, or 67%, to $73.4 million for the six months ended June 30, 2001 from $219.7 million for the six months ended June 30, 2000. The decrease was primarily a result of the significant reduction of demand experienced by Internet consultants, including iXL. This overall slowdown affected iXL in that many of iXL's Global 1000 clients reevaluated or delayed implementing their Internet strategy. This shift in market dynamics as to iXL's Global 1000 clients resulted in part from diminished competitive pressures from dot.com companies, which were struggling or failing. In addition, many larger traditional companies have chosen to utilize in-house resources for the implementation of their Internet initiatives in lieu of those offered by iXL and its competitors.

     Professional Services Expenses. Professional services expenses decreased $42.2 million, or 41%, to $60.8 million for the six months ended June 30, 2001 from $103.0 million for the six months ended June 30, 2000. The decrease was primarily attributable to a decrease in professional services headcount over the same period last year as a result of iXL's restructuring efforts. As a percentage of revenue, professional services expenses increased from 47% for the six months ended June 30, 2000 to 83% for the six months ended June 30, 2001. The increase as a percentage of professional services revenue was due to the substantial decrease in revenue over the same period as described above. Also, see the discussion of the industry trend in the "Overview" section above.

     Sales and Marketing Expenses. Sales and marketing expenses decreased $10.1 million, or 48%, to $11.0 million for the six months ended June 30, 2001 from $21.1 million for the six months ended June 30, 2000. This decrease was primarily attributable to decreased advertising, promotional material, and public relations expenditures.

     General and Administrative Expenses. General and administrative expenses decreased $46.0 million, or 58%, to $33.5 million for the six months ended June 30, 2001 from $79.5 million for the six months ended June 30, 2000. This decrease was primarily attributable to decreases in salaries, travel and other administrative expenses as a result of iXL's restructuring efforts.

     Stock-Based Compensation and Other Expenses. Stock-based compensation and other expense decreased to $606,000 for the six months ended June 30, 2001 from $3.9 million for the six months ended June 30, 2000. The $3.3 million decrease in stock-based compensation expense was due to a decrease in the number of employees with such stock options as a result of the restructuring.

     Depreciation. Depreciation expense increased $606,000, or 7% to $9.7 million for the six months ended June 30, 2001 from $9.1 million for the six months ended June 30, 2000. The increase was primarily related to additional investments in physical infrastructure and expansion in prior periods in anticipation of continued

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growth, which was partially offset by the significant write-offs of property and equipment related to office closures that iXL has recorded.

     Amortization. Amortization expense decreased $13.6 million or 62% to $8.4 million for the six months ended June 30, 2001 from $22.0 million for the six months ended June 30, 2000. The decrease was primarily a result of the write-off of impaired intangible assets that iXL recorded during the three months ended December 31, 2000 and again during the three months ended June 30, 2000.

     Other Income. Other income increased $8.0 million to $7.8 million for the six months ended June 30, 2001 from $(266,000) for the six months ended June 30, 2000. The increase is primarily due to the fact that iXL recorded approximately $7.0 million in other income related to the adjustment in the value of certain call rights on warrants associated with iXL's note payable to ProAct.

     Interest Income. Interest income decreased $2.4 million or 73% to $937,000 for the six months ended June 30, 2001 from $3.3 million for the six months ended June 30, 2000. The decrease was primarily due to decreased cash and marketable securities balances at June 30, 2001 versus June 30, 2000.

     Interest Expense. Interest expense increased $1.6 million or 232% to $2.3 million for the six months ended June 30, 2001 from $(690,000) for the six months ended June 30, 2000. The increase was primarily due to interest expense and amortization on the note payable to ProAct and an increase in credit facility fees.

     Equity in Net Losses of Affiliates. iXL incurred a $32.1 million loss as a result of its equity investment in affiliates during the six months ended June 30, 2000. This loss was related to iXL's percentage share in ProAct's results of operations. No such charge was recorded for the six months ended June 30, 2001, as all equity investments have a zero basis.

     Income Taxes. iXL recorded income tax expense of $600,000 for the six months ended June 30, 2000. iXL recorded no income tax expense of benefit in the six months ended June 30, 2001. This expense was recorded for state income taxes related to iXL's operations in Massachusetts, as a result of the Tessera acquisition.

  Comparison of Years Ended December 31, 2000 and December 31, 1999

     In June 2000, iXL's ownership of ProAct was reduced to approximately 49% of the voting interest and 85% of ProAct's outstanding common stock. Accordingly, iXL's consolidated financial statements for the year ended December 31, 2000 do not include the consolidated financial statements of ProAct as a consolidated subsidiary. iXL instead has accounted for its ownership using the equity method of accounting. As a result, iXL believes it is difficult to compare the operating results for the year ended December 31, 2000 to the operating results for the year ended December 31, 1999.

     Revenue. Revenue increased $141.0 million, or 64.6%, to $359.3 million for the twelve months ended December 31, 2000 from $218.3 million for the twelve months ended December 31, 1999. The increase was attributable to an increase in the number and size of client engagements. Revenue for the six months ended December 31, 2000 was $139.6 million as compared to $219.7 million for the six months ended June 30, 2000. Beginning in the third quarter of 2000, Internet consultants, including iXL, experienced a significant reduction in demand. This overall slowdown affected iXL in that many of iXL's Global 1000 clients rethought or delayed implementing their Internet strategy. This shift in market dynamics as to iXL's Global 1000 clients resulted in part from diminished competitive pressures from dot.com companies, which were struggling or failing. In addition, many larger traditional companies have chosen to utilize in-house resources for the implementation of their Internet initiatives in lieu of those offered by iXL and its competitors.

     Professional Services Expenses. Professional services expenses increased $103.5 million, or 93.8%, to $213.8 million for the twelve months ended December 31, 2000 from $110.3 million for the twelve months ended December 31, 1999. This increase was primarily attributable to an increase in professional services headcount over the same period last year. As a percentage of professional services revenue, professional services expenses increased from 50.5% for the twelve months ended December 31, 1999 to 59.5% for the twelve months ended December 31, 2000. The increase as a percentage of professional services revenue was

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due to an increased number of professional services personnel hired in anticipation of higher demand for Internet consulting services. The demand for iXL's services did not reach the level iXL anticipated. See the discussion of the industry trend in the Overview section above.

     Sales and Marketing Expenses. Sales and marketing expenses decreased $9.7 million, or 19.8%, to $39.3 million for the twelve months ended December 31, 2000 from $49.0 million for the twelve months ended December 31, 1999. As discussed in Note 3 of the consolidated financial statements contained elsewhere in this joint proxy statement-prospectus, the sales and marketing expenses for ProAct were included in the consolidated sales and marketing expenses contained in the financial statements for the twelve months ended December 31, 1999 but were excluded from the consolidated sales and marketing expenses contained in the financial statements for the twelve months ended December 31, 2000. An increase in salaries and other payroll related costs, travel expenses and use of outside services in 2000 over 1999 was offset by the inclusion of ProAct's sales and marketing expenses in 1999. As a percentage of revenue, sales and marketing expenses decreased to 10.9% for the twelve months ended December 31, 2000 from 22.4% for the twelve months ended December 31, 1999.

     General and Administrative Expenses. General and administrative expenses increased $80.2 million, or 83.9%, to $175.8 million for the twelve months ended December 31, 2000 from $95.6 million for the twelve months ended December 31, 1999. This increase was primarily attributable to an increase in bad debt expense, an increase in rent and increases in salaries, travel and other administrative expenses related to the increase in the number of general and administrative personnel necessary to support iXL's anticipated growth. As discussed in Note 3 of the consolidated financial statements contained elsewhere in this joint proxy statement-prospectus, the general and administrative expenses for ProAct were included in the consolidated general and administrative expenses contained in the financial statements for the twelve months ended December 31, 1999 but were excluded from the consolidated general and administrative expenses contained in the financial statements for the twelve months ended December 31, 2000. As a percentage of revenue, general and administrative expenses increased to 48.9% for the twelve months ended December 31, 2000 from 43.8% for the twelve months ended December 31, 1999.

     Stock-Based Compensation and Other. Stock-based compensation and other expense decreased $0.7 million to $4.2 million for the twelve months ended December 31, 2000 from $4.9 million for the twelve months ended December 31, 1999. The decrease in stock-based compensation expense was due to a decrease in the number of employees with such stock options as a result of the restructuring.

     Depreciation. Depreciation expense increased $7.6 million to $20.5 million for the twelve months ended December 31, 2000 from $12.9 million for the twelve months ended December 31, 1999. The increase was primarily related to increases in leasehold improvements and equipment.

     Amortization. Amortization expense increased $25.8 million to $44.0 million for the twelve months ended December 31, 2000 from $18.2 million for the twelve months ended December 31, 1999. The increase was primarily a result of the amortization of goodwill and assembled workforce recorded in connection with the acquisition of Tessera Enterprises Systems, Inc.

     Impairment Charge on Intangible Assets. iXL recorded a $97.4 million impairment charge on intangible assets during the twelve months ended December 31, 2000. No such charge was recorded for the twelve months ended December 31, 1999. The charge is the result of a write-down of certain intangible assets resulting from a sustained drop in the market capitalization of iXL and the changes in the dynamics of the demand for Internet consulting services. See Note 5 of the consolidated financial statements included elsewhere in this joint proxy statement-prospectus.

     Restructuring Charges. iXL recorded a $76.6 million restructuring charge during the twelve months ended December 31, 2000. No such charge was recorded for the twelve months ended December 31, 1999. The restructuring charge includes charges for rent and sublease expenses and severance costs. See Note 4 of the consolidated financial statements included elsewhere in this joint proxy statement-prospectus.

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     Other Expenses.  Other expenses increased $1.6 million to $1.8 million for the twelve months ended December 31, 2000 from $0.2 million for the twelve months ended December 31, 1999. This increase was primarily the result of the write off of property and equipment not affiliated with the restructuring charge.

     Interest Income. Interest income increased $1.8 million to $5.4 million for the twelve months ended December 31, 2000 from $3.6 million for the twelve months ended December 31, 1999. This increase was primarily due to increased cash and marketable securities balances in 2000 versus 1999.

     Interest Expense. Interest expense increased $1.1 million to $2.1 million for the twelve months ended December 31, 2000 from $1.0 million for the twelve months ended December 31, 1999. This increase was primarily due to borrowings under iXL's credit facility.

     Equity in Net Losses of Affiliates. iXL incurred a $41.1 million loss on equity investments during the twelve months ended December 31, 2000 as compared to a $65,000 loss during the twelve months ended December 31, 1999. This loss was primarily related to iXL's percentage share in ProAct's results of operations under the equity method of accounting. See Note 3 of the consolidated financial statements contained elsewhere in this joint proxy statement-prospectus.

     Income Taxes. iXL recorded income tax expense of $600,000 for the twelve months ended December 31, 2000. iXL recorded no income tax expense or benefit in the twelve months ended December 31, 1999. This expense was recorded for state income taxes related to iXL's operations in Massachusetts, as a result of the Tessera acquisition.

  Comparison of Years Ended December 31, 1999 and December 31, 1998

     The following discussion relates to iXL's actual operating results for the periods noted. These operating results include the operations of the companies acquired by iXL during the periods referenced from the date of acquisition only. iXL completed 24 acquisitions during 1998 and one during 1999. As a result, iXL believes the operating results for the year ended December 31, 1999 are not comparable to the operating results for the year ended December 31, 1998.

     Revenue. Revenue increased $153.5 million, or 236.9%, to $218.3 million for the twelve months ended December 31, 1999 from $64.8 million for the twelve months ended December 31, 1998. The increase was primarily attributable to a series of acquisitions throughout 1998 and to an aggressive hiring initiative throughout 1999 and 1998 which expanded iXL's client base and headcount. The growth was also due to an increase in the number and size of client engagements and the development and growth of industry practice groups and other Internet based business solutions.

     Professional Services Expenses. Professional services expenses increased $74.5 million, or 208.1%, to $110.3 million for the twelve months ended December 31, 1999 from $35.8 million for the twelve months ended December 31, 1998. This increase was primarily attributable to an increase in headcount due to the integration of the companies acquired by iXL, organic growth in billable headcount, as well as to the development of ProAct. As a percentage of revenue, professional services expenses decreased to 50.5% for the twelve months ended December 31, 1999, down from 55.2% for the twelve months ended December 31, 1998. This decrease was primarily attributable to increases in billing rates and improvements in revenue per billable employee.

     Sales and Marketing Expenses. Sales and marketing expenses increased $33.0 million, or 206.3%, to $49.0 million for the twelve months ended December 31, 1999 from $16.0 million for the twelve months ended December 31, 1998. The increase was primarily attributable to the increase in headcount due to the development of iXL's sales and marketing infrastructure and staff. As a percentage of revenue, sales and marketing expenses decreased to 22.4% for the twelve months ended December 31, 1999, down from 24.7% for the twelve months ended December 31, 1998.

     General and Administrative Expenses. General and administrative expenses increased $53.0 million, or 124.4%, to $95.6 million for the twelve months ended December 31, 1999 from $42.6 million for the twelve months ended December 31, 1998. The increase was primarily attributable to the increase in headcount due to

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the integration of the companies acquired by iXL since January 1, 1998, as well as the expansion of management and physical infrastructure to support the growth in iXL's operations. As a percentage of revenue, general and administrative expenses decreased to 43.8% for the twelve months ended December 31, 1999, from 65.8% for the twelve months ended December 31, 1998.

     Stock-Based Compensation and Other. Stock-based compensation and other expense increased $3.3 million to $4.9 million for the twelve months ended December 31, 1999 from $1.6 million for the twelve months ended December 31, 1998. The increase in stock-based compensation expense was due to an increase in the number of employees with such stock options.

     Depreciation. Depreciation expense increased $7.7 million, or 146%, to $12.9 million for the twelve months ended December 31, 1999 from $5.2 million for the twelve months ended December 31, 1998. The increase primarily related to the depreciation of assets of the companies acquired by iXL since January 1, 1998 and an increase in property and equipment at these companies after acquisition.

     Amortization. Amortization expense increased $7.6 million, or 72%, to $18.2 million for the twelve months ended December 31, 1999 from $10.6 million for the twelve months ended December 31, 1998. The increase was a result of the amortization of goodwill and assembled workforce recorded in connection with the acquisitions that took place during 1998.

     Interest Income. Interest income increased $2.8 million to $3.6 million for the twelve months ended December 31, 1999 from $0.8 million for the twelve months ended December 31, 1998. This increase was primarily due to increased cash and marketable securities balances in 1999 versus 1998.

     Interest Expense. Interest expense increased $0.2 million to $1.0 million for the twelve months ended December 31, 1999 from $0.8 million for the twelve months ended December 31, 1998. This increase was primarily due to borrowings under iXL's credit facility.

     Equity in Net Losses of Affiliates. Loss on equity investments decreased to $65,000 for the twelve months ended December 31, 1999 from $1.6 million for the twelve months ended December 31, 1998. The decrease was a result of a reduction in equity investments on which to record losses.

LIQUIDITY AND CAPITAL RESOURCES

     iXL has funded its operations primarily with cash generated from operations, sales of securities and bank borrowings. On January 7, 2000, iXL entered into a senior secured revolving syndicated credit facility with several institutions providing for borrowings of up to $50.0 million. The credit facility expires on January 7, 2002. The credit facility bears interest payable at least quarterly at a rate of either (i) 2.75% plus an adjusted LIBOR rate or
(ii) 1.75% plus the greater of Chase Manhattan Bank's prime rate or .5% plus the federal funds rate. The credit facility is secured by liens on substantially all of the assets of iXL's domestic operating subsidiaries. These obligations are also secured by all of the capital stock of iXL's domestic operating subsidiaries, iXL's stock holdings in ProAct, the general and limited partnership interests in iXL Ventures LP, and 65% of the capital stock of iXL's foreign subsidiaries, including the pledge of the capital stock of the same subsidiary companies. The credit facility provides for borrowings based upon a borrowing base formula of qualified billed and unbilled accounts receivable. A commitment fee is charged on the unused portion of the credit facility.

     On December 7, 2000, iXL executed an amendment to the credit facility to waive a violation of a financial covenant. The credit facility was further amended to do the following: restrict the borrowing base to qualified billed accounts receivable from domestic operations; permit the sale by iXL of equity interests forming part of the collateral securing iXL's obligations associated with the credit facility; reduce the amount of permitted capital expenditures; reduce the minimum required consolidated EBITDA (earnings before interest, income taxes, depreciation and amortization) and require iXL to maintain an minimum level of liquidity.

     On March 30, 2001, iXL executed an amendment to its senior secured revolving syndicated credit facility which reduced the commitment under the credit facility in stages from $50,000,000 to $20,000,000 pursuant

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to certain events, expanded the borrowing base to include foreign receivables and certain assets of iXL Ventures and eliminated and amended certain financial covenants. The amended credit facility established certain EBITDA (earnings before interest, income taxes, depreciation and amortization) covenants for the second, third and fourth quarters of 2001. This amendment to the credit facility became effective on April 2, 2001. At June 30, 2001, iXL was in violation of a financial covenant under the credit facility. Effective August 10, 2001, the lenders waived any event of default resulting from this covenant violation until the earlier of the completion of the pending merger or November 30, 2001 and the commitment under the credit facility was reduced to $8,050,000.

     At June 30, 2001, iXL had $3,700,000 in borrowings outstanding under the credit facility and had utilized approximately $8,048,000 of the credit facility for letters of credit issued primarily as security for office leases. iXL repaid the borrowings outstanding in July 2001.

     On March 30, 2001, pursuant to an agreement in principle reached March 26, 2001, iXL sold 15,875,000 shares of restricted common stock to unaffiliated third parties and to parties related to iXL through its principal stockholder, including two directors, for total proceeds of approximately $15,875,000 before expenses. This stock sale was subject to certain conditions, including the effectiveness of the amendment to the credit facility as discussed above.


     On September 27, 2001, iXL entered into an agreement with CyberStarts, Inc. in which iXL sold 18,200,000 shares of CyberStarts Class A common stock back to CyberStarts for proceeds of $1,900,000. As a result, iXL recorded other income of $1,900,000.


     As of June 30, 2001, iXL had $23.2 million of working capital, including $25.6 million of cash and cash equivalents and $202,000 of marketable securities, as compared to $38.5 million of working capital, including $45.3 million in cash and cash equivalents and $239,000 in marketable securities as of March 31, 2001 and $40.5 million of working capital, including $48.6 million in cash and cash equivalents and $4.0 million in marketable securities as of December 31, 2000.

     Cash used in operating activities was $42.8 million for the six months ended June 30, 2001, as compared to cash used in operating activities of $10.4 million for the six months ended June 30, 2000. Cash used in operating activities for the six months ended June 30, 2001 was largely due to a decrease in accounts payable and other accrued liabilities and the restructuring reserve. iXL calculates average days' sales outstanding (DSO) based on billed and unbilled receivables less deferred revenue. The DSO for the quarter ended June 30, 2001 was 65 as compared to 77 for the quarter ended March 31, 2001. Cash used in investing activities was $651,000 for the six months ended June 30, 2001, as compared to cash used in investing activities of $78.4 million for the six months ended June 30, 2000. Cash used by investing activities for the six months ended June 30, 2001 was due to purchases of property and equipment. This was partially offset by the sale of certain assets that were non-strategic to the scope of our principal business. Cash provided by financing activities was $21.1 million for the six months ended June 30, 2001 as compared to cash provided by financing activities of $24.5 million for the six months ended June 30, 2000. Cash provided by financing activities for the six months ended June 30, 2001 primarily resulted from the sale of restricted common stock.

     iXL has sustained losses and negative cash flows from operations since its inception. iXL's future liquidity and capital requirements will depend on many factors. iXL's cash, cash equivalents, and marketable securities decreased to $52.6 million at December 31, 2000 from $155.7 million at December 31, 1999, of which $15.2 million related to ProAct. iXL's cash, cash equivalents and marketable securities decreased to $25.8 million at June 30, 2001. At the time of filing of its Annual Report on Form 10-K, iXL believed that its existing cash and cash equivalents and marketable securities, together with funds available under the credit facility, and proceeds from recent stock sales in March 2001 would be sufficient to meet its anticipated needs for working capital and capital expenditures for the remainder of 2001.

     Subsequent to the filing of the Form 10-K, iXL has experienced additional declines in revenue resulting in continued operating losses and iXL violated an amended debt covenant as of June 30, 2001. On July 31, 2001, iXL and Scient entered into a definitive agreement to merge. Stockholders of approximately 34% of the outstanding common stock of iXL and stockholders of approximately 34% of the outstanding common stock of

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

Scient have agreed to vote their shares in favor of the adoption of the merger agreement. However, there can be no assurance that the merger will be successfully completed as it is subject to stockholder approval by the stockholders of each of iXL and Scient respectively.

     iXL believes that its existing cash and cash equivalents and marketable securities and cash from operations, together with funds that may be available under the credit facility will be sufficient to meet its anticipated needs for working capital and capital expenditures until the earlier of the consummation of the pending merger or November 30, 2001. In the event the merger does not close by November 30, 2001, iXL would be in violation of certain debt covenants or be required to collateralize outstanding letters of credit under the credit facility with cash and, among other things, would not have access to funds under the credit facility. As a result, iXL would require additional funds or liquidity to fund its operations or further reduce its workforce, or both. iXL is also continuing its efforts to raise additional funds through the sale of certain minority equity interests in developing businesses held by iXL Ventures. There can be no assurance any such assets can be sold on acceptable terms or for cash. If iXL raises additional funds through the issuance of equity, equity-related or debt securities, such equity securities may have rights, preferences or privileges senior to those of common stock. Furthermore, because of the low trading price of iXL's common stock, the number of shares of the new equity or equity-related securities that may be required to be issued may cause stockholders to experience significant additional dilution. In addition, the issuance of debt securities could increase the risk or perceived risk of iXL. iXL cannot, however, be certain that additional financing, or funds from asset sales, will be available on acceptable terms if required. If this additional financing becomes necessary and is not available or we are unable to raise funds from the sale of assets or the pending merger with Scient does not close in the time period anticipated, iXL may need to dramatically change its business plan or face bankruptcy or liquidation. The matters discussed above raise substantial doubt about iXL's ability to continue as a going concern if the merger is not completed. The audited financial statements appearing elsewhere in this joint proxy statement-prospectus do not include any adjustments that might result from the outcome of this uncertainty.

         IXL QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     On December 19, 2000 iXL consummated a transaction with ProAct in which iXL Ventures PHC, Inc., an indirect wholly owned subsidiary of iXL, issued a 5.75% secured convertible note to ProAct in exchange for a cash payment of $20.0 million. The note is secured by and exchangeable for, upon satisfaction of certain conditions, ten million shares of common stock of ProAct held by iXL Ventures PHC, Inc. iXL Ventures PHC, Inc. has no other properties or assets other than its interest in the ProAct common stock. The note is non-recourse to iXL Enterprises, Inc.

     The note accrues interest at 5.75% per annum on a quarterly basis commencing March 31, 2001. The entire amount of unpaid principal and accrued and unpaid interest is due and payable on January 7, 2004. iXL may at any time prepay all or a portion of the principal amount. iXL may repay the principal amount of the note by payment in cash or under certain circumstances by transfer of the pledged collateral. Also, ProAct, at its option, may at any time (1) exchange the note for the pledged collateral or (2) purchase the pledged collateral for $20.0 million. iXL is required to make adjustments to the carrying value of the note for changes in the fair value of ProAct's common stock because the terms of the note enable ProAct to exchange the note for the pledged collateral. iXL will record any resulting adjustment as interest income or interest expense.

     Additionally, in conjunction with the issuance of the secured convertible note, iXL issued to ProAct call rights to purchase up to ten million shares of its common stock owned by iXL Ventures, LP, an indirect wholly owned subsidiary of iXL, at a purchase price of $3.00 per share. ProAct may exercise the call rights at any time for all or a portion of the call shares provided that the minimum amount of call shares purchased at any time is 500,000. The call rights expire on January 7, 2004.

     iXL is required to make adjustments to the carrying value of the note for changes in the fair value of ProAct's common stock because the terms of the note enable ProAct to exchange the note for the pledged collateral. iXL will record any resulting adjustment as interest income or interest expense. iXL is also required to carry the call rights at their fair value during their term with any resulting changes in the fair value being recorded as other income or expense. iXL uses the Black-Scholes option-pricing model to determine the fair value of the call rights. During the three months ended June 30, 2001, iXL adjusted the value of the call rights by approximately $7.0 million and recorded this amount as other income.

                                 IXL MANAGEMENT

IXL EXECUTIVE OFFICERS AND DIRECTORS


     The executive officers and directors of iXL who will serve as executive officers and directors of India-Sierra and their ages as of September 30, 2001 are as follows:



                   NAME                     AGE            CURRENT POSITION WITH IXL
                   ----                     ---            -------------------------
U. Bertram Ellis, Jr......................  47    Chairman of the Board of Directors
Christopher M. Formant....................  49    President and Chief Executive Officer
Theodore W. Browne, II....................  47    Executive Vice President, Assistant
                                                  Secretary, and General Counsel
Jeffrey T. Arnold.........................  31    Director
Frank K. Bynum, Jr........................  38    Director


     U. Bertram (Bert) Ellis, Jr. founded iXL in March 1996 and has served as iXL's Chairman of the Board of Directors since that time. Mr. Ellis also served as iXL's Chief Executive Officer from March 1996 until February 2001. Prior to founding iXL, Mr. Ellis founded Ellis Communications, Inc., an owner of television and radio stations, in 1993, and served as its President from 1993 to 1996. Prior to founding Ellis Communications, Inc., Mr. Ellis served as President, Chief Executive Officer and Chief Operating Officer of Act III Broadcasting, Inc., an owner of television stations, from 1986 to 1992. Mr. Ellis received a Bachelor of Arts degree in Economics from the University of Virginia and an MBA from the University of Virginia Graduate School of Business Administration.

     Christopher M. Formant has served as director of iXL and as President and Chief Executive Officer since February 2001. Mr. Formant was previously with PricewaterhouseCoopers LLP from 1993 to January 2001. His positions there included Global Banking Consulting Leader and Americas Banking Industry Chairman with its predecessor firm, Coopers & Lybrand. From 1991 to 1993, he was Managing Partner of Farash & Co., a financial services consulting firm. From 1990 to 1991, he was Executive Vice president of MBNA America. Mr. Formant graduated from Washington and Lee University with a Bachelor of Science degree in Commerce and earned his MBA in Finance and Investments from George Washington University.

     Theodore W. Browne, II is iXL's Executive Vice President and General Counsel and has served in such capacity since April 2000. From May 1997 through April 2000, Mr. Browne served as Deputy General Counsel for Olin Corporation. From August 1996 through May 1997, Mr. Browne was counsel with the firm of Paul, Hastings, Janofsky & Walker, LLP. Prior to August 1996, Mr. Browne was Executive Vice President, General Counsel and Secretary of Charter Communications, Inc. Mr. Browne received a Bachelor of Arts degree from Cornell College and a Juris Doctorate from Harvard Law School.


     Jeffrey T. Arnold has served as an iXL director since February 1999. In the fall of 2000, Mr. Arnold formed The Convex Group, LLC, in partnership with Gleacher & Co., and is currently serving as Chief Executive Officer. From November 1999 to October 2000, Mr. Arnold served as the Chief Executive Officer and a director of WebMD Corporation (formerly Healtheon/WebMD Corporation). Mr. Arnold founded WebMD, Inc. in October 1996 and served in various capacities including Chairman of the Board, Chief Executive Officer and President from inception until its merger with Healtheon Corporation in November 1999. Mr. Arnold founded Endeavor Technologies, Inc. in April 1994 and served in various capacities including Chairman and Chief Executive Officer, until its merger with WebMD, Inc. in March 1997. Mr. Arnold attended the University of Georgia.


     Frank K. Bynum, Jr., has served as an iXL director since April 1996. Mr. Bynum has held various positions of increasing responsibility with Kelso & Company since 1987, and currently serves as one of its Managing Directors. Mr. Bynum also serves as a director of CDT Holdings, plc, Citation Corporation, Fairpoint Communications, Inc., HCI Direct, Inc. and 21st Century Newspapers, Inc. Mr. Bynum received a Bachelor of Arts degree in History from the University of Virginia.

IXL EXECUTIVE COMPENSATION


     The following table sets forth information concerning compensation awarded to, earned by or paid for the three fiscal years ended December 31, 2000 to each executive officer of iXL who will serve as a director or executive officer of India-Sierra.


                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                               ANNUAL COMPENSATION           ------------
                                        ----------------------------------    SECURITIES
           NAME AND                                           OTHER ANNUAL    UNDERLYING     ALL OTHER
PRINCIPAL POSITION WITH IXL(1)   YEAR    SALARY     BONUS     COMPENSATION   OPTIONS/SARS   COMPENSATION
------------------------------   ----   --------   --------   ------------   ------------   ------------
U. Bertram Ellis, Jr...........  2000   $350,000   $     --       $--           510,577             --
  Chairman and Chief             1999    300,000    150,000        --         1,500,000             --
  Executive Officer(2)           1998    247,000    100,000        --           338,889             --
Theodore W. Browne.............  2000   $148,333   $ 36,700        --           157,500      $  38,562(3)
  Executive Vice President       1999         --         --        --                --             --
  & General Counsel(3)           1998         --         --        --                --             --

---------------

(1) Mr. Formant joined iXL as President and Chief Executive Officer in February 2001. For a description of Mr. Formant's compensation, see "-- Employment Agreements."
(2) Mr. Ellis served as Chief Executive Officer until Mr. Formant joined iXL in February 2001.
(3) Mr. Browne joined iXL in April 2000. Mr. Browne received $38,562 as relocation expense associated with his joining iXL in April 2000.

IXL STOCK OPTION INFORMATION


     The following table sets forth information concerning the grant of stock options in 2000 to each of the named executive officers of iXL who will serve as a director or executive officer of India-Sierra.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL
                                                                                                 REALIZABLE VALUE
                                                          INDIVIDUAL GRANTS                         AT ASSUMED
                                          --------------------------------------------------      ANNUAL RATES OF
                                          NUMBER OF     % OF TOTAL                                  STOCK PRICE
                                          SECURITIES     OPTIONS                                 APPRECIATION FOR
                                          UNDERLYING    GRANTED TO    EXERCISE                    OPTION TERM(5)
                               DATE OF     OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   ---------------------
NAME                            GRANT      GRANTED     FISCAL YEAR    ($/SHARE)      DATE       5% ($)     10% ($)
----                           --------   ----------   ------------   ---------   ----------   --------   ----------
U. Bertram Ellis, Jr.........  05/24/00      85,577(1)     0.5         $13.94      05/24/10    $750,101   $1,900,904
                               10/17/00     350,000(2)     2.0           2.50      10/17/10     550,283    1,394,525
                               12/08/00      75,000(3)     0.4           2.00      12/08/10     (12,562)      68,847
Theodore W. Browne, II.......  04/17/00      75,000(4)     0.4          18.00      04/17/10     849,008    2,151,552
                               10/17/00       7,500(2)     0.0           2.50      10/17/10      11,792       29,883
                               12/08/00      75,000(3)     0.4           2.00      12/08/10     (12,562)      68,847

---------------

(1) Represents nonqualified stock options to purchase shares of iXL common stock at an exercise price equal to the fair market value on the date of grant, with 50% vesting on May 24, 2001 and 50% vesting on May 24, 2002.
(2) Represents nonqualified stock options to purchase shares of iXL common stock at an exercise price equal to the fair market value on the date of grant, with 25% vesting on April 1, 2001, October 1, 2001, April 1, 2002 and October 1, 2002.
(3) Represents nonqualified stock options to purchase shares of iXL common stock with an exercise price greater than the fair market value on the date of grant, with 25% vesting on June 1, 2001, December 1, 2001, June 1, 2002 and December 1, 2002.

(4) Represents (a) nonqualified stock options to purchase 52,780 shares of iXL common stock with an exercise price equal to the fair market value on the date of grant with 25% vesting on each of April 30, 2001, February 28 April 30, 2002, April 30, 2003, and April 30, 2004, and (b) incentive stock options to purchase 22,220 shares of iXL common stock with an exercise price equal to the fair market value on the date of grant with 25% vesting on each of April 30, 2001, April 30, 2002, April 30, 2003 and April 30, 2004.
(5) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent iXL estimate or projection of the future price of iXL common stock. iXL does not believe that this method accurately illustrates the potential value of a stock option.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


     The following table sets forth certain information concerning stock options exercised by named executive officers of iXL who will serve as a director or executive officer of India-Sierra, as well as the number of unexercised options held by such persons, at December 31, 2000 and the value thereof.


                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                   SHARES                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                 ACQUIRED ON                 DECEMBER 31, 2000 (#)         DECEMBER 31, 2000(1)
                                  EXERCISE      VALUE     ---------------------------   ---------------------------
             NAME                    (#)       REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
U. Bertram Ellis, Jr...........       0           $0       2,607,638      1,291,828         $--            $--
Theodore W. Browne, II.........       0            0               0        157,500         --             --

---------------

(1) Calculated using the closing price of $1.00 per share of iXL common stock as reported on Nasdaq on December 31, 2000 less the option exercise price.

REPORT OF THE IXL COMPENSATION COMMITTEE

     The following Report on Executive Compensation and the performance graph included elsewhere in this joint proxy statement-prospectus do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other iXL filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent iXL specifically incorporates this Report or the performance graph by reference therein.

     The Compensation Committee of iXL's Board of Directors is responsible for the following matters with respect to the compensation of iXL's Chief Executive Officer and other executive officers as well as those of iXL's subsidiaries:

     - reviews, recommends and approves the base salaries of iXL's and its subsidiaries' executive officers;

     - reviews, recommends and approves iXL's annual incentive compensation programs;

     - administers iXL's equity-based compensation programs, including approval of stock option grants;

     - reviews, recommends and approves changes to iXL's benefits programs;

     - reviews and recommends all employment related agreements and amendments thereof; and

     - reviews, approves and authorizes the process and design elements of all other aspects of compensation.

     The Compensation Committee through its designees continually monitors market practices and trends, and makes revisions as necessary to ensure that iXL's programs are adequate to attract and retain the best possible executive talent. The Compensation Committee is comprised of three non-employee directors, namely Messrs. Wall, Bynum, and Walker.

What is iXL's philosophy regarding executive officer compensation?

     iXL's executive compensation programs for 2000, which consisted of a combination of base salary, annual cash incentives and long-term equity-based awards, serve the following principal purposes:

     - to attract and retain the best possible executive talent;

     - to provide additional incentive to these executives to achieve the goals inherent in iXL's business strategy;

     - to link executive and shareholder interests through equity-based plans;
       and

     - to provide a compensation package that recognizes individual contributions as well as overall business results.

     The Committee believes that this performance and results-based compensation philosophy will attract and retain the type of executive talent necessary to achieve iXL's business objectives. iXL's compensation plans have been developed and communicated in a manner designed to encourage a culture where executives understand expectations, choose to remain with iXL and seek to improve results.

What are the components of executive compensation?

     In determining compensation levels for 2000, the Compensation Committee primarily relied upon publicly available compensation information and informal survey information obtained by management with respect to cash compensation and stock option grants to similarly situated officers of comparable companies. Additionally, the Compensation Committee based its review of stock option grants on various factors, including without limitation the executive's responsibilities, the executive's past, present and expected future contributions to iXL and the executive's current stock and option holdings.

     Annual Salary. The Compensation Committee reviews each executive officer's salary annually. In determining the appropriate salary levels, the Compensation Committee considers, among other factors, the executive's scope of responsibility, prior experience, past accomplishments and data on prevailing compensa-tion levels in relevant markets for executive talent. There is no set annual salary grading structure for iXL's senior executive team, as each salary is based on an analysis of executive and position-specific information. None of these factors is weighted or subject to a formula.

     The Compensation Committee believes that the base salary levels of the executive officers are competitive considering the factors above, and its focus on at-risk compensation that emphasizes incentive pay.

     Annual Incentive Compensation. Annual incentives for iXL's executive officers, excluding its Chief Executive Officer, were determined based on iXL's and the executive's, as the case may be, achievement of specified goals. The key measurement areas included, among other factors, client satisfaction, market awareness, financial performance, organizational goals and personal goals. The weighting of the key measurements varied for each executive, depending on his or her role with iXL. Also depending on a participant's role in iXL, the achievement of certain goals was measured on a company-wide or individual office basis.

     The Compensation Committee reviewed iXL's and each executive officer's performance, as well as recommendations from the Chief Executive Officer, in determining the annual incentive payments to executive officers.

     Long-Term Incentive Compensation. iXL maintains certain equity-based compensation plans that allow the Compensation Committee to award the individuals it selects with stock options. These plans are as follows: (a) the iXL Enterprises, Inc. 1999 Employee Stock Option Plan, and (b) the iXL Enterprises, Inc. 1999B Employee Stock Option Plan. Awards under iXL's stock-based compensation plans directly link potential participant rewards to increases in shareholder value.

     iXL historically has provided all equity-based compensation in the form of stock options. Stock options are granted with an exercise price equal to or greater than the market price of iXL's common stock on the date of the grant and each generally vest over a four year period in four equal installments of 25% on each of the first, second, third and fourth anniversaries of the date of grant. This approach is designed to encourage the creation of shareholder value and the retention of the executives over the long term, as this element of the compensation package has value only to the extent that stock price appreciation occurs.

     In determining stock option awards to iXL's executive officers in 2000, the Compensation Committee also considered each executive's responsibilities, the executive's past, present and expected future contributions to iXL and the executive's current stock and option holdings.

     iXL Leaders Fund, L.P. During 1999, iXL organized the iXL Leaders Fund, L.P., a Delaware limited partnership (the "Fund"). The purpose of the Fund is to enable iXL to recruit and retain officers and other key employees of outstanding ability and to motivate these employees to exert their best efforts on iXL's behalf. The Fund enabled certain qualified iXL employees to participate in investment opportunities identified by iXL Leaders Fund GP I, L.L.C., the general partner of the Fund (the "General Partner") in a variety of private equity investments.

     Certain iXL employees, who were "accredited investors" (as defined under the federal securities laws) and who were approved for participation by the General Partner, were eligible to invest in the Fund as limited partners on a one-time basis in April 2000. Each participating employee was required to make a capital commitment of at least $25,000, but no more than $250,000, to the Fund. iXL matched each participating employee's capital contribution on a dollar-for-dollar basis, which in the aggregate totaled approximately $2.43 million. No further contributions will be made to the Fund.

     Each participating employee shall be fully vested with respect to returns on his or her capital contributions and related profits (except upon a default by such employee), but will vest in certain distributions of other profits related to iXL's matching contributions with respect to such participating employee at the rate of 25% per year on December 31 of 2000 through 2003. Participating employees are not entitled to receive distributions other than distributions necessary to satisfy his or her tax liabilities in respect of such investments until iXL has recouped its matching contributions and expenses plus a 12% return.

How is iXL's chief executive officer compensated?

     The Compensation Committee annually reviews and approves the compensation of iXL's Chief Executive Officer. The Compensation Committee believes that in the highly competitive, emerging markets in which iXL operates, equity-based compensation provides the greatest incentive for outstanding executive performance and the greatest alignment of management and shareholder long-term interests. Mr. Ellis served as Chief Executive Officer during 2000. He did not receive a cash bonus during 2000, but was granted stock options totaling 510,577. See "-- iXL Stock Option Information -- Option Grants in Last Fiscal Year" and the footnotes thereto for details concerning grants to Mr. Ellis. In February 2001, Mr. Formant joined iXL as President and Chief Executive Officer.

How is iXL addressing Internal Revenue Code limits on deductibility of compensation?

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation's chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. iXL has structured its equity-based compensation plans (i.e., obtained shareholder approval of plans) to qualify the compensation income deemed to be received upon the exercise of stock options granted under the plans as performance-based compensation. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of iXL's compensation programs in a manner designed to permit unlimited deductibility for federal income tax purposes. iXL is not currently subject to the limitations of
Section 162(m) because none of its executive officers received cash payments from iXL during 2000 in excess of $1 million. To the extent that iXL is subject to the Code 162(m) limitation in the future, the effect of this limitation may be mitigated by net operating losses, although the amount of any deduction disallowed under Section 162(m) could increase the alternative minimum tax by up to 2% of such disallowed amount. For information relating to iXL's net operating losses, see Note 17 to iXL's Consolidated Financial Statements included elsewhere in this joint proxy statement-prospectus.

                                          Members of the Compensation Committee

                                          Mr. Thomas R. Wall, IV
                                          Mr. Frank K. Bynum, Jr.
                                          Mr. Jeffrey Walker

IXL COMPENSATION COMMITTEE INTERLOCKS

     No member of iXL's Compensation Committee is or has been an officer or employee of iXL or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of iXL's Board of Directors or Compensation Committee.

IXL EMPLOYMENT AGREEMENTS

     iXL entered into an employment agreement with Mr. Formant beginning February 1, 2001 continuing until December 31, 2003. Mr. Formant's initial base salary is $500,000, subject to adjustments annually at the Compensation Committee's discretion. In addition to Mr. Formant's base salary, he is eligible to receive a bonus, based upon a formula, in an amount not less than $250,000, paid in quarterly installments throughout the calendar year. Mr. Formant also received a option to purchase 1 million shares of iXL's common stock and purchased 1.5 million shares of common stock (see "iXL Transactions with Related Parties"). In the event Mr. Formant's employment is terminated for reasons other than cause, he will be entitled to received twelve months of his then current base salary together with continued benefits. He will also be entitled to receive any accrued, but unpaid, bonus amount. The severance payable can be reduced in the event Mr. Formant finds other suitable employment during the severance period. In addition, if Mr. Formant is terminated for reasons other than cause, the greater of (i) one-half of any unvested options or (ii) vested options resulting from a one-year forward vesting, will immediately vest. In the event of a change of control, Mr. Formant shall be eligible to receive any rights, benefits and entitlements made generally available to other members of executive management. The employment agreement will continue in full force and effect. Concurrent with any change of control, the greater of (i) one-half of any unvested options or (ii) vested options resulting from a one-year forward vesting, will immediately vest. If Mr. Formant is terminated without cause within one year of a change of control or his duties and responsibilities are materially diminished, he is entitled to a lump sum payment in an amount equal to not less than two times his then current base salary plus any accrued, but unpaid, bonus amount; in addition, the remaining unpaid balance of the four-year stock purchase loan described in "iXL Transactions with Related Parties" shall be forgiven and all outstanding stock options be accelerated and fully vested. Mr. Formant agrees to keep iXL's secrets and confidential information and will not disclose any such information obtained during his employment. For a period of twelve months following the end of his employment, or three months if he is terminated without cause or for good reason, Mr. Formant cannot become associated with competitive companies listed in the agreement, nor will he solicit any of iXL's employees and customers or representatives of those customers. In the event that iXL becomes bankrupt or insolvent within one year after the date of Mr. Formant's employment agreement, any unpaid amounts due under the four-year stock purchase loan shall be forgiven.

     In connection with the merger, Mr. Formant and iXL have executed an Agreement of Amendment and Assignment with respect to his employment agreement. In the Agreement of Amendment and Assignment, among other things:


     - Mr. Formant consents to the assignment of his employment contract to India-Sierra;



     - Mr. Formant's bonus entitlement is amended to provide for any such bonus as determined by the India-Sierra board of directors;


     - Mr. Formant's severance benefit is amended to eliminate entitlement to accrued but unpaid bonuses;

     - Mr. Formant agrees that the transactions contemplated by the merger agreement will not be deemed to constitute a change of control or good reason for resignation;

     - the noncompetition and nonsolicitation of customers provisions applicable to Mr. Formant are deleted; and

     - Mr. Formant consents to the treatment of his options in the manner applicable to all options as specified in the merger agreement.

This Agreement of Amendment and Assignment will become effective upon completion of the merger.

                             IXL PERFORMANCE GRAPH

     The following graph compares, for the period from June 3, 1999 (the date that iXL's common stock was first publicly traded) to December 31, 2000, the cumulative total stockholder return on the common stock of iXL with:


     - the Nasdaq National Market (U.S.) Index; and


     - the J.P. Morgan H&Q Internet Index (formerly known as the Chase H&Q Internet Index)


     The graph assumes that $100 was invested on June 3, 1999 in iXL's common stock and on May 31, 1999 in the Nasdaq National Market (U.S.) Index and the J.P. Morgan H&Q Internet Index, and further assumes no payment or reinvestment of dividends. The stock price performance on the following graph is historical and not necessarily indicative of future stock price performance.


                 COMPARISON OF 19 MONTH CUMULATIVE TOTAL RETURN

                                                                                                        J.P. MORGAN H&Q INTERNET
                                                  IXL ENTERPRISES, INC.           S&P 500 INDEX                 100 INDEX
                                                  ---------------------           -------------         ------------------------
6/3/99                                                   $100.00                     $100.00                     $100.00
6/99                                                     $223.96                     $105.55                     $108.10
9/99                                                     $295.31                     $ 98.96                     $111.12
12/99                                                    $462.50                     $113.68                     $215.11
3/00                                                     $233.33                     $116.29                     $224.68
6/00                                                     $120.83                     $113.20                     $166.68
9/00                                                     $ 36.46                     $112.11                     $160.34
12/00                                                    $  8.33                     $103.33                     $ 82.77

Source: Research Data Group, Inc.

                 IXL STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                            MANAGEMENT AND DIRECTORS


     The following table shows the amount of common stock beneficially owned as of September 30, 2001 by (a) each of iXL's directors, (b) each of iXL's current executive officers, (c) all of iXL's current directors and executive officers as a group and (d) each person known by iXL to beneficially own more than 5% of iXL's outstanding common stock. Unless otherwise provided, the address of each holder is c/o iXL Enterprises, Inc., 1600 Peachtree Street, NW, Atlanta, Georgia 30309.



                                           AGGREGATE NUMBER                   TOTAL NUMBER
                                              OF SHARES       ACQUIRABLE       OF SHARES        PERCENTAGE
                                             BENEFICIALLY       WITHIN     BENEFICIALLY OWNED    OF SHARES
                                               OWNED(1)       60 DAYS(2)        (COLUMNS        OUTSTANDING
                  NAME                           (A)             (B)            (A)+(B))          (%)(3)
                  ----                     ----------------   ----------   ------------------   -----------
Kelso Investment Associates V, L.P. and
  Kelso Equity Partners V, L.P.(4).......     15,656,096             --        15,656,096          16.2
  Joseph S. Schuchert(4).................     15,656,096             --        15,656,096          16.2
  Frank T. Nickell(4)....................     16,986,061             --        16,986,061          17.5
  Thomas R. Wall, IV(4)(9)...............     16,731,741             --        16,731,741          17.3
  George E. Matelich(4)..................     16,217,379             --        16,217,379          16.8
  Michael B. Goldberg(4).................     15,660,261             --        15,660,261          16.2
  David I. Wahrhaftig(4).................     15,703,219             --        15,703,219          16.2
  Frank K. Bynum, Jr.(4)(9)..............     16,020,695             --        16,020,695          16.6
  Philip E. Berney(4)....................     15,716,117             --        15,716,117          16.2
     c/o Kelso & Company
     320 Park Avenue 24th Floor
     New York, NY 10022
The Riverstone Group, LLC(5).............     12,000,000             --        12,000,000          12.4
  W. Hunter Goodwin, III(5)..............     12,000,000             --        12,000,000          12.4
  Molly Goodwin Hardie(5)................     12,000,000             --        12,000,000          12.4
  Matthew T. Goodwin(5)..................     12,000,000             --        12,000,000          12.4
  Sarah C. Goodwin(5)....................     12,000,000             --        12,000,000          12.4
  Peter O. Goodwin(5)....................     12,000,000             --        12,000,000          12.4
     910 East Cary Street, Suite 1500
     Richmond, VA 23219
J.P. Morgan Partners (23A SBIC),
  LLC(6).................................      7,939,427             --         7,939,427           8.2
  (Formerly CB Capital Investors, LLC)
  Jeffrey C. Walker(9)...................             --             --                --            --
     1221 Avenue of the Americas
     New York, NY 10020
General Electric Capital Corporation,
  General Electric Capital Assurance
  Company, GE Capital Equity
  Investments, Inc. and General Electric
  Pension Trust(7).......................      3,288,571      3,000,000         6,288,571           6.5
     260 Long Ridge Road
     Stamford, CT 06927
U. Bertram Ellis, Jr.(10)................      2,208,548      3,156,678         5,365,226           5.5
Jeffrey T. Arnold(9).....................             --         50,000            50,000             *
Theodore W. Browne, II(11)...............         40,918         86,250           127,168             *
Christopher M. Formant(10)...............      1,625,000        312,500         1,937,500           2.0

                                           AGGREGATE NUMBER                   TOTAL NUMBER
                                              OF SHARES       ACQUIRABLE       OF SHARES        PERCENTAGE
                                             BENEFICIALLY       WITHIN     BENEFICIALLY OWNED    OF SHARES
                                               OWNED(1)       60 DAYS(2)        (COLUMNS        OUTSTANDING
                  NAME                           (A)             (B)            (A)+(B))          (%)(3)
                  ----                     ----------------   ----------   ------------------   -----------
Thomas G. Rosencrants(8)(9)..............      1,000,000             --         1,000,000           1.0
Gary Wendt(9)............................         25,863         50,000            75,863             *
All Directors and Executive Officers as a
  Group (9 persons)......................     29,936,096      3,655,428        33,591,524          34.7


---------------

  *  Represents less than 1% of iXL's outstanding common stock.
 (1) Beneficial ownership includes shares of common stock over which the named person has either sole or shared investment or voting power and is based on information contained in documents publicly filed by the named person with the SEC, publicly available information or information available to us.

 (2) Reflects the number of shares that may be purchased by the holder by exercise of options granted under iXL's stock option plans or warrants, at September 30, 2001 or within 60 days thereafter.


 (3) In computing the percentage ownership of a person, shares of common stock that are acquirable by such person within 60 days as set forth in column
     (b) are deemed outstanding. These shares of common stock, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of September 30, 2001, there were 96,794,616 shares of iXL common stock outstanding.

 (4) Mr. Joseph S. Schuchert, Mr. Frank T. Nickell, Mr. Thomas R. Wall, IV, Mr. George E. Matelich, Mr. Michael B. Goldberg, Mr. David I. Wahrhaftig, Mr. Frank K. Bynum, Jr. and Mr. Philip E. Berney may be deemed to share beneficial ownership of shares of common stock owned of record by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., by virtue of their status as general partners of the general partner of Kelso Investment Associates V, L.P. and as general partners of Kelso Equity Partners V, L.P. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to shares owned by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., but disclaim beneficial ownership of such shares.

     Information for Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. includes 14,673,227 shares held by Kelso Investment Associates V, L.P. and 982,869 shares held by Kelso Equity Partners V, L.P. Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., due to their common control, could be deemed to beneficially own each of the other's shares, but disclaim such beneficial ownership.

     Information for Mr. Nickell includes 1,325,000 shares of common stock that are owned directly by him and 4,965 shares of common stock owned by trusts of which he is the trustee; Mr. Nickell disclaims beneficial ownership of such shares. Information for Mr. Wall includes 855,875 shares of common stock that are owned directly by him and 219,770 shares of common stock owned by trusts of which he is the trustee; Mr. Wall disclaims beneficial ownership of such trust shares. Information for Mr. Matelich includes 561,283 shares of common stock that are owned directly by him. Information for Mr. Goldberg includes 4,165 shares of common stock that are owned directly by him. Information for Mr. Wahrhaftig includes 47,123 shares of common stock that are owned directly by him. Information for Mr. Bynum includes 364,599 shares of common stock that are owned directly by him. Information for Mr. Berney includes 60,021 shares of common stock that are owned directly by him.

 (5)W. Hunter Goodwin, III, Molly Goodwin Hardie, Matthew T. Goodwin, Sarah C. Goodwin, and Peter O. Goodwin may be deemed to share beneficial ownership of shares of common stock owned of record by The Riverstone Group, LLC, by virtue of their status as members of The Riverstone Group, LLC. W. Hunter Goodwin, III, Molly Goodwin Hardie, Matthew T. Goodwin, Sarah C. Goodwin, and Peter O. Goodwin share investment and voting power with respect to shares owned by The Riverstone Group, LLC, but disclaim beneficial ownership of such shares except to the extent of their respective interest in the Riverstone Group, LLC.


 (6) J.P. Morgan Partners Master Fund Manager, L.P. (formerly Chase Capital Partners) is the sole non-managing member of J.P. Morgan Partners (23A
     SBIC), LLC. Mr. Walker is the President of J.P.

     Morgan Partners (23A SBIC), LLC. Accordingly, Mr. Walker may be deemed to beneficially own the shares owned by J.P. Morgan Partners (23A SBIC), LLC. However, Mr. Walker disclaims beneficial ownership of all common stock owned by J.P. Morgan Partners (23A SBIC), LLC, except an indeterminate number thereof in which he has a continuing pecuniary interest as a current limited partner of J.P. Morgan Partners Master Fund Manager, L.P. The Chase Manhattan Bank is the sole stockholder of J.P. Morgan Partners (23A SBIC Manager), Inc., the managing member of J.P. Morgan Partners (23A SBIC), LLC, and accordingly may be deemed to beneficially own the shares owned by J.P. Morgan Partners (23A SBIC), LLC. However, The Chase Manhattan Bank disclaims this beneficial ownership to the extent it exceeds its pecuniary interest.


 (7) Information for General Electric Capital Corporation, General Electric Capital Assurance Company, GE Capital Equity Investments, Inc. and General Electric Pension Trust includes (a) for General Electric Capital
     Corporation: 2,204,159 shares of common stock currently held and 500,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 27, 2001, (b) for General Electric Capital Assurance Company: 437,038 shares of common stock currently held, (c) for GE Capital Equity Investments, Inc.: 341,299 shares of common stock currently held and 2,500,000 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 27, 2001, and (d) for General Electric Pension Trust: 306,075 shares of common stock currently held.


 (8) Thomas G. Rosencrants is a general partner of Greystone Capital Partners I, L.P., which holds 1,000,000 shares of common stock. Mr. Rosencrants disclaims beneficial ownership of such shares.


 (9) The named person is currently a director of iXL.


(10) The named person is currently a director and an executive officer of iXL.


(11) The named person is currently an executive officer of iXL.

                     IXL TRANSACTIONS WITH RELATED PARTIES


COMMON STOCK TRANSACTIONS


     The following table sets forth private placement purchases of iXL capital stock by iXL's executive officers and directors who will serve as an executive officer or director of India-Sierra and their respective affiliates and certain related parties since January 1, 2000:


                                                                                        AGGREGATE
PURCHASER                                DATE OF TRANSACTION   SECURITIES PURCHASED   PURCHASE PRICE
---------                                -------------------   --------------------   --------------
Christopher M. Formant.................   January 9, 2001           1,500,000           $1,500,000
Frank K. Bynum, Jr.....................    March 30, 2001             275,000              275,000

     In contemplation of his employment, Mr. Formant purchased 1.5 million shares of iXL common stock in a private placement. The purchase price of $1.00 was the closing market price on the date of purchase. The purchase price of the shares was paid by two loans from iXL: a four-year promissory note in the amount of $1 million and a bridge note in the amount of $500,000, each bearing interest at 9% per annum, payable at maturity. The bridge note was due and payable promptly upon Mr. Formant's receipt of payment of his capital account (or other funds such as his 401K) from his previous employer. Mr. Formant repaid the bridge note in March 2001. The four-year promissory note is due and payable on January 9, 2005. Mr. Formant has agreed to prepay the loan with the net after tax proceeds of any annual bonus he receives in excess of $500,000, plus the net after tax proceeds from the sale of any shares acquired from the stock purchased or from the sale of exercised stock options. The shares purchased are subject to the terms and conditions of a Pledge and Security Agreement.

     On March 30, 2001, iXL completed a private placement of common stock to various investors. iXL director Mr. Bynum participated in this private placement.

SHAREHOLDER BOARD DESIGNEES

     Under a shareholders agreement, iXL is required to include as board nominees at every annual stockholders' meeting (or at any special stockholders' meeting for the election directors) two individuals designated by the Kelso Funds and one individual designated by J.P. Morgan Partners (23A SBIC), LLC (formerly CB Investors, L.P.) so long as each of these stockholders own at least 5% of iXL outstanding common stock.

EQUITY INVESTMENTS

     On March 22, 2000, iXL's former subsidiary ProAct Technologies Corp. (formerly known as Consumer Financial Network, Inc.) ("ProAct") issued and sold an aggregate of 32,896,000 shares of its Series C Convertible Preferred Stock for a purchase price of $4.00 per share. Purchasers of these shares included the Kelso Funds (of which iXL director Mr. Bynum is a Managing Director) (an aggregate of 1,250,000 shares), U. Bertram Ellis, Jr. (62,500 shares) and Urchie
B. Ellis, the father of U. Bertram Ellis, Jr. (5,000 shares). In connection with this equity financing a Second Amended and Restated Stockholders Agreement and a Second Amended and Restated Registration Rights Agreement were executed. The business purpose of this transaction was to raise working capital. This issuance was valued based on a negotiated estimate of the fair market value of ProAct. iXL believes this issuance was negotiated at arms' length and was made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

OTHER TRANSACTIONS

     Mr. Ellis is a limited partner in the partnership that owns the building in which iXL began leasing space in May 1997. The lease expires December 31, 2008. In 2000, iXL paid approximately $1.1 million in rental payments. iXL believes this lease is at fair market value and was negotiated on an arm's-length basis. iXL's effective lease rate is $15.50 per square foot, compared to a range of $12.50 to $16.50 per square foot for comparable space.

     In March 2000, iXL contributed assets to AppGeneSys, Inc. in exchange for 10 million shares of AppGeneSys' Series A Convertible Preferred Stock and 10 million shares of AppGeneSys' Series B Convertible Preferred Stock (constituting in the aggregate approximately 27% of the voting power of AppGeneSys). Contemporaneously with such asset contribution, AppGeneSys issued and sold an aggregate of 50 million shares of its Series A Convertible Preferred Stock for a purchase price of $1.00 per share. Purchasers of these shares included Kelso Funds (of which iXL director Mr. Bynum is a Managing Director) (an aggregate of 7,300,000 shares, constituting approximately 10% of the voting power), NeoCarta Ventures, L.P. and NeoCarta Scout Fund, LLC (in which the iXL Leaders Fund, L.P., Mr. Ellis, and certain of the Kelso investment professionals, including iXL director Mr. Bynum, hold an interest) (an aggregate of 3,000,000 shares, constituting approximately 4% of the voting power), the iXL Leaders Fund, L.P. (500 shares, constituting less than 1% of the voting power), and U. Bertram Ellis, Jr. (225,000 shares, constituting less than 1% of the voting power). Mr. Ellis serves as a director of AppGeneSys. In connection with this equity financing a Stockholders Agreement and a Registration Rights Agreement were executed. The business purpose of this transaction was to raise working capital for AppGeneSys. This issuance was valued based on a negotiated estimate of the fair market value of AppGeneSys. The asset contribution was approved by the Spin-Off Committee of the Board of Directors. iXL believes this issuance was negotiated at arms' length and was made on terms no less favorable to iXL than could have been obtained from unaffiliated third parties. Contemporaneously with these transactions, iXL executed (a) a Master Services Agreement with AppGeneSys regarding the delivery of services in the ordinary course of business to AppGeneSys, and (b) a Strategic Alliance Agreement pursuant to which AppGeneSys will participate in the iXL Ventures Program and iXL became AppGeneSys' preferred provider of core services, and likewise AppGeneSys has become iXL's preferred provider of AppGeneSys' core services.

     iXL believes that all of the transactions set forth above were negotiated at arm's length and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                                SCIENT BUSINESS

     Scient is a leading provider of a category of professional services called systems innovation. Scient provides integrated eBusiness strategy and technology implementation services on a global basis to enterprise clients who want to fully leverage eBusiness technologies as part of their overall business strategy. Scient's service offering includes strategy consulting, systems architecture and design, application and technology infrastructure development, and eBusiness management. Scient's services are designed to improve a client's competitive position and increase efficiency through the development of innovative business strategies enabled by the integration of emerging and existing technologies.

SERVICES

     Scient uses eBusiness as a catalyst to help its clients unlock the value hidden in their enterprises. Scient's process leverages Scient's expertise in strategy, customer experience and technology to help clients create new sources of revenue and eliminate cost. Scient also works with clients to increase their organization's abilities to anticipate and capitalize on changes in their business environment. Scient's service offering includes strategy consulting, architecture and design services, application and technology infrastructure development, and eBusiness management. The following descriptions highlight the primary services that Scient offers.

     Strategy Consulting. Scient works with clients to tailor a business strategy designed to provide them with measurable results. Scient's goal is to leverage the industry and eBusiness experience and knowledge base of Scient's professionals along with the experiences of Scient's clients' senior executives to formulate innovative, executable and flexible eBusiness strategies.

     Architecture and Design. In addition to strategy, Scient offers architecture and design capabilities to its clients. Using a variety of technologies, Scient architects eBusiness applications and technology infrastructure for clients. Recognizing that the technical infrastructure becomes the foundation for any future application development, Scient's technology infrastructure design services focus on enabling eBusiness applications to be reliable, robust, secure, scalable and extensible. Additionally, Scient offers customer experience design to its clients. Because Scient considers the user interface to be more than just visual design, Scient incorporates its abilities in information architecture, user interface engineering, editorial services, and usability research to develop systems with innovative customer experience.

     Application and Technology Infrastructure Development. Scient builds and implements innovative eBusiness applications and technology infrastructure that take into account the current and future business needs of Scient's clients. This can be accomplished through Scient's Engineer Acceleration Center (EAC), with teams located either on the client's site or in Scient's dedicated facilities in Dallas, Texas. Scient's EAC was established to provide deeply skilled teams, an integrated customer experience and technology process, along with dedicated technology to provide the most efficient, effective and highest quality solutions to Scient's clients. The EAC offers a pre-configured development environment to Scient's clients that is intended to establish processes, project management structures, and standards that reduce overall project risks. All of this results in a reduced cost of development and a potential accelerated return on investment for Scient's clients. Scient recognizes that new types of communications devices are proliferating, network usage is expanding, and the future of eBusiness will be dependent upon the development and integration of a variety of technologies. Scient builds applications and technology infrastructure intended to accommodate these changes in the eBusiness environment. Scient's applications and technology infrastructure development services utilize Scient's capabilities in application software, networks, systems, security and infrastructure architecture. Scient develops applications and technology infrastructure to be robust and to serve as the foundation for eBusiness innovations that can link to existing systems and technologies.

     eBusiness Management. Upon completion of engagements, Scient offers its clients eBusiness management to help them operate and extend their eBusinesses. These services include remote systems management, application management, performance management, content management, and system security management and are provided on a monthly subscription basis with established service level agreements. Scient's extended capabilities leverage the iterative nature of the Scient Approach methodology to provide the framework and business structure for continuous re-innovation of an eBusiness.

THE SCIENT APPROACH(TM) METHODOLOGY

     The Scient Approach methodology is a well-defined process that helps Scient efficiently and successfully deliver Scient's services. This methodology provides a framework that facilitates the distribution of knowledge within an engagement and across all parts of Scient's firm. The Scient Approach methodology is designed to allow Scient to provide consistent quality across engagements and to deliver high value to clients in all aspects of Scient's services.

     The key to the Scient Approach methodology is the iterative improvement of the eBusiness innovations that Scient delivers. Because the needs of Scient's clients are dynamic, Scient has designed the Scient Approach methodology with built-in feedback and iteration processes in order to improve the services delivered to clients and to enhance the approach itself. These processes serve as a critical feedback tool that assists Scient in designing and extending eBusinesses for its clients.

     The Scient Approach methodology has four general stages: Conceive, Architect, Engineer and Operate. Each of these stages includes the critical decisions Scient's clients must make in order to build an eBusiness. The methodology also includes two foundational elements: Launch and Innovate, which are interwoven throughout the approach.

     Conceive. During the Conceive stage of the approach, Scient works closely with the client to define the overall business strategy for the eBusiness, including market positioning and value offering. The five components of the Conceive stage include Assessing, Visioning, Conceptualizing, Prototyping, and Defining. Upon completion of the Conceive stage, Scient should have the information necessary to define key business success factors and to prioritize the client's eBusiness initiatives based on a common understanding of the client's eBusiness objectives.

     Architect. In the Architect stage, Scient defines the scope of the eBusiness to be developed and designs applications to enable clients to meet their objectives. Scient also scopes and designs the underlying infrastructure to integrate the software, network and hardware components necessary to support the applications. This stage includes the evaluation of any third party software. The architect stage occurs in two phases, Architect-Scope and Architect-Design.

     - Architect-Scope. The goal of this phase is to collect application and process requirements to develop a baseline for the Architect-Design phase.

     - Architect-Design. During this phase, Scient defines the processes, components and timeline necessary to realize the application goals. The goal of this phase is to create a complete plan that allows the applications to be constructed, tested and implemented on time and within budget.

     After the Architect stage, the client has a "blueprint" for its eBusiness development. This blueprint identifies in detail the tasks necessary to meet the objectives and overall strategy goals as defined in the Conceive stage.

     Engineer. In this stage, Scient iteratively builds and delivers the eBusiness, which may include the incorporation or integration of third party software or devices. Within this stage are three phases that are focused on successfully implementing the applications defined during the Architect stage. Scient has established the Engineer Acceleration Center (EAC) in Dallas, Texas to provide world class software engineering. The EAC provides deeply skilled teams, integrated customer experience and technology processes, and dedicated technology to achieve the most efficient, effective, and highest quality solutions for Scient's clients.

     - Transition to the EAC. In this phase, the Scient project team and EAC transition team work to transition the project into the EAC by understanding the major project components, identify gaps and risks, develop solutions and risk mitigation plans, and establish project responsibilities to ensure the successful delivery of the project.

     - Engineer-Detailed Design. In this phase, Scient works with the client to finalize specific details of the requirements, including all customer interaction interfaces and detailed technical designs.

     - Engineer-Construct. In this phase, the modules of the application are built, refined and unit tested. This phase is aimed at producing the tangible results for the client that were identified in the earlier stages of the Scient Approach methodology. Development and QA environments are constructed, software development is completed, code reviews are performed, and unit testing takes place.

     - Engineer-Test. In this phase, applications are tested to ensure they meet functional, technical and user requirements. This phase intends to ensure that the engineered applications perform in accordance with the requirements defined in the Architect stage. The EAC offers a full suite of functional, integration, and system testing to ensure the overall quality and robustness of the delivered system.

     - Engineer-Deploy. In this phase, the system is deployed into a production environment, providing the necessary support and rapid issue resolution.

     The Engineer-Deploy phase will deliver the eBusiness system in its production environment typically employing performance, security, user acceptance, and limited volume beta test, followed by a full-scale introduction to the complete target user population.

     Upon completion of the Engineer stage, Scient delivers the system to the client. During the transition to operate phase, the Scient team completes all final deliverables, produces the final distribution media, and conducts formal transition meetings with the appropriate client operations team.

     Operate. In the Operate stage, Scient transfers knowledge and techniques for the eBusiness technical operations and provides a framework for ongoing re-innovation of the client's eBusiness. By leveraging Scient's knowledge about the ongoing management and innovation of its eBusiness systems, the client can effectively perform these services in-house or via an outside service provider. The Operate stage centers around two separate but related sets of activities.

     - eSolution Management. This area focuses on transferring knowledge and techniques for the day-to-day operations of the eBusiness, allowing Scient's client to manage and measure the technical operations of the eSolution in-house or through a third-party provider. The eSolution Management has two steps:

      - Implement. In this step, the client's operational requirements and architecture are assessed. Scient assists the client to implement a high availability management solution within the client's infrastructure or through a third-party provider.

      - Manage. In this step, Scient will assist with the client's ongoing eBusiness systems management including application management, performance management, content management and system security management.

     - eBusiness Management. This area focuses on the strategic planning of an eBusiness solution and extending it into new versions with improved capabilities. This involves continued re-innovation and improvement in the eBusiness solution, implemented via a series of new releases with enhanced capabilities.

SALES AND MARKETING

     Through Scient's global direct sales force and marketing organization, Scient markets and sells Scient's services to clients who are creating eBusinesses or are rethinking or expanding their existing businesses to integrate eBusiness capabilities. Scient's sales professionals are aligned within global business units. Scient currently targets three principal markets:

     - Financial Services Markets, including financial products and services providers such as investment and commercial banks, securities firms, insurance companies, credit card companies, and online brokerages and lending institutions;

     - Enterprise Markets, which includes Global 1000 companies facing the challenges of adapting their businesses' traditional procurement and distribution networks to take advantage of eBusiness capabili-ties including industrial products, consumer packaged goods, manufacturing, energy, transportation and logistics, media and entertainment, telecommunications and utilities; and

     - Health and Wellness Markets, which includes pharmaceuticals, biotechnology, genomes, medical products and technology and consumer wellness, and diagnostics.

     Scient employs a team selling approach, whereby Scient's sales people collaborate with Scient's business unit professionals and management to identify prospects, conduct sales and manage client relationships. Due to the strategic nature of Scient's engagements, Scient typically negotiates with the senior business and technical management personnel of Scient's current and potential clients.

     Scient's marketing efforts are focused on creating awareness of the systems innovation category, establishing Scient as the leader in this category and building the Scient brand on a global basis. Scient uses a broad mix of programs to accomplish these goals, including market research, brochures, information pieces published for industry forums, public relations activities, marketing programs, seminars and speaking engagements and website marketing.

CLIENTS


     Scient has performed professional services for a variety of clients in many industries around the world. Scient is currently focused on serving companies in the Financial Services, Enterprise, and Health and Wellness markets. From inception through March 31, 2001, Scient has served over 165 clients and has helped its clients launch approximately 50 eBusinesses. For the three months ended June 30, 2001, Scient's five largest clients accounted for approximately 49% of Scient's revenues. One client, Major League Baseball, accounted for 10.7% of Scient's total revenues for the fiscal year ended March 31, 2001 and for 12.9% of Scient's total revenues for the three months ended June 30, 2001. Scient completed rendering services to Major League Baseball in August 2001.


     Scient generally enters into contracts with its clients on a time and materials basis, though Scient sometimes works on a fixed-fee basis or caps the amounts Scient may invoice. In the future, Scient anticipates an increasing percentage of its client engagements will be under arrangements with fixed-fee components. If Scient miscalculates the resources or time needed to complete engagements with capped or fixed fees, Scient's operating results could be seriously harmed. Because of the strategic and competitively sensitive nature of the engagements Scient performs for some of its clients, Scient sometimes agrees not to perform services for Scient's clients' competitors or in a particular field for limited periods of time. These non-compete agreements reduce the number of Scient's prospective clients and reinforce the importance of Scient's client selection.

DELIVERY SERVICES

     Scient's professional services colleagues are organized into areas of expertise and core competencies called Delivery Services Groups. These Delivery Services Groups are designed to address the full range of expertise and competencies needed in order to address the eBusiness needs of clients in Scient's targeted markets. When Scient delivers services to its clients, Scient typically builds an integrated team of professionals from several or all of Scient's Delivery Services Groups. In addition, the Delivery Services Groups promote the development of specialized knowledge, techniques and experience, and foster the training, mentoring and professional development of its members. Each of Scient's professional service colleagues is in one of the following Delivery Services Groups:

     - Strategic Services -- Provides consulting services to define and implement the strategic business, organization, market and brand direction for an eBusiness. Includes strategy consultants and industry experienced managers, each of whom is focused on one of Scient's targeted markets. Includes service offerings in CRM, Knowledge Management and Content Management, eIntegration, Collaborative Commerce and the Scient Studio.

     - Architecture and Design services -- Integrates the disciplines of technical, experience and business architecture, and all elements of design.

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     - Build Services -- Delivers the skills and expertise necessary to manage and engineer the applications and infrastructure of eBusinesses.

     - Asset Services -- Defines and manages the eBusiness assets Scient delivers to clients on a subscription, annuity or service bureau basis. The Asset Services works with other Delivery Services Groups, global business units, operations, finance and management to package and subsequently manage those aspects of Scient's assets that can be offered on subscription, annuity or service bureau basis.

     - Project Management Services -- Provides the necessary production, project and program management skills and experience necessary to manage client engagements.

NEIGHBORHOODS

     Scient has established neighborhoods, or organized communities of interest, that pursue and develop ideas, focus on quality and efficiency improvements, and establish points of view to improve colleague and client satisfaction. Scient's neighborhoods span across its global business units, innovation centers and core services units to minimize redundancies and maximize colleague team-building, participation and innovation. As of June 30, 2001, Scient had over 20 neighborhoods, spanning areas of interest such as emerging technologies, eOrganizational issues and customer relationship management.

KNOWLEDGE MANAGEMENT

     Scient's knowledge management processes and systems, which Scient refers to as Knowledge Management, enable the development and re-use of Scient's intellectual capital. Scient has found that while there are unique features to each client engagement, there is often a degree of commonality. Scient's focus on particular industries, business processes and technologies creates intellectual capital that can be adapted for use in different industries and applications provided that it is not proprietary to a client. Through the Scient Approach methodology and its iterative process, Scient expects to capture this common intellectual capital and develop common frameworks, processes, and technology to use in the delivery of Scient's services. Knowledge Management is designed to enable each engagement team to bring the experiences of Scient's entire company to bear on each client engagement.

     Knowledge Management facilitates access to the Scient Approach methodology and helps Scient's colleagues determine what services to deliver to clients and when to perform the services during the different steps of the approach. Resources available through Knowledge Management include tutorial materials, templates, expert contacts and sample outputs for the different process steps.

     Scient has invested significantly in Knowledge Management with the intent that such expenditures will allow Scient to use its intellectual capital in order to accelerate the delivery of its services, reduce its costs and leverage its industry experience. However, Scient cannot guarantee that Knowledge Management will help it achieve these goals or will be adequate to support Scient's future operations.

COMPETITION

     Competition in the eBusiness services market is intense. Scient competes against companies selling electronic commerce software and services, including those offering such products and services on a hosted basis, and the in-house development efforts of companies seeking to engage in electronic commerce. Scient's current competitors include the following:

     - Systems integrators that primarily engage in fixed-time/fixed-fee contracts, such as Sapient, Cambridge Technology Partners, and Viant;

     - Large systems integrators, such as Accenture and the consulting arms of the "Big Five" accounting firms;

     - The professional services groups of computer equipment companies, such as IBM;

     - Outsourcing firms, such as Computer Sciences Corporation and Electronic Data Systems;

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     - Web consulting firms and online agencies, such as Agency.com, and
       Proxicom (a subsidiary of Dimension Data);

     - General management consulting firms, such as Bain & Company, Booz Allen & Hamilton, Boston Consulting Group and McKinsey & Company; and

     - Internal IT departments of current and potential clients.

     Because relatively low barriers to entry characterize Scient's market, Scient also expects other companies to enter Scient's market.

     Scient believes that the principal competitive factors in Scient's industry are:

     - Value of services provided compared to the price of services;

     - The quality of services and deliverables, technical and strategic expertise, project management capabilities, reputation and experience of professionals delivering the service; and

     - The effectiveness of sales and marketing efforts, brand recognition, and the size of the firm.

     Scient believes that it presently competes favorably with respect to most of these factors. In particular, Scient believes that it offers an integrated set of strategic consulting and customer experience skills and technological expertise that many existing service providers are not well suited to provide. However, the market for eBusiness services is highly competitive and Scient cannot be certain that Scient will compete successfully in the future. Scient expects that competition will continue to intensify in the future, particularly as large IT consulting firms focus more resources on eBusiness opportunities. Because Scient contracts with its clients on an engagement-by-engagement basis, Scient competes for engagements at each stage of its methodology. There is no guarantee that Scient will be retained by its existing or future clients on later stages of work. See "Risk Factors -- We operate in a highly competitive market with relatively low barriers to entry."

PROPRIETARY RIGHTS


     Scient has developed detailed tools, processes and methodologies underlying the Scient Approach methodology and software code, scripts, libraries, data models, applications, business processes, frameworks, and other technology used internally and in client engagements. Scient currently seeks to protect its proprietary rights and other intellectual property through a combination of copyrights, trademarks and trade secret protection, as well as through contractual protections such as proprietary information agreements and nondisclosure agreements. Scient cannot guarantee that the steps it has taken to protect its proprietary rights will be adequate to deter misappropriation of Scient's intellectual property, and Scient may not be able to detect unauthorized use and take appropriate steps to enforce Scient's intellectual property rights. See "Risk Factors -- India-Sierra's ability to protect its intellectual property is important to its business."


COLLEAGUES AND CORPORATE CULTURE


     Colleagues. Scient generally uses the term "colleagues" instead of "employees" to reinforce its one-firm concept and collegial culture. As of September 30, 2001, Scient had a total of 331 colleagues. Of these, 263 were in professional services and 68 were in core services, including Knowledge Management, Technology, People, Finance and Administration. Scient has offices in San Francisco, CA, New York, NY, Dallas, TX, Chicago, IL, Boston, MA, and London, England and affiliate offices in Paris, France and Tokyo, Japan. Subsequently, Scient has undertaken restructuring efforts to reduce its workforce and offices; these activities are discussed in more detail in the section entitled "Scient Management's Discussion and Analysis of Financial Condition and Results of Operations" below. Scient's future success will depend in part on its ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. None of Scient's colleagues is represented by any collective bargaining unit, and Scient has never experienced a work stoppage. Scient believes its relations with its colleagues are good.


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     Corporate Culture.  Scient believes that developing a rich environment and a one-firm concept with a shared culture is critical to Scient becoming an employer of choice for management, strategic, technical, design, sales, marketing and support professionals of all levels. Scient actively fosters a set of core values that were developed jointly by management and Scient's colleagues. These values include a dedication to maintaining an innovative and empowering environment where Scient works as a team to achieve total client satisfaction and provide its colleagues with personal and professional growth opportunities. In addition, Scient believes that by linking employee compensation to the success of Scient through its incentive compensation program, Scient encourages an owner attitude, which Scient believes results in decisions that benefit its clients, colleagues and the company. Scient believes that its ability to attract and retain high-caliber colleagues will be in large part dependent on Scient's adherence to a one-firm culture supported by the following values:

     - Spirit -- Growth

     - Community -- Innovation

     - Excellence -- Urgency

PROPERTIES


     Scient's headquarters and principal administrative, finance, sales and marketing operations are located in approximately 37,500 square feet of leased office space in New York, New York. As of September 30, 2001, Scient also leased additional offices in New York, NY, as well as offices in San Francisco, CA, Chicago, IL, Boston, MA, Dallas, TX, and London, England, of which the following space is vacant and no longer actively used: 1 floor of space in San Francisco, 1 floor of space in New York, 75% of the space in Chicago, 50% of the space in Boston and 67% of the space in London. Scient also has affiliate offices in Paris, France and Tokyo, Japan.



     Scient has either sublet or assigned its lease to a third party, or reached an agreement in principle (subject to final documentation) to terminate its lease with the landlords of, its offices in Austin, TX, Los Angeles, CA, One Market Street, San Francisco, CA, Sunnyvale, CA, Summit, NJ, 405 Lexington Avenue, NY, NY and Singapore which would reduce or eliminate these lease obligations. Assuming consummation of all such agreements, Scient will continue to be obligated under leases for space it does not intend to use in Cambridge, MA, New York, NY, London, U.K., San Francisco, CA, Dallas, TX, and Chicago, IL. The current rental obligation for space in such locations totals approximately $702,319 per month. If 50 Berkeley Street in London is not disposed of, the aggregate monthly rental obligation for space in such locations will total (commencing December 2001) approximately $1,103,319. If 222 41st Avenue in New York City is also not disposed of, the aggregate monthly rental obligation for space in such locations will total (commencing June 2002) approximately $1,763,537.


LEGAL PROCEEDINGS

     Scient is not party to any claims or actions that Scient believes could have a material effect on its result of operations or financial position.

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                 SCIENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the condensed consolidated financial statements and notes contained elsewhere in this joint proxy statement-prospectus. This discussion contains forward-looking statements relating to Scient's future financial performance, business strategy, financing plans and other future events that involve uncertainties and risks. Scient's actual results could differ materially from the results anticipated by these forward-looking statements as a result of many known and unknown factors, including, but not limited to, those contained in the risk factor disclosure set forth in "Risk Factors," above. The forward-looking statements contained in this joint proxy statement-prospectus are made only as of the date hereof, and Scient undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

OVERVIEW

     Scient's net revenue is derived primarily from providing professional services to clients who are expanding or reevaluating their existing businesses to integrate eBusiness capabilities. Although until the quarter ended September 30, 2000, Scient experienced growth in its net revenues, in each quarter since then Scient has experienced a sequential decline in net revenues quarter to quarter. Scient believes that the decline in net revenues was primarily due to a broad-based general economic slowdown in which clients have decreased technology budgets, increased competitive pressure from traditional management consulting, information technology services and eBusiness service competitors, and a lack of urgency by Global 2000 companies to immediately fund large eBusiness projects.

     Scient expects that its net revenues will be driven primarily by the number and scope of its client engagements, its professional services headcount, and its ability to appropriately staff those engagements and price its services. Scient has experienced significant customer concentration and expects such concentration will continue for the foreseeable future. Also, net revenues from any given client will vary from period to period and often do so significantly. To the extent that any significant client uses less of Scient's services or terminates its relationship with Scient, Scient's net revenues could decline substantially. For example, Scient's net revenues declined in the quarter ended June 30, 2001 compared to the quarter ended March 31, 2001. The loss of any significant client could seriously harm Scient's business and results of operations.

     Scient generally provides its services on a time and materials basis. For the quarter ended June 30, 2001, approximately 91% of net revenue was derived from time and materials contracts, including completed capped fee engagements that were billed and recognized on a time and materials basis. Net revenues pursuant to time and materials contracts are generally recognized as services are provided. Net revenues pursuant to fixed-fee contracts are generally recognized using the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Net revenue excludes reimbursable expenses charged to clients.

     Professional services expenses consist primarily of compensation and benefits for Scient's colleagues involved with the delivery of professional services. Professional services margins reflect net revenues for services less professional services expenses. Scient expects that its per capita professional services expenses will increase over time due to wage increases and inflation. Scient's professional services margins are affected by the number of work days in a period and level of billability, defined as the percentage of professional services employees' time that is billed to clients, and such margins will vary in the future. Billability for the three months ended June 30, 2001 and 2000 was 11% and 75%, respectively. This decline was primarily due to overcapacity of professional services personnel in light of decreasing market demand for Scient's services. Any significant decline in fees billed to clients, the loss of one or more significant clients, or the failure to match the level of client demand for Scient's services with its professional services capacity without a corresponding decline in professional services expenses, would have a material adverse effect on Scient's professional services margins. In addition, as a matter of business development and client relationship management, Scient has provided and expects to continue to provide, limited services to certain clients without compensation for Scient's professional services fees. Any increase in this activity in a particular quarter would have a material

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

adverse effect on professional service margins. Client engagements currently average three to six months' duration. At the end of any engagement, Scient must re-deploy professional services personnel. Any resulting unbillable time from such re-deployments will adversely affect professional services margins.

     Selling, general and administrative expenses consist of salaries, commissions, and related expenses for personnel engaged in sales and marketing; salaries and related expenses for recruiting, human resources, knowledge management, information technology, finance, legal and administrative personnel; office facilities and information technology expenditures; professional fees; trade shows; promotional expenses; and other general corporate expenses.

RESULTS OF OPERATIONS

  Three Months Ended June 30, 2001 Compared to Three Months Ended June 30, 2000

     The following table presents, for the periods indicated, the relative composition of net revenues and selected statements of operational data as a percentage of net revenues:

                                                              THREE MONTHS ENDED
                                                                   JUNE 30
                                                              ------------------
                                                               2001        2000
                                                              ------      ------
                                                                 (UNAUDITED)
Net Revenues................................................    100%        100%
Operating expenses:
Professional services.......................................    118          42
Selling, general and administrative.........................    127          52
Restructuring and other related charges.....................    445          --
Stock compensation..........................................     11           3
                                                               ----         ---
          Total operating expenses..........................    701          97
                                                               ----         ---
Income (Loss) from operations...............................   (601)          3
Interest and other income, net..............................     14           3
                                                               ----         ---
          Net loss..........................................   (587)%         6%
                                                               ====         ===

     Net Revenues


     Net revenues decreased 88% in the quarter ended June 30, 2001 compared to the quarter ended June 30, 2000. This decrease resulted primarily from a broad-based general economic slowdown in which clients have significantly tightened technology budgets, increased competitive pressure from traditional management consulting, information technology services and eBusiness service competitors and a lack of urgency by Global 2000 companies to immediately fund large eBusiness projects. As a result of the decline in demand for its services, Scient saw a significant decrease in the number of clients and the scope of engagements. For the three months ended June 30, 2001, Scient's five largest clients accounted for approximately 49% of Scient's net revenues, compared to 30% of net revenues for the three months ended June 30, 2000. During the three months ended June 30, 2001 and 2000, one client, Major League Baseball, accounted, for 13% and 6% of net revenues, respectively. Scient's net revenues for the quarter ended June 30, 2001 declined 58% compared to Scient's net revenues for the quarter ended March 31, 2001. Scient believes that the decline in net revenues was primarily due to the factors cited above.


     Operating Expenses

     Professional Services. Scient's professional service expenses decreased 65% in the quarter ended June 30, 2001 compared to the quarter ended June 30, 2000. This decrease was primarily a result of Scient's restructuring activities in December 2000 and April 2001, which resulted in a significant decrease in professional services colleagues in response to the declines in the number of Scient's clients and the scope of Scient's engagements during that time frame. Professional services expenses as a percentage of net revenue

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

increased to 118% for the three months ended June 30, 2001 from 42% for the three months ended June 30, 2000, due primarily to lower utilization of professional services colleagues and significantly lower net revenue.

     Selling, General and Administrative. Selling, general and administrative expenses decreased 70% in the quarter ended June 30, 2001 compared to the quarter ended June 30, 2000. This decrease was also primarily due to Scient's restructuring activities in December 2000 and April 2001, which resulted in a significant decrease in Scient's core service colleagues and general administrative expenses incurred by Scient's core service departments. Selling, general and administrative expenses as a percentage of net revenue increased to 127% for the three months ended June 30, 2001, as compared to 52% for the three months ended June 30, 2000, due to net revenue for the quarter ended June 30, 2001 being lower than was expected at the outset of the quarter.

     Restructuring and Other Related Charges. In April 2001, Scient recorded a restructuring and other related charges of $50 million, consisting of $34 million for headcount reductions, $4 million for consolidation of facilities and related fixed assets, and $12 million of other related restructuring charges. These restructuring and other related charges were taken to align Scient's cost structure with changing market conditions and decreased demand for Scient's services and to create a more flexible and efficient organization. The plan resulted in headcount reduction of approximately 850 colleagues, which was made up of 78% professional services staff, and 22% core services staff. The April 2001 restructuring included plans to significantly downsize and modify Scient's geographic footprint and move its corporate headquarters to New York from San Francisco. In addition, Scient closed its Los Angeles and New Jersey offices, divested approximately 80% of its interests in each of its French and Japanese subsidiaries and plans to reduce its San Francisco, Boston, and Chicago locations to smaller sales offices.

     Total cash outlays for the December 2000 and April 2001 restructuring and other related activities will be approximately $112 million. The remaining $43 million of restructuring and other related costs consists of non-cash charges primarily for asset write-offs. As of the end of the first quarter of fiscal 2002, $67 million of cash has been used for restructuring and other related costs. An additional $19 million cash outlay is expected in the second quarter of fiscal 2002, and the remaining cash outlay of approximately $26 million, primarily related to real estate rental obligations, is expected to occur over the next 10 years.

     Stock Compensation. Scient has recorded stock compensation for the difference between the exercise price of certain stock option grants and the deemed fair value of Scient's common stock at the time of such grants. Scient is amortizing this amount over the vesting periods of the applicable options, resulting in amortization expense of $1.2 million and $2.9 million in the three months ended June 30, 2001 and 2000 respectively.

     Interest and Other Income, Net

     Interest and other income, net, decreased 49% in the quarter ended June 30, 2001 compared to the quarter ended June 30, 2000. This decrease was due primarily to lower average balances of investment funds and interest bearing funds in the quarter ended June 30, 2001 compared to the quarter ended June 30, 2000. These lower balances resulted primarily from Scient's restructuring activities and declining business environment, which required significant expenditures of cash since the quarter ended June 30, 2000.

     Provision for Income Taxes

     Scient has incurred losses from inception through quarter ended June 30, 2001. As of June 30, 2001, Scient had federal and state net operating loss carryforwards to offset future taxable income which expire in varying amounts beginning in 2020 and 2008, respectively. Management believes that, based on the history of such losses and other factors, it is more likely than not that Scient will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded. The effective income tax rate differs from the statutory federal income tax rate primarily due to the inability to recognize the benefit of net operating losses.

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     Liquidity and Capital Resources

     Scient has primarily funded its operations from cash flow generated from operations and the proceeds from its public stock offerings. Cash used in operating activities for the three months ended June 30, 2001 and 2000 was $40.9 million and $30.2 million, respectively. As of June 30, 2001 Scient had $115.1 million in cash and cash equivalents, restricted cash and short-term investments compared to $161.1 million at March 31, 2001.

     Cash provided in investing activities was $25.2 million for the three months ended June 30, 2001. This was due primarily to capital expenditures of approximately $5.4 million offset by sale of assets of $1.5 million and maturity or sale of short-term investments, net of $29.2 million. Cash used in investing activities was $6.3 million for the three months ended June 30, 2000 consisting of the purchase of investments of $1.6 million and capital expenditures of approximately $4.7 million. Scient invests predominantly in instruments that are highly liquid, investment grade securities and have maturity of less than one year. These expenditures were primarily for leasehold improvement and furniture and fixtures.

     Cash used by financing activities was $9.3 million for the three months ended June 30, 2001 and primarily consisted of capital lease payments of $1.1 million and an increase in restricted cash balance of $8.1 million. Cash provided by financing activities was $2.9 million for the three months ended June 30, 2000 and was primarily derived from proceeds from the exercise of common stock options of $5.8 million, offset by repayment of Scient's outstanding loan balance of $2.2 million.

     Scient has a revolving line of credit of $50.0 million. Borrowings under this line of credit bear interest at either the LIBOR rate plus a range of 2.25% to 2.75% or the bank's prime rate plus up to 0.5% depending on the outstanding balance and the type of draws. As of June 30, 2001, there were no outstanding borrowings under this line of credit. Fifteen standby letters of credit totaling $39.6 million have been issued against this line of credit.

     Scient calculates average days' sales outstanding ("DSO") based on average account receivables for the period divided by average daily sales for that equivalent period. Scient's DSO has increased significantly from the prior annual period primarily as a result of lower average daily sales and longer payment time of Scient's customers.

     Scient believes that its current cash balance and cash generated from operations will be sufficient to fund its current anticipated cash needs through the next 12 months. To the extent Scient is unable to fund its operations from cash flows, Scient may need to obtain financing in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available on terms acceptable to Scient, if at all.

  Fiscal Year Ended March 31, 2001 Compared to Fiscal Year Ended March 31, 2000

     Revenues


     In fiscal year 2001, Scient reported revenues of $300.2 million, a 93% increase compared to $155.7 million in fiscal year ended March 31, 2000. This increase resulted primarily from growth during the first half of fiscal year 2001 in Scient's client base, broader engagement scopes, and billing rate increases. For the fiscal year ended March 31, 2001, Scient's five largest clients accounted for approximately 36% of its revenues, compared to 27% of revenues for the fiscal year ended March 31, 2000. During the year ended March 31, 2001, one client, Major League Baseball, accounted for 11% of revenues. For the year ended March 31, 2000, no client accounted for more than 10% of revenues.


     Cost of Professional Services

     Professional services costs consist primarily of compensation and benefits for Scient's colleagues involved with the delivery of professional services. For the fiscal year ended March 31, 2001, professional services expenses totaled $149.3 million, a 113% increase compared to $70.2 million in fiscal 2000. This increase was primarily a result of Scient's hiring of professional services colleagues in response to greater demand for

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services earlier in the fiscal year. Billable colleagues grew from 828 at March
31, 2000 to 1,324 at September 30, 2000. Scient ended fiscal year 2001 with 964 billable colleagues, reflecting the restructuring actions taken in December 2000. For the fiscal year ended March 31, 2001, professional services costs as a percentage of revenue increased to 50% compared to 45% for fiscal year 2000. Professional services costs increased at a faster rate than revenue in fiscal 2001, resulting in a reduction in gross margin to 50% compared to 55% for the twelve months ended March 31, 2000.

     Operating Expenses

     Selling, General and Administrative. Selling, general and administrative expenses more than doubled in the year ended March 31, 2001 to $182.6 million compared to $90.9 million in the fiscal year ended March 31, 2000. These increases were primarily due to expenses related to the addition of sales, marketing, recruiting, knowledge management, information technology, finance, legal and administration personnel, bad debt expense, and costs of leasing additional office space to support the growth that Scient experienced in the first half of the fiscal year. Expenses related to bad debt increased significantly for the year ended March 31, 2001. This increase was primarily due to the increased financial problems and lack of funding experienced by Scient's venture-backed clients. Selling, general, and administrative expenses as a percentage of revenue increased to 61% from 58% for the year ended March 31, 2001.

     Restructuring and Other Related Charges. On December 6, 2000, Scient announced a restructuring initiative designed to reduce capacity and align its business to the rapidly changing market environment. Under this plan, Scient eliminated approximately 460 positions and closed offices in Austin, Texas, Sunnyvale, California and Germany. Subsequently, on April 11, 2001, Scient announced an additional restructuring initiative that included a planned reduction in force of up to approximately 850 people. The April restructuring included plans to significantly downsize and modify Scient's geographic footprint and move its corporate headquarters to New York from San Francisco. In addition, Scient closed its Los Angeles and New Jersey offices, divested 80% of its interests in each of its French and Japanese subsidiaries and plans to reduce its San Francisco, Boston, and Chicago locations to smaller sales offices. Scient is in the process of reviewing several other offices to determine appropriate actions, including possible closing or downsizing as market conditions warrant. For the year ended March 31, 2001, Scient recorded restructuring and other related charges of $105 million. Of the total restructuring charge of $105 million, $14 million was related to headcount reductions, $81 million was for consolidation and abandonment of facilities and related fixed assets, and $10 million was associated with other restructuring related charges. These restructuring and other related charges were taken to align Scient's cost structure with changing market conditions and decreased demand for Scient's services as well as to create a more flexible and efficient organization.

     Total cash outlay for the restructuring and other related activities will be approximately $71 million. The remaining $34 million of restructuring and other related costs consists of non-cash charges primarily for asset write-offs. As of the end of the year of fiscal 2001, $25 million of cash was used for restructuring and other related costs. Approximately $11 million cash outlay is expected in the first quarter of fiscal 2002, and the remaining cash outlay of approximately $35 million, primarily related to real estate rental obligations, is expected to occur over the next 10 years.

     Amortization of Intangibles. Amortization of intangible assets consists of amortization of goodwill resulting from the acquisition of AXIDIA, a French eBusiness services firm, in August 2000. Amortization of these costs for the year ended March 31, 2001 was $4.7 million. There was no amortization cost related to intangible assets for year ended March 31, 2000. Intangible assets related to the AXIDIA acquisition are amortized on a straight line basis over two years. Amortization of intangible assets as a percentage of revenue was 2% for the year ended March 31, 2001, with no amortization in the comparable period of the prior year.

     Stock Compensation. Scient has recorded stock compensation for the difference between the exercise price of certain stock option grants and the deemed fair value of Scient's common stock at the time of such grants. Scient is amortizing this amount over the vesting periods of the applicable options, resulting in amortization expense of $9.4 million and $15.6 million for the year ended March 31, 2001 and 2000, respectively. The actual amounts that Scient recognizes will be reduced to the extent that the affected options

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are cancelled before they become fully vested. See Note 11 of Notes to the
Consolidated Financial Statements included elsewhere in this joint proxy statement-prospectus.

     Interest and Other Income, Net

     Interest and other income, net, increased 116% in the year ended March 31, 2001 compared to the year ended March 31, 2000. This increase was due primarily to larger investment funds and higher interest bearing funds resulting from Scient's investing activities during the quarter ended December 31, 2000. In addition, the average balance of Scient's investment is higher due to proceeds from its public offerings in the prior fiscal year.

     Provision for Income Taxes

     From March 31, 2000 through March 31, 2001, Scient incurred net losses for federal and state tax purposes and has not recognized any tax provision or benefit. As of March 31, 2000 and 2001, Scient had approximately $18 million and $44 million of federal net operating loss carryforwards available and $23 million and $50 million of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2020 and 2008, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that Scient may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

     Scient has incurred losses from inception through March 31, 1998 and for the year ended March 31, 1999, 2000 and 2001. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that Scient will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at March 31, 2000 and 2001. The effective income tax rate differs from the statutory federal income tax rate primarily due to the inability to recognize the benefit of net operating losses.

  Fiscal Year Ended March 31, 2000 Compared to Fiscal Year Ended March 31, 1999

     Revenues

     The increase in revenues in the year ended March 31, 2000 compared to March 31, 1999 reflected the increase in the number of clients and wider scope of engagements during the year ended March 31, 2000 as a result of Scient's increased capacity due to increased investment in its sales and professional services organizations.

     Operating Expenses

     Professional Services. Scient's professional services expenses increased in absolute dollars in the year ended March 31, 2000 compared to March 31, 1999 primarily as a result of increases in the number of professional services personnel.

     Selling, General and Administrative. Selling, general and administrative expenses increased in absolute dollars in the year ended March 31, 2000 compared to March 31, 1999. The increase was primarily due to expenses related to the addition of sales, marketing, recruiting, knowledge management, technology, finance and administration personnel, and the cost of leasing additional office space to support Scient's global growth.

     Stock Compensation. For the year ended March 31, 1999 and March 31, 2000, Scient recorded aggregate unearned stock compensation of $35.0 million and $40.2 million, respectively, in connection with stock option grants. Stock compensation expense is being recognized over the vesting period of the related options (generally four years). For the year ended March 31, 1999 and March 31, 2000, Scient recognized stock compensation of $7.7 million and $15.6 million, respectively. This increase was primarily a result of increases in the number of options granted due to increased hiring of employees and the comparison of a full year period to a partial year period. The actual amounts that Scient recognizes will be reduced to the extent that the affected options are cancelled before they become fully vested. See
Note 11 of Notes to the Consolidated Financial Statements included elsewhere in this joint proxy statement-prospectus.

     Interest Income and Other, Net

     Interest income increased in the year ended March 31, 2000 compared to the year ended March 31, 1999. This increase was due primarily to higher interest bearing funds resulting from Scient's public financing activities during fiscal year ended March 31, 2000.

     Provision for Income Taxes

     From March 31, 1999 through March 31, 2000, Scient incurred net losses for federal and state tax purposes and has not recognized any tax provision or benefit. As of March 31, 2000, Scient had approximately $40.5 million of federal and state net operating loss carryforwards to offset future taxable income which expire in varying amounts beginning in 2019 and 2007, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that Scient may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

     Scient has incurred losses from inception through March 31, 1998 and for the year ended March 31, 1999, 2000 and 2001. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that Scient will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at March 31, 1999 and 2000. The effective income tax rate differs from the statutory federal income tax rate primarily due to the inability to recognize the benefit of net operating losses.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited consolidated quarterly financial data from the periods indicated. Scient derived this from consolidated financial statements, and, in the opinion of Scient's management, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. Results of operations for any previous fiscal quarter do not necessarily indicate what results may be for any future period.

                      MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,
                        2001          2000           2000          2000       2000          1999           1999          1999
                      ---------   ------------   -------------   --------   ---------   ------------   -------------   --------
Revenues............  $ 27,060      $ 79,751       $102,005      $91,361     $65,843      $42,677         $30,805      $16,404
Operating expenses:
  Professional
    services........    25,866        39,542         45,832       38,094      28,175       19,859          14,233        7,940
  Selling, general
    and
   administrative...    32,940        52,894         49,000       47,790      34,545       23,993          19,212       13,105
  Restructuring and
    other related
    charges.........    57,579        47,220             --           --          --           --              --           --
  Amortization of
    intangible
    assets..........     1,750         1,750          1,167           --          --           --              --           --
  Stock
    compensation....     1,662         2,081          2,741        2,918       3,418        3,697           4,173        4,348
                      --------      --------       --------      -------     -------      -------         -------      -------
      Total
         operating
         expenses...   119,797       143,487         98,740       88,802      66,138       47,549          37,618       25,393
                      --------      --------       --------      -------     -------      -------         -------      -------
Income (loss) from
  operations........   (92,737)      (63,736)         3,265        2,559        (295)      (4,872)         (6,813)      (8,989)
Interest income and
  other, net........     2,524         2,552          2,379        3,222       2,528          837             992          596
                      --------      --------       --------      -------     -------      -------         -------      -------
Income (loss) before
  income taxes......   (90,213)      (61,184)         5,644        5,781       2,233       (4,035)         (5,821)      (8,393)
Provision for income
  taxes.............        --        (2,258)         2,258           --          --           --              --           --
                      --------      --------       --------      -------     -------      -------         -------      -------
Net income (loss)...  $(90,213)     $(58,926)      $  3,386      $ 5,781     $ 2,233      $(4,035)        $(5,821)     $(8,393)
                      ========      ========       ========      =======     =======      =======         =======      =======
Net income (loss)
  per share:
  Basic.............  $  (1.31)     $  (0.88)      $   0.05      $  0.09     $  0.04      $ (0.07)        $ (0.10)     $ (0.23)
  Diluted...........  $  (1.31)     $  (0.88)      $   0.04      $  0.07     $  0.03      $ (0.07)        $ (0.10)     $ (0.23)
Weighted average
  shares:
  Basic.............    68,840        67,276         65,664       64,035      61,781       57,992          55,848       36,810
  Diluted...........    68,840        67,276         80,766       81,774      83,413       57,992          55,848       36,810
As a Percentage of
  Revenues:
  Revenues..........       100%          100%           100%         100%        100%         100%            100%         100%
Operating expenses:
  Professional
    services........        96            50             45           42          43           47              46           48
  Selling, general
    and
   administrative...       121            66             48           52          52           56              62           80
  Restructuring and
    other related
    charges.........       213            59             --           --          --           --              --           --
  Amortization of
    intangible
    assets..........         6             2              1           --          --           --              --           --
  Stock
    compensation....         6             3              3            3           5            9              14           27
                      --------      --------       --------      -------     -------      -------         -------      -------
      Total
         operating
         expenses...       442           180             97           97         100          112             122          155
Income (loss) from
  operations........      (342)          (80)             3            3          (0)         (12)            (22)         (55)
Interest income and
  other, net........         9             3              2            3           4            2               3            4
                      --------      --------       --------      -------     -------      -------         -------      -------
Net income (loss)...      (333)%         (77)%            5%           6%          4%         (10)%           (19)%        (51)%
                      ========      ========       ========      =======     =======      =======         =======      =======

LIQUIDITY AND CAPITAL RESOURCES

     Scient has primarily funded its operations from cash flow generated from operations and the proceeds from its public stock offerings. Scient raised $62.7 million in May 1999 from an initial public offering of 6.9 million shares of its common stock, net of underwriting discounts, commissions and issuance costs. Scient then raised an additional $154.3 million in January 2000 from a follow-on public offering of 1.85 million shares of its common stock, net of underwriting discounts, commissions and issuance costs. Cash used in operating activities for the year ended March 31, 2001, 2000 and 1999 was $66.3 million, $6.6 million, and $4.6 million, respectively. As of March 31, 2001 Scient had $161.1 million in cash and cash equivalents, restricted cash, and short-term investments compared to $229.1 million at March 31, 2000.

     Cash provided by/(used in) investing activities for the year ended March 31, 2001, 2000, and 1999 was $64.5 million, ($118.4) million, and ($19.2)
million, respectively. The results for fiscal year 2001 include the net write down of property and equipment for $3.3 million and the sale or maturing of short-term investments, which generated $69.0 million in cash. This was offset by the cash portion of the AXIDIA acquisition of $7.7 million. Scient invests predominantly in instruments that are highly liquid, investment grade securities and have maturities of less than one year. Capital expenditures for the year ended March 31, 2000 and 1999 were approximately $11.1 million and $2.4 million, respectively. These expenditures were primarily for computer equipment, software, and furniture and fixtures.

     Cash provided by/(used in) financing activities for the year ended March 31, 2001, 2000, and 1999 was ($13.7) million, $221.8 million, and $31.7 million, respectively. Fiscal year 2001 cash used in financing activities primarily consisted of restricted cash outflow of $18.6 million used as a collateral for Scient's existing line of credit offset by cash received for the exercise of options to acquire common stock of $13.5 million. Cash provided by financing activities for the year ended March 31, 2000 and March 31, 1999 was primarily derived from proceeds for the sale of common stock through Scient's public offerings of $217.0 million.

     Scient has a revolving line of credit of $50.0 million. Borrowings under this line of credit bear interest at either the LIBOR rate plus a range of 2.25% to 2.75% or the bank's prime rate plus up to 0.5% depending on the outstanding balance and the type of draws. As of June 30, 2001, there were no outstanding borrowings under this line of credit. Fifteen standby letters of credit totaling $39.6 million have been issued against this line of credit.

     Scient calculates average days' sales outstanding ("DSO") based on average account receivables for the period divided by average daily sales for that equivalent period. Scient's DSO declined to 53 days in fiscal year 2001 from 67 days in fiscal year 2000. The decrease was due to lower average daily sales in fiscal year 2000. However, DSO increased significantly on a quarter to quarter basis throughout fiscal year 2001 due to increased payment cycle of larger enterprise clients. Scient anticipates that this trend towards an increase in DSO will continue in the near future as Scient's average daily sales remain flat or decline further.

     Scient's believes that current cash balance and cash generated from operations will be sufficient to fund its current anticipated cash needs through at least the next 12 months. To the extent Scient is unable to fund its operations from cash flows, Scient may need to obtain financing in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available on terms acceptable to Scient, if at all.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001 and all business combinations accounted for under the purchase method for which the date of acquisition is July 1, 2001, or later. Scient has engaged in significant acquisition activity in the past, including business combinations, and future business combinations are likely. The provisions of this Statement would require all future business combinations to be accounted for using the purchase method.

     In June 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets." This Statement addresses financial accounting and reporting for (i) intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination)at acquisition and (ii) goodwill and other intangible assets subsequent to their acquisition. This Statement supersedes APB Opinion No. 17, Intangible Assets. Under the provisions of this Statement, if an intangible asset is determined to have an indefinite useful life, it shall not be amortized until its useful life is determined to be no longer indefinite. An intangible asset that is not subject to amortization shall be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill shall not be amortized. Goodwill shall be tested for impairment on an annual basis and between annual tests in certain circumstances at a level of reporting referred to as a reporting unit. This Statement is required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the nonamortization and amortization provisions of this Statement. Scient is evaluating the impact of adopting these pronouncements on the financial statements.

       SCIENT QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Scient cash equivalents and short-term investments are exposed to financial market risk due to fluctuation in interest rates, which may affect our interest income and the fair market value of our investments. Scient manages its exposure to financial market risk by performing ongoing evaluations of its investment portfolio and investing in short-term investment-grade securities. These securities are highly liquid and generally mature within 12 months from Scient's purchase date. Due to the short maturities of Scient's investments, the carrying value approximates the fair value. In addition, Scient does not use its investments for trading or other speculative purposes.

     Scient has performed an analysis to assess the potential effect of reasonably possible near-term changes in interest and foreign currency exchange rates. The effect of such rate changes is not expected to be material to Scient's results of operations, cash flows or financial condition.

     As of June 30, 2001, Scient's cash included money market securities. Due to the short duration of Scient's investment portfolio, an immediate 10% change in interest rates would not have a material effect on the fair market value of Scient's portfolio. Therefore, Scient would not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its securities portfolio.

                               SCIENT MANAGEMENT

SCIENT EXECUTIVE OFFICERS AND DIRECTORS


     The executive officers and directors of Scient who will serve as executive officers and directors of India-Sierra and their ages as of September 30, 2001 are as follows:



NAME                                     AGE   CURRENT POSITION WITH SCIENT
----                                     ---   ----------------------------
David M. Beirne........................  37    Director
Eric Greenberg.........................  36    Chairman Emeritus
Robert M. Howe.........................  56    Chairman and Chief Executive Officer
Stephen A. Mucchetti...................  59    President and Chief Operating Officer
Michael Hand...........................  46    Vice President and Corporate
                                               Controller, Corporate Secretary



     David M. Beirne has served as a member of Scient's Board since December 1997. Mr. Beirne has been at Benchmark Capital Management, a venture capital firm, since June 1997. Prior to joining Benchmark, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves as a director of Webvan, Kana Communications and 1-800-Flowers.com, as well as several private companies. Mr. Beirne received a Bachelor of Science in Management from Bryant College.


     Eric Greenberg founded Scient and has served as Scient's Chairman Emeritus since April 2000. In April 2000, Mr. Greenberg founded Twelve Entrepreneuring, Inc., a technology operating company, and served as its co-Chairman and co-CEO until December 2000 and then became its Chairman Emeritus. Also in April 2000, Mr. Greenberg became President and CEO of Innovation Investments, LLC, an investment holding company for Mr. Greenberg. Mr. Greenberg served as Scient's President and Chief Executive Officer from December 1997 to February 1998 and as Scient's Chairman from November 1997 to April 2000. Prior to founding Scient, from February 1996 to November 1996, Mr. Greenberg was Founder, Chairman and Chief Executive Officer of Viant, a systems integrator. Prior to founding Viant, he held various positions at Gartner Group, a market research company, from April 1992 to December 1995, most recently as the Vice President that launched their interactive business. Mr. Greenberg previously served as a management consultant with Price Waterhouse and Andersen Consulting (now Accenture). Mr. Greenberg received a Bachelor of Business Administration in Finance from the University of Texas at Austin. Mr. Greenberg serves on the Development Board of the Shoah Foundation, is active in healthcare and education causes, and is a recipient of the Einstein Technology Innovation Award from the State of Israel and the Jerusalem Fund.

     Robert M. Howe has served as Scient's Chairman since April 2000 and as Scient's Chief Executive Officer since February 1998. Prior to joining Scient, Mr. Howe was General Manager of the IBM Worldwide Banking, Finance and Securities Industry Group from January 1996 to March 1998. From November 1994 to January 1996, Mr. Howe managed IBM's North American Banking, Finance and Securities Industry Group. From March 1991 to November 1994, Mr. Howe founded and ran the IBM Consulting Group. From January 1976 to February 1991, Mr. Howe was a consultant at Booz Allen & Hamilton, a management consulting firm. Mr. Howe is a member of the boards of directors of the Development Bank of Singapore and S.C. Johnson Commercial Markets. Mr. Howe received a Bachelor in Business Administration from Southern Methodist University and a Master in Business Administration from the Harvard University Graduate School of Business.

     Stephen A. Mucchetti was appointed to the Scient Board in April 2000. Mr. Mucchetti has served as Scient's President and Chief Operating Officer since February 2000. Mr. Mucchetti joined Scient as Executive Vice President and Chief Operating Officer in October 1998. Prior to joining Scient, from October 1992 to October 1998, Mr. Mucchetti was with the IBM Company, serving last as the General Manager of IBM's Telecommunications and Media Group. Prior to joining IBM, Mr. Mucchetti was a Partner in the consulting division of Coopers & Lybrand from January 1984 to November 1989 and was Managing Partner for Coopers & Lybrand's northeast United States region from November 1989 to October 1992. Prior to joining Coopers & Lybrand, he was a consultant at Booz Allen & Hamilton from December 1975 to January 1984, serving as Vice President from 1978 to 1984. From 1964 to 1975, Mr. Mucchetti was with The Western Union Telegraph Company. He received a Bachelor of Science in Electrical Engineering from Villanova University.

     Michael J. Hand has served as Scient's Vice President and Corporate Controller since May 2001 and Corporate Secretary since July 2001. Prior to joining Scient, Mr. Hand was Vice President of Finance, and Chief Accounting Officer of Mediconsult.com, Inc. from August 2000 to May 2001. From August 1998 to August 2000, Mr. Hand was Vice President and Controller of Sotheby's North and South America, an operating unit of Sotheby's Inc. From April 1987 to August 1998, Mr. Hand served in a number of different capacities at PepsiCo, Inc., including as a regional finance manager for the Eastern Franchise Business Unit from 1995 until the time he left PepsiCo. Mr. Hand is a member of the American Institute of Certified Public Accountants and also the New York State Society of Certified Public Accountants, where he is actively involved in a number of State Society and Industry Committee activities. He received both a Bachelors and a Masters in Business Administration from Pace University. Mr. Hand is also an adjunct faculty member at Pace University.

SCIENT EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


     The following table sets forth information with respect to compensation for the fiscal years ended March 31, 1999 through March 31, 2001 earned by each of the Scient named executive officers who will serve as a director or executive officer of India-Sierra:


                                                ANNUAL COMPENSATION   SECURITIES
                                                -------------------   UNDERLYING    ALL OTHER
                                       FISCAL    SALARY     BONUS      OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR      ($)        ($)         (#)          ($)(1)
---------------------------            ------   --------   --------   ----------   ------------
ROBERT M. HOWE.......................   2001    $283,333   $     --          --      $    --
  Chairman and Chief.................   2000     250,000    250,000          --           --
  Executive Officer..................   1999     250,000         --          --       52,474
STEPHEN A. MUCCHETTI(2)..............   2001     387,500         --     925,000       58,879
  President and Chief................   2000     266,667    266,667          --       58,879
  Operating Officer..................   1999     118,429     50,000   1,500,000       58,879

---------------

(1) Fiscal Year 1999 amount shown for Mr. Howe includes $45,808 in relocation expenses and $6,666 for reimbursement of taxes paid by him. Amounts shown for Mr. Mucchetti include, for each year, $42,035 in commuting expenses and $16,844 for reimbursement of taxes paid by him.
(2) Mr. Mucchetti commenced employment with Scient in October 1998.

SCIENT STOCK OPTION INFORMATION


     The following table sets forth for each of the Scient named executive officers who will serve as a director or executive officer of India-Sierra the options we granted under our 1999 Equity Incentive Plan during the fiscal year ended March 31, 2001. Generally, these options are exercisable in installments, and the optionee vests in 25% of the option shares upon completion of 12 months of service from the vesting start date and vests in the balance in a series of equal monthly installments over the next three years of service. However, the options granted to Mr. Mucchetti with an expiration date of December 19, 2010 vested in 25% of the option shares on January 23, 2001 and vest in the balance in a series of equal monthly installments over the next three years of service. Each of the options has a 10-year term, subject to earlier termination upon the optionee's cessation of service. The percentages in the column entitled "% of Total Options Granted to Employees in Fiscal Year" are based on an aggregate of 20,615,621 shares under options that Scient granted to its employees under the 1999 Equity Incentive Plan and 2000 Stock Plan during the fiscal year ended March 31, 2001.

     The amounts listed in the following table under the heading "Exercise or Base Price Per Share" were equal to the fair market value of Scient's common stock as determined by the Board of Directors on the date of grant. "Fair market value" means the market price of Scient's stock, determined in good faith on an appropriate basis. Whenever possible, the determination of fair market value is based on the prices reported in The Wall Street Journal. The optionee may pay the exercise price by using cash, shares of common stock that the optionee already owns, an immediate sale of the option shares through a broker approved by Scient, or a pledge of the option shares, through a broker approved by Scient, as security for a loan.

     Scient calculated the amounts listed in the following table under the heading "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" based on the 10-year term of the option at the time of grant. For purposes of these columns, Scient assumed stock price appreciation of 5% and 10% pursuant to rules promulgated by the Securities and Exchange Commission. These rates of appreciation do not represent Scient's prediction of its stock price performance. Scient calculated the potential realizable values at 5% and 10% appreciation by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. Information on how Scient determined the fair market value of its common stock is disclosed in the preceding paragraph. There can be no assurance provided to any executive officer or any other holder of Scient's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS
                                       -----------------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE
                                                      % OF                                 VALUE AT ASSUMED
                                                      TOTAL                                 ANNUAL RATES OF
                                       NUMBER OF     OPTIONS                                  STOCK PRICE
                                       SECURITIES    GRANTED                               APPRECIATION FOR
                                       UNDERLYING      TO                                     OPTION TERM
                                        OPTIONS     EMPLOYEES   EXERCISE                 ---------------------
                                        GRANTED     IN FISCAL     PRICE     EXPIRATION      5%          10%
                NAME                      (#)         YEAR      ($/SHARE)      DATE         ($)         ($)
                ----                   ----------   ---------   ---------   ----------   ---------   ---------
Stephen A. Mucchetti.................   100,000        0.5%      39.5000     04/13/10     306,387     931,389
Stephen A. Mucchetti.................   225,000        1.1%      18.1875     10/18/10     317,416     964,916
Stephen A. Mucchetti.................   600,000        2.9%       2.6250     12/19/10     122,167     371,377

  Option Values at March 31, 2001


     The following table sets forth for each of the Scient named executive officers who will serve as a director or officer of India-Sierra options exercised during the fiscal year ended March 31, 2001, and the number and the value of securities underlying unexercised options that were held by such officers at March 31, 2001. The numbers in the column entitled "Aggregate Value Realized" are equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares. The numbers in the column entitled "Value of Unexercised In-the-Money Options at FY-End" are based on the fair market value of Scient's common stock at March 31, 2001 of $1.97 per share less the exercise price payable for such shares. The fair market value of our common stock at March 31, 2001 was based on the prices reported in The Wall Street Journal on Friday, March 30, 2001.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                  SHARES                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 ACQUIRED                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                    ON       VALUE        OPTIONS AT FY-END (#)             AT FY-END ($)
                                 EXERCISE   REALIZED   ---------------------------   ---------------------------
             NAME                  (#)        ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                --------   --------   -----------   -------------   -----------   -------------
Robert M. Howe.................       --    $     --          --              --      $     --       $     --
Stephen A. Mucchetti...........   50,000     275,625     375,000       1,000,000       234,000        292,500

     All Scient options will become fully exercisable immediately prior to the merger and will terminate upon completion of the merger to the extent not exercised prior to that time.

REPORT OF THE SCIENT COMPENSATION COMMITTEE

     The Compensation Committee of Scient's Board of Directors (the "Committee") is responsible for establishing the level of base salary payable and for approving the individual incentive program to be in effect for Scient's Chief Executive Officer. In addition, the Committee is responsible for the design and administration of Scient's 1997 Stock Plan, 1999 Equity Incentive Plan, 2000 Stock Plan, and 1999 Employee Stock Purchase Plan. The Chief Executive Officer has the authority to establish the level of base salary payable and for approving the incentive programs to be in effect each fiscal year for all other colleagues of Scient, including all members of senior management, subject to the approval of the Committee.

     The compensation philosophy of Scient is the same for all levels of colleagues. To determine senior management compensation levels, Scient works with an independent compensation-consulting firm that provides executive compensation data drawn from the proxy statements of companies doing similar work and with an emphasis on companies in the eBusiness industry. A significant number of these companies are listed in the Chase H&Q Technology Index, which is included in the Scient Performance Graph for this joint proxy statement-prospectus. In addition, data from nationally recognized compensation surveys is used.

     General Compensation Policy. Scient's fundamental pay philosophy is to offer Scient's senior management competitive compensation opportunities based upon overall Scient performance, and personal performance. All colleagues, including senior management, are measured on contributions to clients, colleagues and Scient. It is Scient's objective to have a substantial portion of each manager's compensation contingent upon Scient's performance, as well as upon his or her own level of performance. Accordingly, each senior manager's compensation package consists of (i) base salary, (ii) cash incentive awards, and (iii) long-term stock-based incentive awards.

     In preparing the performance graph for this joint proxy statement-prospectus, Scient selected the NASDAQ Stock Market-U.S. Index and the Chase H&Q Technology Index. The companies included in Scient's surveys are not necessarily those included in these indices, because Scient believes that some of the latter do not compete with Scient for the management talent or because compensation information was not available to Scient.

     Base Salary. The base salary for each senior manager is set on the basis of personal performance and the salary level in effect for comparable position at companies that compete with Scient for management talent on the basis of surveys conducted by Scient. In general, Scient seeks to set base salaries at the 50th percentile of its identified market.

     Annual Cash Incentives. Each senior manager has an established bonus target each fiscal year. The actual payment of incentive awards for senior management is determined on the basis of Scient's achievement of the performance targets established at the start of the fiscal year and based on personal performance. Specifically, goals are established at the beginning of the fiscal year using an agreed-upon business plan that reflects Scient revenue, profit, client and colleague satisfaction and the manager's individual objectives. Each fiscal year, the annual incentive plan is reevaluated with a new achievement threshold and new goals. Actual incentive awards paid reflect an individual's accomplishment of both corporate and functional objectives, with greater weight being given to achievement of corporate rather than functional objectives. Actual bonuses are listed in the Summary Compensation Table for the Named Executive Officers.

     Long-Term Incentive Compensation. During fiscal year 2001, the Committee made no option grants to Mr. Howe, Scient's Chairman and Chief Executive Officer. Grants were made to Mr. Mucchetti, Scient's President and Chief Operating Officer. These grants were in keeping with grants made to all colleagues in good standing as part of the long-term incentive to align colleagues' interest with stockholder interest and enable them to share in the growth of the business. The details of the grants are reflected in the Option Grant Table. Generally, a significant grant is made in the year that a colleague commences employment. Smaller grants may be made in subsequent years or no options may be granted. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership, based upon the individual's position with Scient, the individual's potential for future responsibility, and the individual's performance in the recent period. The total number of option shares granted to each individual is considered as well. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion.

     Chief Executive Officer Compensation. The annual base salary for Mr. Howe was established by the Committee on February 9, 1998. The Committee's decision was made primarily on the basis of Mr. Howe's extensive background and experience. During the last fiscal year, the Committee granted Mr. Howe a merit increase based on the excellent record of Scient in Mr. Howe's first two years with Scient. However, when it became clear that Scient was being impacted by the decline in its marketplace, Mr. Howe asked the Committee to cancel his merit increase, and the Committee agreed. Other members of the senior management team also took a voluntary pay reduction.

     The remaining components of the Chief Executive Officer's fiscal 2001 incentive compensation were entirely dependent upon Scient's performance and provided no dollar guarantees. In light of the results achieved, it was determined that no bonuses would be paid to anyone for the fiscal year 2001.

     Tax Limitation. As a result of Federal tax legislation enacted in 1993, a publicly held company such as Scient is not allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. This limitation is in effect for all fiscal years of Scient ending after Scient's initial public offering. The stockholders approved Scient's stock plans available to executive officers, which include a provision that limits the maximum number of options that any one participant may be granted per calendar year. Accordingly, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price equal to the fair market value of the option shares on the grant date generally will qualify as performance-based compensation that will not be subject to the $1 million limitation.

     Since it is not expected that the cash compensation to be paid to Scient's executive officers for the 2002 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to Scient's executive officers to the $1 million cap.

                                          Compensation Committee

                                          Frederick W. Gluck
                                          Douglas Leone

SCIENT COMPENSATION COMMITTEE INTERLOCKS

     The Compensation Committee of Scient's Board was formed in February 1998 and is currently comprised of Messrs. Gluck and Leone. None of these individuals was at any time during fiscal 2001, or at any other time, an officer or employee of Scient. No member of the Compensation Committee of Scient serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Scient's Board of Directors or Compensation Committee.

SCIENT EMPLOYMENT AGREEMENTS

     Scient has entered into an employment agreement, dated February 9, 1998, with Robert M. Howe, Scient's Chairman and Chief Executive Officer, which provides for an annual base salary of at least $250,000, an annual bonus at the discretion of the board of directors and participation in Scient's employee benefit plans. The employment agreement also provides that Scient will pay Mr. Howe a lump sum equal to 100% of the greater of (1) his then current annual base compensation or (2) his actual base compensation plus bonus for the most recently completed fiscal year if Scient terminates Mr. Howe without his consent for any reason other than for cause or permanent disability. In addition, Scient granted Mr. Howe an immediately exercisable option to purchase 4,800,000 shares of Scient common stock upon commencement of his employment, subject to Scient's right of repurchase which lapses pursuant to a four-year vesting schedule. Scient's repurchase right will lapse upon completion of the merger. All Scient stock options will become fully exercisable immediately prior to the merger and will terminate upon completion of the merger to the extent not exercised.

     Scient has entered into an employment agreement, dated September 14, 1998, with Stephen A. Mucchetti, Scient's President and Chief Operating Officer, which provides for an annual base salary of at least $250,000, an annual bonus of $50,000 for his first two years at Scient and participation in Scient's employee benefit plans. In addition, Scient granted Mr. Mucchetti an option to purchase 1,000,000 shares of Scient common stock upon commencement of his employment, of which 20% was immediately vested and the remainder is subject to Scient's right of repurchase, which will lapse upon completion of the merger. All Scient stock options will become fully exercisable immediately prior to the merger and will terminate upon completion of the merger to the extent not exercised. The employment agreement provides that if Scient terminates Mr. Mucchetti, Scient will pay him a lump sum equal to one year's salary, and he will vest in 12 months of stock options.

                            SCIENT PERFORMANCE GRAPH


     The graph set forth below compares the cumulative total stockholder return on Scient's common stock between May 14, 1999 (the date Scient's common stock commenced public trading) and March 31, 2001 with the cumulative total return of
(1) the CRSP Total Return Index for the Nasdaq National Market (US Companies) (the "Nasdaq National Market-U.S. Index") and (2) the JP Morgan H & Q Technology Index, over the same period. This graph assumes the investment of $100.00 on May 14, 1999 in Scient's common stock, the Nasdaq National Market-U.S. Index and the JP Morgan H & Q Technology Index, and assumes the reinvestment of dividends, if any.


     The comparisons shown in the graph below are based upon historical data. Scient cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of Scient's common stock. Information used in the graph was obtained from Research Data Group, a source believed to be reliable, but Scient is not responsible for any errors or omissions in such information.

     Scient effected its initial public offering of common stock on May 14, 1999 at a price of $10 per share (as adjusted to reflect its December 1999 two-for-one forward stock split).

     Notwithstanding anything to the contrary set forth in any of Scient's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this joint proxy statement-prospectus or future filings made by Scient under those statutes, Scient's Compensation Committee Report and Scient Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Scient under those statutes.

                COMPARISON OF 22 MONTH CUMULATIVE TOTAL RETURN*
         AMONG SCIENT CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE JP MORGAN H & Q TECHNOLOGY INDEX

                                                                               NASDAQ STOCK MARKET           JP MORGAN H & Q
                                                   SCIENT CORPORATION                (U.S.)                    TECHNOLOGY
                                                   ------------------          -------------------           ---------------
5/14/1999                                                100.00                      100.00                      100.00
6/99                                                     237.81                      106.68                      110.93
9/99                                                     320.00                      109.33                      117.35
12/99                                                    864.38                      161.60                      192.07
3/00                                                     906.88                      181.38                      216.67
6/00                                                     441.25                      157.72                      194.61
9/00                                                     209.38                      145.13                      191.07
12/00                                                     32.50                       97.14                      124.17
3/01                                                      19.69                       72.60                       86.83

* $100 INVESTED ON 5/14/99 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH 31.

               SCIENT STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                            MANAGEMENT AND DIRECTORS


     The following table sets forth, as of September 30, 2001, information with respect to shares beneficially owned by (1) each person known by Scient to be the beneficial owner of more than five percent of the outstanding shares of Scient common stock; (2) each of Scient's current named executive officers; (3) each of Scient's current directors and (4) all current directors and executive officers as a group. Unless otherwise indicated, the address for each listed stockholder is: c/o Scient Corporation, 860 Broadway, New York, New York 10003.



                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
BENEFICIAL OWNER                                                NUMBER     PERCENT
----------------                                              ----------   -------
Eric Greenberg(2)...........................................   8,992,454    12.1%
Douglas Leone(3)............................................   7,827,654    10.5
Entities Associated with Sequoia Capital(4).................   7,630,843    10.2
David M. Beirne(5)..........................................   2,319,738     3.1
Entities Associated with Benchmark Capital(6)...............   1,753,910     2.4
Robert M. Howe(7)...........................................   6,658,610     8.9
Stephen A. Mucchetti(8).....................................   1,599,166     2.1
Frederick W. Gluck(9).......................................     592,590     *
All directors and executive officers as a group (6
  persons)(10)..............................................  27,990,212    37.6


---------------

  *  Represents less than 1% of Scient's outstanding common stock.

 (1) Beneficial ownership includes shares of common stock over which the named person has either sole or shared investment or voting power and is based on information contained in documents publicly filed by the named person with the SEC, publicly available information or information available to us. Beneficial ownership also reflects the number of shares that may be purchased by the holder by exercise of options granted under Scient's stock option plans or warrants, at September 30, 2001 or within 60 days thereafter. In computing the percentage ownership of a person, shares of common stock that are acquirable by such person within 60 days are deemed outstanding. These shares of common stock, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of September 30, 2001, there were 74,455,290 shares of Scient common stock outstanding.


 (2) Includes 8,992,454 shares held by Innovation Investments, LLC, a Delaware corporation. Mr. Greenberg is the President, Chief Executive Officer and Managing Member of Innovation Investments, LLC.


 (3) Includes 156,811 shares held by Mr. Leone, options immediately exercisable for 40,000 shares held by Mr. Leone, 5,791,199 shares held by Sequoia Capital VII, 253,169 shares held by Sequoia Technology Partners VII, 101,267 shares held by Sequoia International Partners, 1,171,494 shares held by Sequoia Capital Franchise Fund, 130,166 shares held by Sequoia Capital Franchise Partners, 117,470 shares held by SQP 1997, and 66,078 shares held by Sequoia 1997. Mr. Leone disclaims beneficial ownership of the shares held by Sequoia Capital VII, Sequoia Technology Partners VII, Sequoia International Partners, Sequoia Capital Franchise Fund, Sequoia Capital Franchise Partners, SQP 1997, and Sequoia 1997 except to the extent of his pecuniary interest therein. Mr. Leone, a director of Scient, is a managing member of SC VII-A Management, L.L.C., which is the general partner of Sequoia Capital VII, Sequoia Technology Partners VII, SQP 1997, Sequoia 1997, Sequoia International Partners, Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners. The address for Mr. Leone is 3000 Sand Hill Road, Building 4, Suite 280, Menlo Park, CA 94025.

 (4) Includes 5,791,199 shares held by Sequoia Capital VII, 253,169 shares held by Sequoia Technology Partners VII, 101,267 shares held by Sequoia International Partners, 1,171,494 shares held by Sequoia Capital Franchise Fund, 130,166 shares held by Sequoia Capital Franchise Partners, 117,470 shares held by SQP 1997, and 66,078 shares held by Sequoia 1997. Mr. Leone disclaims beneficial ownership of the shares held by Sequoia Capital VII, Sequoia Technology Partners VII, Sequoia International

Partners, Sequoia Capital Franchise Fund, Sequoia Capital Franchise Partners, SQP 1997, and Sequoia 1997 except to the extent of his pecuniary interest therein. The address for Sequoia Capital is 3000 Sand Hill Road, Building 4,
     Suite 280, Menlo Park, CA 94025.

 (5) Includes 525,828 shares held by Mr. Beirne, options immediately exercisable for 40,000 shares held by Mr. Beirne, and 1,753,910 shares held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P. and Benchmark Members' Fund II, L.P. Mr. Beirne, a director of Scient, is a Managing Member of the general partner of Benchmark Capital Partners II, L.P. Mr. Beirne disclaims beneficial ownership of the shares held by Benchmark Capital Partners II, L.P. except to the extent of his pecuniary interest therein. The address for Mr. Beirne is 2480 Sand Hill Road, Menlo Park, CA 94025.

 (6) Includes 1,753,910 shares held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P. and Benchmark Members' Fund II, L.P. Mr. Beirne, a director of Scient, is a Managing Member of the general partner of Benchmark Capital Partners II, L.P. Mr. Beirne, a director of Scient, is a Managing Member of the general partner of Benchmark Capital Partners II, L.P. Mr. Beirne disclaims beneficial ownership of the shares held by Benchmark Capital Partners II, L.P. except to the extent of his pecuniary interest therein. The address for Benchmark Capital is 2480 Sand Hill Road, Menlo Park, CA 94025.

 (7) Includes 6,618,610 shares held by the Howe Family Trust and 40,000 shares held by the Howe Family Foundation.

 (8) Includes 1,170,000 shares held by Mr. Mucchetti and Rebecca S. Mucchetti as Joint Tenants with Right of Survivorship and options immediately exercisable for 429,166 shares.

 (9) Includes 547,590 shares held by the Frederick W. Gluck 1997 Family Trust and options immediately exercisable for 45,000 shares.


(10) Includes options for 874,165 shares exercisable immediately or within 60 days of September 30, 2001.

                    SCIENT TRANSACTIONS WITH RELATED PARTIES

     Since April 1, 2000 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Scient or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of Scient or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described elsewhere in this joint proxy statement-prospectus in the section entitled "Scient Management -- Scient Employment Agreements," and (2) the transactions described below.

     Scient's certificate of incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Scient's bylaws provide that Scient shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Scient has also entered into indemnification agreements with its officers and directors containing provisions that may require Scient to, among other things, indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     In August 2000, Scient made an investment in Twelve Entrepreneuring, Inc. in the amount of $2,000,007. Mr. Greenberg, one of Scient's directors, was then the co-Chairman and co-CEO of Twelve Entrepreneuring and is currently its Chairman Emeritus.

     Mr. Howe, Scient's Chairman and its Chief Executive Officer, is also a director of two of Scient's clients. Mr. Howe is a member of the boards of directors of the Development Bank of Singapore and S.C. Johnson Commercial Markets. Scient recognized $8,665,000 in revenue for the year ended March 31, 2001 from transactions with the Development Bank of Singapore. Scient recognized $5,472,000 in revenue for the year ended March 31, 2001 from transactions with S.C. Johnson Commercial Markets. The terms and conditions of such transactions were normal and customary. Balances due from the Development Bank of Singapore as of March 31, 2001 were $3,352,000. Balances due from S.C. Johnson Commercial Markets as of March 31, 2001 were $2,853,000.

     Scient believes that all of the transactions set forth above were made on terms no less favorable to Scient than Scient could have obtained from unaffiliated third parties.

                   DESCRIPTION OF INDIA-SIERRA CAPITAL STOCK



     This section of the joint proxy statement-prospectus describes the material terms of the capital stock of India-Sierra under the certificate of incorporation and bylaws that will be in effect immediately after the merger is completed. This section also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as "Delaware law." The terms of the India-Sierra certificate of incorporation and bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents. The India-Sierra certificate of incorporation is attached as Annex G to this joint proxy statement-prospectus, and the India-Sierra bylaws are attached as Annex H to this joint proxy statement-prospectus.


AUTHORIZED CAPITAL STOCK


     Total Shares. India-Sierra initially will have authority to issue a total of 510,000,000 shares of capital stock consisting of:


     - 500,000,000 shares of common stock, par value $0.0001 per share;

     - 10,000,000 shares of blank check preferred stock, par value $0.0001 per share.


     Common Stock. Following completion of the merger, we anticipate that approximately 189,097,248 shares of India-Sierra common stock will be outstanding.



     Listing. India-Sierra intends to apply to list its common stock on the Nasdaq National Market under the current Scient symbol "SCNT." No other capital stock of India-Sierra will be listed.



     Preemptive Rights. The holders of India-Sierra common stock will not have preemptive rights to purchase or subscribe for any stock or other securities of India-Sierra.



INDIA-SIERRA COMMON STOCK



     Voting Rights. Each outstanding share of India-Sierra common stock will be entitled to one vote per share.



     Dividends. Holders of India-Sierra common stock will be entitled to receive dividends or other distributions when and if declared by the India-Sierra board of directors. The right of the India-Sierra board of directors to declare dividends, however, will be subject to the availability of sufficient funds under Delaware law to pay dividends.



     Liquidation Rights. In the event of the liquidation of India-Sierra, subject to any future holders of India-Sierra preferred stock, the holders of India-Sierra common stock will be entitled to receive the assets of India-Sierra available for distribution to its stockholders ratably in proportion to the number of shares held by them.



     Classified Board. India-Sierra's bylaws will separate the directors into three classes designated Class I, Class II and Class III. Each class shall consist as nearly as may be possible of one-third of the total directors constituting the entire board of directors. Each director will serve for a three year term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected.



INDIA-SIERRA WARRANTS



     When the merger is complete, existing warrants to acquire the common stock of iXL will be automatically exchanged for warrants to purchase the number of shares of India-Sierra common stock equal the number of shares of iXL common stock that would have been obtained before the merger upon exercise of such warrants. The exercise price per share will be equal to the exercise price per share of iXL common stock subject to the warrant before the conversion.

     The following is a summary of those warrants, as will exist following the merger:


     - General Electric Capital Corporation has the right to purchase 500,000 shares of India-Sierra common stock at an exercise price of $10.00 per share. This warrant is fully vested and may be exercised at any time prior to November 3, 2001.



     - GE Capital Equity Investments, Inc., has the right to purchase 1,000,000 shares of India-Sierra common stock at an exercise price of $15.00 per share. This warrant is fully vested and may be exercised at any time prior to April 7, 2002.



     - GE Capital Equity Investments, Inc., has the right to purchase 1,500,000 shares of India-Sierra common stock at an exercise price of $12.00 per share. This warrant is fully vested and may be exercised at any time prior to June 8, 2004.



     - BrightHouse, LLC has the right to purchase 270,000 shares of India-Sierra common stock at an exercise price of $1.40 per share. This warrant will be fully vested on September 30, 2001 and may be exercised at any time prior to June 30, 2006.



     - Korn/Ferry International, Inc., has the right to purchase 125,000 shares of India-Sierra common stock at an exercise price of $1.00 per share. This warrant is fully vested and may be exercised at any time prior to February 28, 2008.



     - Tishman Speyer/Travelers Real Estate Venture III, L.L.C. has the right to purchase 200,000 shares of India-Sierra common stock at an exercise price of $1.3997 per share. This warrant is fully vested and may be exercised at any time prior to April 5, 2003.

               COMPARISON OF RIGHTS OF INDIA-SIERRA STOCKHOLDERS,

                   IXL STOCKHOLDERS, AND SCIENT STOCKHOLDERS


     India-Sierra, iXL and Scient are each organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of India-Sierra common stock, iXL common stock and Scient common stock arise primarily from differences in their respective certificates of incorporation, bylaws and rights agreements then in effect. Upon completion of the merger, holders of iXL common stock and holders of Scient common stock will become holders of India-Sierra common stock and their rights will be governed by Delaware law, the India-Sierra certificate of incorporation and the India-Sierra bylaws.



     This section of the proxy statement-prospectus describes the material differences between the rights of iXL stockholders and Scient stockholders. This section also includes a brief description of the material rights that India-Sierra stockholders are expected to have following completion of the merger, although in some cases the board of directors of India-Sierra retains the discretion to alter those rights without stockholder consent. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. All iXL stockholders and Scient stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of each of iXL, Scient and India-Sierra. Copies of the forms of certificate of incorporation and bylaws for India-Sierra are attached to this joint proxy statement-prospectus as Annexes G and H, respectively. Copies of the certificates of incorporation and bylaws of iXL and Scient will be sent to iXL stockholders and Scient stockholders, as applicable, upon request. See "Where You Can Find More Information."


CAPITALIZATION

     iXL.  The authorized capital stock of iXL consists of:

     - 200,000,000 shares of iXL common stock; and

     - 5,000,000 shares of iXL blank check preferred stock.

     Scient.  The authorized capital stock of Scient consists of:

     - 500,000,000 shares of Scient common stock; and

     - 10,000,000 shares of Scient blank check preferred stock, 100,000 shares of which have been designated Series A Junior Participating Preferred Stock of which there are no shares outstanding.


     India-Sierra. For a description of the authorized capital stock of India-Sierra, see "Description of India-Sierra Capital Stock -- Authorized Capital Stock."


VOTING RIGHTS

     iXL. Each holder of iXL common stock has the right to cast one vote for each share of iXL common stock held of record on all matters submitted to a vote of stockholders of iXL, including the election of directors. Holders of iXL common stock have no cumulative voting rights.

     Scient. Each holder of Scient common stock has the right to cast one vote for each share of Scient common stock held of record on all matters submitted to a vote of stockholders of Scient, including the election of directors. Holders of Scient common stock have no cumulative voting rights.


     India-Sierra. Holders of India-Sierra common stock will have the right to cast one vote for each share of India-Sierra common stock they hold of record on all matters on which stockholders of India-Sierra are generally entitled to vote. Holders of India-Sierra common stock will have no cumulative voting rights.

NUMBER AND ELECTION OF DIRECTORS

     iXL. The board of directors of iXL has eight members. The iXL bylaws provide that the iXL board of directors will consist of a number of directors to be fixed from time to time by the iXL board of directors. The iXL board of directors may, as permitted by the certificate of incorporation, amend the bylaws to change the size of the board of directors.

     Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation's certificate of incorporation so provides. iXL's certificate of incorporation does not provide for cumulative voting.

     iXL's certificate of incorporation provides that for so long as Kelso Investment Associates V, L.P. or Kelso Equity Partners V, L.P., or any affiliate, own at least 5% of iXL's common stock, Kelso may nominate two people for election to the board of directors and as long as CB Capital Investors, L.P., or any affiliate, owns at least 5% of iXL's common stock, CB may nominate one person for election to the board of directors.

     Scient. The board of directors of Scient has six members. Scient's bylaws provide that the Scient board of directors will consist of a number of directors to be fixed from time to time by a majority of the Scient board of directors.

     Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation's certificate of incorporation so provides. Scient's certificate of incorporation does not provide for cumulative voting.

     Scient's certificate of incorporation separates the directors into three classes. One-third of the directors are elected each year and each director serves for a three year term.


     India-Sierra. The board of directors of India-Sierra initially will consist of eight members. India-Sierra's bylaws will provide that the India-Sierra board of directors will consist of a number of directors to be fixed from time to time by the India-Sierra board of directors, and India-Sierra's certificate of incorporation provides that any change in the size of the board of directors requires the vote of a majority of the total number of authorized directors.



     India-Sierra's bylaws will separate the directors into three classes designated Class I, Class II and Class III. Each class shall consist as nearly as may be possible of one-third of the total directors constituting the entire board of directors. Each director will serve for a three year term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, the initial directors in Class I will serve until the first annual stockholder meeting, the initial directors in Class II will serve until the second annual stockholder meeting, and the initial directors in Class III will serve until the third annual stockholder meeting.



     The India-Sierra bylaws will provide that directors are elected by a plurality of the votes cast by India-Sierra stockholders entitled to vote in the election of directors at a meeting at which a quorum is present.



     India-Sierra's certificate of incorporation will not provide for cumulative voting.


VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     General. Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the outstanding stock of the corporation having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

     iXL. Vacancies on the board of directors of iXL, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum. Kelso and CB may nominate for election individuals to fill any vacancy created by a director originally nominated by Kelso or CB. iXL's bylaws provide that, subject to the rights of Kelso and CB to approve the removal without cause of the directors
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nominated by each for election, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of iXL capital stock entitled to vote generally in the election of directors.

     Scient. Vacancies on the board of directors of Scient, including vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum. Scient's bylaws provide that any or all directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of Scient capital stock entitled to vote generally in the election of directors, voting together as a single class.


     India-Sierra. The India-Sierra certificate of incorporation will provide that vacancies and unfilled newly created directorships resulting from any increase in the authorized number of directors may only be filled by the majority of the remaining directors in office, though less than a quorum. The bylaws of India-Sierra will provide that directors may be removed for or without cause by the affirmative vote of the holders of 66 2/3% of the total voting power of the stock of India-Sierra, voting together as a single class.


AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     General. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

     iXL. iXL's certificate of incorporation provides that its certificate of incorporation may be amended according to the procedures described under Delaware law. No amendment or repeal of the sections of the certificate governing indemnification of officers, directors and employees and personal liability of the directors of iXL may adversely affect any right or protection existing immediately prior to the amendment or repeal.

     Scient. Scient's certificate of incorporation provides that the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Scient capital stock entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal the provisions of Scient's certificate of incorporation relating to:

     - the corporate name of Scient;

     - the address of the registered office of Scient;

     - the nature of Scient's business; and

     - the capitalization of Scient.

     Additionally, Scient's certificate of incorporation requires the affirmative vote of at least 75% of the voting power of the then outstanding shares of Scient capital stock entitled to vote in the election of directors to amend or repeal any other provision of the certificate of incorporation.


     India-Sierra. India-Sierra's certificate of incorporation provides that the certificate of incorporation may be amended according to the procedures described under Delaware law. No amendment or repeal of the sections of the certificate governing indemnification of officers and directors and the liability of the directors of India-Sierra may adversely affect any right or protection existing immediately prior to the amendment or repeal.


AMENDMENTS TO BYLAWS

     General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board may also be delegated the power.

     iXL. iXL's certificate of incorporation authorizes the iXL board of directors to adopt, amend, alter or repeal any provision of iXL's bylaws. iXL's bylaws provide that the bylaws may be amended, altered or repealed by a majority of the board of directors or by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of iXL entitled to vote in the election of directors.

     Scient. Scient's certificate of incorporation authorizes the Scient board of directors to make, repeal, alter, amend and rescind any or all of the bylaws of Scient. The bylaws of Scient provide that notwithstanding the terms of the certificate of incorporation, the affirmative vote of the holders of at least 80% of the voting power of the outstanding voting stock, voting together as a single class, is required for the stockholders to alter, amend or repeal any provision of the bylaws or adopt any additional by-law.


     India-Sierra. The India-Sierra certificate of incorporation will authorize the India-Sierra board of directors to adopt, amend, alter or repeal the India-Sierra bylaws. The India-Sierra bylaws will provide that the bylaws may be amended, altered or repealed by a majority vote of the board of directors or by the affirmative vote of the holders of a majority of the combined voting power of the outstanding share of India-Sierra entitled to vote in the election of directors.


ACTION BY WRITTEN CONSENT

     General. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

     iXL. The iXL's certificate of incorporation prohibits stockholder action by written consent.

     Scient. Scient's certificate of incorporation prohibits stockholder action by written consent.


     India-Sierra. India-Sierra's certificate of incorporation will prohibit stockholder action by written consent.


ABILITY TO CALL SPECIAL MEETINGS

     iXL. Special meetings of iXL stockholders may be called by the chairman of the board or the chief executive officer. Additionally the chief executive officer or the secretary shall call a special meeting in the following circumstances:

     - pursuant to a resolution approved by a majority of the board of directors;

     - upon receipt of a written request by stockholders of iXL holding 20% of the outstanding shares of iXL entitled to vote at any meeting of iXL stockholders; and

     - at the request of Kelso Investment Associates, L.P., Kelso Equity Partners V, L.P. or CB Capital Investors, L.P. for the purpose of voting on directors nominated by Kelso or CB.

     If the chief executive officer or secretary fails to call a meeting within 100 days of a stockholder request, the stockholder may call the meeting.

     Nominations of persons for election of the board of directors may be made at a special stockholder meeting for the election of members:

     - by or at the direction of the board of directors;

     - by an iXL stockholder who is entitled to vote at the meeting, who is a stockholder of record and who complies with the stockholder notice provisions described in the "-- Notice of Stockholder Action" section of this joint proxy statement-prospectus; or

     - by Kelso or CB.

     Scient. Special meetings of Scient stockholders may be called by the president, chairman of the board, or the board of directors pursuant to a resolution adopted by a majority of the board of directors (calculated as
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

if there were no vacancies on the board), or at the written request of stockholders of Scient owning at least 50% of the entire capital stock of Scient issued and outstanding and entitled to vote.

     Nominations of persons for election to the board of directors may be made at a special stockholder meeting for the election of members of the board:

     - by or at the direction of the board of directors; or

     - by any stockholder who is entitled to vote at the meeting, who is a stockholder of record and who complies with the stockholder notice provisions described in the "-- Notice of Stockholder Action" section of this joint proxy statement-prospectus.


     India-Sierra. The India-Sierra bylaws will provide that special meetings of India-Sierra stockholders may be called by the chairman of the board or the chief executive officer. In addition, a special meeting shall be called by the chief executive officer or the secretary of India-Sierra pursuant to a resolution adopted by a majority of the entire board of directors, or at the written request of stockholders of India-Sierra owning at least 30% of the outstanding shares of India-Sierra entitled to vote at a meeting of the stockholders. If such officers fail to call the meeting within 100 days of such stockholder request, the stockholder may call the meeting.


     Nominations of persons for election to the board of directors may be made at a special stockholder meeting for the election of members of the board:

     - by or at the direction of the board of directors; or

     - by a stockholder who is entitled to vote at the meeting, who is a stockholder of record and who complies with the stockholder notice provisions described in the "-- Notice of Stockholder Action" section of this joint proxy statement-prospectus

NOTICE OF STOCKHOLDER ACTION

     iXL. Under iXL's bylaws, in order for a stockholder to nominate candidates for election to iXL's board of directors at any annual or any special stockholder meeting, timely written notice (described below) must be given to the Secretary of iXL before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual or any special stockholder meeting, timely written notice must be given to the Secretary of iXL before the annual or special meeting.

     Under iXL's bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be received by the Secretary of iXL not later than the 90th day nor earlier than the 120th day before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary of the preceding year's annual meeting, notice will also be timely if delivered not earlier than the 120th day and not later than the 90th day prior to the annual meeting, or by the 10th day following the date on which public announcement of the meeting was first made by iXL.

     In the case of a special meeting, notice of a stockholder nomination to the board of directors must be received no earlier than the 120th day and not later than the 90th day before a special meeting at which directors are to be elected, or on the 10th day following the day on which a public announcement of the special meeting was first made by iXL.

     In addition, if the number of directors to be elected is increased and no public announcement is made by iXL naming all of the nominees or specifying the size of the increased board of directors at least 100 days before the first anniversary of the preceding year's annual meeting, a stockholder's notice will be considered timely, with respect to the nominees for any new positions created by the increase, if it is delivered to the Secretary of iXL on the 10th day following the day on which public announcement of the meeting was first made by iXL.

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

     A stockholder's notice to iXL must set forth all of the following:

     - all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or re-election as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

     - a brief description of any other business the stockholder proposes to bring before the meeting, the text of the proposal or business, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed;

     - the stockholder's name and address as they appear on iXL's books and the class and number of shares of iXL which are beneficially owned by the stockholder;

     - a representation that the stockholder is a holder of record of iXL stock entitled to vote at the meeting and that the stockholder intends to appear at the meeting in person or by proxy; and

     - a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement to the percentage of holders of iXL stock required to approve the proposal of, elect the nominee or otherwise solicit proxies from iXL stockholders in support of the proposal or nomination.

     The presiding officer of the stockholder meeting has the power to determine whether the nomination or proposal was made by the stockholder in accordance with the advance notice procedures set forth in iXL's bylaws. If the presiding officer determines that the nomination or proposal is not in compliance with iXL's advance notice procedures, the officer may declare that the defective proposal or nomination will be disregarded.

     Scient. Under Scient's bylaws, in order for a stockholder to nominate candidates for election to Scient's board of directors at any annual or any special stockholder meeting, timely written notice (described below) must be given to the Secretary of Scient before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual or any special stockholder meeting, timely written notice must be given to the Secretary of Scient before the annual or special meeting.

     Under Scient's bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be received by the Secretary of Scient not later than the 70th day and not earlier than the 90th day prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 20 days before or more than 70 days after the anniversary of the preceding year's annual meeting, notice will also be timely if delivered not earlier than the 90th day and not later than the 70th day prior to the annual meeting, or by the 10th day following the date on which public announcement of the meeting was first made by Scient.

     In the case of a special meeting, notice of a stockholder nomination to the board of directors must be received no earlier than the 90th day and not later than the 70th day before a special meeting at which directors are to be elected, or on the 10th day following the day on which a public announcement of the special meeting was first made by Scient.

     In addition, if the number of directors to be elected is increased and no public announcement is made by Scient naming all of the nominees or specifying the size of the increased board of directors at least 80 days before the first anniversary of the preceding year's annual meeting, a stockholder's notice will be considered timely, with respect to the nominees for any new positions created by the increase, if it is delivered to the Secretary of Scient on the 10th day following the day on which public announcement of the meeting was first made by Scient.

     A stockholder's notice to Scient must set forth all of the following:

     - all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or re-election as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
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

     - a brief description of any other business desired to be brought before the annual meeting, the reasons for conducting that business at the annual meeting and any material interest of the stockholder in the business proposed; and

     - the stockholder's name and address, as they appear on Scient's books, and the class and number of shares of Scient stock which are beneficially owned by the stockholder.

     The chairman of any meeting of Scient's stockholders may refuse to permit any business to be brought before the meeting that fails to comply with the advance notice procedures set forth in Scient's bylaws. If the chairman determines that the nomination or proposal is not in compliance with Scient's advance notice procedures, the chairman may declare that the defective proposal or nomination will be disregarded.


     India-Sierra. The India-Sierra bylaws will provide that in order for a stockholder to nominate candidates for election to India-Sierra's board of directors at any annual or any special stockholder meeting, timely written notice (described below) must be given to the Secretary of India-Sierra before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholder meeting, timely written notice must be given to the Secretary of India-Sierra before the annual meeting.



     Under India-Sierra's bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be received by the Secretary of India-Sierra not later than the 90th day nor earlier than the 120th day before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary of the preceding year's annual meeting, notice will also be timely if delivered not earlier than the 120th day and not later than the 90th day prior to the annual meeting, or by the 10th day following the date on which public announcement of the meeting was first made by India-Sierra.



     In the case of a special meeting, notice of a stockholder nomination to the board of directors must be received no earlier than the 120th day and not later than the 90th day before the special meeting at which directors are to be elected, or on the 10th day following the day on which a public announcement of the special meeting was first made by India-Sierra.



     In addition, if the number of directors to be elected is increased and no public announcement is made by India-Sierra naming all of the nominees or specifying the size of the increased board of directors at least 100 days before the first anniversary of the preceding year's annual meeting, a stockholder's notice will be considered timely, with respect to the nominees for any new positions created by the increase, if it is delivered to the Secretary of India-Sierra on the 10th day following the day on which public announcement of the meeting was first made by India-Sierra.



     A stockholder's notice to India-Sierra must set forth all of the following:


     - all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or re-election as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

     - a brief description of any other business the stockholder proposes to bring before the meeting, the text of the proposal or business, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed;


     - the stockholder's name and address as they appear on India-Sierra's books and the class and number of shares of India-Sierra which are beneficially owned by the stockholder;



     - a representation that the stockholder is a holder of record of India-Sierra stock entitled to vote at the meeting and that the stockholder intends to appear at the meeting in person or by proxy; and



     - a representation whether the stockholder intends or is part of a group which intends to deliver a proxy statement to the percentage of holders of India-Sierra stock required to approve the proposal of, elect


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


       the nominee or otherwise solicit proxies from India-Sierra stockholders in support of the proposal or nomination.



     The presiding officer of the stockholder meeting has the power to determine whether the nomination or proposal was made by the stockholder in accordance with the advance notice procedures set forth in India-Sierra's bylaws. If the presiding officer determines that the nomination or proposal is not in compliance with India-Sierra's advance notice procedures, the officer may declare that the defective proposal or nomination will be disregarded.


LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     General. Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

     - a breach of the duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

     - any transaction from which the director derived an improper personal benefit.

     iXL. iXL's certificate of incorporation provides no director of iXL will be liable to iXL or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is not permitted under Delaware law.

     Scient. Scient's certificate of incorporation provides that a director will not be personally liable to Scient or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for a breach of the duty of loyalty to Scient or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

     - any transaction from which the director derived an improper personal benefit.


     India-Sierra. India-Sierra's certificate of incorporation will provide that no director of India-Sierra will be liable to India-Sierra or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Delaware law.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     General. Under Delaware law, a corporation generally may indemnify directors and officers:

     - for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

     - with respect to any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

     In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

     iXL. The iXL certificate of incorporation and bylaws provide any person who was or is a party or is threatened to be a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of iXL as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other
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

enterprise, will be indemnified and held harmless by iXL to the fullest extent permitted by Delaware law. The indemnification rights are contract rights, and iXL may not retroactively modify any of the rights without the consent of the director or officer.

     In addition, iXL may pay expenses incurred by its directors and officers in defending a civil or criminal action, suit or proceeding because they are directors or officers in advance of the final disposition of the action, suit or proceeding. The payment of expenses will be made only if iXL receives an undertaking by or on behalf of a director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by iXL, as authorized by iXL's certificate of incorporation and bylaws.

     The indemnification rights conferred by iXL are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, iXL's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. iXL is authorized to purchase and maintain insurance on behalf of its directors and officers, or any person serving at the request of iXL as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Scient. Scient's bylaws provide for indemnification, to the fullest extent permitted by Delaware law, of any person who is or was a director or officer of Scient or who is threatened to be made a party or is otherwise involved in any manner, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Scient, or is or was serving at the request of Scient as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise or nonprofit entity, against all liability and cost suffered and expenses reasonably incurred by such person.

     In addition, Scient's bylaws provide that the expenses incurred by or on behalf of the person in defending any proceeding will be advanced to such person by Scient provided that, to the extent required by law, the person undertakes to repay the amounts advanced if ultimately it is determined that the person was not entitled to be indemnified against the expenses.

     The indemnification rights conferred by Scient are not exclusive of any other right which persons seeking indemnification may be entitled under any statute, Scient's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.


     India-Sierra. India-Sierra's certificate of incorporation will provide for indemnification, to the fullest extent permitted by Delaware law, of any person was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of India-Sierra, or is or was serving at the request of India-Sierra as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Additionally, by action of the board of directors, India-Sierra may provide indemnification to officers, employees and agents of India-Sierra. The right of indemnification is a contract right.



     In addition, India-Sierra's certificate of incorporation will provide that the person being indemnified also has the right to be paid the expenses incurred in connection with any proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.



     India-Sierra is authorized to purchase and maintain insurance on behalf of its directors, officers, employees and agents of India-Sierra, or any person serving at the request of India-Sierra as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.



     The indemnification rights conferred by India-Sierra are not exclusive of any other right which persons seeking indemnification may otherwise have or may acquire later.


STOCKHOLDERS' RIGHTS PLANS

     Scient. On July 15, 2000, Scient's board authorized and declared a dividend of one preferred share purchase right for each share of common stock outstanding on such date. Each right represents the right to purchase one one-thousandth of a share of preferred stock. The rights become exercisable if a person or group
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acquires or announces a tender offer for 15% or more of the common stock of
Scient. Scient's board of directors is entitled to redeem the rights at one cent per right at any time before any such person acquires 15% or more of the outstanding common stock of Scient.

     If a person or group acquires 15% or more of the outstanding common stock of Scient, each right will entitle its holder to purchase, at an initial exercise price of $450.00, a number of shares of common stock having a market value at that time of twice the right's exercise price. Rights held by the acquiring person or group will become void. If Scient is acquired in a merger or other business combination transaction after a person acquires 15% or more of the Scient's common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

     In connection with entering into the merger agreement, Scient amended its rights plan to make it inapplicable to the transactions contemplated by the merger agreement and to provide that the rights plan will terminate immediately prior to the consummation of the merger.


     India-Sierra. India-Sierra does not intend to have a stockholders' rights plan.


STATE ANTI-TAKEOVER STATUTES

     General. Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder (who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation's voting stock) for a three year period following the time the stockholder became an interested stockholder, unless:

     - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least
       66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

     A business combination generally includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

     - specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

     The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     iXL. Because iXL has not adopted any provision in its certificate of incorporation to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving iXL.

     Scient. Because Scient has not adopted any provision in its amended and certificate of incorporation to "opt-out" of the Delaware business combination statute, the statute is applicable to business combinations involving Scient.


     India-Sierra. Because the India-Sierra certificate of incorporation will not include any provision to "opt-out" of the Delaware business combination statute, the statute will apply to business combinations involving India-Sierra.

                  MANAGEMENT OF INDIA-SIERRA AFTER THE MERGER



BOARD OF DIRECTORS OF INDIA-SIERRA



     Members of the India-Sierra Board of Directors. Upon completion of the merger, the board of directors of India-Sierra will be comprised of eight individuals, three of whom will be designated by iXL, three of whom will be designated by Scient, and two of whom will be independent directors agreed to by iXL and Scient. To date, iXL and Scient have designated the individuals set forth below to be directors of India-Sierra upon completion of the merger.



NAME                                                          AGE   DESIGNEE OF:
----                                                          ---   ------------
Jeffrey T. Arnold...........................................  31    iXL
David M. Beirne.............................................  37    Scient
Frank K. Bynum, Jr..........................................  38    iXL
U. Bertram Ellis, Jr........................................  47    iXL
Christopher M. Formant......................................  49    iXL
Eric Greenberg..............................................  36    Scient
Robert M. Howe..............................................  56    Scient
Stephen A. Mucchetti........................................  59    Scient



COMMITTEES OF THE INDIA-SIERRA BOARD OF DIRECTORS



     Upon completion of the merger, the board of directors of India-Sierra initially will have three committees:


     - an executive committee, composed of Frank K. Bynum, U. Bertram Ellis, Jr., Robert M. Howe and Eric Greenberg, the chairperson of which will initially be Robert M. Howe;


     - an audit and finance committee, composed of Jeffrey T. Arnold, David M. Beirne, and Frank K. Bynum, Jr., the chairperson of which will initially be Frank K. Bynum, Jr.; and



     - a compensation committee, composed of David M. Beirne and Frank K. Bynum, Jr., the chairperson of which will initially be David M. Beirne.


COMPENSATION OF DIRECTORS


     In accordance with existing practice of iXL and Scient, it is expected that directors of India-Sierra who are also full-time employees of India-Sierra will receive no additional compensation for their services as directors. Each non-employee director of India-Sierra will receive compensation for service on the India-Sierra board of directors as determined by the board of directors of India-Sierra upon the recommendation of the executive committee.



EXECUTIVE OFFICERS OF INDIA-SIERRA



     The principal executive officers of India-Sierra upon completion of the merger will be as follows:


NAME                                     AGE   TITLE
----                                     ---   -----
Robert M. Howe.........................  56    Chairman of the Board of Directors
U. Bertram Ellis, Jr...................  47    Vice Chairman of the Board of Directors
Christopher M. Formant.................  49    President and Chief Executive Officer
Stephen A. Mucchetti...................  59    Executive Vice President and Chief
                                                 Operating Officer
Theodore W. Browne, II.................  47    Senior Vice President, Secretary and
                                                 General Counsel
Michael Hand...........................  46    Treasurer and Corporate Controller

COMPENSATION OF EXECUTIVE OFFICERS


     India-Sierra has not yet paid any compensation to its chairman of the board, vice chairman of the board, president and chief executive officer, executive vice-president and chief operating officers, senior vice president, treasurer and chief financial officer, senior vice-president, secretary and general counsel or any other person expected to become an executive officer of India-Sierra. The form and amount of the compensation to be paid to each of India-Sierra's executive officers in any future period will be determined by the compensation committee of the India-Sierra board of directors.

         PROPOSALS TO iXL ENTERPRISES, INC. STOCKHOLDERS TO BE VOTED ON
                  AT THE iXL ENTERPRISES, INC. SPECIAL MEETING

PROPOSAL ONE: MERGER PROPOSAL

     iXL's board of directors has unanimously approved the merger agreement and the merger with Scient and unanimously determined that the merger agreement and the transaction are advisable, fair to and in the best interests of iXL and its stockholders. The iXL board of directors unanimously recommends that the stockholders of iXL vote FOR the merger and adoption of the merger agreement.

     A vote by the holders of a majority of the outstanding shares of iXL's common stock FOR adoption of the merger agreement is required.

PROPOSAL TWO: ADOPTION OF SCIENT, INC. 2001 EQUITY INCENTIVE PLAN


     The board of directors of iXL and India-Sierra believe that the grant of equity-based awards, such as stock options, is a highly effective way to align the interests of employees, directors and consultants of India-Sierra with those of the India-Sierra stockholders, and provides a cost-effective means of encouraging their contributions to the success of India-Sierra.



     The Scient, Inc. 2001 Equity Incentive Plan will reserve for the issuance of stock incentives to employees, directors and consultants of India-Sierra 48 million shares of India-Sierra common stock, as adjusted each subsequent January 1 to a number of shares not to exceed 25% of the number of shares of India-Sierra common stock outstanding on such date. A large portion of these options will be granted immediately following the merger in order to provide important retention incentives for employees. For a description of the Scient, Inc. 2001 Equity Incentive Plan, see the section entitled "The Merger -- Scient, Inc. 2001 Equity Incentive Plan" which begins on page 69 of this joint proxy statement-prospectus.



     The iXL board of directors has unanimously approved the Scient, Inc. 2001 Equity Incentive Plan and unanimously determined that the adoption of the Scient, Inc. 2001 Equity Incentive Plan is advisable, fair to and in the best interests of iXL and its stockholders. The India-Sierra board of directors has also unanimously approved the Scient, Inc. 2001 Equity Incentive Plan and unanimously determined that the adoption of the Scient, Inc. 2001 Equity Incentive Plan is advisable, fair to and in the best interests of India-Sierra and its stockholders. The iXL and India-Sierra boards of directors unanimously recommend that the stockholders of iXL vote FOR the adoption of the Scient, Inc. 2001 Equity Incentive Plan.


     The affirmative vote of a majority of the total votes cast by iXL stockholders is required to adopt the Scient, Inc. 2001 Equity Incentive Plan.

          PROPOSALS TO SCIENT CORPORATION STOCKHOLDERS TO BE VOTED ON
                   AT THE SCIENT CORPORATION SPECIAL MEETING

PROPOSAL ONE: MERGER PROPOSAL

     Scient's board of directors has unanimously approved the merger agreement and the merger with iXL and unanimously determined that the merger agreement and the transaction are advisable, fair to and in the best interests of Scient and its stockholders. The Scient board of directors unanimously recommends that the stockholders of Scient vote FOR the merger and adoption of the merger agreement.

     A vote by the holders of a majority of the outstanding shares of Scient's common stock FOR adoption of the merger agreement is required.

PROPOSAL TWO: ADOPTION OF SCIENT, INC. 2001 EQUITY INCENTIVE PLAN


     The board of directors of Scient and India-Sierra believe that the grant of equity-based awards, such as stock options, is a highly effective way to align the interests of employees, directors and consultants of India-Sierra with those of the India-Sierra stockholders, and provides a cost-effective means of encouraging their contributions to the success of India-Sierra.



     The Scient, Inc. 2001 Equity Incentive Plan will reserve for the issuance of stock incentives to employees, directors and consultants of India-Sierra 48 million shares of India-Sierra common stock, as adjusted each subsequent January 1 to a number of shares not to exceed 25% of the number of shares of India-Sierra common stock outstanding on such date. A large portion of these options will be granted immediately following the merger in order to provide important retention incentives for employees and contractors. For a description of the Scient, Inc. 2001 Equity Incentive Plan, see the section entitled "The Merger -- Scient, Inc. 2001 Equity Incentive Plan" which begins on page 69 of this joint proxy statement-prospectus.



     The Scient board of directors has unanimously approved the Scient, Inc. 2001 Equity Incentive Plan and unanimously determined that the adoption of the Scient, Inc. 2001 Equity Incentive Plan is advisable, fair to and in the best interests of Scient and its stockholders. The India-Sierra board of directors has also unanimously approved the Scient, Inc. 2001 Equity Incentive Plan and unanimously determined that the adoption of the Scient, Inc. 2001 Equity Incentive Plan is advisable, fair to and in the best interests of India-Sierra and its stockholders. The Scient and India-Sierra boards of directors unanimously recommend that the stockholders of Scient vote FOR the adoption of the Scient, Inc. 2001 Equity Incentive Plan.


     The affirmative vote of a majority of the total votes cast by Scient stockholders is required to adopt the Scient, Inc. 2001 Equity Incentive Plan.

                                 LEGAL MATTERS


     The validity of the shares of India-Sierra common stock offered by this joint proxy statement-prospectus will be passed upon for India-Sierra by Greenberg Traurig, LLP, Atlanta, Georgia. James S. Altenbach, Secretary of iXL, is a Shareholder of Greenberg Traurig, LLP and owns an aggregate of 105,668 shares of iXL common stock and options to purchase 11,449 shares of iXL common stock. Other attorneys of Greenberg Traurig, LLP and members of their families and trusts for their own benefit own an aggregate of approximately 23,260 shares of iXL common stock.


     Greenberg Traurig, LLP, counsel for iXL, and Davis Polk & Wardwell, counsel for Scient, will pass upon certain Federal income tax consequences of the merger for iXL and Scient, respectively.

                                    EXPERTS

     The financial statements of iXL Enterprises, Inc. as of December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000 included in this joint proxy statement-prospectus have been so included in reliance on the report which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 2 to the financial statements of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Scient Corporation as of March 31, 2001 and March 31, 2000, and for each of the three years in the period ended March 31, 2001 included in this joint proxy statement-prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The financial statement of India-Sierra Holdings, Inc. as of July 30, 2001 included in this joint proxy statement-prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 OTHER MATTERS

     Neither iXL nor Scient presently intends to bring any matters other than those described in this document before its special meeting. Further, neither iXL nor Scient has any knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before either company's special meeting or any adjournment or postponement of either company's special meeting, the persons named in the enclosed proxy forms of iXL or Scient, as applicable, will vote the proxies in keeping with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in a timely manner.

     iXL. iXL has already held its 2001 annual meeting of stockholders. iXL will hold an annual meeting in the year 2002 only if the merger has not already been completed. Stockholders interested in submitting a proposal for inclusion in the proxy materials for iXL's annual meeting of stockholders in 2002 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our General Counsel no later than December 30, 2001. Notice of a shareholder proposal submitted outside the procedures of Rule 14a-8 will be considered untimely unless submitted by January 29, 2002. If a proposal is not submitted by that date, the persons named in our proxy for the 2002 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2002 annual meeting. All notices of proposals by stockholders, whether or not to be included in iXL's proxy materials, should be sent to the attention of the Secretary of iXL at 1600 Peachtree Street, Atlanta, GA 30309.

     Scient. Scient held its 2001 annual meeting on August 24, 2001. Scient will hold its 2002 annual meeting only if the merger has not already been completed. If the 2002 annual meeting is held, stockholder proposals intended to be presented at the 2002 annual meeting of stockholders must be received by Scient at its offices at 860 Broadway, New York, New York 10003, Attn:
Secretary, not later than March 30, 2002 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Scient's proxy statement for that meeting. Pursuant to new amendments to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, if a stockholder who intends to present a proposal at the 2002 annual meeting of stockholders does not notify Scient of such proposal on or prior to May 18, 2002, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 2002 Proxy Statement. Scient currently believes that the 2002 annual meeting of stockholders will be held during the third week of August 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

     iXL and Scient file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information iXL and Scient files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."


     India-Sierra filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the India-Sierra common stock to be issued to iXL and Scient stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of India-Sierra in addition to being a joint proxy statement of iXL and Scient for the iXL and Scient meetings.


     Requests for documents relating to iXL should be directed to: iXL Enterprises, Inc., 1600 Peachtree Street, Atlanta, GA 30309, Attention: Investor Relations, telephone: (404) 279-1000, e-mail: IIXL-IR@ixl.com.

     Requests for documents relating to Scient should be directed to: Scient Corporation, 860 Broadway, 3rd Floor, New York, NY 10003, Attention: Investor Relations, telephone: (917) 534-8338, e-mail: mhand@scient.com.

     You should rely only on the information contained in this joint proxy statement-prospectus to vote on the merger agreement and the merger. iXL and Scient have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement-prospectus. This
joint proxy statement-prospectus is dated [               ], 2001.


     You should not assume that the information contained in this joint proxy
statement-prospectus is accurate as of any date other than [               ],
2001, and neither the mailing of the joint proxy statement/prospectus to iXL and Scient stockholders nor the issuance of India-Sierra common stock in the merger shall create any implication to the contrary.



     This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-prospectus nor any distribution of securities pursuant to this joint proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-prospectus by reference or in our affairs since the date of this joint proxy statement-prospectus. The information contained in this joint proxy statement-prospectus with respect to iXL was provided by iXL and the information contained in this joint proxy statement-prospectus with respect to Scient was provided by Scient.

   IXL ENTERPRISES, INC., INDIA-SIERRA HOLDINGS, INC. AND SCIENT CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
IXL ENTERPRISES, INC.:
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets at December 31, 1999 and
     2000...................................................   F-3
  Consolidated Statements of Operations for each of the
     three years in the period ended December 31, 2000......   F-4
  Consolidated Statements of Changes in Stockholders' Equity
     for each of the three years in the period ended
     December 31, 2000......................................   F-5
  Consolidated Statements of Cash Flows for each of the
     three years in the period ended December 31, 2000......   F-6
  Notes to Consolidated Financial Statements................   F-7
  Schedule II -- Valuation and Qualifying Accounts for each
     of the three years in the period ended December 31,
     2000...................................................  F-29
  Condensed Consolidated Balance Sheets at June 30, 2001 and
     December 31, 2000 (Unaudited)..........................  F-31
  Condensed Consolidated Statements of Operations for the
     three and six months ended June 30, 2001 and 2000
     (Unaudited)............................................  F-32
  Condensed Consolidated Statements of Cash Flows for the
     six months ended June 30, 2001 and 2000 (Unaudited)....  F-33
  Notes to Condensed Consolidated Financial Statements......  F-34
INDIA-SIERRA HOLDINGS, INC.:
  Report of Independent Accountants.........................  F-38
  Statement of Financial Position as of July 30, 2001.......  F-39
  Note to Statement of Financial Position...................  F-40
SCIENT CORPORATION:
  Report of Independent Accountants.........................  F-41
  Consolidated Balance Sheets at March 31, 2001 and 2000....  F-42
  Consolidated Statements of Operations for each of the
     three years in the period ended March 31, 2001.........  F-43
  Consolidated Statements of Stockholders' Equity for each
     of the three years in the period ended March 31,
     2001...................................................  F-44
  Consolidated Statements of Cash Flows for each of the
     three years in the period ended March 31, 2001.........  F-45
  Notes to the Consolidated Financial Statements............  F-46
  Condensed Consolidated Balance Sheets at June 30, 2001 and
     March 31, 2001 (Unaudited).............................  F-61
  Condensed Consolidated Statements of Operations for the
     three months ended June 30, 2001 and 2000
     (Unaudited)............................................  F-62
  Condensed Consolidated Statements of Cash Flows for the
     three months ended June 30, 2001 and 2000
     (Unaudited)............................................  F-63
  Notes to Condensed Consolidated Financial Statements......  F-64

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of iXL Enterprises, Inc.:

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of iXL Enterprises, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained losses and negative cash flows from operations since its inception. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters, which include the Company's proposed merger with Scient Corporation, are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Atlanta, Georgia
February 12, 2001, except as to
Notes 2 and 22, which are as of August 23, 2001

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 120,812   $  48,595
  Marketable securities.....................................     34,895       3,967
  Accounts receivables less allowance for doubtful accounts
     of $4,021 and $21,339 in 1999 and 2000.................     62,836      47,330
  Unbilled revenue..........................................     21,794      13,858
  Prepaid expenses and other assets.........................      6,610       3,035
                                                              ---------   ---------
          Total current assets..............................    246,947     116,785
  Property and equipment, net...............................     52,273      69,896
  Intangible assets, net....................................     55,851      41,589
  Other non-current assets..................................      2,784       6,165
                                                              ---------   ---------
          Total assets......................................  $ 357,855   $ 234,435
                                                              =========   =========
                LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
                             AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  13,988   $  22,919
  Deferred revenue..........................................     10,750       7,537
  Accrued liabilities.......................................     22,229      15,180
  Restructuring reserve.....................................         --      30,328
  Current portion of long-term debt.........................        530         323
                                                              ---------   ---------
          Total current liabilities.........................     47,497      76,287
Non-current portion of restructuring reserve................         --      11,297
Long-term debt less current portion.........................      1,308      20,395
Other long-term liabilities.................................         --          48
                                                              ---------   ---------
          Total liabilities.................................     48,805     108,027
                                                              ---------   ---------
Mandatorily redeemable preferred stock of subsidiary........     48,955          --
                                                              ---------   ---------
Commitments and contingencies (Note 19)
Stockholders' equity:
  Common stock, par value of $.01, 200,000,000 authorized;
     issued 67,558,858 and 77,150,700 in 1999 and 2000;
     outstanding 67,206,442 and 76,798,284 in 1999 and
     2000...................................................        676         775
  Additional paid-in capital................................    392,432     620,914
  Note receivable from stockholder..........................       (900)         --
  Subscription receivable...................................         --      (1,500)
  Unearned compensation.....................................     (7,272)     (3,455)
  Accumulated deficit.......................................   (135,973)   (488,438)
  Accumulated other comprehensive income (loss).............     12,020      (1,000)
  Treasury stock at cost; 352,416 shares....................       (888)       (888)
                                                              ---------   ---------
          Total stockholders' equity........................    260,095     126,408
                                                              ---------   ---------
          Total liabilities, mandatorily redeemable
            preferred stock and stockholders' equity........  $ 357,855   $ 234,435
                                                              =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                 1998         1999         2000
                                                              ----------   ----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.....................................................   $ 64,767     $218,343     $ 359,336
Expenses:
  Professional services expenses............................     35,924      110,317       213,754
  Sales and marketing expenses..............................     15,983       49,019        39,304
  General and administrative expenses.......................     42,590       95,633       175,805
  Stock-based compensation and other........................      1,641        4,920         4,198
  Depreciation..............................................      5,217       12,857        20,532
  Amortization..............................................     10,590       18,174        43,969
  Impairment charge on intangible assets....................         --           --        97,402
  Restructuring charges.....................................         --           --        76,588
                                                               --------     --------     ---------
          Loss from operations..............................    (47,178)     (72,577)     (312,216)
Other expense...............................................        (28)        (161)       (1,754)
Interest income.............................................        750        3,577         5,391
Interest expense............................................       (770)        (987)       (2,118)
Equity in net losses of affiliates..........................     (1,640)         (65)      (41,168)
                                                               --------     --------     ---------
          Loss before income taxes..........................    (48,866)     (70,213)     (351,865)
Income tax expense..........................................         --           --           600
                                                               --------     --------     ---------
          Net loss..........................................    (48,866)     (70,213)     (352,465)
Dividends and accretion on mandatorily redeemable preferred
  stock.....................................................     (9,099)     (20,966)           --
                                                               --------     --------     ---------
          Net loss available to common stockholders.........   $(57,965)    $(91,179)    $(352,465)
                                                               ========     ========     =========
Net loss per share:
Basic and diluted net loss per common share.................   $  (4.92)    $  (2.08)    $   (4.73)
                                                               ========     ========     =========
Weighted average common shares outstanding..................     11,777       43,747        74,593
                                                               ========     ========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                  CLASS A
                                                              PREFERRED STOCK       COMMON STOCK       ADDITIONAL
                                                              ----------------   -------------------    PAID-IN     SUBSCRIPTION
                                                               SHARES    VALUE     SHARES      VALUE    CAPITAL      RECEIVABLE
                                                              --------   -----   -----------   -----   ----------   ------------
                                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, December 31, 1997..................................   169,260    $ 2      8,229,800   $ 82     $ 38,760      $    --
                                                              --------    ---    -----------   ----     --------      -------
 Stock issuance.............................................     8,031                    --     --        5,512
 Stock issuance in connection with acquisitions.............                       8,047,305     81       41,663
 Treasury stock acquired....................................                        (252,416)
 Stock options exercised....................................                          57,800
 Dividends and accretion on mandatorily redeemable preferred
   stock....................................................                                              (8,671)
 Common stock to be issued in connection with class D
   preferred stock..........................................                                              13,235
 Issuance of stock options and warrants.....................                                               3,508
 Stock compensation and warrant expense.....................                                                 813
 Comprehensive loss:
   Net loss.................................................
   Foreign currency translation adjustment..................
 Total comprehensive income loss............................
                                                              --------    ---    -----------   ----     --------      -------
Balance, December 31, 1998..................................   177,291      2     16,082,489    163       94,820           --
                                                              --------    ---    -----------   ----     --------      -------
 Stock issuance.............................................  (177,291)    (2)    33,437,434    335      183,969
 Conversion of escrow shares to treasury stock..............                        (100,000)
 Conversion, dividends and accretion of mandatorily
   redeemable preferred stock...............................                      17,786,519    178       85,870
 Issuance of stock options..................................                                              10,325
 Accretion of mandatorily redeemable preferred stock of
   subsidiary...............................................                                              (1,054)
 Stock compensation and warrant expenses....................                                              18,502
 Comprehensive loss:
   Net loss.................................................
   Foreign currency translation adjustment..................
   Unrealized gain on marketable securities.................
 Total comprehensive loss...................................
                                                              --------    ---    -----------   ----     --------      -------
Balance, December 31, 1999..................................        --     --     67,206,442    676      392,432           --
                                                              --------    ---    -----------   ----     --------      -------
 Stock issuance.............................................                       1,000,000     10        2,990       (1,500)
 Stock issuance in connection with acquisitions.............                       4,007,910     40      137,718
 Issuance of stock options..................................                                               2,108
 Stock options exercised and stock issued under employee
   stock purchase plan......................................                       4,936,348     49       26,070
 Repayment of note receivable from stockholder..............
 Deconsolidation of subsidiaries to equity basis............                                              59,596
 Stock compensation expense.................................
 Comprehensive loss:
   Net loss.................................................
   Foreign currency translation adjustment..................
   Unrealized loss on marketable securities.................
 Total comprehensive loss...................................
                                                              --------    ---    -----------   ----     --------      -------
Balance, December 31, 2000..................................        --    $--     77,150,700   $775     $620,914      $(1,500)
                                                              ========    ===    ===========   ====     ========      =======

                                                                             ACCUMULATED
                                                                                OTHER          NOTE
                                                                            COMPREHENSIVE   RECEIVABLE
                                                              ACCUMULATED      INCOME          FROM         UNEARNED     TREASURY
                                                                DEFICIT        (LOSS)       STOCKHOLDER   COMPENSATION    STOCK
                                                              -----------   -------------   -----------   ------------   --------
                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, December 31, 1997..................................   $ (16,894)     $     --         $  --        $    --       $  --
                                                               ---------      --------         -----        -------       -----
 Stock issuance.............................................                                    (900)
 Stock issuance in connection with acquisitions.............
 Treasury stock acquired....................................                                                               (888)
 Stock options exercised....................................
 Dividends and accretion on mandatorily redeemable preferred stock....................................................
 Common stock to be issued in connection with class D
   preferred stock..........................................
 Issuance of stock options and warrants.....................                                                 (3,508)
 Stock compensation and warrant expense.....................                                                  1,641
 Comprehensive loss:
   Net loss.................................................     (48,866)
   Foreign currency translation adjustment..................                       (10)
 Total comprehensive income loss............................
                                                               ---------      --------         -----        -------       -----
Balance, December 31, 1998..................................     (65,760)          (10)         (900)        (1,867)       (888)
                                                               ---------      --------         -----        -------       -----
 Stock issuance.............................................
 Conversion of escrow shares to treasury stock..............
 Conversion, dividends and accretion of mandatorily
   redeemable preferred stock...............................
 Issuance of stock options..................................                                                (10,325)
 Accretion of mandatorily redeemable preferred stock of
   subsidiary...............................................
 Stock compensation and warrant expenses....................                                                  4,920
 Comprehensive loss:
   Net loss.................................................     (70,213)
   Foreign currency translation adjustment..................                      (197)
   Unrealized gain on marketable securities.................                    12,227
 Total comprehensive loss...................................
                                                               ---------      --------         -----        -------       -----
Balance, December 31, 1999..................................    (135,973)       12,020          (900)        (7,272)       (888)
                                                               ---------      --------         -----        -------       -----
 Stock issuance.............................................
 Stock issuance in connection with acquisitions.............
 Issuance of stock options..................................                                                 (2,108)
 Stock options exercised and stock issued under employee
   stock purchase plan......................................
 Repayment of note receivable from stockholder..............                                     900
 Deconsolidation of subsidiaries to equity basis............                                                  1,787
 Stock compensation expense.................................                                                  4,138
 Comprehensive loss:
   Net loss.................................................    (352,465)
   Foreign currency translation adjustment..................                    (1,212)
   Unrealized loss on marketable securities.................                   (11,808)
 Total comprehensive loss...................................
                                                               ---------      --------         -----        -------       -----
Balance, December 31, 2000..................................   $(488,438)     $ (1,000)        $  --        $(3,455)      $(888)
                                                               =========      ========         =====        =======       =====


                                                                 TOTAL
                                                              STOCKHOLDERS
                                                                 EQUITY
                                                              ------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, December 31, 1997..................................   $  21,950
                                                               ---------
 Stock issuance.............................................       4,612
 Stock issuance in connection with acquisitions.............      41,744
 Treasury stock acquired....................................        (888)
 Stock options exercised....................................
 Dividends and accretion on mandatorily redeemable preferred
   stock....................................................      (8,671)
 Common stock to be issued in connection with class D
   preferred stock..........................................      13,235
 Issuance of stock options and warrants.....................
 Stock compensation and warrant expense.....................       2,454
 Comprehensive loss:
   Net loss.................................................
   Foreign currency translation adjustment..................
 Total comprehensive income loss............................     (48,876)
                                                               ---------
Balance, December 31, 1998..................................      25,560
                                                               ---------
 Stock issuance.............................................     184,302
 Conversion of escrow shares to treasury stock..............
 Conversion, dividends and accretion of mandatorily
   redeemable preferred stock...............................      86,048
 Issuance of stock options..................................
 Accretion of mandatorily redeemable preferred stock of
   subsidiary...............................................      (1,054)
 Stock compensation and warrant expenses....................      23,422
 Comprehensive loss:
   Net loss.................................................
   Foreign currency translation adjustment..................
   Unrealized gain on marketable securities.................
 Total comprehensive loss...................................     (58,183)
                                                               ---------
Balance, December 31, 1999..................................     260,095
                                                               ---------
 Stock issuance.............................................       1,500
 Stock issuance in connection with acquisitions.............     137,758
 Issuance of stock options..................................
 Stock options exercised and stock issued under employee
   stock purchase plan......................................      26,119
 Repayment of note receivable from stockholder..............         900
 Deconsolidation of subsidiaries to equity basis............      61,383
 Stock compensation expense.................................       4,138
 Comprehensive loss:
   Net loss.................................................
   Foreign currency translation adjustment..................
   Unrealized loss on marketable securities.................
 Total comprehensive loss...................................    (365,485)
                                                               ---------
Balance, December 31, 2000..................................   $ 126,408
                                                               =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1998       1999       2000
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(48,866)  $(70,213)  $(352,465)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................     5,217     12,857      20,532
    Amortization............................................    10,590     18,174      43,969
    Provision for doubtful accounts.........................     1,227      5,111      25,260
    Gain on sale of marketable securities...................        --         --      (1,764)
    Non-cash investment and losses in equity affiliates and
      amortization..........................................     1,365         65      41,168
    Impairment on intangible assets.........................        --         --      97,402
    Write-down of leasehold improvements and equipment......        --         --      35,680
    Stock compensation and warrant expense..................     2,454     11,923       4,198
    Changes in assets and liabilities, net of effects from
      purchase of subsidiaries and deconsolidation of
      subsidiaries:
      Accounts receivable...................................    (9,840)   (49,893)     (2,762)
      Unbilled revenue......................................    (5,328)   (13,705)      9,882
      Prepaid expenses and other assets.....................    (4,669)    (5,223)     (1,584)
      Accounts payable and accrued liabilities..............     5,523     20,597       6,108
      Restructuring reserve.................................        --         --      41,625
      Deferred revenue......................................     4,888      4,587      (4,392)
                                                              --------   --------   ---------
         Net cash used in operating activities..............   (37,439)   (65,720)    (37,143)
                                                              --------   --------   ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (20,304)   (36,797)    (82,322)
  Cost of acquisitions, net of cash acquired................   (16,602)    (3,717)     (2,640)
  Deconsolidation of subsidiaries to equity basis...........        --         --     (15,221)
  Purchases of marketable securities........................        --    (28,504)    (64,922)
  Proceeds from sales and maturities of marketable
    securities..............................................        --      5,998      82,801
  Proceeds from sale of assets..............................        --      1,892         408
                                                              --------   --------   ---------
         Net cash used in investing activities..............   (36,906)   (61,128)    (81,896)
                                                              --------   --------   ---------
Cash flows from financing activities:
  Proceeds from borrowings..................................    23,428         --      20,000
  Repayment of borrowings...................................    (6,729)   (20,130)       (485)
  Repayment of note receivable from stockholder.............        --         --         900
  Proceeds from issuance of mandatorily redeemable preferred
    stock...................................................    40,314         --          --
  Proceeds from issuance of stock...........................     4,612    199,466      27,619
  Proceeds from issuance of mandatorily redeemable preferred
    stock of subsidiary.....................................     9,839     49,262          --
  Acquisition of treasury stock.............................      (888)        --          --
                                                              --------   --------   ---------
         Net cash provided by financing activities..........    70,576    228,598      48,034
                                                              --------   --------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       (10)      (197)     (1,212)
         Net increase (decrease) in cash and cash
           equivalents......................................    (3,779)   101,553     (72,217)
Cash and cash equivalents at beginning of year..............    23,038     19,259     120,812
                                                              --------   --------   ---------
Cash and cash equivalents at end of year....................  $ 19,259   $120,812   $  48,595
                                                              ========   ========   =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $    797   $    819   $   1,320
                                                              ========   ========   =========
  Cash paid for income taxes................................  $     --   $     --   $     302
                                                              ========   ========   =========
Non-cash investing and financing activities:
  Acquisition of equipment through capital leases...........  $    569   $    440   $      --
  Unrealized gain (loss) on marketable securities...........  $     --   $ 12,227   $ (11,808)

  The accompanying notes are an integral part of these consolidated financial statements.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     iXL Enterprises, Inc. is a leading business and technology consultancy that helps companies utilize the power of emerging technologies and advanced business strategies to build stronger, more profitable relationships with their customers and business partners. iXL has 12 offices in the United States and Europe. The Company helps businesses identify how the Internet can be used to their competitive advantage and provides expertise in creative design and systems engineering to design, develop and deploy advanced Internet applications and solutions.

  Basis of Presentation


     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after the elimination of all significant intercompany accounts and transactions. The Company accounts for its investments in ProAct Technologies Corp., Digital Planet and AppGeneSys, Inc. under the equity method of accounting.


     During the second quarter of 2000, the Company's voting interest in ProAct, formerly Consumer Financial Network, Inc., was reduced to less than 50% as the result of ProAct's issuance of additional common stock and mandatorily redeemable convertible preferred stock. Accordingly, in the second quarter of 2000, the Company deconsolidated ProAct. The Company has presented its results of operations and financial condition as if the deconsolidation occurred on January 1, 2000. For additional information about the Company's interest in ProAct, see Note 3.

     During the fourth quarter of 2000, the Company's voting interest in Digital Planet, formerly iXL Live, was reduced to less than 50% as the result of Digital Planet's issuance of additional mandatorily redeemable preferred stock. Accordingly, in the fourth quarter of 2000, the Company deconsolidated Digital Planet. The Company has presented its results of operations and financial condition as if the deconsolidation occurred on January 1, 2000.

     Certain items in the prior year financial statements have been reclassified to conform to the current year presentation.

  Revenue Recognition

     Revenue is recognized for fixed fee contracts using the percentage of completion method based on costs incurred. Revenue is recognized as services are performed for time and material contracts. Revenue is recognized in accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

     Unbilled revenue represents revenue earned under contracts in advance of billings. Such amounts are normally converted into accounts receivable within 90 days. Deferred revenue represents billings made or cash received in advance of services performed or costs incurred under contracts. Any anticipated losses on contracts are charged to earnings when identified. Revenue from post-contract support is recorded as services are provided.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

  Marketable Securities

     Marketable securities include the Company's investments classified as available-for-sale securities and reported at fair value with unrealized gains and losses reported as a component of other comprehensive income in stockholders' equity. Marketable securities also include short-term investments with original maturities in excess of three months.

  Property and Equipment

     Property and equipment is recorded at cost, less accumulated depreciation. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense is provided using the straight-line method over the estimated useful lives for purchased assets. Equipment held under capital leases is amortized using the straight-line method over the lesser of the useful life or the lease term. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the remaining term of the lease.

  Intangible Assets

     Intangible assets consist primarily of assembled workforce and excess of cost over fair value of net assets acquired, referred to as goodwill, and are stated at cost less accumulated amortization. Identifiable intangible assets consist primarily of assembled workforce, which is being amortized over its estimated future life of three years. Goodwill is being amortized over its estimated future life of five years.

  Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If such circumstances exist, the Company evaluates the carrying value of long-lived assets to determine if impairment exists based upon estimated undiscounted expected future cash flows or other fair market value determinations. See Notes 4 and 5 for further discussion.

  Advertising Costs

     The Company expenses production costs of advertising the first time the advertising takes place. Advertising expenses were $1,584, $9,927, and $1,396 for the years ended December 31, 1998, 1999 and 2000, respectively.

  Income Taxes

     The Company has applied the asset and liability approach of SFAS No. 109, "Accounting for Income Taxes," for financial accounting and reporting purposes. The Company accounts for certain items of income and expense in different time periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

  Stock-Based Compensation Plans

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

Interpretations and elects the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company also records stock compensation expense for any options issued to non-employees using the fair value method prescribed in SFAS 123.

  Basic and Diluted Net Loss Per Share

     Basic net loss per common share is based on the weighted average number of shares of common stock outstanding during the period. No potential common shares have been included in the diluted earnings per share calculated as they would have been antidilutive due to the net loss reported by the Company. The convertible securities outstanding and the number of common shares into which they are convertible are as follows:

                                                      COMMON STOCK EQUIVALENTS AT DECEMBER 31,
                                                     ------------------------------------------
                     SECURITY                            1998           1999           2000
                     --------                        ------------   ------------   ------------
Stock options......................................   18,226,112     28,862,536     31,336,074
Warrants...........................................    2,486,006      3,500,000      3,000,000
Class A convertible preferred stock................   17,729,100             --             --
Class B mandatorily redeemable convertible
  preferred........................................    9,876,700             --             --
Class C mandatorily redeemable convertible
  preferred........................................      923,200             --             --

     Net loss available to common stockholders used in calculating basic and diluted earnings per share includes charges related to dividends and accretion on mandatorily redeemable preferred stock and mandatorily redeemable preferred stock of subsidiary.

  Foreign Currency Translation

     The financial position and results of operations of foreign subsidiaries are measured using the currency of the respective countries as the functional currency. Assets and liabilities are translated into the reporting currency (U.S. dollars) at the foreign exchange rate in effect at the balance sheet date, while revenue and expenses for the period are translated at the average exchange rate in effect during the period. Translation gains and losses are accumulated and reported as a separate component of stockholders' equity. The Company has not entered into any hedging contracts during any of the periods presented.

  Fair Value of Financial Instruments

     The carrying amounts of financial instruments including cash, cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses, approximate fair value. The carrying amount of capital lease obligations approximates fair value based on current rates of interest available to the Company for leases of similar maturities. We are required to make adjustments to the carrying value of our note payable to ProAct as well as certain call rights granted to ProAct, both of which are included in long-term debt. See Note 10 for further discussion.

  Comprehensive Income

     SFAS No. 130 "Reporting Comprehensive Income" requires that the total changes in equity resulting from revenue, expenses, and gains and losses, including those that do not affect the accumulated deficit, be reported. Accordingly, those amounts, comprised of foreign currency translation adjustments and unrealized gains or losses on marketable securities, are included in other comprehensive income in the consolidated statements of stockholders' equity.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates. The Company relied on estimates in its calculation of restructuring charges and the impairment charge on intangible assets. See further discussion in Notes 4 and 5.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Adoption of SFAS 133, as amended by FAS 138, is required for the fiscal quarter ending March 31, 2001. We do not expect the adoption of SFAS 133 to have a material impact on our financial statements.

     In September 2000, the FASB issued SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. We do not expect the adoption of SFAS 140 to have a material impact on our financial statements.

2. LIQUIDITY

     The Company has sustained losses and negative cash flows from operations since its inception. iXL's future liquidity and capital requirements will depend on many factors. Our cash, cash equivalents, and marketable securities decreased to $52.6 million at December 31, 2000 from $155.7 million at December 31, 1999, of which $15.2 million related to ProAct. Our cash, cash equivalents and marketable securities decreased to $25.8 million at June 30, 2001. At the time of filing of our Annual Report on Form 10-K, we believed that our existing cash and cash equivalents and marketable securities, together with funds available under the credit facility, and proceeds from our recent stock sales (see Note
22) in March would be sufficient to meet our anticipated needs for working capital and capital expenditures for the remainder of 2001.

     Subsequent to the filing of the Form 10-K, we have experienced additional declines in revenue resulting in continued operating losses and we violated an amended debt covenant as of June 30, 2001 (See Note 22). The Company and Scient have entered into a definitive agreement to merge. Shareholders of approximately 34% of the outstanding common stock of iXL and shareholders of approximately 34% of the outstanding common stock of Scient have agreed to vote their shares in favor of the adoption of the merger agreement. However, there can be no assurance that the merger will be successfully completed as it is subject to shareholder approval by the shareholders of each of the Company and Scient respectively.

     We believe that our existing cash and cash equivalents and marketable securities and cash from operations, together with funds that may be available under the credit facility will be sufficient to meet our anticipated needs for working capital and capital expenditures until the earlier of the consummation of the pending merger or November 30, 2001. In the event the merger does not close by November 30, 2001, the Company would be in violation of certain debt covenants or be required to collateralize outstanding letters of credit under the credit facility with cash and, among other things, would not have access to funds under the credit facility. As a result, we would require additional funds or liquidity to fund our operations or further

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES
reduce our workforce, or both. We are also continuing our efforts to raise additional funds through the sale of certain minority equity interests in developing businesses held by iXL Ventures. There can be no assurance any such assets can be sold on acceptable terms or for cash. If we raise additional funds through the issuance of equity, equity-related or debt securities, such equity securities may have rights, preferences or privileges senior to those of common stock. Furthermore, because of the low trading price of iXL's common stock, the number of shares of the new equity or equity-related securities that may be required to be issued may cause stockholders to experience significant additional dilution. In addition, the issuance of debt securities could increase the risk or perceived risk of iXL. We cannot, however, be certain that additional financing, or funds from asset sales, will be available on acceptable terms if required. If this additional financing becomes necessary and is not available or we are unable to raise funds from the sale of assets or our pending merger with Scient does not close in the time period anticipated, we may need to dramatically change our business plan or face bankruptcy or liquidation. The matters discussed above raise substantial doubt about the Company's ability to continue as a going concern if the merger is not completed. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. DECONSOLIDATION OF PROACT TECHNOLOGIES CORP.

     During 1998 and 1999, the Company consolidated the operating results, cash flows and financial position of ProAct Technologies Corp., formerly known as Consumer Financial Network, Inc. On March 22, 2000, ProAct sold 32,896,000 shares of its mandatorily redeemable series C convertible preferred stock for net proceeds of approximately $127,084. During the second quarter of 2000, ProAct completed three acquisitions for cash and shares of its common stock totaling approximately $111,000. On June 30, 2000, ProAct sold 25,000,000 shares of mandatorily redeemable series D convertible preferred stock for net proceeds of approximately $148,000. As a result of these transactions, the Company's ownership of ProAct was reduced to approximately 49% of the voting interest and 85% of ProAct's outstanding common stock. Accordingly, the Company's consolidated financial statements for the year ended December 31, 2000 no longer include the consolidated financial statements of ProAct as a consolidated subsidiary, and the Company instead has accounted for its ownership using the equity method of accounting. The above transactions resulted in the Company recording an increase in its stockholders' equity of approximately $62,800 in accordance with the SEC's Staff Accounting Bulletin No. 51. During the three months ended June 30, 2000, ProAct recorded approximately $1,700 of stock compensation expense for the acceleration of the Company's stock options. At December 31, 2000, the Company's investment in ProAct was zero as a result of recording its share of ProAct's losses using the equity method of accounting. Unaudited summary financial information for ProAct is included in Note 10.

4. RESTRUCTURING CHARGES

     In September 2000, the Company announced a major restructuring of its business operations. The restructuring plan was designed to reduce costs and improve efficiency, and as a result, the Company reduced its workforce by approximately 350 employees. In November 2000, the Company announced plans for additional restructuring which included the closing or sale of several offices and a reduction in workforce by approximately 850 additional employees. Of these total reductions in workforce approximately 800 were professional services personnel, 300 were general and administrative personnel, and 100 were in sales and marketing personnel. The restructuring was an effort to become a more industry-focused company and to deliver a higher level of quality and depth of expertise for our clients. As a result of this restructuring, the Company recorded a charge of $76,588. Included in this total are $38,463 of costs related to rent and sublease expenses net of anticipated sublease income for abandoned office leases, $27,299 million resulting from the write-down leasehold improvements and equipment that were impaired as a result of the closure of offices and a decrease in demand for the Company's services and resulting decrease in revenue, and $10,826 million in severance due to the reduction in workforce.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

     The restructuring charges and their utilization as of and for the year ended December 31, 2000 are summarized as follows:

                                                                  AMOUNTS    RESTRUCTURING
                                                        CHARGES   UTILIZED      RESERVE
                                                        -------   --------   -------------
Abandoned leases......................................  $38,463   $ (1,566)     $36,897
Write down of impaired leasehold improvements and
  equipment...........................................   27,299    (27,169)         130
Employee termination and severance costs..............   10,826     (6,228)       4,598
                                                        -------   --------      -------
                                                        $76,588   $(34,963)     $41,625
                                                        =======   ========      =======

     The Company expects future cash expenditures related to these restructuring activities to be approximately $41,625, of which $30,328 is anticipated to be paid within the next twelve months. The Company recorded an impairment charge in conjunction with its restructuring charges. The impairment charge is discussed in further detail in Note 5.

5. IMPAIRMENT CHARGE ON INTANGIBLE ASSETS

     As a result of a sustained drop in the market capitalization of the Company and the changes in the dynamics of the demand for Internet consulting services, during the fourth quarter of 2000, the Company evaluated the recoverability of its intangible assets pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company reviewed the undiscounted future cash flows to be generated by its operations. These cash flows were below the carrying value of the goodwill recorded as a result of the Company's acquisitions. Therefore the Company adjusted the carrying value of the goodwill and acquired workforce and recorded an impairment charge of $97,402. Of the total impairment charge taken, $74,047 was a write-down of assets recorded as a result of the Tessera acquisition.

     These intangible assets resulted from the Company's acquisitions. These acquisitions are discussed further in Note 6.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

6. ACQUISITIONS

     During 1998 and 1999, the Company and its subsidiaries acquired 25 companies. The companies acquired and purchase price, including the shares of common stock and related warrants and options issued, are as follows:

                                                 FAIR VALUE
                                                   OF NET                                   EXCESS OF
                                                  TANGIBLE                                  COST OVER
                                      TOTAL        ASSETS                                 FAIR VALUE OF
                                     PURCHASE   (LIABILITIES)   ASSEMBLED      OTHER       NET ASSETS
BUSINESS ACQUIRED                     PRICE       ACQUIRED      WORKFORCE   INTANGIBLES     ACQUIRED
-----------------                    --------   -------------   ---------   -----------   -------------
Digital Planet.....................  $ 3,550       $   (39)      $ 1,012      $   --         $ 2,577
Micro Interactive, Inc.............    5,809           281           999          --           4,529
CommerceWave, Inc..................    5,459        (1,037)          662         700           5,134
Image Communications, Inc..........    3,324           381         1,213          --           1,730
Spinners Incorporated..............    5,543           499         1,129          --           3,915
Tekna, Inc.........................    4,758           527           820          --           3,411
Larry Miller Productions, Inc......    3,490          (143)          963          --           2,670
NetResponse, L.L.C. ...............    5,307         1,312         1,168          --           2,827
Ionix Development Corp.............    3,013           231           778          --           2,004
Pequot Systems, Inc................    2,501           154           357          --           1,990
TwoWay Communications LLC..........    2,469           335           713          --           1,421
Lava Gesellschaft fur Digitale
  Medien GmbH......................    1,519          (274)          892          --             901
Other Acquisitions.................   12,669         1,069         5,183          --           6,417
                                     -------       -------       -------      ------         -------
          Total of 1998
            acquisitions...........  $59,411       $ 3,296       $15,889      $  700         $39,526
                                     =======       =======       =======      ======         =======
Lava (additional consideration)....    3,381            --            --          --           3,381
iExpert, Inc.......................    8,359           142           369       3,900           3,948
                                     -------       -------       -------      ------         -------
          Total of 1999
            acquisitions...........  $11,740       $   142       $   369      $3,900         $ 7,329
                                     =======       =======       =======      ======         =======

     On January 11, 2000, the Company acquired Tessera Enterprise Systems, Inc. in exchange for $3,700 and 3,588,655 shares of the Company's common stock. The Company recorded an aggregate purchase price of approximately $132,846. The purchase price in excess of identifiable tangible and intangible assets acquired and liabilities assumed of approximately $116,535 was allocated to goodwill and is being amortized over an estimated useful life of five years. Approximately $6,136 of the aggregate purchase price was allocated to assembled workforce and is being amortized over an estimated useful life of three years.

     All acquisitions have been accounted for using the purchase method, and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair value on the acquisition dates. The historical carrying amounts of tangible net assets acquired approximated their fair values. The fair value of identifiable intangible assets acquired were based on independent appraisals or management estimates. Since the date of acquisition, the results of operations of the acquired companies have been included in the consolidated statements of operations.

     The Company amortizes goodwill over its estimated useful life of primarily five years and assembled workforce over its estimated useful life of three years. However, the Company evaluates the recoverability of its intangible assets pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." As a part of this evaluation, the Company recorded an impairment charge of $97,402 as further discussed in Note 5.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

     The following unaudited pro forma financial information reflects the results of operations for the year ended December 31, 1999, as if the acquisitions had occurred on January 1, 1999. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1999 and may not be indicative of future operating results. The unaudited pro forma results are summarized as follows:

                                                              YEAR ENDED
                                                           DECEMBER 31, 1999
                                                           -----------------
Revenue..................................................      $243,401
Net loss.................................................       (74,915)
Net loss available to common stockholders................       (95,881)
Basic and diluted net loss per common share..............         (2.02)

7. MARKETABLE SECURITIES

     Marketable securities include short-term investments, such as United States government agency obligations and commercial paper, with original maturities in excess of three months. These short-term investments at December 31, 1999 and 2000 were $22,507 and $3,508, respectively. The fair value of these investments is not materially different from their carrying value. Interest and amortization of premiums and discounts for these short-term investments are included in interest income.

     Marketable securities also include available-for-sale securities, which are recorded at fair market value. These available-for-sale securities represent our investment in the common stock of affiliated companies that are publicly traded, including principally Student Advantage, Inc. We calculated the market value for these securities based on their quoted sales prices at December 31, 1999 and 2000. The difference between amortized cost and fair market value is included in other comprehensive income and shown as a separate component of stockholders' equity.

     The following tables summarize the Company's available-for-sale securities:

                                                              DECEMBER 31, 1999
                                              --------------------------------------------------
                                                            GROSS        GROSS
                                              AMORTIZED   UNREALIZED   UNREALIZED
                                                COST        GAINS        LOSSES     MARKET VALUE
                                              ---------   ----------   ----------   ------------
Common stock of affiliates..................    $161       $12,227         $--        $12,388

                                                              DECEMBER 31, 2000
                                              --------------------------------------------------
                                                            GROSS        GROSS
                                              AMORTIZED   UNREALIZED   UNREALIZED
                                                COST        GAINS        LOSSES     MARKET VALUE
                                              ---------   ----------   ----------   ------------
Common stock of affiliates..................     $40         $419          $--          $459

     During the year ended December 31, 2000, we realized a gain of $1,764 on the sale of 566,311 shares of Student Advantage common stock.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

8. PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                                         ESTIMATED        DECEMBER 31,
                                                        USEFUL LIVES   -------------------
                                                          IN YEARS       1999       2000
                                                        ------------   --------   --------
Land..................................................        N/A      $    100   $     --
Building..............................................         40           550         --
Leasehold improvements................................     5 - 10        13,074     28,753
Furniture and fixtures................................      5 - 7        11,539     16,640
Computer equipment and software.......................      3 - 5        41,429     42,241
Equipment and other...................................     5 - 10         6,706      8,577
                                                                       --------   --------
                                                                         73,398     96,211
Less: Accumulated depreciation and amortization.......                  (21,125)   (26,315)
                                                                       --------   --------
                                                                       $ 52,273   $ 69,896
                                                                       ========   ========

     At December 31, 1999 and 2000, the Company had approximately $2,735 and $2,003, respectively, of equipment under capital leases included in property and equipment and related accumulated amortization of approximately $1,257 and $1,059, respectively. Amortization of these assets recorded under capital leases is included in depreciation expense.

9. INTANGIBLE ASSETS

     Intangible assets are comprised of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999       2000
                                                              --------   ---------
Excess of cost over fair value of net assets acquired.......  $ 60,447   $ 147,495
Assembled work force........................................    20,285      14,438
Other.......................................................     7,665       1,058
                                                              --------   ---------
                                                                88,397     162,991
Less -- accumulated amortization............................   (32,546)   (121,402)
                                                              --------   ---------
                                                              $ 55,851   $  41,589
                                                              ========   =========

     See Note 5 for discussion on the impairment charge on intangible assets.

10. EQUITY IN NET LOSSES OF AFFILIATES

     During the year ended December 31, 1998, the Company accounted for its investment in Student Advantage, Inc. using the equity method. Our investment in Student Advantage had a book value of $0 at December 31, 1998. When the Company's ownership interest in Student Advantage fell below 20% in June 1999, we began accounting for our investment using the cost method and classified our investment in marketable securities. In the fourth quarter of 2000, we sold 566,311 shares of Student Advantage common stock for an aggregate sales price of $1,926.


     During the year ended December 31, 2000, the Company accounted for its investments in three affiliates using the equity method. These affiliates and our voting percentage in them include ProAct (49%), Digital Planet (49%) and AppGeneSys, Inc. (22%). The Company recorded equity losses of $41,168 associated with these affiliates of which, approximately $39,181 related to ProAct. The investment balances as of December 31, 2000 for each of these affiliates is $0.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

     The following is a summary of certain unaudited financial information of
ProAct:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
Current assets..............................................    $ 20,513       $159,736
Non-current assets..........................................      17,313        183,873
Current liabilities.........................................      25,880         21,605
Non-current liabilities.....................................         134            447
Mandatorily redeemable preferred stock......................      48,955        309,826
Stockholders' equity........................................     (37,143)        11,729

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
Net revenue.................................................    1,201      6,468
Gross margin................................................   (1,120)     1,789
Net loss....................................................  (18,840)   (57,305)

11. LONG-TERM DEBT

     The Company's long-term debt is comprised of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1999     2000
                                                              ------   -------
Borrowings under credit facility............................  $   --   $    --
5.75% secured convertible note payable to ProAct due January
  2004......................................................      --    20,000
8.25% note payable to bank in monthly installments through
  January 2002, collateralized by land and building.........     444        --
Notes payable to a former shareholder at interest rates from
  4.75 to 8.0% expiring from 2000 to 2001...................     137        --
Capital lease obligations, at interest rates from 4% to 24%
  expiring from 1999 to 2004................................   1,257       718
                                                              ------   -------
     Long-term debt.........................................   1,838    20,718
Less current portion of long-term debt......................    (530)     (323)
                                                              ------   -------
                                                              $1,308   $20,395
                                                              ======   =======

  Credit Facility

     On January 7, 2000, the Company entered into a senior secured revolving syndicated credit facility with several institutions providing for borrowings of up to $50,000. The credit facility expires on January 7, 2002. The credit facility bears interest payable at least quarterly at a rate of either (i) 2.75% plus an adjusted LIBOR rate or (ii) 1.75% plus the greater of Chase Manhattan Bank's prime rate or .5% plus the federal funds rate. The credit facility is secured by liens on substantially all of the assets of our domestic operating subsidiaries, excluding iXL Ventures. These obligations are also secured by all of the capital stock of iXL's domestic operating subsidiaries, iXL's stock holdings in ProAct, the general and limited partnership interests in iXL Ventures LP, and 65% of the capital stock of iXL's foreign subsidiaries, including the pledge of the capital stock of the same subsidiary companies. The credit facility provided for borrowings based upon a borrowing base formula of qualified billed and unbilled accounts receivable. A commitment fee is charged on the unused portion of the credit facility.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

     On December 7, 2000, the Company executed an amendment to the credit facility to waive a violation of a financial covenant. The credit facility was further amended to: restrict the borrowing base to qualified billed accounts receivable from domestic operations; permit the sale by the Company of equity interests forming part of the collateral securing iXL's obligations associated with the credit facility; reduce the amount of permitted capital expenditures; reduce the minimum required consolidated EBITDA (earnings before interest, income taxes, depreciation and amortization); and require the Company to maintain a minimum level of liquidity.

     Because of reductions in the available borrowing base, there were no borrowings available under the credit facility as of December 31, 2000. We also had a restricted cash balance of approximately $4,700. The Company had utilized approximately $24,700 of the credit facility for letters of credit issued primarily as security for office leases as of December 31, 2000. Of the letters of credit utilized as of December 31, 2000, approximately $21,100 pertain to properties that we have abandoned but for which we still have a contractual obligation.

  Note Payable to Proact

     On December 19, 2000 the Company consummated a transaction with ProAct in which iXL Ventures PHC, Inc., an indirect wholly owned subsidiary of the Company, issued a 5.75% secured convertible note to ProAct in exchange for a cash payment of $20,000. The note is secured by and exchangeable for, upon satisfaction of certain conditions, 10 million shares of common stock of ProAct held by iXL Ventures PHC, Inc. iXL Ventures PHC, Inc. has no other properties or assets other than its interest in the ProAct common stock. The note is non-recourse to iXL Enterprises, Inc.

     The note accrues interest at 5.75% per annum on a quarterly basis commencing March 31, 2001. The entire amount of unpaid principal and accrued and unpaid interest is due and payable on January 7, 2004. The Company may at any time prepay all or a portion of the principal amount. The Company may repay the principal amount of the note by payment in cash or by transfer of the pledged collateral. Also, ProAct, at its option, may at any time (1) exchange the note for the pledged collateral or (2) purchase the pledged collateral for $20,000. We are required to make adjustments to the carrying value of the note for changes in the fair value of ProAct's common stock because the terms of the note enable ProAct to exchange the note for the pledged collateral. We will record any resulting adjustment as interest income or interest expense.


     Additionally, in conjunction with the issuance of the secured convertible note, the Company issued to ProAct call rights to purchase up to 10 million shares of its common stock owned by iXL Ventures LP at a purchase price of $3.00 per share. ProAct may exercise the call rights at any time for all or a portion of the call shares provided that the minimum amount of call shares purchased at any time is 500,000. The call rights expire on January 7, 2004. The call rights held by ProAct had a fair value of $1.61 per share of ProAct at December 31, 2000. The significant assumptions utilized in the Black-Scholes model for the ProAct Call Right are as follows: fair value of ProAct shares of $2, exercise price of the call right of $3, a term life of 4 years and a volatility factor of 135%.


     The Company allocated the proceeds received from the debt issuance between the note and the call rights based on their relative fair market values at the date of issuance. The portion allocated to the call rights resulted in a corresponding discount on the note and will be recognized as additional interest expense over the term of the note. As a result, the effective rate of interest on the note was approximately 20% at December 31, 2000. The note is recorded in long-term debt at its discounted value plus accrued interest, together with the call rights that are recorded at their fair value. We are required to reflect the call rights at their fair value while they are outstanding with any resulting changes in the fair value being recorded as income or expense. The Company uses the Black-Scholes option-pricing model to determine the fair value of the call rights.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

12. AGREEMENT WITH HPS AMERICA, INC.

     On December 28, 2000, the Company entered into a stock purchase agreement with HPS under which HPS purchased one million shares of the Company's common stock at $3.00 per share. HPS paid $1,500 upon execution of the agreement. The remaining $1,500 is due on August 31, 2001 and was recorded as subscription receivable in stockholders' equity. The Company agreed to subcontract $65,000 of services to HPS over a three-year period. Services that will be subcontracted to HPS include application software development, migration, re-engineering, systems integration, service management and other professional services. The $65,000 commitment is required to be met as follows: $5,000 in the first six months; $10,000 in the second six months; $20,000 in the second year; and $30,000 in the third year. If the Company fails to meet these commitments, the Company must pay HPS the difference between the commitment and the value of the business actually given during the applicable period. Likewise, in any future periods, excess business over the defined commitment is applied against shortfalls in prior periods and returned to the Company. If the requirement for the first six months is not met, HPS can apply the remaining the $1,500 due on the common stock purchase against any shortfall.

13. STOCKHOLDERS' EQUITY

     During the year ended December 31, 1998, the Company issued 8,031 shares of class A preferred stock for approximately $5,510, including a $900 note receivable.

     In January 1999, the Company issued 22,825 shares of class A preferred stock for approximately $22,718. A portion of the proceeds from the sale was used to repay approximately $9,430 of borrowings outstanding under the revolving line of credit portion of our credit facility.

     On June 8, 1999, the Company completed its initial public offering and received net proceeds of approximately $61,700 from the sale of 6,000,000 shares of common stock. Also, on June 8, 1999, the Company sold 2,000,000 shares of common stock for $23,500 in a private placement. On June 14, 1999, the underwriters exercised their over-allotment option resulting in the sale of 900,000 additional shares of common stock for net proceeds of approximately $10,000.

     Upon the closing of the Company's initial public offering, all outstanding shares of (i) class A, class B and class C convertible preferred stock and class D non-voting preferred stock and (ii) class A and class B common stock were reclassified as common stock. This reclassification precluded the automatic conversion feature of the class A, class B and class C convertible preferred stock.

     As a result of the reclassification, the class D preferred stockholders received in the aggregate (i) 3,722,502 shares of common stock plus (ii) a number of shares equal to the class D preferred stock liquidation value of $35,700 plus accrued dividends divided by the gross initial public offering price of common stock before deducting any underwriting or other selling accounts, or 3,264,115 shares.

     On November 24, 1999, the Company completed a secondary public offering and received net proceeds of approximately $68,600 from the sale of 2,000,000 shares of common stock. On December 14, 1999, the underwriters exercised their over-allotment option resulting in the sale of 50,000 additional shares of common stock for net proceeds of approximately $1,800.

     On December 28, 2000, the Company issued shares to HPS as discussed in Note 12.

     As of December 31, 1999 and 2000, the Company's capital stock consisted of $.01 par value common stock and $.01 par value class A preferred stock. The Company had 5,000,000 authorized class A preferred shares at December 31, 1999 and 2000. No preferred shares were outstanding at either date.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

  Warrants

     In November 1998, the Company issued warrants to purchase 500,000 shares of common stock at $10 per share. The fair value of the warrants, which were immediately exercisable at the grant date, was measured on the date the warrants were earned and was recorded as an expense of approximately $815 in the fourth quarter of 1998. We calculated the fair value of these warrants using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, risk-free interest rate 5.0%, expected volatility 72% and expected life of three years. The warrants expire three years from the date of grant.

     In December 1998, the Company issued warrants to purchase 500,000 shares of common stock at $10 per share. The warrants, which were immediately exercisable at the grant date, were issued in conjunction with a services contract. The related charge, based on the fair value of the warrants, was recorded as reduction of revenue as we provided the services. Accordingly, we reduced services revenue by $1,050 and $150 during 1999 and 2000, respectively. We calculated the fair value of these warrants using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, risk free interest rate 5.0%, expected volatility 82% and expected life of 18 months. The warrants were exercised during the second quarter of 2000. Instead of paying cash to us, the holder exchanged all 500,000 warrants for 206,959 shares of common stock. The number of shares issued at the exercise date was based on the fair market value of our common stock on that date.

     As more fully described in Note 21, in 1999 the Company granted warrants to purchase 2,500,000 shares of common stock to a related party.

  Treasury Stock

     During February and March 1998, the Company purchased a total of 242,416 shares of class B common stock from two employees at a purchase price of $3.25 per share. During September 1998, the Company purchased a total of 10,000 shares of class B common stock from an employee at a price of $10 per share. During November 1999, the Company converted 100,000 shares of common stock held in escrow into treasury stock.

14. MANDATORILY REDEEMABLE PREFERRED STOCK

     Prior to the Company's initial public offering, a total of 265,000 shares of mandatorily redeemable convertible preferred stock had been designated for issuance; 200,000, 15,000 and 50,000 of such shares had been designated as class B, class C and class D convertible preferred stock, respectively.

     Prior to the closing of the Company's initial public offering, the Company's shareholders approved an amendment to the Company's certificate of incorporation, which took effect upon such closing. Pursuant to such amendment, upon the closing of the initial public offering, all outstanding shares were reclassified as common stock.

     In December 1997, for net consideration of approximately $26,900 and $2,990, the Company issued 83,075 shares of class B preferred, par value $.01 and 9,232 shares of class C preferred, par value $.01. In conjunction with this equity transaction, the Company issued warrants to purchase 10,650 shares of class B preferred for $458 per share. In February 1998, for net consideration of approximately $4,935, the Company issued 15,692 shares of class B preferred and warrants to purchase 1,810 shares of class B preferred for $458 per share. In August 1998, for net consideration of approximately $35,400, the Company issued 35,700 shares of class D preferred, $.01 par value. The Company accounted for the class B, class C and class D preferred as mandatorily redeemable preferred stock. Accordingly, the Company accrued dividends and amortized any difference between the carrying value and the redemption value over the projected redemption period with a charge to additional paid-in capital, or APIC. The amount charged to APIC related to the class B and class C preferred was $5,449 and $926, respectively, for the year ended December 31, 1998. The amount charged to

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

APIC related to the class B and class C preferred was $5,160 and $482, respectively, for the year ended December 31, 1999.

     The class D preferred provided that, upon redemption the holders would receive $1,000 per share plus any accrued and unpaid dividends and a certain number of shares of class B common stock of the Company. The aggregate number of shares of class B common stock to be issued varied based on the timing of an initial public offering of the Company's common stock with a per share price of at least $7 and for which the aggregate proceeds to the Company equal at least $30,000 (a "Qualified Public Offering"). At a minimum, the number of class B common stock shares to be issued would equal 3,722,502 shares. The proceeds from the issuance of the class D preferred were allocated to the class D preferred (included in mandatorily redeemable preferred stock) and class B common stock to be issued (included in additional paid-in-capital), based on the relative fair values of the securities as of the date of issuance. Of the approximately $35,400 total proceeds from the issuance of the class D preferred, $22,165 was allocated to the class D preferred and the remaining $13,235 was allocated to class B common stock to be issued. The amount allocated to the class B common stock to be issued was based on the fair value of the guaranteed minimum number of shares (3,722,502) to be issued. The number of shares of class B common stock to be issued could potentially increase up to a maximum of 5,279,293 shares, depending on the timing of a Qualified Public Offering. The fair value of the additional 1,556,791 potentially issuable shares of class B common stock was determined at the end of each reporting period was ratably charged to net loss available to common stockholders, over the projected 7-year redemption period. Through the date of the closing of the initial public offering, the Company accrued the 12% dividend on the class D preferred and accreted any difference between the carrying value and the redemption value over the projected 7-year redemption period with a charge to APIC.

     Upon the closing of the Company's initial public offering in June 1999, the class D preferred stockholders received in the aggregate 3,722,502 shares of common stock plus a number of shares equal to the class D preferred Stock liquidation value of $35,700 plus accrued dividends divided by the gross initial public offering price of common stock before deducting any underwriting or other selling discounts or 3,264,115 shares. This transaction resulted in a charge to net loss available to common shareholders equal to the difference between $35,700 plus accrued dividends and the carrying value of the class D preferred. The amount of this charge was $12,341.

15. MANDATORILY REDEEMABLE PREFERRED STOCK OF A SUBSIDIARY

     In November 1998, ProAct sold 13,333,334 shares of the mandatorily redeemable ProAct series A convertible preferred stock for net proceeds of $9,839. As more fully described in the Note 21, in April 1999, the Company and ProAct entered into several agreements with a related party. In one of the agreements, the related party purchased 16,190,475 shares of the mandatorily redeemable ProAct Series B convertible preferred stock with a face value of $50,000. Warrants to purchase iXL common stock were issued to the related party in conjunction with these agreements. We calculated the fair value of the warrants using the Black-Scholes option-pricing model and $11,200 of the value of these warrants was allocated to the purchase of the mandatorily redeemable ProAct Series B convertible preferred stock. As such, we recorded this $11,200 as a reduction of mandatorily redeemable preferred stock of subsidiary and an increase in APIC. This amount was being accreted ratably over the redemption period to increase the carrying value of the mandatorily redeemable ProAct series B convertible preferred stock to its redemption value of $50,000. ProAct received net proceeds of approximately $49,300 from the sale of the mandatorily redeemable ProAct series B convertible preferred. Stock. The amount charged to APIC related to the accretion of the mandatorily redeemable ProAct series B convertible preferred stock was $1,054 for the year ended December 31, 1999.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

16. STOCK-BASED COMPENSATION

     The Company has three stock option plans and an employee stock purchase plan. In general, we can issue stock options to officers, employees or non-employees with the approval of our board of directors. We expect that most options granted pursuant to the plans will be subject to vesting over a period of four to five years, such as 25% increments each year over a period of four years, during which time the option holder must continue to be an employee of the Company. We may choose, however, to impose different vesting requirements or none at all. Options outstanding under the stock option plans generally have a term of ten years. The stock options plans authorize the granting of up to an aggregate maximum of 37,094,353 of which 31,122,215 were outstanding at December 31, 2000.

     In connection with the acquisition of Tessera during January 2000, the Company assumed its stock option plan. The options outstanding under the Tessera plan and their exercise prices were converted to options to purchase iXL common stock using a ratio equal to that used to convert common shares exchanged in the business combination. We granted a total of 634,392 options, as converted, at the date of acquisition, of which 213,859 were outstanding as of December 31, 2000. No further options can be issued under the Tessera Plan.

     In February 2000, the Board of Directors of the Company adopted the 2000 Employee Stock Purchase Plan. Under this plan, we are authorized to issue up to an aggregate maximum of 1,500,000 shares of common stock to domestic employees, nearly all of whom are eligible to participate. Subject to certain limitations, employees can elect every three months to have from two to ten percent of their salary and bonus withheld to purchase shares of our common stock. The purchase price of our common stock under the plan is 85 percent of the lower of its beginning-of-period or end-of-period market price. During the year ended December 31, 2000, we sold 375,674 shares of common stock through the stock purchase plan. As of December 31, 2000, we had available 1,124,326 shares for issuance under the 2000 Employee Stock Purchase Plan.

     The Company applies APB 25 and related interpretations in accounting for the stock option plans and the stock purchase plan. During the years ended December 31, 1998, 1999 and 2000, we recognized compensation expense of $1,641, $4,920 and $4,138, respectively for stock options issued to employees and non-employees. Stock options issued or assumed in connection with acquisitions were accounted for as additional purchase price for the acquired businesses.

     If we had determined compensation expense for the Company's stock option plans and employee stock purchase plan under the provisions of FAS 123 based on the fair value at the grant date, the Company's net loss and loss per share would have been increased to the pro forma amounts shown below:

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                        ----------------------------------
                                                          1998        1999         2000
                                                        ---------   ---------   ----------
Net loss:
  As reported.........................................  $(48,866)   $(70,213)   $(352,465)
  Pro forma...........................................   (50,388)    (86,323)    (390,859)
Basic and diluted net loss per common share:
  As reported.........................................  $  (4.92)   $  (2.08)   $   (4.73)
  Pro forma...........................................     (5.05)      (2.45)       (5.24)

     We estimated the fair value of the options granted under the stock option plans on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the 1998, 1999 and 2000 periods, respectively: dividend yield of 0% for all periods; expected volatility of 0%, 85% and 125%; risk free interest rate of 5.0%, 5.75% and 5.88%; expected life of four years for all periods. We used the same weighted-average assumptions for the look-back options granted under the employee stock purchase plan during the 2000 period except that we used a risk free interest rate of 6.12% and an expected life of three months.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

     A summary of stock options as of December 31, 1998, 1999, and 2000 and activity during the period ending on those dates is as follows:

                                          1998                    1999                     2000
                                  ---------------------   ---------------------   ----------------------
                                               WEIGHTED                WEIGHTED                 WEIGHTED
                                               AVERAGE                 AVERAGE                  AVERAGE
                                               EXERCISE                EXERCISE                 EXERCISE
                                   OPTIONS      PRICE      OPTIONS      PRICE       OPTIONS      PRICE
                                  ----------   --------   ----------   --------   -----------   --------
Outstanding at beginning of
  Year..........................   5,549,200    $2.35     18,226,112    $ 5.89     28,862,536    $11.50
Granted.........................  13,310,331    $7.31     15,155,523    $17.78     17,817,702    $11.15
Exercised.......................     (57,800)   $ .01       (930,080)   $ 3.02     (4,354,466)   $ 5.77
Forfeited.......................    (575,619)   $5.39     (3,589,019)   $11.17    (10,989,698)   $17.06
                                  ----------    -----     ----------    ------    -----------    ------
Outstanding at the end of
  Year..........................  18,226,112    $5.89     28,862,536    $11.50     31,336,074    $10.15
                                  ==========    =====     ==========    ======    ===========    ======
Options exercisable at end of
  Year..........................   7,833,247    $3.88     11,223,327    $ 5.51     13,165,450    $ 9.20

     The following table presents the weighted average fair value of options granted during the periods:

                                          1998                  1999                  2000
                                   -------------------   -------------------   -------------------
                                   WEIGHTED   WEIGHTED   WEIGHTED   WEIGHTED   WEIGHTED   WEIGHTED
                                   AVERAGE      FAIR     AVERAGE      FAIR     AVERAGE      FAIR
                                   EXERCISE    MARKET    EXERCISE    MARKET    EXERCISE    MARKET
OPTION GRANTED DURING THE YEAR      PRICE      VALUE      PRICE      VALUE      PRICE      VALUE
------------------------------     --------   --------   --------   --------   --------   --------
Option price > fair market value    $9.87       $.02      $14.33     $ 5.76     $ 2.00     $ 0.84
Option price = fair market value    $5.00       $.94      $25.72     $16.69     $16.61     $13.50
Option price < fair market value    $3.42       $.78      $10.85     $ 5.86     $15.21     $29.98

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                         OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                -------------------------------------   ------------------------
                                   NUMBER       WEIGHTED     WEIGHTED      NUMBER       WEIGHTED
                                OUTSTANDING      AVERAGE     AVERAGE    EXERCISABLE     AVERAGE
                                     AT         REMAINING    EXERCISE        AT         EXERCISE
                                DECEMBER 31,   CONTRACTUAL    PRICE     DECEMBER 31,     PRICE
RANGE OF EXERCISE PRICES            2000          LIFE          $           2000           $
------------------------        ------------   -----------   --------   ------------    --------
$ 0.010 - $ 1.990.............    1,155,638       6.89       $ 0.8121       852,519     $ 0.8749
$ 2.000 - $ 2.000.............    7,833,551       9.16       $ 2.0000     1,499,356     $ 2.0000
$ 2.500 - $ 2.500.............    2,800,369       9.31       $ 2.5000       398,750     $ 2.5000
$ 2.563 - $ 4.500.............    2,563,084       7.21       $ 3.9370     2,364,733     $ 3.9689
$ 4.719 - $ 5.000.............    1,309,514       8.13       $ 4.9105       793,538     $ 4.9747
$ 5.680 - $10.000.............    5,550,454       7.91       $ 9.8751     4,207,514     $ 9.9200
$10.063 - $15.000.............    4,488,880       8.66       $14.3507     1,702,114     $14.8163
$15.313 - $30.750.............    3,518,932       8.74       $22.4980       927,326     $22.5798
$31.000 - $54.500.............    2,115,652       8.97       $37.4923       419,600     $36.1084
                                 ----------                              ----------
                                 31,336,074                              13,165,450
                                 ==========                              ==========

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

17. INCOME TAXES

     In 2000, we made a current provision for state income taxes of $600 relating to the operations of Tessera in Massachusetts. We did not record income taxes in 1998 or 1999.

     Actual income taxes differ from the expected income tax benefit calculated by applying the federal statutory rate of 34% to our loss before income taxes as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1998       1999       2000
                                                         --------   --------   --------
Expected income tax benefit at the domestic federal
  statutory rate of 34%................................  $ 16,614   $ 23,872   $119,634
State income taxes.....................................       743      2,780     13,934
Nondeductible amortization.............................    (2,667)    (3,666)   (46,778)
Equity in net losses of affiliates.....................        --         --    (14,873)
Change in valuation allowance, including effect of
  acquisition..........................................   (13,427)   (22,892)   (72,511)
Other..................................................    (1,263)       (94)       594
                                                         --------   --------   --------
                                                         $     --   $     --   $     --
                                                         ========   ========   ========

     Significant components of our deferred tax assets and liabilities are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999       2000
                                                              --------   ---------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $  1,526   $   7,826
  Equity in net losses of affiliates........................     1,290       9,417
  Net operating loss carryforward...........................    45,819      77,977
  Restructuring reserve.....................................        --      16,201
  Other.....................................................        --       6,831
  Valuation allowance.......................................   (42,121)   (118,093)
                                                              --------   ---------
                                                                 6,514         159
                                                              --------   ---------
Deferred tax liabilities:
  Unrealized gain on marketable securities..................     4,646         159
  Other.....................................................     1,868          --
                                                              --------   ---------
                                                                 6,514         159
                                                              --------   ---------
          Net deferred tax asset............................  $     --   $      --
                                                              ========   =========

     As of December 31, 2000, the Company had net operating loss carryforwards for federal income tax purposes of approximately $205,000, including foreign losses of approximately $26,000. Of the Company's net operating loss carryforwards, $66,000 relates to tax deductions from exercised stock options and warrants, which will be tax-effected and reflected as additional paid-in-capital when realized. The Company's net operating loss carryforwards expire in varying amounts between 2011 and 2020.

     In addition, the amounts of, and the benefits from, net operating loss carryforwards may be impaired or limited in certain circumstances. The Company experienced ownership changes as defined under Section 382 of the Internal Revenue Code. As a result of the ownership changes, net operating loss carryforwards for the Company, which were incurred prior to the date of change, are subject to annual limitations on their future use. As of December 31, 2000, a valuation allowance has been established against the deferred tax assets we do not believe are more likely than not to be realized.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

     Due to the deconsolidation of ProAct in 2000, as discussed in Note 3, the Company's deferred tax assets and liabilities have been adjusted to remove the cumulative effect of ProAct's deferred tax assets and deferred tax liabilities. The Company's deferred tax assets at December 31, 2000 include a temporary difference for its equity investment in ProAct.

18. EMPLOYEE BENEFIT PLANS

     Employees of the Company can elect to participate in the iXL Enterprises, Inc. Savings Plan which is intended to be qualified and exempt from tax under
Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the 401(k) plan after one month of service and can elect to invest 1% to 16% of their pre-tax earnings. All employee contributions are fully vested. The Company is not required, but may at its discretion make contributions to the 401(k) plan. In 2000, the Company contributed $1,800 to the 401(k) plan for the 1999 plan year. The Company has not made any other discretionary contributions.

19. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases certain operating facilities and equipment under non-cancelable agreements expiring through 2015, some of which require us to pay operating costs including property taxes, insurance and maintenance. These facility leases generally contain renewal options and some contain escalation provisions that increase the lease payments in future periods. We record rent expense on a straight-line basis over the term of the lease.

     As of December 31, 2000, the approximate future minimum lease payments for noncancelable operating leases are as follows:

2001........................................................  $ 28,327
2002........................................................    28,446
2003........................................................    28,167
2004........................................................    26,872
2005........................................................    24,245
Thereafter..................................................   129,322
                                                              --------
                                                              $265,379
                                                              ========

     Total minimum lease payments have not been reduced for future minimum sublease rentals aggregating approximately $14,857. Operating lease expense charged to operations was approximately $3,844 in 1998, $8,125 in 1999, and $18,499 in 2000 net of sublease rental income of approximately $2,552 in 2000. Sublease income was not material in 1998 and 1999.

     Many of the payments detailed above pertain to offices that we have shutdown or significantly reduced in size in conjunction with our restructuring plan. This plan is discussed further in Note 4.

  Legal Proceedings

     On or about September 8, 2000, the first in a series of shareholder class action complaints was filed against iXL and certain of its present and former directors and officers in the United States District Court for the Northern District of Georgia. Those cases were consolidated by Order dated January 23, 2001, and a consolidated amended class action complaint (Case No. 1:00-CV-2347-CC) was filed on March 27, 2001, naming only iXL as a defendant, on behalf of a putative class of all those who purchased or otherwise acquired securities of iXL between November 30, 1999 and September 1, 2000. The amended complaint seeks damages based on allegedly false and misleading press releases and SEC filings concerning our business prospects and revenue recognition. The amended complaint asserts claims under Section 10(b) of the

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

Securities Exchange Act of 1934 and Rule 10b-5. A related complaint was filed in Redwing Ltd. v. iXL Enterprises, Inc., et al., Case No. 1:00-CV-29790HTW, United States District Court for the Northern District of Georgia. The Redwing complaint alleges causes of action under Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, Sections 12 and 15 of the Securities Act of 1933, the Georgia Blue Sky laws, as well as common law claims for breach of contract and negligent misrepresentation arising out of a merger agreement. We have filed motions to dismiss the Redwing complaint. We intend to move to dismiss the class action amended complaint. We believe we have meritorious defenses to the allegations and intend to defend these cases vigorously.

20. BUSINESS SEGMENTS

     In 1999, the Company operated in two business segments: strategic Internet services, which includes Internet strategy consulting, Internet-based business solutions and solution sets; and ProAct, an e-commerce and software application company, which markets financial services and employee benefits over corporate intranets and the Internet, as well as through telesales. In the second quarter of 2000, the Company deconsolidated ProAct as further discussed in Note 3. Accordingly, we have only one business segment in 2000.

     Information concerning the operations in these reportable segments is as follows:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Revenue:
  Strategic Internet services...............................  $ 64,658   $216,870
  ProAct....................................................       251      1,850
  Eliminations..............................................      (142)      (377)
                                                              --------   --------
                                                              $ 64,767   $218,343
                                                              ========   ========
Loss from operations:
  Strategic Internet services...............................  $(33,619)  $(34,444)
  ProAct....................................................   (13,559)   (38,133)
                                                              --------   --------
                                                              $(47,178)  $(72,577)
                                                              ========   ========
Depreciation and amortization:
  Strategic Internet services...............................  $ 15,076   $ 28,619
  ProAct....................................................       731      2,412
                                                              --------   --------
                                                              $ 15,807   $ 31,031
                                                              ========   ========

                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------   --------
Identifiable assets:
  Strategic Internet Services...............................  $86,207   $281,211
  ProAct....................................................    9,696     34,368
                                                              -------   --------
                                                              $95,903   $315,579
                                                              =======   ========

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

21. RELATED PARTY TRANSACTIONS

     In January 1997, the Company entered into an agreement to lease office space for eleven years from an entity in which our chairman is a limited partner. The Company made rent payments of $628 in 1998, $1,602 in 1999 and $1,115 in 2000 under this office lease agreement.

     In June 1998, the chairman's spouse loaned the Company $4,000 at an interest rate of 10%. The principal and interest on this note were repaid in July 1998.

     The Company has agreed to pay one of its investors an annual fee of $15 for financial advisory services. The investor is indemnified against certain claims, losses, damages, liabilities and expenses that may arise in connection with rendering such financial advisory services. During 1999, the Company paid the investor 62,500 shares of common stock valued at $750 in connection with services provided to the Company during its initial public offering.

     The Company recognized revenue in 1998, 1999 and 2000 from providing services to some of its investors, and entities related to its investors, of $2,177, and $30,005 and $31,644, respectively.

     A member of the Company's board of directors was also the chief executive office of one of our customers through 2000. In 1998, 1999 and 2000 the Company recognized revenue of approximately $5,540, $3,311 and $1,177, respectively, from this customer or its predecessor companies.

     As of December 31, 2000, amounts due from a single related party comprised approximately $4,501 or 9% of accounts receivable. Amounts relating to contracts with the same related party comprised approximately $707 or 5% of unbilled revenue as of December 31, 2000.

     In April 1999, the Company entered into several agreements with affiliates of a related party whereby:

          (1) the related party purchased 16,190,475 shares of ProAct series B mandatorily redeemable convertible preferred stock, which at that time represented 12.5% of ProAct, on an as-converted basis, for a purchase price of approximately $50,000;

          (2) the related party entered into an agreement to purchase $20,000 of services from the Company and in exchange for entering into such agreement the Company would grant the related party warrants to purchase 1,000,000 shares of the Company's common stock at an exercise price of $15 per share;

          (3) the related party purchased 2,000,000 shares of the Company's common stock at a price per share equal to the initial public offering price in a private placement that was concurrent with the initial public offering; and

          (4) the Company granted to the related party warrants to purchase 1,500,000 shares of the Company's common stock at an exercise price equal to the initial public offering price in consideration for the related party
     (a) implementing a mutually acceptable marketing campaign to advertise its relationships with the Company and ProAct, and (b) entering into an agreement to use reasonable efforts to provide access to ProAct's platform to employees of its affiliate.

     All the warrants issued in connection with the April 1999 transactions referred to above were 100% vested on the date of grant, nonforfeitable and are exercisable after one year subsequent to the date of grant. The fair value of the warrants to purchase 1,000,000 shares of common stock issued in connection with the $20,000 service agreement was $4,800. During 1999, the related charges were recorded as a reduction of revenue as the services were provided. We calculated the fair value of the warrants using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%; expected volatility 85%; risk free interest rate 5%; life of warrants is three years; fair market value of underlying iXL common stock on date of grant was $10.00.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

     The fair value of the warrants to purchase 1,500,000 shares of common stock was $12,600. We calculated the fair value of the warrants using the Black Scholes option-pricing model with the following assumptions: dividend yield 0%; expected volatility 85%; risk free interest rate 5%; life of warrant is five years; fair market value of underlying iXL common stock on date of grant was $12.00 (based on the initial public offering price); exercise price of warrants was $12.00.

     The fair value of these warrants to purchase 1,500,000 shares of the Company's common stock was allocated and recorded as follows:

     - $200 to the agreement to provide access to ProAct's platform to employees of its affiliate. Such amount was recorded as expense in 1999.

     - $1,200 to the agreement to provide marketing services to iXL and ProAct. Such amount was expensed as the marketing services were received. The amount charged to expense during 1999 and 2000 was $820 and $380, respectively.

     - the remaining $11,200 of value of the warrants was recorded as a reduction of mandatorily redeemable preferred stock of subsidiary and an increase in additional paid-in capital. This amount was being accreted ratably over the redemption period to increase the carrying value of the ProAct series B convertible preferred stock to its redemption value of $50,000. We obtained an independent valuation of the ProAct business for the purpose of allocating the value of the warrants to the investment in ProAct.

     The Company recorded revenue of approximately $1,138 from service agreements with an affiliated company. In addition, the affiliated company paid us approximately $1,246 for rent, management fees and other administrative charges. The Company recorded the management fees in other income, while the payments for rent and other administrative charges were recorded as a reduction of operating expenses.

22. SUBSEQUENT EVENTS

     On March 30, 2001, pursuant to an agreement in principal reached March 26, 2001, the Company sold 15,875,000 shares of restricted common stock to unaffiliated third parties and to parties related to the Company through its principal shareholder, including two directors, for total proceeds of $15,875 before expenses. This stock sale was subject to certain subsequent events, including the effectiveness of the amendment to the credit facility discussed below effective on April 2, 2001.

     On March 30, 2001, the Company executed an amendment to its senior secured revolving syndicated credit facility which reduced the commitment under the credit facility in stages from $50,000 to $20,000 pursuant to certain events, expanded the borrowing base to include foreign receivables and certain assets of iXL Ventures and eliminated and amended certain financial covenants. The amended credit facility established certain EBITDA (earnings before interest, income taxes, depreciation and amortization) covenants for the second, third and fourth quarters of 2001. This amendment to the credit facility became effective on April 2, 2001. At June 30, 2001, the Company was in violation of a financial covenant as defined under the credit facility. Effective August 10, 2001, the lenders waived any event of default resulting from this covenant violation until the earlier of the completion of the pending merger or November 30, 2001, and the commitment under the credit facility was reduced to $8,050.


     On July 31, 2001, iXL and Scient Corporation jointly announced that they entered into an Agreement and Plan of Merger dated July 31, 2001, which sets forth the terms and conditions of a pending business combination of iXL and Scient. Each share of iXL common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00 share of the new company's common stock, and each share of Scient common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.24 shares of the new company's common stock.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

     Consummation of the transaction is subject to various conditions, including the approval by both iXL's and Scient's stockholders and the receipt of required regulatory approvals. In connection with the execution of the merger agreement, iXL and certain stockholders of Scient who own approximately 34% of the outstanding common stock of Scient entered into a voting agreement pursuant to which such Scient stockholders have agreed to vote their shares of Scient common stock in favor of the adoption of the merger agreement. Similarly, Scient and certain stockholders of iXL who own approximately 34% of the outstanding common stock of iXL entered into a voting agreement pursuant to which such iXL stockholders have agreed to vote their shares of iXL common stock in favor of the adoption of the merger agreement.

                                                                     SCHEDULE II

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                                 (IN THOUSANDS)

                                          BALANCE AT   CHARGES TO                                     BALANCE AT
                                          BEGINNING    COSTS AND       DEDUCTIONS AND                    END
DESCRIPTION                               OF PERIOD     EXPENSES    RECLASSIFICATIONS(1)   OTHER(2)   OF PERIOD
-----------                               ----------   ----------   --------------------   --------   ----------
Allowance for doubtful accounts for the
  years ended December 31,
2000....................................    $4,021      $25,260           $(7,942)           $ --      $21,339
1999....................................       796        5,111            (1,886)             --        4,021
1998....................................       138        1,227              (765)            196          796

---------------

(1) Amounts represent write-offs.
(2) Amounts represent the beginning balances of the allowance for doubtful accounts for the companies acquired during the respective periods.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

            SUMMARY OF QUARTERLY RESULTS OF OPERATIONS -- UNAUDITED.

                                            FOR THE QUARTER ENDED                   FOR THE QUARTER ENDED
                              --------------------------------------------------   -----------------------
                              3/31/1999    6/30/1999    9/30/1999    12/31/1999    3/31/2000    6/30/2000
                              ----------   ----------   ----------   -----------   ----------   ----------
Revenue.....................   $ 33,012     $ 45,896     $ 63,731     $ 75,704      $101,295     $118,423
Expenses:
  Professional services
    expenses................     15,840       22,747       32,512       39,218        47,896       55,122
  Sales and marketing
    expenses................      7,527        9,935       11,019       20,538         9,734       11,370
  General and administrative
    expenses................     19,675       21,686       24,981       29,291        37,018       42,449
Stock-based compensation and
  other.....................      1,474          641        1,286        1,519         3,110          756
  Depreciation..............      2,284        2,931        3,284        4,358         4,185        4,928
  Amortization..............      4,351        4,333        4,329        5,161        10,831       11,205
  Impairment charge on
    intangible assets.......         --           --           --           --            --           --
  Restructuring charges.....         --           --           --           --            --           --
                               --------     --------     --------     --------      --------     --------
Loss from operations........    (18,139)     (16,377)     (13,680)     (24,381)      (11,479)      (7,407)
Other income (expense)......         69         (183)         (69)          22          (182)         (84)
Interest income.............        216          517        1,447        1,397         1,677        1,667
Interest expense............       (336)        (357)        (136)        (158)         (471)        (219)
Equity in net losses of
  affiliates................        (65)          --           --           --       (10,171)     (21,908)
                               --------     --------     --------     --------      --------     --------
  Loss before income
    taxes...................    (18,255)     (16,400)     (12,438)     (23,120)      (20,626)     (27,951)
Income tax expense..........         --           --           --           --            --          600
                               --------     --------     --------     --------      --------     --------
  Net loss..................    (18,255)     (16,400)     (12,438)     (23,120)      (20,626)     (28,551)
Dividends and accretion on
  mandatorily redeemable
  preferred stock...........     (5,293)     (14,769)        (452)        (452)           --           --
                               --------     --------     --------     --------      --------     --------
  Net loss available to
    common stockholders.....   $(23,548)    $(31,169)    $(12,890)    $(23,572)     $(20,626)    $(28,551)
                               ========     ========     ========     ========      ========     ========
Net loss per share:
Basic and diluted net loss
  per common share..........   $  (1.46)    $  (1.09)    $  (0.20)    $  (0.36)     $  (0.29)    $  (0.38)
                               ========     ========     ========     ========      ========     ========
Weighted average common
  shares outstanding........     16,082       28,719       64,539       65,648        71,877       74,801
                               ========     ========     ========     ========      ========     ========

                               FOR THE QUARTER ENDED
                              ------------------------
                              9/30/2000    12/31/2000
                              ----------   -----------
Revenue.....................   $ 87,288     $  52,330
Expenses:
  Professional services
    expenses................     62,176        48,560
  Sales and marketing
    expenses................     11,790         6,410
  General and administrative
    expenses................     57,848        38,490
Stock-based compensation and
  other.....................        134           198
  Depreciation..............      5,728         5,691
  Amortization..............     11,203        10,730
  Impairment charge on
    intangible assets.......         --        97,402
  Restructuring charges.....     16,222        60,366
                               --------     ---------
Loss from operations........    (77,813)     (215,517)
Other income (expense)......     (2,290)          802
Interest income.............      1,305           742
Interest expense............       (364)       (1,064)
Equity in net losses of
  affiliates................     (8,910)         (179)
                               --------     ---------
  Loss before income
    taxes...................    (88,072)     (215,216)
Income tax expense..........         --            --
                               --------     ---------
  Net loss..................    (88,072)     (215,216)
Dividends and accretion on
  mandatorily redeemable
  preferred stock...........         --            --
                               --------     ---------
  Net loss available to
    common stockholders.....   $(88,072)    $(215,216)
                               ========     =========
Net loss per share:
Basic and diluted net loss
  per common share..........   $  (1.16)    $   (2.83)
                               ========     =========
Weighted average common
  shares outstanding........     75,701        75,992
                               ========     =========

     The results for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 are not consistent with those reported in the Form 10-Q for the corresponding quarters due to the deconsolidation of ProAct and Digital Planet as discussed in Note 1 to the consolidated financial statements contained elsewhere in this report.

     The impairment charge on intangible assets and restructuring charges are described in Notes 4 and 5 to the consolidated financial statements contained elsewhere in this report.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30,    DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
                                                                    (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT
                                                                    SHARE DATA)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $  25,578    $  48,595
  Marketable securities.....................................        202        3,967
  Accounts receivable, net of allowance for doubtful
     accounts of $5,768 and $21,339 at June 30, 2001 and
     December 31, 2000, respectively........................     19,607       47,330
  Unbilled revenue..........................................      9,328       13,858
  Prepaid expenses and other current assets.................      2,388        3,035
                                                              ---------    ---------
          Total current assets..............................     57,103      116,785
Property and equipment, net.................................     42,046       69,896
Intangible assets, net......................................     20,396       41,589
Other non-current assets....................................      4,996        6,165
                                                              ---------    ---------
          Total assets......................................  $ 124,541    $ 234,435
                                                              =========    =========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   9,017    $  22,919
  Deferred revenue..........................................      5,462        7,537
  Accrued liabilities.......................................      6,688       15,180
  Restructuring reserve.....................................      8,730       30,328
  Borrowings under credit facility..........................      3,700           --
  Current portion of long-term debt.........................        314          323
                                                              ---------    ---------
          Total current liabilities.........................     33,911       76,287
Non-current portion of restructuring reserve................     11,381       11,297
Long-term debt and call rights, less current portion........     14,618       20,395
Other long-term liabilities.................................      2,152           48
                                                              ---------    ---------
          Total liabilities.................................     62,062      108,027
                                                              ---------    ---------
Stockholders' equity:
  Common stock, par value of $.01, 200,000,000 authorized;
     96,328,640 and 77,150,700 issued at June 30, 2001 and
     December 31, 2000, respectively; 95,976,224 and
     76,798,284 outstanding at June 30, 2001 and December
     31, 2000, respectively.................................        966          775
  Additional paid in capital................................    638,711      620,914
  Accumulated deficit.......................................   (570,201)    (488,438)
  Accumulated other comprehensive loss......................     (1,968)      (1,000)
  Treasury stock at cost; 352,416 shares....................       (888)        (888)
  Stock subscription receivable.............................     (1,500)      (1,500)
  Notes receivable for common stock sold....................     (1,821)          --
  Unearned compensation.....................................       (820)      (3,455)
                                                              ---------    ---------
          Total stockholders' equity........................     62,479      126,408
                                                              ---------    ---------
          Total liabilities and stockholders' equity........  $ 124,541    $ 234,435
                                                              =========    =========

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             JUNE 30,              JUNE 30,
                                                        -------------------   -------------------
                                                          2001       2000       2001       2000
                                                        --------   --------   --------   --------
                                                                       (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...............................................  $ 32,737   $118,423   $ 73,431   $219,718
Expenses:
  Professional services expenses......................    25,553     55,122     60,750    103,018
  Sales and marketing expenses........................     5,569     11,370     11,022     21,104
  General and administrative expenses.................    13,748     42,449     33,534     79,467
  Stock-based compensation and other expenses.........       405        756        606      3,866
  Depreciation........................................     4,706      4,928      9,719      9,113
  Amortization........................................     4,117     11,205      8,370     22,036
  Impairment charge on intangible assets..............    12,746         --     12,746         --
  Restructuring charges...............................    24,880         --     24,880         --
                                                        --------   --------   --------   --------
          Loss from operations........................   (58,987)    (7,407)   (88,196)   (18,886)
Other income (expense), net...........................     7,933        (84)     7,757       (266)
Interest income.......................................       350      1,667        937      3,344
Interest expense......................................    (1,256)      (219)    (2,259)      (690)
Equity in net losses of affiliates....................        --    (21,908)        --    (32,079)
                                                        --------   --------   --------   --------
          Loss before income taxes....................   (51,960)   (27,951)   (81,761)   (48,577)
Income tax expense....................................        --       (600)        --       (600)
                                                        --------   --------   --------   --------
          Net loss....................................  $(51,960)  $(28,551)  $(81,761)  $(49,177)
                                                        ========   ========   ========   ========
Basic and diluted net loss per common share...........  $  (0.54)  $  (0.38)  $  (0.94)  $  (0.67)
                                                        ========   ========   ========   ========
Weighted average common shares outstanding............    95,541     74,801     87,162     73,339
                                                        ========   ========   ========   ========

  The accompanying notes are an integral part of these condensed consolidated statements of operations.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(81,761)  $(49,177)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................     9,719      9,113
     Amortization...........................................     8,370     22,036
     Provision for bad debts................................     4,387      8,830
     Amortization of discount on long-term debt.............     1,283         --
     Write-down of leasehold improvements and equipment.....    20,555         --
     Stock-based compensation and other expenses............       933      3,956
     Equity in net losses of affiliates.....................        --     32,079
     Impairment on intangible assets........................    12,746         --
     Adjustment of value of call rights.....................    (6,983)        --
  Changes in assets and liabilities, net of effects from
     purchase, sale and deconsolidation of subsidiaries:
     Accounts receivable....................................    21,820    (30,440)
     Unbilled revenue.......................................     4,529     (7,366)
     Prepaid expenses and other assets......................     5,697     (6,641)
     Accounts payable and accrued liabilities...............   (20,462)     6,511
     Deferred revenue.......................................    (2,075)       651
     Restructuring reserve..................................   (21,514)        --
                                                              --------   --------
          Net cash used in operating activities.............   (42,756)   (10,448)
                                                              --------   --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (4,375)   (37,394)
  Purchases of subsidiaries, net of cash acquired...........        --     (2,640)
  Deconsolidation of subsidiaries to equity basis...........        --    (15,221)
  Purchases of marketable securities........................        --    (42,394)
  Proceeds from sales and maturities of marketable
     securities.............................................        --     19,063
  Proceeds from sale of assets..............................     3,724        147
                                                              --------   --------
          Net cash used in investing activities.............      (651)   (78,439)
                                                              --------   --------
Cash flows from financing activities:
  Repayment of borrowings...................................       (86)      (245)
  Proceeds from issuance of common stock....................    16,958     24,783
  Issuance of debt..........................................     3,700         --
  Repayment of notes receivable for common stock sold.......       500         --
                                                              --------   --------
          Net cash provided by financing activities.........    21,072     24,538
                                                              --------   --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (682)      (710)
Net decrease in cash and cash equivalents...................   (23,017)   (65,059)
Cash and cash equivalents at beginning of period............    48,595    120,812
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 25,578   $ 55,753
                                                              ========   ========
Non-cash investing and financing activities:
  Unrealized loss on marketable securities..................  $   (257)  $ (8,245)

  The accompanying notes are an integral part of these condensed consolidated statements of cash flows.

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BACKGROUND

     iXL Enterprises, Inc. is a leading business and technology consultancy that helps companies utilize the power of emerging technologies and advanced business strategies to build stronger, more profitable relationships with their customers and business partners. The Company helps businesses identify how the Internet can be used to their competitive advantage and provides expertise in creative design and systems engineering to design, develop and deploy advanced Internet applications and solutions. iXL has 8 principal offices in the United States and Europe.

2. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair statement of iXL's financial condition as of June 30, 2001, the results of its operations for the three and six months ended June 30, 2001 and 2000 and its cash flows for the six months ended June 30, 2001 and 2000. Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. During 2000, the Company deconsolidated both ProAct Technologies Corp. and Digital Planet. The Company has presented its results of operations and financial condition as if the deconsolidations occurred on January 1, 2000. The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after the elimination of all significant intercompany accounts and transactions. Operating results for the three and six months ended June 30, 2001 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2001.

3. PENDING MERGER WITH SCIENT CORPORATION


     On July 31, 2001, iXL and Scient Corporation jointly announced that they entered into an Agreement and Plan of Merger dated July 31, 2001, which sets forth the terms and conditions of a pending business combination of iXL and Scient. Each share of iXL common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00 share of the new company's common stock, and each share of Scient common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.24 shares of the new company's common stock.


     Consummation of the transaction is subject to various conditions, including the approval by both iXL's and Scient's stockholders and the receipt of required regulatory approvals. In connection with the execution of the merger agreement, iXL and certain stockholders of Scient who own approximately 34% of the outstanding common stock of Scient entered into a voting agreement pursuant to which such Scient stockholders have agreed to vote their shares of Scient common stock in favor of the adoption of the merger agreement. Similarly, Scient and certain stockholders of iXL who own approximately 34% of the outstanding common stock of iXL entered into a voting agreement pursuant to which such iXL stockholders have agreed to vote their shares of iXL common stock in favor of the adoption of the merger agreement.

4. RESTRUCTURING CHARGES

     In May 2001, the Company announced that in a continued effort to reduce costs and improve efficiency as part of its restructuring plan, it would effect a workforce reduction of approximately 300 employees. This

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES
announcement succeeded announcements of a reduction of approximately 350 employees in September 2000 and approximately 850 employees in November 2000. The Company substantially completed these reductions as of June 31, 2001. Of these total reductions in workforce, approximately 1,010 were professional services personnel, 360 were general and administrative personnel, and 130 were in sales and marketing personnel. The restructuring was an effort to become a more industry-focused company and to deliver a higher level of quality and depth of expertise for our clients. As a result of this restructuring, the Company recorded a charge of approximately $24,880,000 in 2001 and $76,588,000 in 2000. Included in this total are approximately $38,463,000 of costs related to rent and sublease expenses net of anticipated sublease income for abandoned office leases, approximately $45,240,000 of costs resulting from the write-down of leasehold improvements and equipment that were impaired as a result of the closure of offices due to a decrease in demand for the Company's services and resulting decrease in revenue and approximately $17,765,000 in severance due to the reduction in workforce.

     The restructuring charges and their utilization as of June 30, 2001 are summarized as follows (in thousands):

                                             RESTRUCTURING                        RESTRUCTURING
                                              RESERVE AT                           RESERVE AT
                                             DECEMBER 31,               AMOUNT      JUNE 30,
                                                 2000        CHARGES   UTILIZED       2001
                                             -------------   -------   --------   -------------
Abandoned leases...........................     $36,897      $    --   $(17,501)     $19,396
Write down of impaired leasehold
  improvements and equipment...............         130       17,941    (18,071)          --
Employee termination and severance costs...       4,598        6,939    (10,822)         715
                                                -------      -------   --------      -------
                                                $41,625      $24,880   $(46,394)     $20,111
                                                =======      =======   ========      =======

     The Company expects future cash expenditures related to these restructuring activities to be approximately $20,111,000, of which approximately $8,730,000 the Company anticipates will be paid within the next twelve months.

5. IMPAIRMENT CHARGE ON INTANGIBLE ASSETS

     As a result of the continued changes in the dynamics of the demand for Internet consulting services, the Company evaluated the recoverability of its intangible assets pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company reviewed the undiscounted future cash flows to be generated by its operations. These cash flows were below the carrying value of the goodwill recorded as a result of the Company's acquisitions. Therefore, the Company adjusted the carrying value of the goodwill and acquired workforce based on future discounted cash flows and recorded an impairment charge of $97,402,000 in the fourth quarter of 2000 and an additional charge of $12,746,000 in the second quarter of 2001. Of the total impairment charge taken, $86,232,000 was a write-down of assets recorded as a result of the Tessera acquisition.

6. CREDIT FACILITY

     On March 30, 2001, the Company executed an amendment to its senior secured revolving syndicated credit facility which reduced the commitment under the credit facility in stages from $50,000,000 to $20,000,000 pursuant to certain events, expanded the borrowing base to include foreign receivables and certain assets of iXL Ventures and eliminated and amended certain financial covenants. The amended credit facility established certain EBITDA (earnings before interest, income taxes, depreciation and amortization) covenants for the second, third and fourth quarters of 2001. This amendment to the credit facility became effective on April 2, 2001. At June 30, 2001, the Company was in violation of a financial covenant as defined under the credit facility. Effective August 10, 2001, the lenders waived any event of default resulting from this covenant

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES
violation until the earlier of the completion of the pending merger or November 30, 2001 and the commitment under the credit facility was reduced to $8,050,000.

     At June 30, 2001, the Company had $3,700,000 in borrowings outstanding under the credit facility and had utilized approximately $8,048,000 of the credit facility for letters of credit issued primarily as security for office leases. The Company repaid the borrowings outstanding in July 2001.

7. NOTE PAYABLE TO PROACT

     On December 19, 2000 the Company consummated a transaction with ProAct in which iXL Ventures PHC, Inc., an indirect wholly owned subsidiary of the Company, issued a 5.75% secured convertible note to ProAct in exchange for a cash payment of $20,000,000. The note is secured by and exchangeable for, upon satisfaction of certain conditions, ten million shares of common stock of ProAct held by iXL Ventures PHC, Inc. iXL Ventures PHC, Inc. has no other properties or assets other than its interest in the ProAct common stock. The note is non-recourse to iXL Enterprises, Inc. Additionally, in conjunction with the issuance of the secured convertible note, the Company issued call rights to ProAct to purchase up to ten million shares of its common stock owned by iXL Ventures LP at a purchase price of $3.00 per share. The note accrues interest at 5.75% per annum on a quarterly basis. The entire amount of unpaid principal and accrued and unpaid interest is due and payable on January 7, 2004.


     The Company is required to make adjustments to the carrying value of the note for changes in the fair value of ProAct's common stock because the terms of the note enable ProAct to exchange the note for the pledged collateral. The Company will record any resulting adjustment as interest income or interest expense. The Company is also required to carry the call rights at their fair value during their term with any resulting changes in the fair value being recorded as other income or expense. The Company uses the Black-Scholes option-pricing model to determine the fair value of the call rights. During the three months ended June 30, 2001, iXL believes that the fair value of ProAct common shares has decreased resulting in a reduction in the fair value of the call right under the Black-Scholes model to $0.27. iXL has adjusted the value of the call rights by approximately $6,983,000 and recorded this amount as other income.


8. SALE OF RESTRICTED COMMON STOCK

     On March 30, 2001, pursuant to an agreement in principle reached March 26, 2001, the Company sold 15,875,000 shares of restricted common stock to unaffiliated third parties and to parties related to the Company through its principal shareholder, including two directors, for proceeds of approximately $15,875,000 before expenses.

9. COMPREHENSIVE LOSS

     The components of comprehensive loss are as follows (in thousands):

                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                -------------------   -------------------
                                                JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                                  2001       2000       2001       2000
                                                --------   --------   --------   --------
Net loss......................................  $(51,960)  $(28,551)  $(81,761)  $(49,177)
Foreign currency translation adjustment.......      (526)      (273)      (682)      (710)
Unrealized loss on marketable securities......       (37)    (1,520)      (257)    (8,245)
                                                --------   --------   --------   --------
  Comprehensive loss..........................  $(52,523)  $(30,344)  $(82,700)  $(58,132)
                                                ========   ========   ========   ========

                     IXL ENTERPRISES, INC. AND SUBSIDIARIES

10. AGREEMENT WITH HPS AMERICA, INC.

     On December 28, 2000 the Company entered into a stock purchase agreement with HPS under which HPS purchased one million shares of the Company's common stock at $3.00 per share. HPS paid $1,500,000 upon execution of the agreement. The remaining $1,500,000 was recorded as subscription receivable in stockholders' equity. The Company agreed to subcontract $65,000,000 of services to HPS over a three-year period. Services that will be subcontracted to HPS include application software development, migration, re-engineering, systems integration, service management and other professional services. If the Company fails to meet this commitment, the Company must pay HPS the difference between the commitment and the value of the business actually given. The agreement was subsequently modified in June 2001 to extend the time frame of the time period in which the Company's subcontracting of services must occur by six months. Additionally, the modification delayed the due date of the remaining $1,500,000 owed by HPS to March 31, 2002 and released to HPS the 500,000 shares of the Company's common stock that had been pledged to iXL until payment of the $1,500,000 was made.

11. NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 mandates the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS 142 addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The Company is required to adopt SFAS 142 on January 1, 2002. The most significant changes made by SFAS 142 are that goodwill and indefinite lived intangible assets will no longer be amortized and will be tested for impairment at least annually. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and assets acquired prior to July 1, 2001, the amortization provisions of SFAS 142 are effective upon adoption of SFAS 142. The Company has not yet determined the impact that these standards could have on its financial position or results of operations.


12. SUBSEQUENT EVENTS



     On September 27, 2001, the Company entered into an agreement with CyberStarts, Inc. in which the Company sold 18,200,000 shares of CyberStarts Class A common stock back to CyberStarts for proceeds of $1,900,000. As a result, the Company recorded other income of $1,900,000.



     At September 30, 2001, the Company has contracted for approximately $2,300,000 of business services from HPS. In accordance FAS No. 5, "Accounting for Contingencies", management believes that it is probable that the first threshold of $5,000,000 will not be met at December 31, 2001 and is preparing to record a charge of approximately $400,000 in the third quarter related to the revenue shortfall under this contractual obligation.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders of India-Sierra Holdings, Inc.:



     In our opinion, the accompanying statement of financial position presents fairly, in all material respects, the financial position of India-Sierra Holdings, Inc., as of July 30, 2001 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Atlanta, GA
August 23, 2001

                          INDIA-SIERRA HOLDINGS, INC.

                        STATEMENT OF FINANCIAL POSITION
                              AS OF JULY 30, 2001

                              ASSETS
Cash........................................................  $200
                                                              ----
          Total assets......................................  $200
                                                              ====
                       STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share; 10,000,000
  shares authorized; 0 shares issued and outstanding........  $ --
Common stock and additional paid in capital, par value
  $0.0001 per share; 500,000,000 shares authorized; 2 shares
  issued and outstanding....................................   200
                                                              ----
          Total shareholders' equity........................  $200
                                                              ====

    The accompanying notes are an integral part of the financial statement.

                          INDIA-SIERRA HOLDINGS, INC.

                    NOTE TO STATEMENT OF FINANCIAL POSITION

NOTE 1. ORGANIZATION


     On July 30, 2001, India-Sierra Holdings, Inc. (the "Company") was incorporated under the General Corporation Law of the State of Delaware. The Company has the authority under its Certificate of Incorporation to issue 500 million shares of common stock, par value $0.0001 per share (the "Common Stock"), and 10 million shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"). One share of common stock was issued on July 30, 2001 to each of iXL Enterprises, Inc. and Scient Corporation in exchange for $100.00 per share paid in cash. The Company has no assets other than cash and has not commenced operations. The Company's activities to date have been solely related to its incorporation.


  Common Stock

     It is anticipated that subject to any preferential rights of any of the Company's Preferred Stock as designated by the Board of Directors of the Company, each outstanding share of the Company's Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Each outstanding share will be entitled to one vote on all matters submitted to a vote of stockholders. It is further anticipated that in the event of liquidation, dissolution or winding up of the Company, holders of the Company's Common Stock will be entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of the Company's Preferred Stock.

  Preferred Stock

     It is anticipated that the Company's authorized Preferred Stock will be available for issuance from time to time in one or more series at the discretion of the Company's Board of Directors without stockholder approval. The Company's Board of Directors will have the authority to prescribe for each series of the Company's Preferred Stock to establish the number of shares in that series, the voting rights (if any) to which such shares in that series will be entitled, the consideration for such shares in that series and the designation, powers, preference and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock, the issuance of the Company's Preferred Stock could have an adverse effect on holders of the Company's Common Stock, by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of the Company Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Scient Corporation

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Scient Corporation and its subsidiaries at March 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
April 23, 2001

                               SCIENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                      MARCH 31,
                                                              --------------------------
                                                                  2001          2000
                                                              ------------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $  93,601      $108,102
  Restricted cash...........................................      18,626            --
  Short-term investments....................................      48,846       121,046
  Accounts receivable, net..................................      27,139        56,021
  Prepaid expenses..........................................       4,196         4,929
  Other.....................................................      12,809         4,228
                                                               ---------      --------
          Total current assets..............................     205,217       294,326
Long-term investments.......................................          --         3,146
Property and equipment, net.................................       8,278        16,063
Intangibles, net............................................       9,351            --
Other.......................................................       1,198           219
                                                               ---------      --------
                                                               $ 224,044      $313,754
                                                               =========      ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank borrowings, current..................................   $      --      $  1,334
  Accounts payable..........................................       6,357         5,023
  Accrued compensation and benefits.........................      15,047        33,976
  Accrued expenses..........................................      57,324         9,265
  Deferred revenue..........................................         105         6,579
  Capital lease obligations, current........................       3,892         2,624
                                                               ---------      --------
          Total current liabilities.........................      82,725        58,801
Bank borrowings, long-term..................................          --           865
Capital lease obligations, long-term........................       2,614         2,052
                                                               ---------      --------
                                                                  85,339        61,718
                                                               ---------      --------
Commitments and contingencies (Note 7)
Stockholders' equity:
  Convertible preferred stock; issuable in series, $.0001
     par value; 10,000 shares authorized; no shares issued
     and outstanding........................................          --            --
  Common stock; $.0001 par value; 125,000 shares authorized;
     73,772 and 72,491 shares issued and outstanding,
     respectively...........................................           7             7
  Treasury stock............................................      (2,225)           --
  Additional paid-in capital................................     315,638       297,735
  Accumulated other comprehensive loss......................         453           (47)
  Unearned compensation.....................................      (6,321)      (16,784)
  Accumulated deficit.......................................    (168,847)      (28,875)
                                                               ---------      --------
          Total stockholders' equity........................     138,705       252,036
                                                               ---------      --------
                                                               $ 224,044      $313,754
                                                               =========      ========

                See notes to consolidated financial statements.

                               SCIENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED MARCH 31,
                                                              -------------------------------
                                                                2001        2000       1999
                                                              ---------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                         AMOUNTS)
Revenues....................................................  $ 300,177   $155,729   $ 20,675
Operating expenses:
  Professional services (exclusive of stock-based
     compensation of $2,962, $8,684, and $5,698 for 1999,
     2000, and 2001 respectively)...........................    149,334     70,207     10,028
  Selling, general and administrative (exclusive of
     stock-based compensation of $4,717, $6,952, and $3,704
     for 1999, 2000, and 2001 respectively).................    182,624     90,854     15,315
  Restructuring and other related charges...................    104,799         --         --
  Amortization of intangible assets.........................      4,667         --         --
  Amortization of stock-based compensation..................      9,402     15,636      7,679
                                                              ---------   --------   --------
          Total operating expenses..........................    450,826    176,697     33,022
                                                              ---------   --------   --------
Loss from operations........................................   (150,649)   (20,968)   (12,347)
Interest income and other, net..............................     10,677      4,953        646
                                                              ---------   --------   --------
          Net loss..........................................  $(139,972)  $(16,015)  $(11,701)
                                                              =========   ========   ========
Net loss per share:
  Basic and diluted.........................................  $   (2.13)  $  (0.29)  $  (0.89)
                                                              =========   ========   ========
  Weighted average shares...................................     65,583     54,590     13,198
                                                              =========   ========   ========

                See notes to consolidated financial statements.

                               SCIENT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       CONVERTIBLE
                                        PREFERRED                                                                ACCUMULATED
                                          STOCK         COMMON STOCK     ADDITIONAL      STOCK                      OTHER
                                     ---------------   ---------------    PAID-IN     SUBSCRIPTION   TREASURY   COMPREHENSIVE
                                     SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      RECEIVABLE     STOCK         LOSS
                                     ------   ------   ------   ------   ----------   ------------   --------   -------------
                                                                          (IN THOUSANDS)
Balance at March 31, 1998..........  5,333     $ 1     21,868     $1      $  6,497       $  --       $    --        $  --
 Net loss..........................     --      --        --      --            --          --            --           --
 Issuance of Series A convertible
   preferred stock.................    950      --        --      --         1,425        (873)           --           --
 Issuance of Series B convertible
   preferred stock, net of issuance
   cost of $38.....................  2,240      --        --      --        14,189          --            --           --
 Issuance of Series C convertible
   preferred stock, net of issuance
   cost of $54.....................  1,051      --        --      --        11,346          --            --           --
 Repurchase of Series A convertible
   preferred stock by canceling the
   stock subscription receivable...   (562)     --        --      --          (844)        873            --           --
 Unearned stock-based
   compensation....................     --      --        --      --        33,366          --            --           --
 Amortization of unearned
   stock-based compensation........     --      --        --      --            --          --            --           --
 Exercise of stock options.........     --      --     11,266      2         4,076          --            --           --
                                     ------    ---     ------     --      --------       -----       -------        -----
Balance at March 31, 1999..........  9,012       1     33,134      3        70,055          --            --           --
 Component of comprehensive loss:
   Net loss........................     --      --        --      --            --          --            --           --
   Currency translation
     adjustment....................     --      --        --      --            --          --            --          (47)
   Comprehensive loss..............
 Conversion of convertible
   preferred stock to common
   stock...........................  (9,012)    (1)    29,466      3            (2)         --            --           --
 Issuance of common stock in
   initial public offering net of
   issuance cost of $1,455.........     --      --     6,900       1        62,727          --            --           --
 Issuance of common stock in
   follow-on offering net of
   issuance cost of $779...........     --      --     1,850      --       154,276          --            --           --
 Issuance of common stock..........     --      --       300      --         1,800          --            --           --
 Unearned stock-based
   compensation....................     --      --        --      --         5,198          --            --           --
 Amortization of unearned
   stock-based compensation........     --      --        --      --            --          --            --           --
 Exercise of stock options and
   warrants, net...................     --      --       841      --         3,681          --            --           --
                                     ------    ---     ------     --      --------       -----       -------        -----
Balance at March 31, 2000..........     --      --     72,491      7       297,735          --            --          (47)
 Component of comprehensive loss:
   Net loss........................     --      --        --      --            --          --            --           --
   Currency translation
     adjustment....................     --      --        --      --            --          --            --          500
   Comprehensive loss..............
 Issuance of common stock..........     --      --       455      --        12,935          --            --           --
 Repurchased of common stock.......     --      --      (100)     --            --          --        (2,225)          --
 Unearned stock-based
   compensation....................     --      --        --      --        (1,300)         --            --           --
 Amortization of unearned
   stock-based compensation........     --      --        --      --            --          --            --           --
 Exercise of stock options, net....     --      --       926      --         6,268          --            --           --
                                     ------    ---     ------     --      --------       -----       -------        -----
Balance at March 31, 2001..........     --     $--     73,772     $7      $315,638       $  --       $(2,225)       $ 453
                                     ======    ===     ======     ==      ========       =====       =======        =====


                                                                      TOTAL
                                       UNEARNED     ACCUMULATED   STOCKHOLDERS'
                                     COMPENSATION     DEFICIT        EQUITY
                                     ------------   -----------   -------------
                                                   (IN THOUSANDS)
Balance at March 31, 1998..........    $ (1,535)     $  (1,159)     $   3,805
 Net loss..........................          --        (11,701)       (11,701)
 Issuance of Series A convertible
   preferred stock.................          --             --            552
 Issuance of Series B convertible
   preferred stock, net of issuance
   cost of $38.....................          --             --         14,189
 Issuance of Series C convertible
   preferred stock, net of issuance
   cost of $54.....................          --             --         11,346
 Repurchase of Series A convertible
   preferred stock by canceling the
   stock subscription receivable...          --             --             29
 Unearned stock-based
   compensation....................     (33,366)            --             --
 Amortization of unearned
   stock-based compensation........       7,679             --          7,679
 Exercise of stock options.........          --             --          4,078
                                       --------      ---------      ---------
Balance at March 31, 1999..........     (27,222)       (12,860)        29,977
 Component of comprehensive loss:
   Net loss........................          --        (16,015)       (16,015)
   Currency translation
     adjustment....................          --             --            (47)
                                                                    ---------
   Comprehensive loss..............                                   (16,062)
 Conversion of convertible
   preferred stock to common
   stock...........................          --             --             --
 Issuance of common stock in
   initial public offering net of
   issuance cost of $1,455.........          --             --         62,728
 Issuance of common stock in
   follow-on offering net of
   issuance cost of $779...........          --             --        154,276
 Issuance of common stock..........          --             --          1,800
 Unearned stock-based
   compensation....................      (5,198)            --             --
 Amortization of unearned
   stock-based compensation........      15,636             --         15,636
 Exercise of stock options and
   warrants, net...................          --             --          3,681
                                       --------      ---------      ---------
Balance at March 31, 2000..........     (16,784)       (28,875)       252,036
 Component of comprehensive loss:
   Net loss........................          --       (139,972)      (139,972)
   Currency translation
     adjustment....................          --             --            500
                                                                    ---------
   Comprehensive loss..............                                  (139,472)
 Issuance of common stock..........          --             --         12,935
 Repurchased of common stock.......          --             --         (2,225)
 Unearned stock-based
   compensation....................       1,300             --             --
 Amortization of unearned
   stock-based compensation........       9,163             --          9,163
 Exercise of stock options, net....          --             --          6,268
                                       --------      ---------      ---------
Balance at March 31, 2001..........    $ (6,321)     $(168,847)     $ 138,705
                                       ========      =========      =========

                See notes to consolidated financial statements.

                               SCIENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED MARCH 31,
                                                           -------------------------------------
                                                              2001          2000         1999
                                                           -----------   -----------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net loss...............................................  $  (139,972)  $   (16,015)  $ (11,701)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.......................       15,170         3,082         622
     Provision for doubtful accounts.....................       28,376         1,583         200
     Amortization of unearned stock-based compensation...        9,402        15,636       7,679
     Loss on investments.................................        5,993            --          --
     Changes in assets and liabilities:
       Accounts receivable...............................        1,265       (51,728)     (5,920)
       Prepaid expenses..................................          733        (4,118)       (674)
       Other assets......................................       (9,449)       (3,861)       (376)
       Accounts payable..................................        1,183         4,191         481
       Accrued expenses..................................       27,534        38,609       4,600
       Deferred revenue..................................       (6,509)        6,055         524
                                                           -----------   -----------   ---------
          Net cash used in operating activities..........      (66,274)       (6,566)     (4,565)
                                                           -----------   -----------   ---------
Cash flows from investing activities:
  Purchase of property and equipment, net................        3,275       (11,053)     (2,360)
  Cash paid for acquisition..............................       (7,685)           --          --
  Purchase of investments................................   (1,391,669)   (1,391,669)   (246,505)
  Sale of investments....................................    1,460,628     1,284,345     229,637
                                                           -----------   -----------   ---------
          Net cash provided by (used in) investing
            activities...................................       64,549      (118,377)    (19,228)
                                                           -----------   -----------   ---------
Cash flows from financing activities:
  Proceeds (payments) from bank borrowing, net...........       (2,199)          657       1,542
  Proceeds from convertible preferred stock, net.........           --            --      26,116
  Proceeds from issuance of common stock, net............           --       218,804          --
  Proceeds from exercise of common stock options and
     warrants, net.......................................       13,455         3,681       4,077
  Purchase of common stock...............................       (2,225)           --          --
  Principal payments on capital lease obligations........       (4,075)       (1,334)        (82)
  Restricted cash........................................      (18,626)           --         100
                                                           -----------   -----------   ---------
          Net cash provided by (used in) financing
            activities...................................      (13,670)      221,808      31,753
                                                           -----------   -----------   ---------
Effect on cash of changes in exchange rates..............          894           (24)         --
Net increase (decrease) in cash and cash equivalents.....      (14,501)       96,841       7,960
Cash and cash equivalents at beginning of period.........      108,102        11,261       3,301
                                                           -----------   -----------   ---------
Cash and cash equivalents at end of period...............  $    93,601   $   108,102   $  11,261
                                                           ===========   ===========   =========
Supplemental cash flow information:
  Cash paid for interest.................................  $       562   $       373   $      85
Supplemental non-cash financing activity:
  Property and equipment acquired under capital leases...  $     5,470   $     4,705   $   1,350

                See notes to consolidated financial statements.

                               SCIENT CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     Scient Corporation ("Scient") was incorporated in California on November 7, 1997. Scient is a leading provider of the category of professional services called systems innovation. Scient provides integrated eBusiness strategy and technology implementation services on a global basis to clients who are creating eBusinesses or are rethinking or expanding their existing businesses to integrate eBusiness capabilities. These services include strategy consulting, customer experience design, systems architecture, application and technology infrastructure development and eBusiness management.

     During the second half of fiscal 2001 and the first quarter of fiscal 2002, Scient announced reductions in its workforce, a reduction or closure of certain of its offices, and its intention to relocate its corporate headquarters from San Francisco, CA to New York, NY. As a result, Scient has recorded a charge in the second half of fiscal 2001 of approximately $105 million related to restructuring and other related charges. Scient also expects to take an additional restructuring charge in the first quarter of 2001, see Notes 4 "Restructuring and Other Related Charges" and Note 12 "Subsequent Event."

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Scient Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Investments where Scient does not have the ability to exercise significant influence are accounted for using the cost method. Certain reclassifications have been made to the prior period's financial statements to conform to the current period presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Scient derives its revenues from service agreements. Revenues pursuant to time and materials contracts are generally recognized as services are performed. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenues exclude reimbursable expenses charged to and collected from clients.

     Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. Unbilled fees and services on contracts are comprised of costs plus fees on certain contracts in excess of contractual billings on such contracts. Advanced billings and billings in excess of costs plus fees are classified as deferred revenue.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 was effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20, "Accounting Changes". In June 2000, the SEC

                               SCIENT CORPORATION
issued SAB 101B, "Amendment: Revenue Recognition in Financial Statements," which delayed implementation of SAB 101 until Scient's fourth fiscal quarter of 2000. Scient has adopted SAB 101 with no known reportable changes in its consolidated financial position or results of operations.

  Professional Services

     Professional services expenses consist primarily of compensation and benefits of Scient's employees engaged in the delivery of professional services.

  Cash and Cash Equivalents

     Scient considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Restricted Cash

     Restricted cash includes a cash collateral account maintained under the terms of a line of credit. In accordance with this agreement, we have created and will maintain a cash collateral account that limits the liquidity of $18.6 million of our cash. (See Note 6)

  Investments

     In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Scient has categorized its marketable securities as "available-for-sale." At March 31, 2000 and 2001, amortized cost approximated fair value and unrealized gains and losses were insignificant.

     The portfolio of short-term investments (including cash and cash equivalents and restricted cash) consisted of the following (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash........................................................  $ 13,103   $  9,192
Commercial paper............................................    85,120     89,892
Government securities.......................................    15,018     54,023
Foreign securities..........................................    13,268     22,519
Term notes..................................................    16,677     47,829
Corporate bonds.............................................    17,887      2,557
Certificate of deposit......................................        --      3,136
                                                              --------   --------
                                                              $161,073   $229,148
                                                              ========   ========

     Scient considers all investments with maturities of less than one year as of March 31, 2001 to be short-term investments. Long term investments consist primarily of marketable securities with original maturities of greater than twelve months. In July 1999, Scient established a wholly owned subsidiary, Scient Capital LLC, which serves as an investment vehicle to make equity investments in clients who meet certain criteria.

     Investments in entities in which Scient has an equity interest of less then 20% and does not have the ability to exercise significant influence are accounted for under the cost method. At each balance sheet date, Scient assesses the fair market value of its cost-based investments and recognizes any identified impairment. As of March 31, 2001, all investments had been written down to zero. (See Note 4)

                               SCIENT CORPORATION

  Concentration of Credit Risk

     Scient's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses. At March 31, 2000 and 2001, the fair value of these instruments approximated their financial statement carrying amounts.

     Credit is extended to customers based on an evaluation of their financial condition, and collateral generally is not required. Scient performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts.

     Scient is subject to concentrations of credit risk and interest rate risk related to its short-term investments. Scient's credit risk is managed by limiting the amount of investments placed with any one issuer, investing in money market funds, and short-term commercial paper, and A1 rated corporate bonds.

     The following table summarizes the revenue from clients in excess of 10% of total revenue.

                                                              YEAR ENDED MARCH 31,
                                                              --------------------
                                                              2001    2000    1999
                                                              ----    ----    ----
Company A...................................................   *      *       13%
Company B...................................................   *      *       11%
Company C...................................................   *      *       11%
Company D...................................................  11%     *        *

---------------

* Represented less than 10% of total.

     At March 31, 2001, the client that accounted for more than 10% of Scient's revenue also represented 17% of accounts receivable. At March 31, 2000, no clients accounted for more than 10% of Scient's revenue or accounts receivable.

  Fair Value of Financial Instruments

     Scient's financial instruments, including cash equivalents, restricted cash, investments, accounts receivable, accounts payable, debt and capital lease obligations are carried at cost, which approximates fair value, due to the short-term maturity of these instruments.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed using the straight-line method ranging from eighteen months to five years for computer equipment and software and furniture and fixtures, which is deemed to be the estimated useful lives of the assets. Leasehold improvements and assets held under capital leases are amortized over the term of the lease or estimated useful lives, whichever is shorter.

  Stock Compensation

     Scient accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of Scient's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28. Scient accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

                               SCIENT CORPORATION

     In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000.

  Income Taxes

     Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in Scient's financial statements or tax returns. The measurements of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated.

  Net Loss Per Share

     Basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of Series A, B and C convertible preferred stock.

     The following table sets forth the computation of basic and dilutive net loss per share for the periods indicated (in thousands, except per share amounts):

                                                             YEAR ENDED MARCH 31,
                                                        -------------------------------
                                                          2001        2000       1999
                                                        ---------   --------   --------
Numerator
Net loss..............................................  $(139,972)  $(16,015)  $(11,701)
                                                        =========   ========   ========
Denominator
Weighted average shares...............................     73,263     66,194     26,750
Weighted average unvested common stocks subject to
  repurchase..........................................     (7,680)   (11,604)   (13,552)
                                                        ---------   --------   --------
Denominator for basic and diluted calculation.........     65,583     54,590     13,198
                                                        =========   ========   ========
Net loss per share:
  Basic and diluted...................................  $   (2.13)  $  (0.29)  $  (0.89)
                                                        =========   ========   ========

                               SCIENT CORPORATION

     The following table sets forth common stock equivalents that are not included in the diluted net income per share calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                                YEAR ENDED MARCH 31,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
Weighted average effect of common stock equivalents:
Convertible preferred stock.................................      --       --   28,476
Common stock warrants.......................................      --       --      126
Unvested common stocks subject to repurchase................   7,680   11,604   13,552
Employee stock options......................................   8,967    8,866    4,702
                                                              ------   ------   ------
                                                              16,647   20,470   46,856
                                                              ======   ======   ======

  Impairment of Long-Lived Assets

     Scient evaluates the recoverability of our long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future discounted cash flows attributable to such assets. Scient assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

  Comprehensive Income

     Effective April 1, 1998, Scient adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The adoption of SFAS No. 130 had no impact on Scient's net income or stockholders' equity.

  Segment Information

     Scient adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Scient identifies its operating segments based on business activities, management responsibility and geographical location. Scient engages in business activities in one operating segment, which provides integrated eBusiness strategy and technology implementation services to clients who are creating eBusinesses or are rethinking or expanding their existing businesses to integrate eBusiness capabilities.

     Scient engages in business activities in one operating segment, which provides business and technology consulting and solutions, primarily on a time and material basis.

                               SCIENT CORPORATION

     Data for the geographic regions in which Scient operates is presented below:

                                                              YEAR ENDED MARCH 31,
                                                          -----------------------------
                                                            2001       2000      1999
                                                          --------   --------   -------
Revenues:
  North America.........................................  $250,843   $151,317   $20,675
  Singapore.............................................    30,648      2,889        --
  Other international...................................    18,686      1,523        --
                                                          --------   --------   -------
          Total Revenues:...............................  $300,177   $155,729   $20,675
                                                          ========   ========   =======
Long-lived assets:
  North America.........................................  $ 15,887   $ 17,982   $ 3,410
  Singapore.............................................     1,132      1,155        --
  Other international...................................       610         72        --
                                                          --------   --------   -------
          Total Long-lived assets:......................  $ 17,629   $ 19,209   $ 3,410
                                                          ========   ========   =======

     Other international consists of the revenues and assets of operations in Europe and Asia Pacific excluding Singapore.

  Advertising Expenses

     Scient expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative in the consolidated statements of operations and totaled $470,000, $4.4 million, and $4.9 million for the years ended March 31, 1999, 2000 and 2001, respectively.

  Foreign Currency

     The functional currencies of the Scient's international subsidiaries are the local currencies. The financial statements of these subsidiaries are translated to United States dollars using period-end rates of exchange for assets and liabilities and average rates during the period for revenues, cost of revenues, and expenses. Translation gains and losses are accumulated as a component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during the periods presented.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138 "Accounting for Certain Hedging Activities, an amendment of FASB Statement No. 133", effective for all interim and annual periods beginning after June 15, 2000. As indicated, SFAS No 138 amends accounting and reporting standards for certain derivative instruments and certain hedging activities. Scient does not expect the adoption of these standards to have a material effect on its results of consolidated operations, financial position, or cash flows.

2. BUSINESS COMBINATION

     In August 2000, Scient acquired AXIDIA, an eBusiness services firm located in France. Under the terms of the acquisition agreement Scient paid cash of approximately $7.7 million, and issued approximately 121,000

                               SCIENT CORPORATION
shares of its common stock in exchange for all of the outstanding common stock of AXIDIA. The acquisition was accounted for as a purchase business combination and accordingly, the results of AXIDIA's operations have been included in Scient's financial statements from August 2000.

     The total consideration for the transaction was valued approximately $14.5 million, which includes the value of cash paid, common stock issued and other direct acquisition costs. The purchase price has been allocated to the fair value of assets acquired and liabilities assumed and workforce-in-place. The workforce-in-place has been recorded as an intangible asset and is amortized on a straight-line basis over 2 years.

     The historical results of operations of AXIDIA for the periods ended March 31, 1999 and 2000 were not material to the consolidated results of operations of Scient for the respective periods.

3. BALANCE SHEET COMPONENTS

     Allowance for doubtful accounts are estimated and established based on specific circumstances of each customer. Additions to the allowance are charged to selling, general and administrative expenses. Accounts receivables are written off against the allowance for doubtful accounts when an account is deemed uncollectible. Recoveries on account receivable previously charged off as uncollectible are credited to the allowance for doubtful accounts. Changes in the account receivable allowance were as follows (in thousands):

                                                                                        BALANCE,
                                                 BEGINNING                               END OF
                                                  BALANCE    ADDITIONS(1)   WRITEOFFS    PERIOD
                                                 ---------   ------------   ---------   --------
Year ended March 31, 1999:
  Allowance for doubtful accounts..............   $   --       $   200       $    --    $   200
  Allowance for revenue reserves...............       --            --            --         --
                                                  ------       -------       -------    -------
                                                  $   --       $   200       $    --    $   200
                                                  ------       -------       -------    -------
Year ended March 31, 2000:
  Allowance for doubtful accounts..............   $  200       $ 1,583       $    --    $ 1,783
  Allowance for revenue reserves...............       --            --            --         --
                                                  ------       -------       -------    -------
                                                  $  200       $ 1,583       $    --    $ 1,783
                                                  ------       -------       -------    -------
Year ended March 31, 2001:
  Allowance for doubtful accounts..............   $1,783       $12,249       $(2,532)   $11,500
  Allowance for revenue reserves...............       --        16,127            --     16,127
                                                  ------       -------       -------    -------
                                                  $1,783       $28,376       $(2,532)   $27,627
                                                  ------       -------       -------    -------

---------------

(1) Additions resulting from increase in allowance for revenue reserves were offset against revenues.

                               SCIENT CORPORATION

                                                              YEAR ENDED MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              ---------   --------
                                                                 (IN THOUSANDS)
Accounts receivable:
Accounts receivable.........................................  $ 47,703    $27,848
Unbilled fees and services..................................     7,063     29,956
                                                              --------    -------
                                                                54,766     57,804
Less allowance for doubtful accounts........................   (27,627)    (1,783)
                                                              --------    -------
                                                              $ 27,139    $56,021
                                                              ========    =======
Other current assets:
  Billable expenses.........................................  $ 11,148    $ 2,339
  Deposits..................................................       736      1,294
  Other.....................................................       925        595
                                                              --------    -------
                                                              $ 12,809    $ 4,228
                                                              ========    =======
Property and equipment:
  Computer equipment and software...........................  $  9,778    $ 6,004
  Equipment under capital leases............................     6,392      6,022
  Furniture and fixtures....................................     2,078      2,412
  Leasehold improvements....................................     7,836      5,564
                                                              --------    -------
                                                                26,084     20,002
Less accumulated depreciation and amortization..............   (17,806)    (3,939)
                                                              --------    -------
                                                              $  8,278    $16,063
                                                              ========    =======

     Depreciation expense for the years ended March 31, 1999, 2000 and 2001 was $552,000, $3.1 million, and $11.0 million respectively. Accumulated depreciation of assets under capital leases totaled $70,000, $1.4 million and $926,000 at March 31, 1999, 2000 and 2001, respectively. The equipment under capital leases collaterizes the related lease obligations.

4. RESTRUCTURING AND OTHER RELATED CHARGES

     For the year ended March 31, 2001, Scient recorded restructuring and other related charges of $105 million, consisting of $14 million for headcount reductions, $81 million for consolidation of facilities and related fixed assets, and $10 million of other restructuring related charges. These restructuring and other related charges were taken to align Scient's cost structure with changing market conditions and decreased demand for Scient's services to create a more flexible and efficient organization. The plan resulted in headcount reduction of approximately 460 employees, which was made up of approximately 67% professional services staff, and 33% core services staff. Many of the positions that were eliminated related to the office closures in Austin, Texas and Sunnyvale, California facilities. In January 2001, Scient also closed its office in Munich, Germany, which was contemplated in December with the other restructuring plans.

     Total cash outlay for the restructuring and other related activities will be approximately $71 million. The remaining $34 million of restructuring and other related costs consists of non-cash charges primarily for asset write-offs. As of the end of the year of fiscal 2001, $25 million of cash was used for restructuring and other related costs. Approximately $11 million cash outlay is expected in the first quarter of 2002, and the remaining cash outlay of approximately $35 million, primarily related to real estate rental obligations, is expected to occur over the next 10 years.

                               SCIENT CORPORATION

     Restructuring and other related activities as of March 31, 2001 were as follow (in millions):

                                                        SEVERANCE
                                                       AND BENEFITS   FACILITIES   OTHER   TOTAL
                                                       ------------   ----------   -----   -----
Provision for fiscal 2001............................      $14           $ 81       $10    $105
Amount utilized in fiscal 2001.......................       (9)           (40)       (9)    (58)
                                                           ---           ----       ---    ----
Balance at March 31, 2001............................      $ 5           $ 41       $ 1    $ 47
                                                           ===           ====       ===    ====

     As a result of the deterioration in eBusiness markets, Scient also evaluated the investments held by Scient Capital LLC and determined that these investments had become impaired. Accordingly, an impairment charge of $6.0 million has been recorded to write these investments down to zero, their estimated fair value at March 31, 2001. This charge has been reported on the statement of operations as a component of restructuring and other related charges. Scient does not anticipate making any further investments through Scient Capital.

5. INCOME TAXES

     At March 31, 2000 and 2001, Scient had approximately $18.0 million and $43.9 million of federal net operating loss carryforwards available and $22.5 million and $49.6 million of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2020 and 2008, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that Scient may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

     Scient has incurred losses for the year ended March 31, 1999, 2000 and 2001. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that Scient will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at March 31, 1999, 2000 and 2001. The effective income tax rate differs from the statutory federal income tax rate primarily due to the inability to recognize the benefit of net operating losses.

     Deferred tax assets consist of the following (in thousands):

                                                               YEAR ENDED MARCH 31,
                                                           ----------------------------
                                                             2001      2000      1999
                                                           --------   -------   -------
Deferred tax assets:
  Research and development credit........................  $    428   $   199   $    --
  Net operating loss carryforwards.......................    17,826     7,304     1,877
  Accruals and reserves..................................    14,821     1,323       123
  Restructuring reserves.................................    33,722        --        --
  Fixed assets...........................................        97        --        --
                                                           --------   -------   -------
                                                             66,894     8,826     2,000
Less valuation allowance.................................   (66,894)   (8,826)   (2,000)
                                                           --------   -------   -------
                                                           $     --   $    --   $    --
                                                           ========   =======   =======

6. BORROWING

     In May 1998, Scient entered into an equipment lease line and a line of credit under a Loan and Security Agreement.

     In February 2000, Scient amended the Loan and Security Agreement to increase the equipment lease line to $4.0 million and the line of credit to $9.2 million. The equipment lease line's draw down expires during

                               SCIENT CORPORATION
the period of May 1999 through September 2000. The amounts available at March 31, 2001 were $1.8 million and $650,000, respectively. Interest will accrue from the date of each draw down at a rate of one percent plus prime per annum and is payable monthly through the expiration date, which is no later than September 2000. The line of credit expires in May 2000 and charges interest at a rate of one-half percent plus prime per annum. Substantially all of the assets of Scient are pledged as collateral for Scient's credit facilities.

     At March 31, 2000, Scient had $2.2 million balance outstanding under the equipment lease line. Interest rates at March 31, 2000 was 8.75%. Scient paid its outstanding balances on the equipment line of credit in April 2000.

     In April 2000, Scient entered into a $40.0 million line of credit agreement with a bank. In September 2000, the line of credit was increased to $50.0 million. Borrowings under this line of credit bear interest at either the LIBOR rate plus a range of 2.25% to 2.75% or the bank's prime rate plus up to 0.5% depending on the outstanding balance and the type of draws. Fourteen standby letters of credit totaling $41.9 million have been issued against this line of credit. Under this line of credit, Scient is required to maintain certain financial covenants. At March 31, 2001, Scient was in compliance with all such covenants. In addition, Scient is also required to maintain a certain cash balance in a restricted account to be used as collateral against the letters of credit issued under this line of credit. Substantially all of the assets of Scient are pledged as collateral for Scient's credit facilities. No borrowing is made against this line of credit at March 31, 2001.

7. COMMITMENTS AND CONTINGENCIES

  Leases

     Scient leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2022. Rent expense for the years ended March 31, 1999, 2000 and 2001 was $1.2 million, $5.7 million and $18.6 million, respectively. Sublease income for the years ended March 31, 2000 and 2001 was $463,000 and $1.0 million, respectively. The terms of the facility leases provide for rental payments on a graduated scale. Scient recognizes rent expense on a straight-line basis over the lease period, and has recognized prepaid expense for rent expenditures not incurred but paid.

     Future minimum lease payments under noncancelable operating and capital leases at March 31, 2001 are as follows (in thousands):

                                                              CAPITAL   OPERATING
YEAR ENDED MARCH 31,                                          LEASES     LEASES
--------------------                                          -------   ---------
2002........................................................  $4,278    $ 28,774
2003........................................................   2,240      32,534
2004........................................................     490      34,543
2005........................................................      38      33,501
2006........................................................      --      29,936
Thereafter..................................................      --     248,279
                                                              ------    --------
          Total minimum lease payments......................  $7,046    $407,567
                                                                        ========
Less amount representing interest...........................     540
                                                              ------
Present value of capital lease obligations..................  $6,506
Less current portion........................................   3,892
                                                              ------
Capital lease obligations, long-term........................  $2,614
                                                              ======

     In April 2001, Scient entered into agreements for leased office to relieve the above commitments by $14.1 million through the year 2010.

                               SCIENT CORPORATION

  Letters of Credit

     Scient has issued letters of credit with various financial institutions in the aggregate amount of $41.9 million as security deposits for certain of its lease commitments.

  Contingencies

     From time to time, Scient may have certain contingent liabilities that arise in the ordinary course of its business activities. Scient accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of operations of Scient.

8. TRANSACTIONS WITH ENTITIES RELATED TO DIRECTORS

     A director and a shareholder of Scient, is also a director and shareholder of two clients from which Scient recognized $3.7 million, $4.9 million, and $14.1 million in revenue for the year ended March 31, 1999, 2000 and 2001, respectively. The terms and conditions of such transactions were normal and customary. Balance due from this clients as of March 31, 2000 and 2001 were $1.0 million and $6.2 million, respectively.

9. COMMON STOCK

     In March 1999, Scient's Board of Directors authorized, and in April 1999 the stockholders approved, the reincorporation of Scient in the State of Delaware. Following the reincorporation, Scient is authorized to issue 40.0 million shares of $.0001 par value Common Stock and 11.5 million shares of $.0001 par value Preferred Stock. In May 1999, upon the effectiveness of the initial public offering, 125.0 million shares of common stock and 10.0 million shares of undesignated convertible preferred stock were authorized. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

     In May 1999, Scient completed an initial public offering of 6.9 million shares of Scient's common stock. Proceeds to Scient, from this initial public offering totaled approximately $62.7 million net of offering cots of $1.5 million. Upon the closing of the initial public offering, Scient's convertible preferred stock converted into 29.5 million shares of common stock.

     In January 2000, Scient completed a follow-on offering of 1.9 million shares of Scient's common stock. Proceeds to Scient from this additional offering totaled approximately $154.3 million net of offering costs of $779,000.

     In April 2000, the shareholders approved an increase in its authorized common shares from 125.0 million to 500.0 million. A portion of the shares sold are subject to the right of repurchase by Scient subject to vesting, which is generally over a four year period from the employee hire date until vesting is complete. At March 31, 2000 and 2001, there were 11.6 million and 7.7 million shares subject to repurchase, respectively.

  Founder's Stock Agreement

     Certain common stock was issued to the founder of Scient and is subject to repurchase in the event of voluntary termination or involuntary termination with cause. Seventy-five percent of the shares vested over a one-year period. The remaining 25% generally vest over an additional three-year period. In the event of termination without cause, a substantial sale of Scient's assets, or a merger, all remaining shares would immediately vest. At March 31, 2000 and 2001, approximately 2.5 million and 1.3 million shares, respectively, of outstanding common stock were subject to repurchase by Scient at the original purchase price of $0.000025.

                               SCIENT CORPORATION

  Warrants for Common Stock

     In May 1999, Scient entered into a 24-month consulting agreement with a company for recruiting services. Scient paid $500,000, issued 300,000 shares of common stock and granted an option to purchase an additional 100,000 shares at $6.00 per share. Scient, using the Black-Scholes pricing model, calculated the fair value of the option on the date of grant, and recognized the total value of the agreement over the service period.

  Stock Split

     In December 1999, Scient effected a two-for-one stock-split of its common stock. All data shown in the accompanying consolidated financial statements and notes have been retroactively adjusted to reflect the stock splits.

10. EMPLOYEE BENEFIT PLAN

  401(k) Savings Plan

     Scient has a savings plan (the "Savings Plan") that qualifies as a defined contribution arrangement under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 25%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. Under the Savings Plan, Scient may, but is not obligated to, match a portion of the employee contributions. Scient has not contributed to the Savings Plan to date.

11. STOCK OPTION PLANS

  2000 Stock Plan

     In June 2000, the Board of Directors adopted the 2000 Stock Plan (the "2000 Plan") and reserved 3.0 million shares for issuance thereunder. In January 2001, and every year thereafter, shares reserved for issuance will automatically increase by a number equal to the lesser of 5% of the total number of common stock outstanding or 5.0 million shares. The 2000 Plan authorized the award of options and restricted stock awards. Options granted under the 2000 Plan are nonqualified stock options ("NSO"). NSOs may be granted to Scient's employees, outside directors, and consultants of Scient, except that members of the Board and individuals who are considered officers of Scient under the rules of the National Association of Securities Dealers shall not be eligible for the grant.

     Options under the 2000 Plan may be granted for periods of up to ten years and generally vest 25% of the options after one month from the date of grant, with the remaining options vesting in equally monthly installments over the following 36 months.

  1999 Equity Incentive Plan

     In March 1999, the Board of Directors adopted and the stockholders approved, the 1999 Equity Incentive Plan (the "1999 Plan") and reserved 6.4 million shares as amended in February 2000 plus the aggregate number of shares available under the 1997 Stock Option Plan of common stock for issuance thereunder. In January 2000, and every year thereafter, shares reserved for issuance will automatically increase by a number equal to the lesser of 10% as amended in February 2000 of the total number of common stock outstanding or 10.0 million shares. The 1999 Plan authorized the award of options, restricted stock awards and stock bonuses (the "Award"). No person will be eligible to receive more than 1.0 million shares in any calendar year pursuant to the 1999 Plan other than a new employee of Scient who will be eligible to receive no more than
2.0 million shares in the calendar year in which such employee commences employment. Options granted under the 1999 Plan may either be incentive stock options ("ISO") or NSOs. ISOs may be granted only to Scient's

                               SCIENT CORPORATION
employees (including officers and directors who are also employees). NSOs may be granted to Scient's employees, outside directors, and consultants of Scient.

     Options under the 1999 Plan may be granted for periods of up to ten years and generally vest 25% of the options after one year from the date of grant, with the remaining options vesting in equally monthly installments over the following 36 months.

  1997 Stock Option Plan

     In December 1997, Scient adopted the Scient Corporation 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the granting of stock options to employees, outside directors, and consultants of Scient. Options granted under the 1997 Plan may either be ISOs or NSOs. Scient reserved 13.4 million shares of common stock for issuance under the 1997 Plan. The 1997 Plan provided that the options should be exercisable over a period not to exceed ten years from the date of the grant.

     Options are generally exercisable immediately and are subject to repurchase by Scient, with the repurchase restriction lapsing at such times and under such conditions as determined by the Board of Directors. Options granted to date generally vest 25% of the options after one year from date of grant, with the remaining options vesting in equal monthly installments over the following 36 months.

  1999 Employee Stock Purchase Plan


     In April 1999, the board of directors and stockholders adopted the 1999 Employee Stock Purchase Plan (the "ESPP"), which became effective immediately prior to the effective date of Scient's initial public offering. The ESPP reserved 2.0 million shares of Common Stock for issuance thereunder. On each May 1 beginning in 2000, the aggregate number of shares reserved for issuance under the ESPP will be increased automatically to 2.0 million shares. Employees generally will be eligible to participate in the ESPP if they are employed by Scient for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the ESPP) 5% stockholders of Scient. Under the ESPP, eligible employees may select a rate of payroll deduction up to 15% of their cash compensation subject to certain maximum purchase limitations. The first offering period began on the first business day on which price quotations for Scient's common stock were available on The Nasdaq National Market. The first purchase period was less than six months long. Offering Periods thereafter will begin on May 1 and November 1. Purchases will occur on April 30 and October 31, or the last day of trading prior to these dates. The price at which the common stock is purchased under the ESPP is 85% of the lesser of the fair market value of Scient's Common Stock on the first day of the applicable offering period or on the last day of that purchase period.

                               SCIENT CORPORATION

     The following summarizes stock option activity for Scient option grants (in thousands, except weighted average exercise price):

                                                                         OPTIONS OUTSTANDING
                                                                    ------------------------------
                                              OPTIONS AVAILABLE     OUTSTANDING   WEIGHTED AVERAGE
                                                  FOR GRANT           SHARES       EXERCISE PRICE
                                            ---------------------   -----------   ----------------
Balance at March 31, 1998.................          26,096              2,364          $ 0.03
  Granted.................................         (15,836)            15,836            0.77
  Exercised...............................              --            (11,392)           0.36
  Canceled................................             904               (904)           0.11
  Repurchased.............................             286                 --            0.03
                                                   -------            -------
Balance at March 31, 1999.................          11,450              5,904            1.36
                                                   -------            -------
  Authorized..............................           6,784
  Granted.................................         (10,640)            10,640           33.48
  Awarded.................................            (300)                --              --
  Exercised...............................              --               (890)           2.54
  Canceled................................           1,020             (1,020)          12.35
  Repurchased.............................             335                 --              --
                                                   -------            -------
Balance at March 31, 2000.................           8,649             14,634           23.86
                                                   -------            -------
  Authorized..............................           8,000
  Granted.................................         (20,616)            20,616           14.53
  Exercised...............................              --             (1,733)           3.74
  Canceled................................           7,061             (7,061)          29.36
  Repurchased.............................             807                 --              --
                                                   -------            -------
Balance at March 31, 2001.................           3,901             26,456          $16.39
                                                   =======            =======

     The following table summarizes the information about stock options outstanding and exercisable at March 31, 2001:

                              OPTIONS OUTSTANDING                    OPTIONS VESTED AND EXERCISABLE
                         ------------------------------   -----------------------------------------------------
                                       WEIGHTED AVERAGE                                            WEIGHTED
                           NUMBER         REMAINING       WEIGHTED AVERAGE    NUMBER VESTED    AVERAGE EXERCISE
RANGE OF EXERCISE PRICE  OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    AND OUTSTANDING        PRICE
-----------------------  -----------   ----------------   ----------------   ---------------   ----------------
                                                             (IN THOUSANDS)
$ 0.03 -   0.80.......      1,594         7.4 years            $ 0.64             1,345             $ 0.61
$ 1.66 -   6.00.......     15,072         9.0 years            $ 3.11             5,632             $ 3.63
$10.00 -  26.38.......      3,652         8.5 years            $17.98             1,414             $13.72
$32.00 -  45.63.......      3,375         8.5 years            $38.13             1,028             $37.41
$50.06 -  68.75.......      1,760         8.7 years            $60.13               363             $63.19
$75.25 - 112.81.......      1,003         8.8 years            $88.36               245             $91.26
                           ------                                                ------
                           26,456         8.9 years            $16.39            10,027             $12.41
                           ======                                                ======

                               SCIENT CORPORATION

  Fair Value Disclosures

     Scient applies the measurement principles of APB No. 25 in accounting for its stock option plan. Had compensation expense for options granted for the years ended March 31, 1999, 2000 and 2001 been determined based on the fair value at the grant dates as prescribed by SFAS No. 123, Scient's net loss would have been increased to the pro forma amounts indicated below:

                                                             YEAR ENDED MARCH 31,
                                                        -------------------------------
                                                          2001        2000       1999
                                                        ---------   --------   --------
Net loss:
  As reported.........................................  $(139,972)  $(16,015)  $(11,701)
                                                        =========   ========   ========
  Pro forma...........................................  $(188,621)  $(21,322)  $(12,265)
                                                        =========   ========   ========
Net loss per share:
  As reported.........................................  $   (2.13)  $  (0.29)  $  (0.89)
                                                        =========   ========   ========
  Pro forma...........................................  $   (2.88)  $  (0.39)  $  (1.86)
                                                        =========   ========   ========

     Scient calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                              YEAR ENDED MARCH 31,
                                                              ---------------------
                                                              2001    2000    1999
                                                              -----   -----   -----
Risk Free Interest Rate.....................................  5.50%   5.65%   5.26%
Expected lives (in years)...................................     4       4       5
Dividend yield..............................................     0%      0%      0%
Expected volatility.........................................   122%     60%      0%

     Because additional option grants are expected to be made each year, the pro-forma impact for the years ended March 31, 1999, 2000 and 2001 is not representative of the pro-forma effects which may be expected in future years.

  Unearned Stock-based Compensation

     In connection with certain stock option grants for the years ended March 31, 1999, 2000, and 2001, Scient recognized unearned stock-based compensation totaling $33.4 million, $5.2 million, and $(1.3 million), respectively, which is being amortized over the vesting periods, generally four years, of the related options. Amortization expense recognized for the years ended March 31, 1999, 2000 and 2001 totaled approximately $7.7 million, $15.6 million, and $9.4 million, respectively.

12. SUBSEQUENT EVENTS

     On April 11, 2001, Scient announced an additional restructuring initiative that included a reduction in force of up to 850 people. The restructuring included plans to downsize and modify the company's geographic footprint and move its corporate headquarters to New York from San Francisco. In addition, Scient closed its Los Angeles and New Jersey offices and plans to reduce its San Francisco, Boston, and Chicago locations to smaller offices.

     As part of the restructuring initiative, in June 2001 Scient divested itself 80.1% of its interest in Scient S.A., its French subsidiary, and 81% of its interest in Scient K.K., its Japanese subsidiary. Scient also licensed the use of the Scient trademark to the French company for 120 days and to the Japanese company for one year in order to allow the businesses to transition to new branding.

                               SCIENT CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     MARCH 31,
                                                                 2001         2001
                                                              -----------   ---------
                                                              (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................   $  68,745    $  93,601
  Restricted cash...........................................      26,683       18,626
  Short-term investments....................................      19,696       48,846
  Accounts receivable, net..................................      10,330       27,139
  Prepaid expenses and other................................       8,477       18,203
                                                               ---------    ---------
          Total current assets..............................     133,931      206,415
Property and equipment, net.................................      10,942        8,278
Intangibles, net............................................          --        9,351
                                                               ---------    ---------
                                                               $ 144,873    $ 224,044
                                                               =========    =========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   1,862    $   6,357
  Accrued compensation and benefits.........................      13,040       15,047
  Accrued other expenses....................................      50,963       57,324
  Deferred revenue..........................................          85          105
  Capital lease obligations, current........................       3,361        3,892
                                                               ---------    ---------
          Total current liabilities.........................      69,311       82,725
Capital lease obligations, long-term........................       2,019        2,614
                                                               ---------    ---------
                                                                  71,330       85,339
                                                               ---------    ---------
Stockholders' equity:
  Common stock: $0.0001 par value; 500,000 authorized;
     73,672 and 73,772 shares issued and outstanding,
     respectively...........................................           7            7
  Additional paid-in capital................................     312,623      313,866
  Unearned compensation.....................................      (3,933)      (6,321)
  Accumulated deficit.......................................    (235,154)    (168,847)
                                                               ---------    ---------
          Total stockholders' equity........................      73,543      138,705
                                                               ---------    ---------
                                                               $ 144,873    $ 224,044
                                                               =========    =========

           See notes to condensed consolidated financial statements.

                               SCIENT CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                THREE MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                 2001        2000
                                                              ----------   ---------
                                                                   (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
Net revenue.................................................   $ 11,306     $91,361
Operating expenses:
  Professional services (exclusive of stock-based
     compensation of $1,072 and $2,029 for 2001 and 2000)...     13,370      38,094
  Selling, general and administrative (exclusive of
     stock-based compensation of $129 and $889 for 2001 and
     2000)..................................................     14,414      47,790
  Restructuring and other related charges...................     50,260          --
  Amortization of stock-based compensation..................      1,201       2,918
                                                               --------     -------
          Total operating expenses..........................     79,245      88,802
                                                               --------     -------
Income (loss) from operations...............................    (67,939)      2,559
Interest and other income, net..............................      1,632       3,222
                                                               --------     -------
          Net income/(loss).................................   $(66,307)    $ 5,781
                                                               ========     =======
Net income/(loss) per share:
  Basic.....................................................   $  (0.94)    $  0.09
  Diluted...................................................   $  (0.94)    $  0.07
Weighted average common shares:
  Basic.....................................................     70,213      64,035
  Diluted...................................................     70,213      81,774

           See notes to condensed consolidated financial statements.

                               SCIENT CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $(66,307)  $  5,781
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
     Depreciation and amortization..........................     1,241      1,949
     Provisions for doubtful accounts.......................      (444)     1,988
     Impairment of intangibles..............................     9,351         --
     Amortization of stock-based compensation...............     1,201      2,918
     Change in assets and liabilities:
       Accounts receivable..................................    17,253    (16,862)
       Prepaid expenses and other...........................     9,726    (12,156)
       Accounts payable.....................................    (4,495)    (2,233)
       Accrued expenses.....................................    (8,368)   (11,748)
       Deferred revenue.....................................       (20)       192
                                                              --------   --------
          Net cash used in operating activities.............   (40,862)   (30,171)
                                                              --------   --------
Cash flows from investing activities:
  Purchase of investment, net...............................    29,150     (1,582)
  Purchase of property and equipment........................    (5,435)    (4,700)
  Proceeds from sale of property and equipment..............     1,530         --
                                                              --------   --------
          Net cash provided by (used in) investing
           activities.......................................    25,245     (6,282)
                                                              --------   --------
Cash flows from financing activities:
  Principal payments for bank borrowing.....................        --     (2,199)
  Proceeds from exercise of common stock options, net of
     stock repurchases......................................       (80)     5,798
  Principal payments on capital lease obligations...........    (1,126)      (740)
  Restricted cash...........................................    (8,057)        --
                                                              --------   --------
          Net cash provided by (used in) by financing
           activities.......................................    (9,263)     2,859
                                                              --------   --------
Effect of exchange rate changes on cash.....................        24         66
Decrease in cash and cash equivalents.......................   (24,856)   (33,528)
Cash and cash equivalents at beginning of period............    93,601    108,102
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 68,745   $ 74,574
                                                              ========   ========

           See notes to condensed consolidated financial statements.

                               SCIENT CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements include the accounts of Scient Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Investments where Scient does not have the ability to exercise significant influence are accounted for using the cost method. All investments under this method have been considered impaired and written its value to zero according to our management. The accompanying condensed consolidated financials statements are unaudited, but in the opinion of management, contain all the adjustments (consisting of only normal recurring adjustments) considered necessary to present fairly the financial position, the results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles applicable to interim periods. Results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended March 31, 2001 included in Scient's Annual Report on Form 10-K.

2. INCOME/(LOSS) PER SHARE

     Basic net income (loss) per share is determined by using the weighed average number of common shares outstanding during the period. Diluted net
(loss) per share is determined by using the weighted average number of common shares, unvested common shares subject to repurchase, and common stock equivalents (representing the dilutive effect of stock options) outstanding during the period. Scient's net earning (loss) has not been adjusted for any period presented for purposes of computing basic or diluted net loss per share. For purposes of computing diluted net earning (loss) per share, weighted average common share equivalents do not include stock options with an exercise price that exceeded the average fair market value of Scient's common stock for that period.

     The following table sets forth the computation of basic and diluted earnings (loss) per share for the periods indicated (in thousands, except per share amounts):

                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
                                                                 (UNAUDITED)
Net income (loss)...........................................  $(66,307)  $ 5,781
                                                              ========   =======
Basic net income (loss) per share:
  Weighted average shares outstanding.......................    70,213    64,035
                                                              ========   =======
  Basic net income (loss) per share.........................  $  (0.94)  $  0.09
                                                              ========   =======
Diluted net income (loss) per share:
  Weighted average shares outstanding.......................    70,213    64,035
  Weighted average unvested common shares to repurchase.....        --     8,966
  Dilutive stock options....................................        --     8,773
                                                              --------   -------
  Shares used in computing per share amount.................    70,213    81,774
                                                              ========   =======
  Diluted net income (loss) per share.......................  $  (0.94)  $  0.07
                                                              ========   =======

3. COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting Comprehensive Income" establishes standards for reporting comprehensive income. Comprehensive income includes net income as currently reported under generally accepted accounting principles and also considers the affect of additional economic events that are not required to be recorded in determining net income but are rather reported as a separate component of stockholders' equity. Scient

                               SCIENT CORPORATION
reports foreign currency translation gains and losses and unrealized gains and losses on short term investments as components of comprehensive income. For the three months ended June 30, 2001 and 2000, Scient recorded comprehensive loss of $66.3 million and comprehensive income of $5.8 million, respectively.

4. RESTRUCTURING AND OTHER RELATED CHARGES

     In April 2001, Scient recorded a restructuring and other related charges of $50 million, consisting of $34 million for headcount reductions, $4 million for consolidation of facilities and related fixed assets, and $12 million of other related restructuring charges. These restructuring and other related charges were taken to align Scient's cost structure with changing market conditions and decreased demand for Scient's services and to create a more flexible and efficient organization. The plan resulted in headcount reductions of approximately 850 employees, which was made up of 78% professional services staff and 22% core services staff. The April restructuring included plans to significantly downsize and modify Scient's geographic footprint and move its corporate headquarters to New York from San Francisco. In addition, Scient closed its Los Angeles and New Jersey offices, divested 80% of its interests in each of its French and Japanese subsidiaries and plans to reduce its San Francisco, Boston, and Chicago locations to smaller sales offices.

     Total cash outlay for the restructuring and other related activities that were announced in December 2000 and April 2001 will be approximately $112 million. The remaining $43 million of restructuring and other related costs consists of non-cash charges primarily for asset write-offs. As of the end of the first quarter of fiscal 2002, $67 million of cash has been used for restructuring and other related costs. An additional $19 million cash outlay is expected in the second quarter of fiscal 2002, and the remaining cash outlay of approximately $26 million, primarily related to real estate rental obligations, is expected to occur over the next 10 years.

     Restructuring and other related activities as of June 30, 2001 were as follow (in millions):

                                                        SEVERANCE
                                                       AND BENEFITS   FACILITIES   OTHER   TOTAL
                                                       ------------   ----------   -----   -----
Fiscal 2001 provision................................      $ 14          $ 81      $ 10    $105
Amount utilized in fiscal 2001.......................        (9)          (40)       (9)    (58)
                                                           ----          ----      ----    ----
Balance at March 31, 2001............................         5            41         1      47
                                                           ----          ----      ----    ----
Fiscal 2002 provision................................        34             4        12      50
Amount utilized in first quarter fiscal 2002.........       (33)           (7)      (12)    (52)
                                                           ----          ----      ----    ----
Balance at June 30, 2001.............................      $  6          $ 38      $  1    $ 45
                                                           ----          ----      ----    ----

     As a result of the divestiture in the first quarter of 2002 of more than 80% of our French subsidiary, which we acquired in August 2000, Scient wrote off its remaining goodwill balance related to this acquisition of $9.3 million to restructuring and other related charges. This charge has been reported on the statement of operations as a component of restructuring and other related charges.

5. BALANCE SHEET COMPONENTS

     As of June 30, 2001, the accounts receivable balance detail was as follows:

                                                               JUNE 30,     MARCH 31,
                                                                 2001         2001
                                                              -----------   ---------
                                                              (UNAUDITED)
Accounts receivable:
  Accounts receivable.......................................   $ 27,762     $ 47,703
  Unbilled fees and services................................      2,112        7,063
                                                               --------     --------
                                                                 29,874       54,766
  Less allowances for doubtful accounts.....................    (19,544)     (27,627)
                                                               --------     --------
                                                               $ 10,330     $ 27,139
                                                               ========     ========

                               SCIENT CORPORATION

6. RECENT ACCOUNTING PRONOUNCEMENT

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations. This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board ("APB") Opinion No. 16, Business Combinations, and SFAS No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001 and all business combinations accounted for under the purchase method for which the date of acquisition is July 1, 2001, or later. We have engaged in significant acquisition activity in the past, including business combinations, and future business combinations are likely. The provisions of this Statement would require all future business combinations to be accounted for using the purchase method.

     In June 2001, the FASB also issued SFAS No. 142, Goodwill and Other Intangible Assets. This Statement addresses financial accounting and reporting for i) intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition and ii) goodwill and other intangible assets subsequent to their acquisition. This Statement supersedes APB Opinion No. 17, Intangible Assets. Under the provisions of this Statement, if an intangible asset is determined to have an indefinite useful life, it shall not be amortized until its useful life is determined to be no longer indefinite. An intangible asset that is not subject to amortization shall be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill shall not be amortized. Goodwill shall be tested for impairment on an annual basis and between annual tests in certain circumstances at a level of reporting referred to as a reporting unit. This Statement is required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the nonamortization and amortization provisions of this Statement. Scient is still evaluating the impact of adopting these pronouncements on the financial statements.

7. SUBSEQUENT EVENT


     On July 31, 2001, Scient entered into a definitive agreement with iXL Enterprises, Inc., providing for a strategic merger of equals, whereby Scient and iXL will become subsidiaries of a new parent company operating under the Scient name. Under the terms of the definitive agreement, each share of iXL and Scient common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00 and 1.24 shares, respectively, of the new holding company's common stock. Approximately 34% of the shareholders of each company have executed voting agreements by which they have agreed to vote their respective shares in favor of the merger. The merger agreement, which has been approved by the board of directors for both companies, is subject to approval by both iXL's and Scient's stockholders, receipt of required regulatory approvals and other customary conditions. The merger is expected to close in the December quarter of 2001.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                              DATED JULY 31, 2001

                                     AMONG

                          INDIA-SIERRA HOLDINGS, INC.,

                             IXL ENTERPRISES, INC.,

                              SCIENT CORPORATION,

                            INDIA MERGER SUB, INC.,

                                      AND

                            SIERRA MERGER SUB, INC.


                       (GIVING EFFECT TO AMENDMENT NO. 1


                        TO MERGER AGREEMENT DATED AS OF


                                OCTOBER 2, 2001)

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
ARTICLE 1.   HOLDING COMPANY AND SUBSIDIARIES............................   A-8
1.1.         Organization of Holdco......................................   A-8
1.2.         Directors and Officers of Holdco............................   A-8
1.3.         Organization of Merger Subsidiaries.........................   A-9
1.4.         Actions of Scient and iXL...................................   A-9
ARTICLE 2.   THE MERGERS; CERTAIN RELATED MATTERS........................   A-9
2.1.         The Mergers.................................................   A-9
2.2.         Closing.....................................................   A-9
2.3.         Effective Time..............................................   A-9
2.4.         Effect of the Mergers.......................................   A-9
2.5.         Charter and Bylaws..........................................  A-10
2.6.         Officers and Directors......................................  A-10
2.7.         Effect of Scient Merger on Scient Common Stock..............  A-10
2.8.         Effect of Scient Merger on Scient Stock Options and
             Restricted Stock............................................  A-11
2.9.         Effect of iXL Merger on iXL Common Stock....................  A-11
2.10.        Effect of iXL Merger on iXL Stock Options...................  A-12
2.11.        iXL Warrants................................................  A-13
2.12.        Certain Adjustments.........................................  A-13
ARTICLE 3.   EXCHANGE OF CERTIFICATES....................................  A-13
3.1.         Exchange Fund...............................................  A-13
3.2.         Exchange Procedures.........................................  A-13
3.3.         Dividends...................................................  A-14
3.4.         No Further Ownership Rights in Stock........................  A-14
3.5.         No Fractional Shares of Holdco Common Stock.................  A-14
3.6.         Termination of Exchange Fund................................  A-14
3.7.         No Liability................................................  A-14
3.8.         Investment of the Exchange Fund.............................  A-14
3.9.         Lost Certificates...........................................  A-15
3.10.        Further Assurances..........................................  A-15
3.11.        Stock Transfer Books........................................  A-15
ARTICLE 4.   REPRESENTATIONS AND WARRANTIES..............................  A-15
4.1.         Representations and Warranties of iXL.......................  A-15
4.2.         Representations and Warranties of Scient....................  A-25
ARTICLE 5.   COVENANTS RELATING TO CONDUCT OF BUSINESS...................  A-34
5.1.         Covenants of iXL............................................  A-34
5.2.         Covenants of Scient.........................................  A-37
5.3.         Governmental Filings........................................  A-40
5.4.         Control of Other Party's Business...........................  A-40
ARTICLE 6.   ADDITIONAL AGREEMENTS.......................................  A-40
6.1.         Preparation of Proxy Statement; Stockholders Meetings.......  A-40
6.2.         Holdco Board of Directors; Executive Officers...............  A-42
6.3.         Termination of Registration of Scient Common Stock and iXL
             Common Stock................................................  A-42
6.4.         Access to Information.......................................  A-42
6.5.         Reasonable Best Efforts.....................................  A-43
6.6.         Acquisition Proposals.......................................  A-44

                                                                           PAGE
                                                                           ----
6.7.         Fees and Expenses...........................................  A-46
6.8.         Directors' and Officers' Indemnification and Insurance......  A-46
6.9.         Public Announcements........................................  A-47
6.10.        Listing of Shares of Holdco Common Stock....................  A-47
6.11.        Affiliates..................................................  A-48
6.12.        Section 16 Matters..........................................  A-48
6.13.        Holdco Stock Option Plan....................................  A-48
6.14.        Notices of Certain Events...................................  A-48
6.15.        Amendment of Rights Agreement...............................  A-48
ARTICLE 7.   CONDITIONS PRECEDENT........................................  A-49
7.1.         Conditions to Each Party's Obligation to Effect Its
             Respective Merger...........................................  A-49
7.2.         Additional Conditions to Obligations of iXL.................  A-49
7.3.         Additional Conditions to Obligations of Scient..............  A-50
ARTICLE 8.   TERMINATION AND AMENDMENT...................................  A-50
8.1.         Termination.................................................  A-50
8.2.         Effect of Termination.......................................  A-51
8.3.         Amendment...................................................  A-52
8.4.         Extension; Waiver...........................................  A-52
ARTICLE 9.   GENERAL PROVISIONS..........................................  A-52
9.1.         Non-Survival of Representations, Warranties and
             Agreements..................................................  A-52
9.2.         Notices.....................................................  A-53
9.3.         Interpretation..............................................  A-54
9.4.         Counterparts................................................  A-54
9.5.         Entire Agreement; No Third Party Beneficiaries..............  A-55
9.6.         Governing Law...............................................  A-55
9.7.         Severability................................................  A-55
9.8.         Assignment..................................................  A-55
9.9.         Submission to Jurisdiction; Waivers.........................  A-55
9.10.        Enforcement.................................................  A-55
9.11.        Definitions.................................................  A-55
9.12.        Performance and Obligations.................................  A-57


                                    EXHIBITS


Exhibit A  --   Voting Agreements
Exhibit B  --   Holdco Charter
Exhibit C  --   Holdco Bylaws
Exhibit D  --   Sierra Merger Sub Certificate
Exhibit E  --   India Merger Sub Certificate
Exhibit F  --   Sierra Merger Sub Bylaws
Exhibit G  --   India Merger Sub Bylaws
Exhibit H  --   Affiliate Agreement
Exhibit I  --   Affiliate Registration Rights Agreement
Exhibit J  --   Tax Representation Letters for Greenberg Traurig, LLP
Exhibit K  --   Tax Representation Letters for Davis Polk & Wardwell LLP

                             INDEX OF DEFINED TERMS


DEFINED TERMS                                                 DEFINED IN SECTION
-------------                                                 -------------------
Acquiring Person............................................  Section 4.2(r)
Acquisition Proposal........................................  Section 6.6(a)
Actions.....................................................  Section 4.1(j)(i)
Adjustment Factor...........................................  Section 9.11
Affiliate...................................................  Section 9.11
Affiliate Agreement.........................................  Section 6.11(a)
Affiliate Registration Rights Agreement.....................  Section 6.11(c)
Agreement...................................................  Preamble
Audit.......................................................  Section 9.11
beneficial ownership or beneficially own....................  Section 9.11
Benefit Plans...............................................  Section 9.11
Blue Sky Laws...............................................  Section 4.1(c)(iii)
Board of Directors..........................................  Section 9.11
Business Day................................................  Section 9.11
Certificates of Mergers.....................................  Section 2.3
Certificates................................................  Section 2.9
Change in the iXL Recommendation............................  Section 6.6(b)
Change in the Scient Recommendation.........................  Section 6.6(b)
Closing.....................................................  Section 2.2
Closing Date................................................  Section 2.2
Code........................................................  Recitals 5
Companies...................................................  Recitals 1
Company.....................................................  Recitals 1
Confidentiality Agreement...................................  Section 6.4
DGCL........................................................  Section 2.1
Distribution Date...........................................  Section 4.2(r)
Effective Time..............................................  Section 2.3
ERISA.......................................................  Section 9.11
ERISA Affiliate.............................................  Section 4.1(q)(i)
Exchange Act................................................  Section 4.1(c)(iii)
Exchange Agent..............................................  Section 3.1
Exchange Fund...............................................  Section 3.1
Expenses....................................................  Section 6.7
Form S-4....................................................  Section 6.1(a)
GAAP........................................................  Section 4.1(e)(i)
Governmental Entity.........................................  Section 4.1(c)(iii)
Holdco......................................................  Preamble
Holdco Bylaws...............................................  Section 1.1
Holdco Charter..............................................  Section 1.1
Holdco Common Stock.........................................  Section 1.1

DEFINED TERMS                                                 DEFINED IN SECTION
-------------                                                 -------------------
Holdco Preferred Stock......................................  Section 1.1
HSR Act.....................................................  Section 4.1(c)(iii)
India Merger Sub............................................  Preamble
India Merger Sub Bylaws.....................................  Section 2.5(d)
India Merger Sub Certificate................................  Section 2.5(b)
India Merger Sub Common Stock...............................  Section 2.9(a)
Intellectual Property.......................................  Section 9.11
iXL.........................................................  Preamble
iXL Benefit Plans...........................................  Section 4.1(q)(i)
iXL Board Approval..........................................  Section 4.1(g)
iXL Certificate.............................................  Section 2.9
iXL Common Stock............................................  Section 2.9
iXL Contracts...............................................  Section 4.1(p)(i)
iXL Disclosure Schedule.....................................  Section 4.1
iXL Employee Nonsolicitation and Confidentiality
  Agreement.................................................  Section 4.1(l)
iXL Exchange Ratio..........................................  Section 2.9(c)
iXL Filed SEC Reports.......................................  Section 4.1(e)(ii)
iXL Leased Properties.......................................  Section 4.1(t)
iXL Merger..................................................  Section 2.1(b)
iXL Merger Consideration....................................  Section 2.9(c)
iXL Minority Interest.......................................  Section 4.1(d)(i)
iXL Payment Event...........................................  Section 8.2(c)
iXL Permits.................................................  Section 4.1(j)(ii)
iXL Public Proposal.........................................  Section 8.2(c)
iXL Purchase Plan...........................................  Section 2.10(e)
iXL Recommendation..........................................  Section 6.1(c)
iXL Related Persons.........................................  Section 4.1(s)(i)
iXL SEC Reports.............................................  Section 4.1(e)(i)
iXL Stock Options...........................................  Section 2.10(d)
iXL Stock Plans.............................................  Section 2.10(d)
iXL Stockholders Meeting....................................  Section 6.1(c)
iXL Voting Debt.............................................  Section 4.1(b)(ii)
iXL Warrants................................................  Section 4.1(b)(i)
Joint Proxy Statement/Prospectus............................  Section 6.1(a)
known or knowledge..........................................  Section 9.11
Liens.......................................................  Section 4.1(a)(ii)
Material Adverse Effect.....................................  Section 9.11
Merger Consideration........................................  Section 2.9(c)
Merger Subsidiaries.........................................  Section 1.3
Mergers.....................................................  Section 2.1(b)
Necessary Consents..........................................  Section 4.1(c)(iii)

DEFINED TERMS                                                 DEFINED IN SECTION
-------------                                                 -------------------
Person......................................................  Section 9.11
Regulatory Law..............................................  Section 6.5(b)
Required Approvals..........................................  Section 6.5(a)
Required iXL Vote...........................................  Section 4.1(i)
Required Scient Vote........................................  Section 4.2(i)
Right.......................................................  Section 2.7(c)
Rights......................................................  Section 2.7(c)
Rights Agreement............................................  Section 2.7(c)
Rights Agreement Amendments.................................  Section 6.15
Rule 145 Affiliates.........................................  Section 6.11(b)
Scient......................................................  Preamble
Scient 2000 Options.........................................  Section 2.8(c)
Scient 2000 Plan............................................  Section 2.8(c)
Scient 97 Options...........................................  Section 2.8(b)
Scient 97 Plans.............................................  Section 2.8(b)
Scient 99 Options...........................................  Section 2.8(a)
Scient 99 Plan..............................................  Section 2.8(a)
Scient Benefit Plans........................................  Section 4.2(q)(i)
Scient Board Approval.......................................  Section 4.2(g)
Scient Certificate..........................................  Section 2.7
Scient Common Stock.........................................  Section 2.7
Scient Contracts............................................  Section 4.2(p)
Scient Disclosure Schedule..................................  Section 4.2
Scient Employee Nonsolicitation Confidentiality Agreement...  Section 4.2(l)
Scient Exchange Ratio.......................................  Section 2.7(c)
Scient Filed SEC Reports....................................  Section 4.2(e)(ii)
Scient Leased Properties....................................  Section 4.2(u)
Scient Merger...............................................  Section 2.1(a)
Scient Merger Consideration.................................  Section 2.7(c)
Scient Minority Interest....................................  Section 4.2(d)(i)
Scient Options..............................................  Section 2.8(c)
Scient Payment Event........................................  Section 8.2(b)
Scient Permits..............................................  Section 4.2(j)(ii)
Scient Plans................................................  Section 2.8(c)
Scient Public Proposal......................................  Section 8.2(b)
Scient Purchase Plan........................................  Section 2.9(d)
Scient Recommendation.......................................  Section 6.1(b)
Scient Related Persons......................................  Section 4.2(t)(i)
Scient SEC Reports..........................................  Section 4.2(e)(i)
Scient Stockholders Meeting.................................  Section 6.1(b)
Scient Voting Debt..........................................  Section 4.2(b)(ii)

DEFINED TERMS                                                 DEFINED IN SECTION
-------------                                                 -------------------
SEC.........................................................  Section 4.1(a)(ii)
Securities Act..............................................  Section 4.1(c)(iii)
Sierra Merger Sub...........................................  Preamble
Sierra Merger Sub Bylaws....................................  Section 2.5(c)
Sierra Merger Sub Certificate...............................  Section 2.5(a)
State Takeover Laws.........................................  Section 4.1(h)
Stock Acquisition Date......................................  Section 4.2(r)
Stockholders Meeting........................................  Section 9.11
Subsidiary..................................................  Section 9.11
Superior Proposal...........................................  Section 6.6(b)
Tax.........................................................  Section 4.1(n)
Tax Authority...............................................  Section 9.11
Tax Return..................................................  Section 4.1(p)
Taxes.......................................................  Section 4.1(n)
Termination Date............................................  Section 8.1(b)
Tessera Options.............................................  Section 2.10(b)
Tessera Plan................................................  Section 2.10(b)
the other party.............................................  Section 9.11
Third Party.................................................  Section 9.11
Violation...................................................  Section 4.1(c)(ii)
Voting Agreements...........................................  Recitals 4
96 Options..................................................  Section 2.10(a)
96 Plan.....................................................  Section 2.10(a)
98 Options..................................................  Section 2.10(c)
98 Plan.....................................................  Section 2.10(c)
99 Options..................................................  Section 2.10(d)
99 Plan.....................................................  Section 2.10(d)

     AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into on this 31st day of July 2001, by and among HOLDCO HOLDINGS, INC., a Delaware corporation ("Holdco"), IXL ENTERPRISES, INC., a Delaware corporation ("iXL"), SCIENT CORPORATION, a Delaware corporation ("Scient"), INDIA MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Holdco ("India Merger Sub"), and SIERRA MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Holdco ("Sierra Merger Sub").


                                    RECITALS

     1. The Board of Directors of each of Scient and iXL (each, a "Company," and collectively, the "Companies") deem it fair, advisable and in the best interests of the relevant Company and its stockholders that Scient and iXL engage in a business combination constituting a merger of equals in order to implement and advance the long-term strategic business, prospects, interests and objectives of both Companies;

     2. The combination of the Companies shall be effected in accordance with the terms of this Agreement through each of the Mergers and the transactions contemplated thereby;


     3. In furtherance thereof, the Board of Directors of each of Scient, iXL, Holdco, India Merger Sub and Sierra Merger Sub has approved this Agreement and the Mergers, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of capital stock of Scient and each share of capital stock of iXL issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of capital stock of Holdco as set forth herein;


     4. As a condition precedent and inducement to each Company's willingness to enter into this Agreement, certain stockholders of each of Scient and iXL, as applicable, shall each enter into a voting agreement of even date herewith, in the forms of Exhibit A hereto (collectively, the "Voting Agreements"), pursuant to which such stockholders shall agree, among other things, to vote their shares of capital stock in the relevant Company in favor of the adoption of this Agreement; and

     5. For purposes of U.S. Federal and state income tax, the parties hereto intend for the Mergers to qualify as reorganizations within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

                                   ARTICLE 1

                        HOLDING COMPANY AND SUBSIDIARIES


     1.1. Organization of Holdco. Scient and iXL have caused Holdco to be organized under the laws of the State of Delaware. The authorized capital stock of Holdco consists of 500,000,000 shares of common stock, par value $0.0001 per share (the "Holdco Common Stock"), of which one share has been issued to each of Scient and iXL, at a price of $100.00 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the "Holdco Preferred Stock"). Scient and iXL shall take, and shall cause Holdco to take, all requisite action to cause the certificate of incorporation of Holdco to be in the form of Exhibit B hereto (the "Holdco Charter"); and the bylaws of Holdco to be in the form of Exhibit C hereto (the "Holdco Bylaws"), in each case, at the Effective Time. At the Effective Time, the Holdco Charter shall be amended to change the name of Holdco to "Scient, Inc."



     1.2. Directors and Officers of Holdco. Prior to the Effective Time, the directors and officers of Holdco shall consist of equal numbers of representatives of iXL and Scient as designated and elected by iXL and Scient. iXL and Scient shall take all requisite action to cause the directors and officers of Holdco at the Effective Time to be as provided in Section 6.2, and with such duly constituted committees of the Board as provided in Section 6.2, with each such director and officer to remain in office until his or her successor is duly elected, appointed and qualified in accordance with the Holdco Bylaws.



     1.3. Organization of Merger Subsidiaries. Holdco has caused India Merger Sub and Sierra Merger Sub (collectively, the "Merger Subsidiaries") to be organized for the sole purpose of effectuating the Mergers contemplated herein. The authorized capital stock of Sierra Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares have been issued to Holdco at a price of $1.00 per share. The authorized capital stock of India Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares have been issued to Holdco at a price of $1.00 per share.



     1.4. Actions of Scient and iXL. Scient and iXL, as the holders of all the outstanding shares of Holdco Common Stock, have approved this Agreement and have caused Holdco, as the sole stockholder of each of the Merger Subsidiaries, to adopt this Agreement. Each of Scient and iXL shall cause Holdco, and Holdco shall cause the Merger Subsidiaries, to perform their respective obligations under this Agreement.


                                   ARTICLE 2

                      THE MERGERS; CERTAIN RELATED MATTERS

     2.1. The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"):


          (a) Scient Merger. At the Effective Time, Sierra Merger Sub shall be merged with and into Scient (the "Scient Merger"). Scient shall be the surviving corporation in the Scient Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Scient Merger, Scient shall become a direct, wholly owned subsidiary of Holdco.


          (b) iXL Merger. At the Effective Time, iXL shall be merged with and into India Merger Sub (the "iXL Merger"). India Merger Sub shall be the surviving corporation in the iXL Merger and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, India Merger Sub shall change its name to iXL Enterprises, Inc. The Scient Merger and the iXL Merger, which shall occur simultaneously, are together referred to herein as the "Mergers."

     2.2. Closing.  Upon the terms and subject to the conditions set forth in
Article 7 and the termination rights set forth in Article 8, the closing of the Mergers (the "Closing") shall take place as promptly as possible after (but in no event later than the second Business Day after) the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement theretofore has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York, 10166, unless another place is agreed to in writing by the parties hereto.

     2.3. Effective Time. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 7, at the Closing the parties shall file the Certificates of Merger with the Secretary of State of the State of Delaware in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Mergers shall become effective at (i) the date and time each of the certificate of merger relating to the Scient Merger and the certificate of merger relating to the iXL Merger (collectively, the "Certificates of Merger") are duly filed with the Secretary of State of the State of Delaware, or (ii) such subsequent time as the Companies shall agree and as shall be specified in the respective Certificates of Merger; provided, however that the Mergers shall become effective at the same time (such time as the Mergers become effective being referred to herein as the "Effective Time").

     2.4. Effect of the Mergers. At and after the Effective Time, the Mergers shall have the effects set forth in the DGCL, including Section 259 thereof.

     2.5.  Charter and Bylaws.

          (a) Certificate of Incorporation for Sierra Merger Sub. The certificate of incorporation of Sierra Merger Sub in effect immediately prior to the Effective Time, as set forth in the form of Exhibit D hereto (the "Sierra Merger Sub Certificate"), shall be the certificate of incorporation of the surviving corporation in the Scient Merger, until thereafter amended as provided by law.

          (b) Certificate of Incorporation for India Merger Sub. The certificate of incorporation of India Merger Sub in effect immediately prior to the Effective Time, as set forth in the form of Exhibit E hereto (the "India Merger Sub Certificate"), shall be the Certificate of Incorporation of the surviving corporation in the iXL Merger, until thereafter amended as provided by law.

          (c) Bylaws of Sierra Merger Sub. The bylaws of Sierra Merger Sub in effect immediately prior to the Effective Time, as set forth in the form of Exhibit F hereto (the "Sierra Merger Sub Bylaws"), shall be the bylaws of the surviving corporation in the Scient Merger, until thereafter amended in accordance with the Sierra Merger Sub Certificate and as provided by law.

          (d) Bylaws of India Merger Sub. The bylaws of India Merger Sub in effect immediately prior to the Effective Time, as set forth in the form of Exhibit G hereto (the "India Merger Sub Bylaws"), shall be the bylaws of the surviving corporation in the iXL Merger, until thereafter amended in accordance with the India Merger Sub Certificate and as provided by law.

     2.6. Officers and Directors. The officers of Scient immediately prior to the Effective Time shall be the officers of the surviving corporation in the Scient Merger, until their respective successors are duly appointed and qualified. The officers of iXL immediately prior to the Effective Time shall be the officers of the surviving corporation in the iXL Merger, until their respective successors are duly appointed and qualified. The directors of Sierra Merger Sub immediately prior to the Effective Time shall be the directors of the surviving corporation in the Scient Merger, until their respective successors are duly elected and qualified. The directors of India Merger Sub immediately prior to the Effective Time shall be the directors of the surviving corporation in the iXL Merger, until their respective successors are duly elected and qualified.

     2.7. Effect of Scient Merger on Scient Common Stock. At the Effective Time, by virtue of the Scient Merger and without any action on the part of the holder of any shares of Scient's common stock, par value $0.0001 ("Scient Common Stock") or any shares of capital stock of Sierra Merger Sub:

          (a) Capital Stock of Sierra Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Sierra Merger Sub shall be converted into the right to receive one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the surviving corporation in the Scient Merger.


          (b) Cancellation of Treasury Stock. Each share of Scient Common Stock issued and owned or held by Scient, Holdco or any subsidiary of Scient or Holdco shall cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.



          (c) Conversion of Scient Common Stock. Subject to Section 3.5, each issued and outstanding share of Scient Common Stock (other than shares to be canceled and retired in accordance with Section 2.7(b)), including the associated rights to purchase Scient's Series A Junior Participating Preferred Stock (each, a "Right" and collectively, the "Rights"), distributed as a dividend to holders of record of Scient Common Stock on July 31, 2000, pursuant to that certain Rights Agreement dated July 18, 2000, between Scient and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agreement"), shall be converted into the right to receive such number of fully paid and nonassessable shares of Holdco Common Stock (the "Scient Merger Consideration") equal to the quotient obtained by dividing
     (x) 1.24 by (y) the Adjustment Factor (the "Scient Exchange Ratio").


     As a result of the Scient Merger and without any action on the part of the holders, at the Effective Time all shares of Scient Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Scient Common Stock (such certificate or other evidence of ownership of certificated or uncertificated shares of Scient Common Stock, a "Scient Certificate") shall thereafter cease to have any rights with respect to such shares of Scient Common Stock, except the right (subject to Section 2.7(b)) to receive the applicable Scient Merger Consideration with respect thereto and any cash in lieu of fractional shares as provided in Section 3.5.

     2.8.  Effect of Scient Merger on Scient Stock Options and Restricted Stock.

          (a) 1999 Equity Incentive Plan. At the Effective Time, all options and other rights to purchase Scient Common Stock (the "Scient 99 Options") pursuant to Scient's 1999 Equity Incentive Plan, as amended (the "Scient 99 Plan"), shall expire pursuant to Section 11.3(d) of the Scient 99 Plan; provided, however, all unvested Scient 99 Options shall accelerate and vest prior to the Effective Time. The Board of Directors of Scient shall take all actions necessary pursuant to Section 11.3 of the Scient 99 Plan to cause the expiration of the Scient 99 Options as contemplated in this
     Section 2.8(a).

          (b) 1997 Stock Plan. At the Effective Time, all options and other rights to purchase Scient Common Stock (the "Scient 97 Options") pursuant to Scient's 1997 Stock Plan, as amended (the "Scient 97 Plan"), shall be cancelled pursuant to Section 8(b)(iv) of the Scient 97 Plan; provided however, all unvested Scient 97 Options shall accelerate and vest prior to the Effective Time and all repurchase rights with respect to all shares of Scient Common Stock acquired under the Scient 97 Plan shall terminate. The Board of Directors of Scient shall take all actions necessary pursuant to
     Section 8(b) of the Scient 97 Plan to cause the cancellation of the Scient 97 Options as contemplated in this Section 2.8(b).

          (c) 2000 Stock Plan. At the Effective Time, all options and other rights to purchase Scient Common Stock (the "Scient 2000 Options," together with the Scient 99 Options and the Scient 97 Options, the "Scient Options") pursuant to Scient's 2000 Stock Plan (the "Scient 2000 Plan," together with the Scient 99 Plan and the Scient 97 Plan, the "Scient Plans"), shall be cancelled pursuant to Section 8.3(d) of the Scient 2000 Plan; provided, however, all unvested Scient 2000 Options shall accelerate and vest prior to the Effective Time. The Board of Directors of Scient shall take all actions necessary pursuant to Section 8.3 of the Scient 2000 Plan to cause the cancellation of the Scient 2000 Options as contemplated in this Section 2.8(c).

          (d) Stock Purchase Plan. Promptly following the date hereof, the Board of Directors of Scient shall take such actions as necessary to terminate Scient's 1999 Employee Stock Purchase Plan (the "Scient Purchase Plan"), pursuant to Section 14 thereof; provided, however, such termination shall be conditioned upon the consummation of the Scient Merger and shall be made effective as of the Effective Time. At the sole discretion of the Board of Directors of Scient, Scient shall provide to each participant of the Scient Purchase Plan notice of such termination and the balance then credited to each such participant's account shall be distributed as soon as reasonably practicable following the Effective Time, without interest.

     2.9. Effect of iXL Merger on iXL Common Stock. At the Effective Time, by virtue of the iXL Merger and without any action on the part of the holder of any shares of iXL's common stock, par value $0.01 ("iXL Common Stock") or any shares of capital stock of India Merger Sub:

          (a) Capital Stock of India Merger Sub. Each share of common stock, par value $0.01 per share of India Merger Sub ("India Merger Sub Common Stock") shall remain outstanding and each certificate therefor shall continue to evidence one fully paid and non-assessable share of India Merger Sub Common Stock.


          (b) Cancellation of Treasury Stock. Each share of iXL Common Stock issued and owned or held by iXL, Holdco or any subsidiary of Holdco shall cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.



          (c) Conversion of iXL Common Stock. Subject to Section 3.5, each issued and outstanding share of iXL Common Stock (other than shares to be canceled and retired in accordance with Section 2.9(b)) shall be converted into the right to receive such number of fully paid and non-assessable shares of Holdco

     Common Stock (the "iXL Merger Consideration" and, together with the Scient Merger Consideration, the "Merger Consideration") equal to the quotient obtained by dividing (x) 1.00 by (y) the Adjustment Factor (the "iXL Exchange Ratio").

     As a result of the iXL Merger and without any action on the part of the holders of any shares of iXL Common Stock, at the Effective Time all shares of iXL Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of iXL Common Stock (an "iXL Certificate" and, together with the Scient Certificates, the "Certificates") shall thereafter cease to have any rights with respect to such shares of iXL Common Stock, except the right (subject to Section 2.9(b)) to receive the applicable iXL Merger Consideration with respect thereto and any cash in lieu of fractional shares as provided in Section 3.5.

     2.10. Effect of iXL Merger on iXL Stock Options.

          (a) 1996 Plan. At the Effective Time, all options and other rights to purchase iXL Common Stock (the "96 Options") pursuant to iXL's 1996 Stock Option Plan, as amended (the "96 Plan"), whether or not then vested or exercisable, shall terminate pursuant to Section 4.2(b) of the 96 Plan and be forfeited. To the extent applicable, prior to the date on which the shareholders of iXL approve the iXL Merger, the Board of Directors of iXL shall determine, pursuant to Section 4.4 of the 96 Plan, that none of the 96 Options shall accelerate as a result of the iXL Merger or any of the transactions contemplated thereby.

          (b) Tessera Plan. At the Effective Time, all options and other rights to purchase iXL Common Stock (the "Tessera Options") pursuant to iXL's Tessera 1995 Stock Option Plan, as amended (the "Tessera Plan"), whether or not then vested or exercisable, shall terminate pursuant to Section 16(a)(ii) of the Tessera Plan and be forfeited, provided, however, all unvested Tessera Options shall accelerate and vest prior to the Effective Time. The Board of Directors of iXL shall provide notice thereof to the holders of the Tessera Options and shall take all actions necessary pursuant to Section 16 of the Tessera Plan to cause the termination of the Tessera Options as contemplated in this Section 2.10(b).

          (c) 1998 Plan. At the Effective Time, all options and other rights to purchase iXL Common Stock (the "98 Options") pursuant to iXL's 1998 Non-Employee Stock Option Plan (the "98 Plan"), whether or not then vested or exercisable, shall terminate pursuant to Section 4.2(b) of the 98 Plan and be forfeited. The Board of Directors of iXL shall not accelerate or cause to become exercisable any of the 96 Options pursuant to Section 4.4 thereof as a result of the iXL Merger or the transactions contemplated thereby.


          (d) 1999 Plans. At the Effective Time, Holdco shall cause all of its options and other rights to purchase iXL Common Stock (the "99 Options," and together with the 96 Options, the Tessera Options, and the 98 Options, the "iXL Stock Options") pursuant to each of iXL's 1999 Employee Stock Option Plan, as amended and 1999B Employee Stock Option Plan, each as amended (collectively, the "99 Plans," and together with the 96 Plan, the Tessera Plan, and the 98 Plan, the "iXL Stock Plans"), whether or not then vested or exercisable, and to the extent (and only to the extent) they do not terminate by their terms at the Effective Time, to be exchanged for an option to purchase shares of Holdco Common Stock (the "Holdco Stock Options") on the same terms and conditions as were applicable under the 99 Option, (i) in an amount equal to the product obtained by multiplying the number of shares of iXL Common Stock issuable upon exercise of the respective 99 Options by the iXL Exchange Ratio, rounded, if necessary, down to the nearest whole share, and (ii) at a price per share (rounded up to the nearest 1/100th of a percent) equal to the per share exercise price under the respective 99 Options divided by the iXL Exchange Ratio; provided, however, that in the case of any 99 Option intended to be an incentive stock option under Section 422 of the Code, the foregoing shall be adjusted if and to the extent necessary to preserve the status of such options as incentive stock options.


          (e) Stock Purchase Plan. Promptly following the date hereof, the Board of Directors shall take such actions as necessary to terminate iXL's 2000 Employee Stock Purchase Plan (the "iXL Purchase Plan"), pursuant to
     Section 8.2 thereof; provided, however, such termination shall be conditioned upon the consummation of the iXL Merger and shall be made effective as of the Effective Time. iXL shall provide to each Participant (of the iXL Purchase
     Plan) notice of such termination and the balance then credited to each Participant's Contribution Account (as defined in the iXL Purchase Plan) shall be distributed as soon as practicable following the Effective Time, without interest.


     2.11. iXL Warrants. Prior to the Effective Time, Holdco shall take all action necessary to assume as of the Effective Time all warrants to purchase shares of iXL Common Stock outstanding immediately prior to the Effective Time, in accordance with the terms thereof, and shall take all requisite actions consistent therewith, including the reservation and issuance of shares of Holdco Common Stock sufficient to cover the exercise, in full, of such warrants.


     2.12. Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Sections 5.1 and 5.2), the outstanding shares of iXL Common Stock or the outstanding shares of Scient Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class or series, in any such case, by reason of any reclassification, recapitalization, stock split, split-up, subdivision, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date from and after the date of this Agreement and prior to the Effective Time, or if any similar event shall have occurred, the applicable Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Scient Common Stock, as applicable, and iXL Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE 3

                            EXCHANGE OF CERTIFICATES


     3.1. Exchange Fund. Prior to the Effective Time, iXL and Scient shall cause Holdco to appoint a mutually acceptable commercial bank or trust company with assets in excess of $500,000,000 to act as exchange agent hereunder for the purpose of exchanging Certificates for the applicable Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Holdco shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Scient Common Stock and iXL Common Stock, Certificates representing the shares of the Holdco Common Stock issuable in the Mergers pursuant to Sections 2.7 and 2.9. Holdco agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to
Section 3.5. Any cash and certificates representing Holdco Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."



     3.2. Exchange Procedures. Promptly after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as iXL or Scient may reasonably specify (such letter to be reasonably acceptable to Scient and iXL prior to the Effective
Time), and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration, together with any cash in lieu of fractional shares. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) such shares of Holdco Common Stock (which, at Holdco's option, shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable law) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.7 or 2.9 (after taking into account all shares of Scient Common Stock and iXL Common Stock then held by such holder), and (B) a check in the amount equal to the cash that such holder has the right to receive in lieu of any fractional shares of Holdco Common Stock pursuant to Section 3.5. No interest will be paid or will accrue on any cash payable pursuant to Section 3.5. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of

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

such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.


     3.3. Dividends. No dividends, interest or other distributions with respect to securities of Holdco shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Article
3. Upon such surrender, there shall be paid, without interest, to the Person in whose name the securities of Holdco have been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.



     3.4. No Further Ownership Rights in Stock. All shares of Holdco Common Stock issued and cash paid upon conversion of shares of Scient Common Stock or iXL Common Stock in accordance with the terms of Article 2 and this Article 3 (including cash in lieu of fractional shares paid pursuant to Section 3.5) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Scient Common Stock and iXL Common Stock, as applicable.



     3.5. No Fractional Shares of Holdco Common Stock.



          (a) No certificates or scrip or shares of Holdco Common Stock representing fractional shares of Holdco Common Stock or any interests therein or rights thereto or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco or a holder of shares of Holdco Common Stock.



          (b) Notwithstanding any other provision of this Agreement, each holder of shares of Scient Common Stock or iXL Common Stock exchanged pursuant to the Mergers who otherwise would have been entitled to receive a fraction of a share of Holdco Common Stock (determined after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without any interest thereon) in an amount equal to the product of (x) such fractional part of a share of Holdco Common Stock, and



          (y) the closing sale price for a share of Holdco Common Stock as reported on the Nasdaq National Market on the trading day next following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of such cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms hereof.



     3.6. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall, at Holdco's request, be delivered to Holdco or otherwise on the written instruction of Holdco, and holders of Certificates who have not theretofore complied with this Article 3 shall after such delivery look only to Holdco for the Merger Consideration with respect to the shares of Scient Common Stock or iXL Common Stock, as applicable, formerly represented thereby to which such holders are entitled pursuant to Sections 2.7, 2.9 and 3.2, and any cash in lieu of fractional shares of Holdco Common Stock to which such holders are entitled pursuant to Section 3.5. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Scient Common Stock or iXL Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Holdco, free and clear of any claims, liens or interests of any Person previously entitled thereto.



     3.7. No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Holdco, iXL, India Merger Sub, Scient, Sierra Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.



     3.8. Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to holders of Scient Common Stock or iXL Common Stock pursuant to
Article 2
and the provisions of this Article 3. Any interest and other income resulting from such investments shall promptly be paid to Holdco.



     3.9. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be so lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond or other collateral security in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Scient Common Stock or iXL Common Stock, as applicable, formerly represented thereby, any cash in lieu of fractional shares of Holdco Common Stock, and any unpaid dividends and distributions on shares of Holdco Common Stock deliverable in respect thereof, pursuant to this Agreement.



     3.10. Further Assurances. At and after the Effective Time, the officers and directors of Holdco will be authorized to execute and deliver, in the name and on behalf of iXL, India Merger Sub, Scient or Sierra Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of iXL, India Merger Sub, Scient or Sierra Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Holdco and/or India Merger Sub, as the case may be, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco and/or India Merger Sub, as the case may be, as a result of or in connection with the Mergers.



     3.11. Stock Transfer Books. The stock transfer books of Scient and iXL shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Scient Common Stock or iXL Common Stock thereafter on the records of Scient or iXL. On and after the Effective Time, all Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the right to receive the applicable Merger Consideration with respect to the shares of Scient Common Stock or iXL Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Holdco Common Stock to which the holders thereof are entitled pursuant to Section 3.5).


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     4.1. Representations and Warranties of iXL. Except as disclosed in the iXL Filed SEC Reports or as set forth in the iXL Disclosure Schedule delivered by iXL to Scient prior to the date hereof (the "iXL Disclosure Schedule"), iXL represents and warrants to Scient as follows:

          (a) Organization, Standing and Power; Subsidiaries.

             (i) Each of iXL and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on iXL, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, does not have, and would not reasonably be expected to have a Material Adverse Effect on iXL. The copies of the certificate of incorporation and bylaws of iXL and its Subsidiaries which were previously furnished or made available to Scient are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii) Exhibit 21.1 to iXL's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, includes all the Subsidiaries of iXL which as of the date of this Agreement are "Significant Subsidiaries" (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity and ownership interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in such Exhibit 21.1, are owned directly or indirectly by iXL, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of all restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable U.S. Federal securities laws.

          (b) Capital Structure.

             (i) The authorized capital stock of iXL consists of (A) 200,000,000 shares of iXL Common Stock, of which 96,775,370 shares were outstanding on July 17, 2001, and (B) 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are outstanding. All issued and outstanding shares of the capital stock of iXL have been duly authorized and are validly issued, fully paid and nonassessable, and free of preemptive rights. At the date hereof there are no options, warrants or other rights to acquire any shares of capital stock from iXL, other than
        (y) the iXL Stock Options representing in the aggregate the right to purchase approximately 19,000,000 shares of iXL Common Stock pursuant to the iXL Stock Plans and (z) the right to acquire from iXL 3,595,000 shares of iXL Common Stock pursuant to those certain Warrants disclosed in Section 4.1(b) of the iXL Disclosure Schedule (collectively, the "iXL Warrants").

             (ii) No bonds, debentures, notes or other indebtedness of iXL having the right to vote on any matters on which holders of capital stock of iXL may vote ("iXL Voting Debt") are issued or outstanding.

             (iii) Except as otherwise set forth in this Section 4.1(b) or in
        Section 4.1(b) of the iXL Disclosure Schedule, there are no securities, options, warrants, calls, puts, rights, commitments, agreements, plans, contracts, arrangements or undertakings of any kind to which iXL or any of its Subsidiaries is a party or by which any of them is bound obligating iXL or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of iXL or any of its Subsidiaries or obligating iXL or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, put, right, commitment, agreement, plan, contract, arrangement or undertaking. Except as disclosed in Section 4.1(b) of the iXL Disclosure Schedule, there are no outstanding obligations of iXL or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of capital stock of iXL or any of its Subsidiaries.

          (c) Authority; No Conflicts.

             (i) iXL has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the iXL Merger to the adoption of this Agreement by the Required iXL Vote. The execution and delivery of this Agreement and the consummation by iXL of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of iXL and no other corporate proceedings on the part of iXL are necessary to authorize the execution and delivery by iXL of this Agreement or to consummate the iXL Merger and the other transactions contemplated hereby, subject in the case of the consummation of the iXL Merger to the adoption of this Agreement by the Required iXL Vote. This Agreement has been duly executed and delivered by iXL and constitutes the valid and binding agreement of iXL, enforceable against iXL in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) The execution and delivery of this Agreement by iXL do not, and the consummation by iXL of the iXL Merger and the other transactions contemplated hereby will not conflict with or result in any violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any right or obligation or the loss of a benefit under or the creation of a Lien, charge, "put" or "call" right or other encumbrance on or the loss of any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation"), pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of iXL or any Significant Subsidiary of iXL, or (B) except as set forth in Section 4.1(c) of the iXL Disclosure Schedule and, except with respect to employee stock options and other awards, and (1) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL, or (2) would not prevent or materially delay the consummation of the Mergers, subject to obtaining or making the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings referred to in clause (iii) of this Section 4.1(c), any loan or credit agreement, note, mortgage, bond, indenture, deed, lease, benefit plan, or any other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to iXL or any Subsidiary of iXL or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required by or with respect to iXL or any Subsidiary of iXL in connection with the execution and delivery of this Agreement by iXL or the consummation by iXL of the iXL Merger and the other transactions contemplated hereby, except for those required under or in relation to
        (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act of 1933, as amended (the "Securities Act"), (D) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the DGCL with respect to the filing of the Certificates of Merger, (F) the rules and regulations of Nasdaq, (G) antitrust or other competition laws of other jurisdictions, and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents".

          (d) Minority Interests.

             (i) Section 4.1(d) of the iXL Disclosure Schedule lists, as of the date hereof, (A) the name of each Person (other than any Person that is a Subsidiary of iXL) in which iXL or any of its Subsidiaries owns any capital stock or other equity interests (or any securities convertible into or exercisable or exchangeable for, or options or other rights to acquire, any capital stock or other equity interests in, any such Person) (each such Person being hereinafter referred to as an "iXL Minority Interest") and (B) the current percentage ownership interest and, to the knowledge of iXL, the fully diluted percentage ownership interest, in each case of iXL or any of its Subsidiaries therein. Except for the iXL Minority Interests, neither iXL nor any of its Subsidiaries
        (1) owns any capital stock or other equity interest (or any securities convertible into or exchangeable for, or options or other rights to acquire, any capital stock or other equity interest) in any Third Party or (2) is obligated to make any investment in any Third Party such that such Third Party would become a iXL Minority Interest.

             (ii) Section 4.1(d) of the iXL Disclosure Schedule lists each agreement or arrangement (x) between iXL or any of its Subsidiaries, on the one hand, and any iXL Minority Interest or any

        Person that owns any capital stock or other equity interests (or any securities convertible into or exchangeable or exercisable for, or options or other rights to acquire, any such capital stock or other equity interests) in any iXL Minority Interest, on the other hand, and
        (y) to which iXL or any of its Subsidiaries is a party which (A) has affected or is reasonably likely to affect the ability of India-Sierra to direct and control iXL's or its Subsidiaries' interest in an iXL Minority Interest after consummation of the Mergers or (B) evidences (1) any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by iXL or any of its Subsidiaries in any iXL Minority Interest or any of its Subsidiaries or (2) any other future liabilities or obligations in respect thereof of iXL or any of its Subsidiaries.


          (e) Reports and Financial Statements.

             (i) iXL has filed all required registration statements, prospectuses, notifications, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000, (collectively, including all exhibits and schedules thereto, the "iXL SEC Reports"). Except as set forth in Section 4.1(d) of the iXL Disclosure Schedule, no Subsidiary of iXL is required to file any form, report, registration statement, prospectus or other document with the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each iXL SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. Each iXL SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the financial statements (including the related notes) included in the iXL SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of iXL and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods and at the respective dates involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not reasonably expected to be material in amount. All of such iXL SEC Reports, at their respective dates (and at the date of any amendment to the respective iXL SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii) Except as disclosed in the iXL SEC Reports filed and publicly available prior to the date hereof (the "iXL Filed SEC Reports"), iXL and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of iXL and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, (B) liabilities incurred in accordance with Section 5.1, (C) liabilities for Taxes, or (D) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL.

             (iii) iXL's aggregate cash, cash equivalents, and short term investments at June 30, 2001, were approximately $25,578,000.00.

          (f) Information Supplied.

             (i) None of the information supplied or to be supplied by iXL for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and
        (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Scient stockholders or iXL stockholders or at the time of the Scient Stockholders Meeting or the iXL Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply when filed as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

             (ii) Notwithstanding the foregoing provisions of this Section 4.1(f), no representation or warranty is made by iXL with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied in writing by Scient for inclusion or incorporation by reference therein.

          (g) Board Approval. The Board of Directors of iXL, by resolutions duly adopted and not subsequently rescinded or modified in any way (the "iXL Board Approval"), has duly (i) determined that this Agreement and the iXL Merger are fair to and in the best interests of iXL and its stockholders and declared the iXL Merger to be advisable, (ii) approved this Agreement, the Voting Agreements and the iXL Merger, and (iii) recommended that the stockholders of iXL adopt this Agreement and directed that such matter be submitted for consideration by iXL's stockholders at the iXL Stockholders Meeting.

          (h) Anti-Takeover Statutes Not Applicable. iXL has taken (or caused to have been taken) and has done (or caused to have been done) all actions and things necessary to make this Agreement and the Mergers contemplated herein exempt from and not otherwise subject to any "control share acquisition," "business combination," "interested stockholder," "fair price," "change-in-control," "merger moratorium," "vote sterilization," or other state takeover laws of all jurisdictions applicable to iXL and the iXL Merger (collectively with Section 203 of the DGCL, "State Takeover Laws").

          (i) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of iXL Common Stock to adopt this Agreement (the "Required iXL Vote") is the only vote of the holders of any class or series of iXL capital stock necessary to adopt this Agreement and to consummate the iXL Merger and the other transactions contemplated hereby.

          (j) Litigation; Compliance with Laws.

             (i) Except as set forth in Section 4.1(j) of the iXL Disclosure Schedule, there are no suits, actions, judgments or proceedings (collectively, "Actions") pending or, to the knowledge of iXL, threatened, against or affecting iXL or any Subsidiary of iXL or any property or asset of iXL or any Subsidiary of iXL which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on iXL, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against iXL or any Subsidiary of iXL which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on iXL.

             (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL, iXL and its Subsidiaries have been issued and hold all permits, licenses, franchises, variances, exemptions, waivers, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of iXL and its Subsidiaries, taken as a whole (the "iXL Permits"), and no suspension or cancellation of any of the iXL Permits is pending or, to the knowledge of iXL, threatened. iXL and its Subsidiaries are in compliance with the terms of the iXL Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL. Neither iXL nor its Subsidiaries is in violation of, and iXL and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL.

          (k) Absence of Certain Changes or Events.  Except as disclosed in
     Section 4.1(k) of the iXL Disclosure Schedule and for liabilities expressly permitted to be incurred in accordance with this Agreement or directly incidental to the transactions contemplated by the Mergers, since December 31, 2000, iXL and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

             (i) any change, circumstance, state of facts or event which, individually or in the aggregate, has had, or reasonably could be expected to have, a Material Adverse Effect on iXL;

             (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of iXL, or any repurchase, redemption or other acquisition by iXL or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, iXL or any of its Subsidiaries;

             (iii) any amendment of any material term of any outstanding security of iXL or any of its Subsidiaries;

             (iv) any incurrence, assumption or guarantee by iXL or any of its Subsidiaries of any indebtedness for borrowed money;

             (v) any creation or other incurrence by iXL or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

             (vi) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

             (vii) any transaction or commitment made, or any contract or agreement entered into, by iXL or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by iXL or any of its Subsidiaries of any contract or other right, in either case, material to iXL and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those expressly contemplated by this Agreement;

             (viii) any change in any method of accounting, method of tax accounting or accounting principles or practice by iXL or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act;

             (ix) any (A) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of iXL or any of its Subsidiaries, (B) increase in compensation, bonus or other benefits payable to any director, officer or employee of iXL or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (D) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of iXL or any of its Subsidiaries, or (E) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of iXL or any of its Subsidiaries; or

             (x) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, Audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

          (l) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL: (i) iXL and/or each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of iXL, the use of any Intellectual Property by iXL and/or its Subsidiaries does not infringe on or otherwise violate the rights of any Person, (iii) the use of the Intellectual Property is in accordance with subsisting and enforceable licenses pursuant to which iXL or any Subsidiary acquired the right to use any Intellectual Property; and (iv) to the knowledge of iXL, no Person is challenging, infringing or otherwise violating any right of iXL or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to iXL or its Subsidiaries. At the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on iXL, neither iXL nor any of its Subsidiaries has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by iXL and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by iXL or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          None of the Intellectual Property or other know-how relating to the business of iXL and/or its Subsidiaries, the value of which to iXL is contingent upon maintenance of the confidentiality thereof has been disclosed by iXL or any of its Affiliates to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law, except insofar as such disclosures would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL. Neither iXL nor any of its Subsidiaries are party to any contract that restricts or otherwise limits the ability of iXL or such Subsidiary to perform services for any other Person. To the knowledge of iXL, each employee of iXL and its Subsidiaries is a party to an agreement substantially similar to the "iXL Employee Nonsolicitation and Confidentiality Agreement" made available to Scient prior to the date hereof.

          (m) Brokers or Finders. Other than First Union Securities, Inc., and Credit Suisse First Boston Corporation, iXL's financial advisors, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of iXL.

          (n) Opinion of iXL Financial Advisor. iXL's Board of Directors has received the opinion of First Union Securities, Inc. dated the date of this Agreement, to the effect that, at such date, the iXL Exchange Ratio is fair, from a financial point of view, to the holders of iXL Common Stock. A copy of such opinion will be made available to Scient promptly after the date of this Agreement, and such opinion has not been modified or withdrawn.

          (o) Taxes. Each of iXL and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it (or has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for when iXL and its Subsidiaries ordinarily record items on their respective books), except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL. All such Tax Returns are, or will be at the time of filing, true and complete in all material respects. No Audit is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, iXL or any of its Subsidiaries. There is no current deficiency or adjustment for any Taxes proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due and those being contested in good faith. Neither iXL nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither iXL nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

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

          (p) Material Contracts.


             (i) Except for the contracts, leases, licenses, commitments, and other instruments (collectively, the "iXL Contracts") specifically disclosed in the iXL SEC Reports filed with the SEC prior to the date of this Agreement, or as disclosed at Section 4.1(p) on the iXL Disclosure Schedule, as of the date hereof, neither iXL nor any of its Subsidiaries is a party to or bound by: (I) any partnership, joint venture or other similar agreement or arrangement (other than any such agreement or arrangement disclosed in Section 4.1(d) of the iXL Disclosure Schedule) that, if the transactions contemplated thereby were consummated, would result in iXL or any of its Subsidiaries being a partner, member or equity owner or participant of or in any partnership, joint venture, or similar entity or result in an iXL Minority Interest; (II) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case whether incurred, assumed, guaranteed or secured by an asset); or (III) any agreement containing any provision or covenant limiting in any respect the ability of iXL or any of its Subsidiaries or any Affiliate of iXL or Holdco, Scient or any successor of iXL after the Effective Time to compete in any manner (with respect to the businesses conducted on the date hereof and intended to be conducted after the Effective Time by the parties hereto) with any Person in any geographic area.


             (ii) Each iXL Contract specifically disclosed in any iXL SEC Report or required to be disclosed pursuant to this Section 4.1(p) is valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or the failure to so be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL. Neither iXL nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on iXL.

          (q) Employee Benefits.

             (i) Prior to the date hereof, iXL has made available to Scient each "employee benefit plan", as defined in ERISA, and each plan or other arrangement (written or oral) (including employment and severance agreements) providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, employee loans, vacation benefits, insurance coverage (including any self-insured arrangements), health, medical, dental or vision benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical, or life insurance benefits), in each case which is maintained, administered, or contributed to by iXL or any ERISA Affiliate thereof and covers any employee, director or independent contractor or former employee, director or independent contractor of iXL or any ERISA Affiliate thereof or under which iXL or any ERISA Affiliate thereof has any liability with respect to current or former employees, directors or independent contractors of iXL or any ERISA Affiliate thereof. Copies of such plans or other arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to Scient prior to the date hereof together with the most recent annual report (Form 5500 Annual Report including, if applicable, Schedule B thereto) prepared in connection with any such plan or other arrangement. Such plans or other arrangements are referred to collectively as the "iXL Benefit Plans"; provided that a plan or other arrangement with respect to a former employee, director or independent contractor shall constitute an "iXL Benefit Plan" only to the extent that iXL or its ERISA Affiliate has any present or future liability or obligation. An "ERISA Affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code. At no time has iXL or any person who from time to time is or was an ERISA Affiliate of iXL ever maintained an employee benefit plan that is subject to Title IV of ERISA. Section 4.1(q) of the iXL Disclosure Schedule lists each material iXL Benefit Plan.

             (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL, each of the iXL Benefit Plans, and the administration thereof, is, and has been, in compliance with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. Each iXL Benefit Plan and its related trust which is intended to qualify under
        Section 401(a) and Section 501(a) of the Code is so qualified, and nothing has occurred to cause the loss of such qualification. iXL has made available to Scient copies of the most recent Internal Revenue Service determination letters with respect to each such iXL Benefit Plan, if any. Each iXL Benefit Plan which is intended to be exempt under
        Section 501(c)(9) or 501(c)(17) of the Code satisfies the requirements for such exemption, so qualifies in form and in operation, and meets, or has satisfied, the requirements of Section 505(c) of the Code and the regulations thereunder.

             (iii) Except as set forth in Section 4.1(q) of the iXL Disclosure Schedule, with respect to each iXL Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the iXL SEC Reports, which obligations are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on iXL.

             (iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL, with respect to each iXL Benefit Plan (A) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the transactions contemplated by this Agreement, and (B) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets thereof of any iXL Benefit Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the iXL Benefit Plans, iXL, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA ("Fiduciary"), including but not limited to any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any iXL Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL, none of iXL or its directors, officers, or employees, or any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.

             (v) No iXL Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

             (vi) iXL and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on iXL. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against iXL or any of its Subsidiaries pending or, to the knowledge of iXL, threatened which may interfere with the business activities of iXL or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on iXL.

             (vii) Except as set forth in Section 4.1(q) of the iXL Disclosure Schedule, no employee of iXL or any of its Subsidiaries will become entitled to any change-in-control, retirement, severance, retention or similar benefit or enhanced or accelerated benefit or any forgiveness of an outstanding advance or loan as a result of the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event). Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of iXL or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other

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        event) will, to the knowledge of iXL or any of its Subsidiaries, be an
        "excess parachute payment" within the meaning of Section 280G of the Code.

             (viii) There has been no amendment to, written interpretation or announcement (whether or not written) by iXL or any of its ERISA Affiliates relating to, or change in participation or coverage under, any iXL Benefit Plan which would increase materially the expense of maintaining such iXL Benefit Plan above the level of the expense incurred in respect thereof for the twelve months ended on June 30, 2001.

          (r) Insurance. All material fire, property and casualty, general liability, errors and omissions, business interruption, product liability, and sprinkler and water damage insurance policies maintained by iXL or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the businesses of iXL and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on iXL. iXL and each of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 4.1(r) of the iXL Disclosure Schedule, neither iXL nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice, or, to the knowledge of iXL, oral notice of any pending or threatened termination or cancellation, denial of coverage or limitation or reduction of coverage or material premium increase with respect to such policy.

          (s) Transactions with Related Persons.

             (i) Section 4.1(s) of the iXL Disclosure Schedule sets forth a list of all agreements in effect with Related Persons and not required to be disclosed in the iXL SEC Reports pursuant to Item 404 of Regulation S-K. Except as set forth in Section 4.1(s) of the iXL Disclosure Schedule or the iXL SEC Reports, since December 31, 2000, neither iXL nor any of its Subsidiaries has (I) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (II) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of iXL or any of its Subsidiaries), (III) entered into or modified in any manner any contract or other agreement with, or
        (IV) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any officer, director, or Affiliate (collectively, "iXL Related Persons"). Prior to the date hereof, iXL has made available to Scient true and complete copies of each contract, arrangement and understanding between iXL or any of its Subsidiaries, on the one hand, and any iXL Related Person, on the other.

             (ii) Except as set forth in Section 4.1(s) of the iXL Disclosure Schedule, (x) the contracts of iXL and its Subsidiaries do not include any material obligation or commitment between iXL or any of its Subsidiaries and any iXL Related Person, (y) the assets of iXL or any of its Subsidiaries do not include any receivable or other obligation or commitment from an iXL Related Person to iXL or any of its Subsidiaries, and (z) the liabilities of iXL and its Subsidiaries do not include any payable or other obligation or commitment from iXL or any of its Subsidiaries to any iXL Related Person.

             (iii) Except as set forth in Section 4.1(s) of the iXL Disclosure Schedule, no iXL Related Person is a party to any contract with any customer or supplier of iXL or any of its Subsidiaries that affects in any material manner the business, financial condition or results of operation of iXL or any of its Subsidiaries.

          (t) Leased Properties iXL Does Not Own a Fee Interest in Any Real Property. Section 4.1(t) of the iXL Disclosure Schedule correctly describes all real property which iXL leases as a tenant, subleases (whether as sublandlord or subtenant), or otherwise occupies ("iXL Leased Properties"). iXL has a valid leasehold interest in all iXL Leased Properties.

     4.2. Representations and Warranties of Scient. Except as disclosed in the Scient Filed SEC Reports or as set forth in the Scient Disclosure Schedule delivered by Scient to iXL prior to the execution of this Agreement (the "Scient Disclosure Schedule"), Scient represents and warrants to iXL as follows:

          (a) Organization, Standing and Power; Subsidiaries.

             (i) Each of Scient and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on Scient, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on Scient. The copies of the certificate of incorporation and bylaws of Scient and its Subsidiaries which were previously furnished or made available to iXL are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii) Exhibit 21.1 to Scient's Annual Report on Form 10-K for the year ended March 31, 2001, includes all the Subsidiaries of Scient which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity and ownership interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in such
        Exhibit 21.1, are owned directly or indirectly by Scient, free and clear of all Liens and free of all restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable U.S. Federal securities laws.

          (b) Capital Structure.

             (i) The authorized capital stock of Scient consists of (a) 500,000,000 shares of Scient Common Stock, of which 74,345,915 shares are outstanding on July 26, 2001, and (B) 10,000,000 shares of Preferred Stock, par value $0.0001 per share, of which (1) 100,000 shares have been designated Series A Junior Participating Preferred Stock, of which no shares are outstanding. All issued and outstanding shares of the capital stock of Scient have been duly authorized and are validly issued, fully paid and nonassessable, and free of preemptive rights. At the date hereof, there are no options, warrants or other rights to acquire any shares of capital stock from Scient other than the Scient Stock Options representing in the aggregate the right to purchase 9,932,261 shares of Scient Common Stock pursuant to the Scient Stock Plans on June 30, 2001.

             (ii) No bonds, debentures, notes or other indebtedness of Scient having the right to vote on any matters on which holders of capital stock of Scient may vote ("Scient Voting Debt") are issued or outstanding.

             (iii) Except as otherwise set forth in this Section 4.2(b) or in
        Section 4.2(b) of the Scient Disclosure Schedule, there are no securities, options, warrants, calls, puts, rights, commitments, agreements, plans, contracts, arrangements or undertakings of any kind to which Scient or any of its Subsidiaries is a party or by which any of them is bound obligating Scient or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Scient or any of its Subsidiaries or obligating Scient or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, put, right, commitment, agreement, plan, contract, arrangement or undertaking. Except as disclosed in Section 4.2(b) of the Scient Disclosure Schedule, there are no outstanding obligations of Scient or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of capital stock of Scient or any of its Subsidiaries.

          (c) Authority; No Conflicts.

             (i) Scient has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Scient Merger to the adoption of this Agreement by the Required Scient Vote. The execution and delivery of this Agreement and the consummation by Scient of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Scient and no other corporate proceedings on the part of Scient are necessary to authorize the execution and delivery by Scient of this Agreement or to consummate the Scient Merger and the other transactions contemplated hereby, subject in the case of the consummation of the Scient Merger to the adoption of this Agreement by the Required Scient Vote. This Agreement has been duly executed and delivered by Scient and constitutes the valid and binding agreement of Scient, enforceable against Scient in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) The execution and delivery of this Agreement by Scient do not, and the consummation by Scient of the Scient Merger and the other transactions contemplated hereby will not, conflict with or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of Scient or any Significant Subsidiary of Scient, or (B) except as set forth in
        Section 4.2(c) of the Scient Disclosure Schedule and, except with respect to employee stock options and other awards, or (1) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient, or (2) would not prevent or materially delay the consummation of the Mergers, subject to obtaining or making the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings referred to in clause (iii) of this Section 4.2(c), any loan or credit agreement, note, mortgage, bond, indenture, deed, lease, benefit plan, or any other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Scient or any Subsidiary of Scient or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Scient or any Subsidiary of Scient in connection with the execution and delivery of this Agreement by Scient or the consummation by Scient of the Scient Merger and the other transactions contemplated hereby, except the Necessary Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient.

          (d) Minority Interests.

             (i) Section 4.2(d) of the Scient Disclosure Schedule lists, as of the date hereof, (A) the name of each Person (other than any Person that is a Subsidiary of Scient) in which Scient or any of its Subsidiaries owns any capital stock or other equity interests (or any securities convertible into or exercisable or exchangeable for, or options or other rights to acquire, any capital stock or other equity interests in, any such Person) (each such Person being hereinafter referred to as a "Scient Minority Interest") and (B) the current percentage ownership interest and, to the knowledge of Scient, the fully diluted percentage ownership interest, in each case of Scient or any of its Subsidiaries therein. Except for the Scient Minority Interests, neither Scient nor any of its Subsidiaries (1) owns any capital stock or other equity interest (or any securities convertible into or exchangeable for, or options or other rights to acquire, any capital stock or other equity interest) in any Third Party or (2) is obligated to make any investment in any Third Party such that such Third Party would become a Scient Minority Interest.

             (ii) Section 4.2(d) of the Scient Disclosure Schedule lists each agreement or arrangement (x) between Scient or any of its Subsidiaries, on the one hand, and any Scient Minority Interest or any Person that owns any capital stock or other equity interests (or any securities convertible into or exchangeable for, or options or other rights to acquire, any such capital stock or other equity interests) in any Scient Minority Interest, on the other hand, and (y) to which Scient or any of its Subsidiaries is a party which (A) has affected or is reasonably likely to affect the ability of India-Sierra to direct and control Scient's or its Subsidiaries' interest in a Scient Minority Interest after consummation of the Mergers or (B) evidences (1) any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Scient or any of its Subsidiaries in any Scient Minority Interest or any of its Subsidiaries or (2) any other future liabilities or obligations in respect thereof of Scient or any of its Subsidiaries.


          (e) Reports and Financial Statements.

             (i) Scient has filed all required registration statements, prospectuses, notifications, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits and schedules thereto, the "Scient SEC Reports"). Except as set forth in Section 4.2(e)(i) of the Scient Disclosure Schedule, no Subsidiary of Scient is required to file any form, report, registration statement, prospectus or other document with the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Scient SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, not misleading. Each Scient SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the financial statements (including the related notes) included in the Scient SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Scient and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods and at the respective dates involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not reasonably expected to be material in amount. All of such Scient SEC Reports, at their respective dates (and at the date of any amendment to the respective Scient SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii) Except as disclosed in the Scient SEC Reports filed and publicly available prior to the date hereof (the "Scient Filed SEC Reports"), Scient and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Scient and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, (B) liabilities incurred in accordance with
        Section 5.2, (C) liabilities for Taxes, or (D) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient.

             (iii) Scient's cash, cash equivalents, and short term investments at June 30, 2001 were approximately $115,124,000.

          (f) Information Supplied.

             (i) None of the information supplied or to be supplied by Scient for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and
        (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Scient stockholders or iXL stockholders or at the time of the Scient Stockholders Meeting or the iXL

        Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply when filed as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

             (ii) Notwithstanding the foregoing provisions of this Section 4.2(f), no representation or warranty is made by Scient with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied in writing by iXL for inclusion or incorporation by reference therein.

          (g) Board Approval. The Board of Directors of Scient, by resolutions duly adopted and not subsequently rescinded or modified in any way (the "Scient Board Approval"), has duly (i) determined that this Agreement and the Scient Merger are fair to and in the best interests of Scient and its stockholders and declared the Scient Merger to be advisable, (ii) approved this Agreement, the Voting Agreements, and the Scient Merger, and (iii) recommended that the stockholders of Scient adopt this Agreement and directed that such matter be submitted for consideration by Scient's stockholders at the Scient Stockholders Meeting.

          (h) Anti-Takeover Statutes Not Applicable. Scient has taken (or caused to have been taken) and has done (or caused to have been done) all actions and things necessary to make this Agreement and the Mergers contemplated herein exempt from and not otherwise subject to any State Takeover Laws applicable to Scient and the Scient Merger.

          (i) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Scient Common Stock to adopt this Agreement (the "Required Scient Vote") is the only vote of the holders of any class or series of Scient capital stock necessary to adopt this Agreement and to consummate the Scient Merger and the other transactions contemplated hereby.

          (j) Litigation; Compliance with Laws.

             (i) There are no Actions pending or, to the knowledge of Scient, threatened, against or affecting Scient or any Subsidiary of Scient or any property or asset of Scient or any Subsidiary of Scient which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Scient, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Scient or any Subsidiary of Scient which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Scient.

             (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient, Scient and its Subsidiaries have been issued and hold all permits, licenses, franchises, variances, exemptions, waivers, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of Scient and its Subsidiaries, taken as a whole (the "Scient Permits"), and no suspension or cancellation of any of the Scient Permits is pending or, to the knowledge of Scient, threatened. Scient and its Subsidiaries are in compliance with the terms of the Scient Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient. Neither Scient nor its Subsidiaries is in violation of, and Scient and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient.

          (k) Absence of Certain Changes or Events.  Except as disclosed in
     Section 4.2(k) of the Scient Disclosure Schedule and for liabilities expressly permitted to be incurred in accordance with this Agreement or directly incidental to the transactions contemplated by the Mergers, since March 31, 2001,

     Scient and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

             (i) any change, circumstance, state of facts or event which, individually or in the aggregate, has had, or reasonably could be expected to have, a Material Adverse Effect on Scient;

             (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Scient, or any repurchase, redemption or other acquisition by Scient or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Scient or any of its Subsidiaries;

             (iii) any amendment of any material term of any outstanding security of Scient or any of its Subsidiaries;

             (iv) any incurrence, assumption or guarantee by Scient or any of its Subsidiaries of any indebtedness for borrowed money;

             (v) any creation or other incurrence by Scient or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

             (vi) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

             (vii) any transaction or commitment made, or any contract or agreement entered into, by Scient or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Scient or any of its Subsidiaries of any contract or other right, in either case, material to Scient and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those expressly contemplated by this Agreement;

             (viii) any change in any method of accounting, method of tax accounting or accounting principles or practice by Scient or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

             (ix) any (A) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of Scient or any of its Subsidiaries, (B) increase in compensation, bonus or other benefits payable to any director, officer or employee of Scient or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices, increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Scient or any of its Subsidiaries, or (D) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of Scient or any of its Subsidiaries; or

             (x) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, Audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

          (l) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
     Scient: (i) Scient and/or each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of Scient, the use of any Intellectual Property by Scient and/or its Subsidiaries does not infringe on or otherwise violate the rights of any Person, (iii) the use of the Intellectual Property is in accordance with subsisting and enforceable licenses pursuant to which Scient or any Subsidiary acquired the right to use any Intellectual Property; and (iv) to the knowledge of Scient, no Person is challenging, infringing or otherwise violating any right of Scient or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Scient or its Subsidiaries. At the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Scient, neither Scient nor any of its Subsidiaries has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Scient and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Scient or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          None of the Intellectual Property or other know-how relating to the business of Scient and/or its Subsidiaries, the value of which to Scient is contingent upon maintenance of the confidentiality thereof has been disclosed by Scient or any of its Affiliates to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law, except insofar as such disclosures would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient. Neither Scient nor any of its Subsidiaries are party to any contract that restricts or otherwise limits the ability of Scient or such Subsidiary to perform services for any other Person. To the knowledge of Scient, each employee of Scient and its Subsidiaries is a party to an agreement substantially similar to the "Scient Employee Nonsolicitation and Confidentiality Agreement" made available to iXL prior to the date hereof.

          (m) Brokers or Finders. Other than Thomas Weisel Partners LLC and Morgan Stanley & Co., Incorporation, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Scient.

          (n) Opinion of Scient Financial Advisor. Scient's Board of Directors has received the opinion of Thomas Weisel Partners LLC dated the date of this Agreement, to the effect that, at such date, the Scient Exchange Ratio is fair, from a financial point of view, to the holders of Scient Common Stock. A copy of such opinion will be made available to iXL promptly after the date of this Agreement, and such opinion has not been modified or withdrawn.

          (o) Taxes. Each of Scient and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it (or has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for when Scient and its Subsidiaries ordinarily record items on their respective books), except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient. All such Tax Returns are, or will be at the time of filing, true and complete in all material respects. No Audit is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Scient or any of its Subsidiaries. There is no current deficiency or adjustment for any Taxes proposed, asserted, or assessed against the Company or any of its Subsidiaries. There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due and those being contested in good faith. Neither Scient nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither Scient nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

          (p) Material Contracts.

             (i) Except for the contracts, leases, licenses, commitments, and other instruments (collectively, the "Scient Contracts") specifically disclosed in the Scient SEC Reports filed with the SEC prior to the date of this Agreement, or as disclosed at Section 4.2(p) on the Scient Disclosure
                                       A-30
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        Schedule, as of the date hereof, neither Scient nor any of its
        Subsidiaries is a party to or bound by: (I) any partnership, joint venture or other similar agreement or arrangement (other than any such agreement or arrangement disclosed in Section 4.2(d) of the Scient Disclosure Schedule) that, if the transactions contemplated thereby were consummated, would result in iXL or any of its Subsidiaries being a partner, member or equity owner or participant of or in any partnership, joint venture, or similar entity or result in a Scient Minority Interest; (II) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case whether incurred, assumed, guaranteed or secured by an asset); or (III) any agreement containing any provision or covenant limiting in any respect the ability of Scient or any of its Subsidiaries or any Affiliate of Scient or Holdco, iXL or any successor of Scient after the Effective Time to compete in any manner (with respect to the businesses conducted on the date hereof and intended to be conducted after the Effective Time by the parties hereto) with any Person in any geographic area.


             (ii) Each Scient Contract specifically disclosed in any Scient SEC Report or required to be disclosed pursuant to this Section 4.2(p) is valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or the failure to so be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient. Neither Scient nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Scient.

          (q) Employee Benefits.

             (i) Prior to the date hereof, Scient has made available to iXL each "employee benefit plan", as defined in Section 3(3) of ERISA, and each plan or other arrangement (written or oral) (including employment and severance agreements) providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, employee loans, vacation benefits, insurance coverage (including any self-insured arrangements), health, medical, dental or vision benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case which is maintained, administered, or contributed to by Scient or any ERISA Affiliate thereof and covers any employee, director or independent contractor or former employee, director or independent contractor of Scient or any ERISA Affiliate thereof or under which Scient or any ERISA Affiliate thereof has any liability with respect to current or former employees, directors or independent contractors of Scient or any ERISA Affiliate thereof. Copies of such plans or other arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to iXL prior to the date hereof together with the most recent annual report (Form 5500 Annual Report including, if applicable, Schedule B thereto) prepared in connection with any such plan or other arrangement. Such plans or other arrangements are referred to collectively as the "Scient Benefit Plans"; provided that a plan or other arrangement with respect to a former employee, director or independent contractor shall constitute a "Scient Benefit Plan" only to the extent that Scient or its ERISA Affiliate has any present or future liability or obligation. At no time has Scient or any person who from time to time is or was an ERISA Affiliate of Scient ever maintained an employee benefit plan that is subject to Title IV of ERISA. Section 4.2(q) of the Scient Disclosure Schedule lists each material Scient Benefit Plan.

             (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient, each of the Scient Benefit Plans, and the administration thereof, is, and has been, in compliance with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. Each Scient Benefit Plan and its related trust which is intended to qualify under Section 401(a) and Section 501(a) of the Code is so qualified, and nothing has occurred to cause the loss of such qualification. Scient has made available to iXL copies of the most recent Internal Revenue Service determination letters with respect to each such Scient Benefit Plan, if any. Each Scient Benefit Plan which is intended to be exempt under Section 501(c)(9) or 501(c)(17) of the Code satisfies the requirements for such exemption, so qualifies in form and in operation, and meets, or has satisfied, the requirements of Section 505(c) of the Code and the regulations thereunder.

             (iii) Except as set forth in Section 4.2 of the Scient Disclosure Schedule, with respect to each Scient Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Scient SEC Reports, which obligations are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Scient.

             (iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient, with respect to each Scient Benefit Plan (A) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the transactions contemplated by this Agreement, and (B) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets thereof of any Scient Benefit Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the Scient Benefit Plans, Scient, any ERISA Affiliate or any Fiduciary, including but not limited to any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Scient Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient, none of Scient or its directors, officers, or employees, or any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.

             (v) No Scient Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

             (vi) Scient and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Scient. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Scient or any of its Subsidiaries pending or, to the knowledge of Scient, threatened which may interfere with the business activities of Scient or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Scient.

             (vii) Except as set forth in Section 4.2(q) of the Scient Disclosure Schedule, no employee of Scient or any of its Subsidiaries will become entitled to any change-in-control, retirement, severance, retention or similar benefit or enhanced or accelerated benefit or any forgiveness of an outstanding advance or loan as a result of the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event). Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of Scient or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will, to the knowledge of Scient or any of its Subsidiaries, be an "excess parachute payment" within the meaning of Section 280G of the Code.

             (viii) There has been no amendment to, written interpretation or announcement (whether or not written) by Scient or any of its ERISA Affiliates relating to, or change in participation or coverage under, any Scient Benefit Plan which would increase materially the expense of maintaining such Scient Benefit Plan above the level of the expense incurred in respect thereof for the twelve months ended on June 30, 2001.

          (r) Rights Agreement. The Rights Agreement has not been amended or modified since July 18, 2000, and shall not be amended or modified except as set forth in Section 6.15 or as may be mutually agreed to by iXL and Scient to effectuate the provisions of Section 6.15.

          (s) Insurance. All material fire, property and casualty, general liability, errors and omissions, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Scient or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the businesses of Scient and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on Scient. Scient and each of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 4.2(s) of the Scient Disclosure Schedule, neither Scient nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice, or, to the knowledge of iXL, oral notice of any pending or threatened termination or cancellation, denial of coverage or limitation or reduction of coverage or material premium increase with respect to such policy.

          (t) Transactions with Related Persons.

             (i) Section 4.2(t) of the Scient Disclosure Schedule sets forth a list of all agreements in effect with Related Persons and not required to be disclosed in to the Scient SEC Reports pursuant to Item 404 of Regulation S-K. Except as set forth in Section 4.2(t) of the Scient Disclosure Schedule or the Scient SEC Reports, since March 31, 2001, neither Scient nor any of its Subsidiaries has (I) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (II) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of Scient or any of its Subsidiaries), (III) entered into or modified in any manner any contract or other agreement with, or (IV) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any officer, director or Affiliate (collectively, "Scient Related Persons"). Prior to the date hereof, Scient has made available to iXL true and complete copies of each contract, arrangement and understanding between Scient or any of its Subsidiaries, on the one hand, and any Scient Related Person, on the other.

             (ii) Except as set forth in Section 4.2(t) of the Scient Disclosure Schedule, (x) the contracts of Scient and its Subsidiaries do not include any material obligation or commitment between Scient or any Scient Related Person, (y) the assets of Scient or any of its Subsidiaries do not include any receivable or other obligation or commitment from a Scient Related Person to Scient or any of its Subsidiaries, and (z) the liabilities of Scient and its Subsidiaries do not include any payable or other obligation or commitment from iXL or any of its Subsidiaries to any Scient Related Person.

             (iii) Except as set forth in Section 4.2(t) of the Scient Disclosure Schedule, no Scient Related Person is a party to any contract with any customer or supplier of Scient or any of its Subsidiaries that affects in any material manner the business, financial condition or results of operation of Scient or any of its Subsidiaries.

          (u) Leased Properties. Scient does not own a fee interest in any real property. Section 4.1(u) of the Scient Disclosure Schedule correctly describes all real property which Scient leases as a tenant, subleases (whether as sublandlord or subtenant), or otherwise occupies ("Scient Leased Properties"). Scient has a valid leasehold interest in all Scient Leased Properties.

                                   ARTICLE 5

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. Covenants of iXL. During the period from the date of this Agreement and continuing until the Effective Time, iXL agrees as to itself and its Subsidiaries that iXL and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted (provided that any significant restructuring shall not be considered ordinary course), and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date hereof until the Closing Date (except as expressly contemplated or permitted by this Agreement, including Section 6.2(b) hereof with respect to Sections 5.1(f), 5.1(i) and 5.1(l), Section 5.1 of the iXL Disclosure Schedule, or as required by a Governmental Entity or to the extent that Scient shall otherwise consent in writing, which consent shall not unreasonably be withheld or delayed):

          (a) New Business; Capital Expenditures. Other than in connection with acquisitions expressly permitted by Section 5.1(e) or investments expressly permitted by Section 5.1(g), iXL shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new line of business material (in terms of revenue, cash flows or assets) to iXL and its Subsidiaries (taken as a whole), or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith as disclosed in Section 5.1(a) of the iXL Disclosure Schedule or incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Share Capital. iXL shall not, and shall not permit any of its Subsidiaries to, and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except as permitted by clause (ii) of this Section 5.1(b),
     (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (x) any such transaction by a wholly owned Subsidiary of iXL that remains a wholly owned Subsidiary after consummation of such transaction, or (y) a forward or reverse stock split of the iXL Common Stock, or (iii) except as set forth in Section 5.1(b) of the iXL Disclosure Schedule, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, except for the purchase from time to time by iXL of iXL Common Stock in connection with the iXL Benefit Plans in the ordinary course of business consistent with past practice.

          (c) Issuance of Securities. iXL shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or series, any iXL Voting Debt, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls, puts or options to acquire, any such shares or iXL Voting Debt, or enter into any contract, plan, understanding, commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) in accordance with Section 5.1(i), (ii) the issuance of iXL Common Stock upon the exercise of iXL Stock Options and/or iXL Warrants outstanding as of the date hereof in accordance with their present terms or pursuant to iXL Stock Options or iXL Warrants, (iii) issuances by a wholly owned Subsidiary of iXL of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of iXL, or (iv) pursuant to acquisitions and investments as disclosed in Section 5.1(e) or 5.1(g) of the iXL Disclosure Schedule or the financings therefor or as disclosed in Section 5.1(c) of the iXL Disclosure Schedule.

          (d) Governing Documents. Except to the extent required to comply with their respective obligations or as otherwise expressly contemplated by this Agreement, iXL and India Merger Sub shall not amend or restate or propose to so amend or restate their respective certificates of incorporation or bylaws.

          (e) No Acquisitions. Other than (i) acquisitions disclosed in Section 5.1(e) of the iXL Disclosure Schedule, and (ii) acquisitions in existing or related lines of business of iXL the fair market value of the total consideration (including the value of any indebtedness acquired or assumed in connection therewith) for which does not exceed the amount specified in the aggregate for such acquisitions in Section 5.1(e)(ii) of the iXL Disclosure Schedule and none of which acquisitions referred to in this clause (ii) presents a material risk of making it materially more difficult to obtain any Required Approval, iXL shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger, share exchange, business combination, or consolidation, or by purchasing a material equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of iXL and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor or which assets would not constitute a Significant Subsidiary of iXL); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of iXL, or (y) the creation of new Subsidiaries of iXL organized solely to conduct or continue activities otherwise expressly permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of iXL, (ii) dispositions referred to in the iXL SEC Reports filed prior to the date of this Agreement, (iii) dispositions, assignments, or subleases of the iXL Leased Properties (or portions thereof) which, as of the date of such disposition, assignment, or sublease, are vacant and have monthly rental obligations greater than the fair market rental rate for similar properties in the area, or (iv) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iv) as disclosed in Section 5.1(f) of the iXL Disclosure Schedule, iXL shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of iXL but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed in connection therewith) therefore exceeds the amount specified in the aggregate for all such dispositions in Section 5.1(f) of the iXL Disclosure Schedule.

          (g) Investments; Indebtedness. iXL shall not, and shall not permit any of its Subsidiaries to, (i) other than in connection with acquisitions permitted by Section 5.1(e) or as disclosed in Section 5.1(g) of the iXL Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by iXL or a Subsidiary of iXL to or in iXL or any Subsidiary of iXL, (y) employee loans or advances made in the ordinary course of business or (z) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to iXL and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Mergers under Regulatory Law, or (ii) except as set forth in Section 5.1(g) of the iXL Disclosure Schedule or to the extent expressly permitted by
     Section 5.1(c) and 5.1(e), incur any indebtedness for borrowed money or guarantee or assume or suffer to exist any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of iXL or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary of iXL) or enter into any arrangement having the economic effect of any of the foregoing.

          (h) Tax-Free Qualification. iXL shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including for this purpose any action otherwise permitted by this Section 5.1) that would prevent or impede the Mergers from qualifying as reorganizations under Section 368 of the Code.

          (i) Compensation.

             (i) Except (x) as set forth in Section 5.1(i) of the iXL Disclosure Schedule, (y) as required by law, or (z) in the ordinary course of business consistent with past practice, iXL shall not increase the amount of compensation or other remuneration of any director, executive officer or key employee of iXL or any Subsidiary or business unit of iXL, or make any increase in or commitment to increase any compensation or employee benefits, adopt or amend or make any commitment to adopt or amend any iXL Benefit Plan or make any contribution, other than regularly scheduled contributions, to any iXL Benefit Plan. Any agreement or commitment (written or oral) made after the date hereof to grant or modify any compensation or benefits (including, without limitation, any signing bonus or equity compensation) to any individual who, after giving effect to such grant or modification, will be entitled to an annual base salary of $150,000 or more from iXL or any of its Subsidiaries, shall be subject to the consent of Scient, such consent not to be unreasonably withheld or delayed. Any grant of severance in the amount of 12 weeks or more of base salary to any individual who is employed by iXL or any of its Subsidiaries shall be subject to the consent of Scient. Notwithstanding anything to the contrary, on and after the date hereof, iXL shall not grant any stock-based compensation to any individual (including, without limitation, any stock options, restricted stock, stock appreciation rights or any other stock-related awards) except for such awards made on an individual basis to individuals in connection with their initial commencement of employment or promotion to a new employment level, in which case such individuals may be granted such awards in the ordinary course consistent with past practice; provided that any such awards shall not be subject to accelerated vesting or exercisability (or other enhancements) as a result of the transactions contemplated by this Agreement (alone or in conjunction with any other events) and shall be subject to Section 2.10. The terms of any such awards shall be subject to the prior consent of Scient, such consent not to be unreasonably withheld or delayed.

             (ii) Notwithstanding anything in this Agreement to the contrary, iXL shall be permitted to enter into reasonable severance arrangements to the executives of iXL or any of its Subsidiaries that are substantially comparable to severance arrangements made available to similarly situated executives of Scient and its Subsidiaries. iXL shall give reasonably advance notice to Scient prior to such entry.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in iXL SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, iXL shall not change its methods of accounting in effect at December 31, 2000, except as required by changes in GAAP as concurred with by iXL's independent public accountants. iXL shall not (i) change its fiscal year or annual tax accounting period, (ii) make any tax election or (iii) take or omit to take any other action, if such action or omission, individually or in the aggregate, would have a Material Adverse Effect on iXL.

          (k) Accruals; Other Tax Matters. iXL and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period ending prior to or as of the Effective Time. All Taxes incurred in connection with the iXL Merger (including real property transfer tax and any similar Tax) shall be paid by iXL when due, and iXL will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, iXL will, and will cause its Subsidiaries to, join in execution of any such Tax Returns and other documentation.


          (l) Certain Agreements and Arrangements.  Except as disclosed in
     Section 5.1(l) of the iXL Disclosure Schedule, iXL shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict iXL or any of its Subsidiaries or any of their respective affiliates or any successor thereto or insofar as reasonably can be foreseen could, after the Effective Time, limit or restrict iXL or any of its affiliates (including Holdco) or any successor thereto, from engaging or competing in any line of business or in any geographic area, except as approved by the transition and succession team in the manner contemplated by Section 6.2(b).

          (m) Satisfaction of Closing Conditions. Except as required by law, iXL shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Mergers set forth in Article 7 not being satisfied, or (ii) a material delay in the satisfaction of such conditions.

          (n) No Related Actions. iXL shall not, and shall not permit any of its Subsidiaries to directly or indirectly (in any unitary transaction or a series of related transactions), agree or commit to do any of the foregoing.

     5.2. Covenants of Scient. During the period from the date of this Agreement and continuing until the Effective Time, Scient agrees as to itself and its Subsidiaries that Scient and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted (provided that any significant restructuring shall not be considered ordinary course), and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date hereof until the Closing Date (except as expressly contemplated or permitted by this Agreement, including Section 6.2(b) hereof with respect to Sections 5.2(f), 5.2(i) and 5.1(m), Section 5.2 of the Scient Disclosure Schedule, or as required by a Governmental Entity or to the extent that iXL shall otherwise consent in writing, which consent shall not unreasonably be withheld or delayed):

          (a) New Business; Capital Expenditures. Other than in connection with acquisitions expressly permitted by Section 5.2(e) or investments expressly permitted by Section 5.2(g), Scient shall not, and shall not permit any of its Subsidiaries to (A) enter into any new line of business material (in terms of revenue, cash flows or assets) to iXL and its Subsidiaries taken as a whole, or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith as disclosed in Section 5.2(a) of the Scient Disclosure Schedule or incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Share Capital. Scient shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except as permitted by clause (ii) of this
     Section 5.1(b), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (x) any such transaction by a wholly owned Subsidiary of Scient that remains a wholly owned Subsidiary after consummation of such transaction, or (y) a forward or reverse stock split of the Scient Common Stock, or (iii) except as set forth in Section 5.2(b) of the Scient Disclosure Schedule, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock except for the purchase from time to time by Scient of Scient Common Stock in connection with the Scient Benefit Plans in the ordinary course of business consistent with past practice.

          (c) Issuance of Securities. Scient shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or series, any Scient Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls, puts or options to acquire, any such shares or Scient Voting Debt, or enter into any contract, plan, understanding, commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) in accordance with Section 5.2(i), (ii) the issuance of Scient Common Stock upon the exercise of Scient Stock Options outstanding as of the date hereof in accordance with their present terms or pursuant to Scient Stock Options,
     (iii) issuances by a wholly owned Subsidiary of Scient of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Scient, or
     (iv) pursuant to acquisitions and investments as disclosed in Section 5.2(e) or

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     5.2(g) of the Scient Disclosure Schedule or the financings therefor or as disclosed in Section 5.2(c) of the Scient Disclosure Schedule.

          (d) Governing Documents. Except as set forth in Section 5.2(d) of the Scient Disclosure Schedule or to the extent required to comply with their respective obligations or as otherwise expressly contemplated by this Agreement, Scient and Sierra Merger Sub shall not amend, restate or propose to so amend or restate their respective certificates of incorporation or bylaws.

          (e) No Acquisitions. Other than (i) acquisitions disclosed in Section 5.2(e) of the Scient Disclosure Schedule, and (ii) acquisitions in existing or related lines of business of Scient the fair market value of the total consideration (including the value of any indebtedness acquired or assumed in connection therewith) for which does not exceed the amount specified in the aggregate for such acquisitions in Section 5.2(e)(ii) of the Scient Disclosure Schedule and none of which acquisitions referred to in this clause (ii) presents a material risk of making it materially more difficult to obtain any Required Approval, Scient shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger, share exchange, business combination or consolidation, or by purchasing a material equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Scient and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor or which assets would not constitute a Significant Subsidiary of Scient); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Scient, or (y) the creation of new Subsidiaries of Scient organized solely to conduct or continue activities otherwise expressly permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Scient, (ii) dispositions referred to in the Scient SEC Reports filed prior to the date of this Agreement, (iii) dispositions, assignments, or subleases of the Scient Leased Properties (or portions thereof) which, as of the date of such disposition, assignment, or sublease, are vacant and have monthly rental obligations greater than the fair market rental rate for similar properties in the area, (iv) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (v) as disclosed in Section 5.2(f) of the Scient Disclosure Schedule, Scient shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Scient, but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed in connection therewith) therefore exceeds the amount specified in the aggregate for all such dispositions in Section 5.2(f) of the Scient Disclosure Schedule.

          (g) Investments; Indebtedness. Scient shall not, and shall not permit any of its Subsidiaries to, (i) other than in connection with acquisitions permitted by Section 5.2(e) or as disclosed in Section 5.2(g) of the Scient Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by Scient or a Subsidiary of Scient to or in Scient or any Subsidiary of Scient, (y) employee loans or advances made in the ordinary course of business, or (z) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Scient and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Mergers under Regulatory Law), or (ii) except as set forth in Section 5.2(g) of the Scient Disclosure Schedule or to the extent expressly permitted by Sections 5.2(c) and 5.2(e), incur any indebtedness for borrowed money or guarantee or assume or suffer to exist any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Scient or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement

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     condition of another Person (other than any wholly owned Subsidiary of
     Scient) or enter into any arrangement having the economic effect of any of the foregoing.

          (h) Tax-Free Qualification. Scient shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including for this purpose any action otherwise permitted by this Section 5.2) that would prevent or impede the Mergers from qualifying as reorganizations under Section 368 of the Code.

          (i) Compensation.

             (i) Except (x) as set forth in Section 5.2(i) of the Scient Disclosure Schedule, (y) as required by law, or (z) in the ordinary course of business consistent with past practice, Scient shall not increase the amount of compensation or other remuneration of any director, executive officer or key employee of Scient or any Subsidiary or business unit of Scient, or make any increase in or commitment to increase any compensation or employee benefits, adopt or amend or make any commitment to adopt or amend any Scient Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Scient Benefit Plan. Any agreement or commitment (written or oral) made after the date hereof to grant or modify any compensation or benefits (including, without limitation, any signing bonus or equity compensation) to any individual who, after giving effect to such grant or modification, will be entitled to an annual base salary of $150,000 or more from Scient or any of its Subsidiaries, shall be subject to the consent of iXL, such consent not to be unreasonably withheld or delayed. Any grant of severance in the amount of 12 weeks or more of base salary to any individual who is employed by Scient or any of its Subsidiaries shall be subject to the consent of iXL. Notwithstanding anything to the contrary, on and after the date hereof, Scient shall not grant any stock-based compensation to any individual (including, without limitation, any stock options, restricted stock, stock appreciation rights or any other stock-related awards) except for such awards made on an individual basis to individuals in connection with their initial commencement of employment or promotion to a new employment level, in which case such individuals may be granted such awards in the ordinary course consistent with past practice; provided that any such awards shall not be subject to accelerated vesting or exercisability (or other enhancements) as a result of the transactions contemplated by this Agreement (alone or in conjunction with any other events) and shall be subject to Section 2.8. The terms of any such awards shall be subject to the prior consent of iXL, such consent not to be unreasonably withheld or delayed.

             (ii) Notwithstanding anything in this Agreement to the contrary, Scient shall be permitted to enter into reasonable severance arrangements to the executives of Scient or any of its Subsidiaries that are substantially comparable to severance arrangements made available to similarly situated executives of iXL and its Subsidiaries. Scient shall give reasonably advance notice to iXL prior to such entry.

          (j) Rights Agreement Matters. Except as expressly required by this Agreement (including in connection with the Rights Agreement Amendments pursuant to Section 6.15), Scient shall not, without the prior written consent of iXL, amend or modify or make any determination under or take any action with respect to, the Rights Agreement, including, without limitation, any redemption of the Rights or any action with respect to the Rights Agreement to facilitate any Acquisition Proposal; provided, however, that Scient may amend or take appropriate action under the Rights Agreement to delay the occurrence of a "Distribution Date" (as defined in the Rights Agreement) in response to the public announcement of an Acquisition Proposal.

          (k) Accounting Methods; Income Tax Elections. Except as disclosed in Scient SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Scient shall not change its methods of accounting in effect at March 31, 2001, except as required by changes in GAAP as concurred with by Scient's independent public accountants. Scient shall not (i) change its fiscal year or annual tax accounting period (other than to a calendar year), (ii) make any tax election or (iii) take or omit to take

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     any other action, if such action or omission, individually or in the aggregate, would have a Material Adverse Effect on Scient.

          (l) Accruals; Other Tax Matters. Scient and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period ending prior to or as of the Effective Time. All Taxes incurred in connection with the Scient Merger (including real property transfer tax and any similar Tax) shall be paid by Scient when due, and Scient will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Scient will, and will cause its Subsidiaries to, join in execution of any such Tax Returns and other documentation.


          (m) Certain Agreements and Arrangements. Scient shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Scient or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or insofar as reasonably can be foreseen could, after the Effective Time, limit or restrict iXL or any of its affiliates (including Holdco) or any successor thereto, from engaging or competing in any line of business or in any geographic area, except as approved by the transition and succession team in the manner contemplated by Section 6.2(b).


          (n) Satisfaction of Closing Conditions. Except as required by law, Scient shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Mergers set forth in Article 7 not being satisfied, or (ii) a material delay in the satisfaction of such conditions.

          (o) No Related Actions. Scient shall not, and shall not permit any of its Subsidiaries to directly or indirectly (in a unitary transaction or a series of related transactions), agree or commit to do any of the foregoing.

     5.3. Governmental Filings. Each party shall (a) confer on a regular intermittent basis with the other, and (b) report to the other (to the extent permitted by law or regulation or the Confidentiality Agreement) on operational matters. Scient and iXL shall timely file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and to the extent permitted by law or regulation or the Confidentiality Agreement, deliver to the other party true and complete copies of all such reports, announcements and publications promptly after such request.

     5.4. Control of Other Party's Business. Nothing contained in this Agreement (but without limitation of any undertakings or restrictive covenants made by any party to this Agreement as to itself and its Subsidiaries) shall give Scient, directly or indirectly, the right to control or direct iXL's business or operations and nothing contained in this Agreement shall give iXL, directly or indirectly, the right to control or direct Scient's business or operations prior to the Effective Time. Prior to the Effective Time, each of Scient and iXL shall exercise, consistent with the terms and conditions of this Agreement, exclusive control, ownership and supervision over its own business and operations.

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

     6.1. Preparation of Proxy Statement; Stockholders Meetings.


          (a) Joint Proxy and S-4. As promptly as practicable following the date hereof, iXL and Scient shall diligently prepare and cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the iXL stockholders at the iXL Stockholders Meeting and the matters to be submitted to the Scient stockholders at the Scient Stockholders Meeting (such proxy statement/prospectus, and all amendments and supplements thereto, the "Joint Proxy Statement/Prospectus") and iXL and Scient shall cause Holdco


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     promptly to prepare and file with the SEC a registration statement on Form
     S-4 with respect to the issuance of Holdco Common Stock in the Mergers (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and constitute an integral part of the Form S-4 as Holdco's prospectus. Each of iXL and Scient shall use its best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC's staff and the Form S-4 declared effective by the SEC as promptly as possible and to keep the Form S-4 effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. As promptly as practicable after receipt thereof, iXL and Scient shall provide the other party copies of all written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC's staff. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on all proposed amendments and supplements to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing the same with the SEC, and will provide each other with a true and complete copy of all such filings made with the SEC. iXL will use its best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to iXL's stockholders, and Scient will use its best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Scient's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective by the SEC under the Securities Act. Holdco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities and "blue sky" laws in connection with the Mergers and each of Scient and iXL shall furnish all information concerning it and the holders of its capital stock as may reasonably be requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, the suspension of the qualification of the Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC's staff for any amendment of or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 or the submission of any supplemental materials (for review by the SEC's staff) in connection therewith. If at any time prior to the Effective Time any information relating to iXL or Scient or any of their respective affiliates, officers or directors should be discovered by iXL or Scient which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus such that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party who discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of iXL and Scient.



          (b) Scient Stockholders Meeting. Scient shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Scient and iXL (the "Scient Stockholders Meeting") for the purpose of
     (i) obtaining the Required Scient Vote and (ii) duly adopting (including in accordance with Rule 16b-3 under the Exchange Act) an employee stock option plan of Holdco having the terms and conditions approved by the compensation committee of Holdco's Board of Directors (upon the recommendation of the transition and succession team contemplated by Section 6.2(b)), and shall take all lawful action to solicit (including any necessary interim postponement or adjournment to resolicit, if necessary) the adoption of this Agreement by the Required Scient Vote. The Board of Directors of Scient shall recommend (and publish in the Joint Proxy Statement/Prospectus such recommendation) the adoption of this Agreement by the stockholders of Scient as set forth in Section 4.2(f) (the "Scient Recommendation"), and shall not, withdraw or, subject to the immediately following sentence, modify or qualify, in any manner adverse to iXL the Scient Recommendation, unless the Board of Directors of Scient determines in good faith after consultation with independent outside counsel that the failure to take such action would violate its fiduciary duties under applicable law; provided, however, notwithstanding any Change in the Scient Recommendation, this Agreement shall be submitted to the stockholders of Scient at the Scient Stockholders Meeting for the purpose of adopting this Agreement and nothing contained in this Agreement shall be deemed to relieve Scient of such obligation. Without limiting the generality of the


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     foregoing, nothing in this Agreement shall prevent the Board of Directors of Scient from making any disclosure to its stockholders if, after consultation with independent outside counsel, such disclosure is required by applicable law.


          (c) iXL Stockholders Meeting. iXL shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of iXL and Scient (the "iXL Stockholders Meeting") for the purpose of (i) obtaining the Required iXL Vote and (ii) duly adopting (including in accordance with Rule 16b-3 under the Exchange Act) an employee stock option plan of Holdco having the terms and conditions approved by the compensation committee of Holdco's Board of Directors (upon the recommendation of the transition and succession team contemplated by Section 6.2(b)), and shall take all lawful action to solicit (including any necessary interim postponement or adjournment to resolicit if necessary) the adoption of this Agreement by the Required iXL Vote. The Board of Directors of iXL shall recommend (and publish in the Joint Proxy Statement/Prospectus such recommendation) the adoption of this Agreement by the stockholders of iXL as set forth in
     Section 4.1(f) (the "iXL Recommendation"), and shall not, withdraw or, subject to the immediately following sentence, modify or qualify, in any manner adverse to Scient the iXL Recommendation, unless the Board of Directors of iXL determines in good faith after consultation with independent outside counsel that the failure to take such action would violate its fiduciary duties under applicable law; provided, however, notwithstanding any Change in the iXL Recommendation, this Agreement shall be submitted to the stockholders of iXL at the iXL Stockholders Meeting for the purpose of adopting this Agreement and nothing contained in this Agreement herein shall be deemed to relieve iXL of such obligation. Without limiting the generality of the foregoing, nothing in this Agreement shall prevent the Board of Directors of iXL from making any disclosure to its stockholders if, after consultation with independent outside counsel, such disclosure is required by applicable law.



     6.2. Holdco Board of Directors; Executive Officers.



          (a) At or prior to the Effective Time, each party hereto will take all action necessary (including, without limitation, including provisions in the Holdco Charter and Holdco Bylaws and the adoption of appropriate resolutions of, and the entering into of appropriate agreements among, the Board of Directors of Holdco) to (i) cause the Board of Directors of Holdco to be a classified board with three classes, (ii) cause the Board of Directors of Holdco (including the classes thereof) and the executive committee thereof at the Effective Time to be comprised in accordance with
     Schedule 6.2(a) hereto, and (iii) cause the individuals listed in Schedule 6.2(a) thereto to be appointed as officers of Holdco as of the Effective Time in accordance with Schedule 6.2(a) hereto.


          (b) Promptly following the date hereof, and to the extent permitted by applicable law, each party shall reasonably cooperate in the formation of a transition and succession team (to be comprised of an equal number of representatives of each of iXL and Scient) for the purpose of establishing goals and programs, and implementing same, in furtherance of the long-term strategic prospects, goals and objectives of the combined Companies. To be effective, any action undertaken by such transition and succession team shall require the affirmative approval of at least one representative of each of iXL and Scient.

     6.3. Termination of Registration of Scient Common Stock and iXL Common Stock. As promptly as practicable after the Effective Time, iXL and Scient shall file with the SEC Notices of Termination of Registration on Form 15 (pursuant to Rule 12g-4 under the Exchange Act) with respect to the Scient Common Stock and the iXL Common Stock.

     6.4. Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, (including audit work papers), officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a true and complete copy of each report, schedule, registration statement and other

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document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, the HSR Act or other laws, rules and regulations that may be applicable (other than documents, or portions thereof, which such party is not permitted to disclose under applicable law or which such party reasonably believes to relate to negotiating strategies), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 6.4 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality letter agreement dated July 13, 2001, between Scient and iXL (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either of iXL or Scient shall not affect the representations and warranties of the other.

     6.5. Reasonable Best Efforts.

          (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers the other transactions contemplated by this Agreement (collectively, the "Required Approvals"), and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, as promptly as practicable, to the extent it has not already done so, (x) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall in any event be made within 10 Business Days of the date hereof), and (y) all other necessary filings with other Governmental Entities relating to the Mergers, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable.

          (b) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.5(a) and 6.5(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any Regulatory Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Mergers or any of the transactions contemplated thereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Mergers or the other transactions contemplated hereby, each of Scient and iXL shall cooperate in good faith in all respects with each other and use its reasonable best efforts, to contest and resist any such action or proceeding and to have vacated, lifted, reversed, rescinded or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.5 shall limit a party's right to terminate this Agreement pursuant to Article 8 so long as such party at such time of intended termination complied with its obligations under this Section 6.5. For

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     purposes of this Agreement, "Regulatory Law" means all Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that prohibit, restrict or regulate mergers, acquisitions or other business combinations.

          (c) iXL and its Board of Directors shall, if any State Takeover Law becomes applicable to this Agreement, the Mergers or any of the transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other transactions contemplated hereby or thereby.

          (d) Scient and its Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other transactions contemplated hereby or thereby.

     6.6. Acquisition Proposals.

          (a) Without limiting any party's obligations under this Agreement (including under Article 5 hereof), each of iXL and Scient agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause the employees, agents and representatives (including investment bankers, attorneys, accountants and other professional advisors) of it or any of its Subsidiaries not to, directly or indirectly, (i) initiate, solicit, induce, encourage or facilitate the making or receipt of any Acquisition Proposal; or (ii) have any discussion with or provide (by any medium) any material, non-public information or data to any Person relating to or which insofar as reasonably could be foreseen could lead to the making of an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or facilitate any effort or attempt to make or implement an Acquisition Proposal.

          "Acquisition Proposal" means, other than the transactions contemplated by this Agreement among the parties hereto, any offer or proposal for, or any indication of interest, letter of intent, memorandum of understanding, term sheet or inquiry relating to, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries, (B) any transfer, lease, assignment, exchange, purchase or sale of 15% or more of the consolidated assets (including, without limitation, capital stock of its Subsidiaries) of such party and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, any equity or voting debt securities of such party, which if consummated, would result in any Person acquiring "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange
     Act) of any securities representing 15% or more of the outstanding voting power of such party (or of the surviving, resulting or ultimate parent entity in such transaction) or any of its Significant Subsidiaries.

          (b) Notwithstanding anything in this Agreement to the contrary (including, without limitation, the provisions of 6.5(a)), each of iXL and Scient and its Board of Directors (including any duly constituted committee thereof) shall be permitted to engage in any discussions or negotiations with, or provide (by any medium) material, non-public data or information to, any Person in response to a bona fide, written Acquisition Proposal by any such Person (not made or received in violation of this Section 6.6), if and only to the extent that, (i) the Required iXL Vote and the Required Scient Vote shall not have been obtained (giving effect to obligations of iXL and Scient, respectively, specified in Section 6.1 hereof), (ii) its Board of Directors concludes in good faith after consultation with independent outside counsel and independent financial advisors that such Acquisition Proposal is reasonably expected to lead to a Superior Proposal,
     (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements relative to proposed transactions such as the Acquisition Proposal, as advised by outside counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the Confidentiality Agreement, then upon execution of such confidentiality agreement, the Confidentiality Agreement will be deemed to be amended (and, in fact, thereafter promptly shall be amended) to contain only such less restrictive provisions or to omit such restrictive provisions (as the case may be), and (iv) prior to providing any material, non-public data or information or data to any Person or entering into discussions or negotiations with any Person, such party notifies the other party promptly (and, in any case, within 24 hours) of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, such Person or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions (including for this purpose the price, structure, intended accounting and tax treatment, closing conditions, anticipated closing date, and requisite regulatory approvals, to the extent then known or specified by such Person) of any inquiries, indications of interest, proposals, term sheets or offers. Each of iXL and Scient agrees that it will promptly keep the other party informed of the status and terms of any such inquiries, indications of interest, proposals, term sheets or offers and the status and terms of any such discussions or negotiations and promptly shall provide each other with true and complete copies of all documents and instruments related thereto.

          If (x) iXL makes a Change in the iXL Recommendation or (y) Scient makes a Change in the Scient Recommendation, in each case in connection with an Acquisition Proposal, such party (A) shall provide immediate written notice to the other party advising such other party of such occurrence and specifying the identity of the Person making the Acquisition Proposal as well as the material terms and conditions (including for this purpose, price, structure, intended accounting and tax treatment, closing conditions, anticipated closing date and requisite regulatory approvals, to the extent then known) of such Acquisition Proposal and (B) shall postpone or delay the iXL Stockholders Meeting or the Scient Stockholders Meeting, as the case may be, for not less than five days after the date such written notice is provided to the other party.

          Each of iXL and Scient agrees that it shall, and shall cause its officers, directors and representatives to, immediately cease and cause to be terminated all activities, discussions and negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of iXL and Scient agrees that it will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.6 and use its reasonable best efforts to obtain their express acknowledgment (which need not be in writing) of the terms hereof.

          Nothing in this Section 6.6 shall (i) permit iXL or Scient to terminate this Agreement (except as specifically provided in Article 8 hereof) or (ii) affect any other obligation of iXL or Scient under this Agreement. Notwithstanding any provision of this Agreement, neither iXL nor Scient shall submit to the vote of its stockholders at the iXL Stockholders Meeting or the Scient Stockholders Meeting, as applicable, any Acquisition Proposal, other than the iXL Merger or Scient Merger, respectively.

     "Superior Proposal" means with respect to iXL or Scient, as the case may be, a bona fide, written proposal made by a Third Party (1) regarding a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party as a result of which the other party thereto or its stockholders would own a majority of the outstanding combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (2) which is on terms which the Board of Directors of such party in good faith concludes (following receipt of the advice of an independent financial advisor of national standing and of independent outside counsel), after taking into account, among other things, the long-term strategic objectives of such party and all legal, financial, tax, accounting, regulatory and other aspects of the proposal and the Person making the proposal (including its likelihood of consummation and the anticipated timing thereof), (3) which, if consummated, would result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (4) which provides that any requisite external financing (sufficient to pay the cash portion, if any, of the proposed transaction consideration
                                       A-45
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and expenses related thereto) is either then committed or otherwise funded and not subject to any material contingency (other than customary third party lender "market outs").

     "Change in the iXL Recommendation" means (x) withdrawing, modifying or qualifying (or proposing publicly or otherwise to withdraw, modify or qualify) in any manner adverse to Scient the iXL Recommendation, or (y) taking any action or making any statement (not described in the foregoing clause (x)) in connection with the iXL Stockholders Meeting otherwise inconsistent with the iXL Recommendation.

     "Change in the Scient Recommendation" means (x) withdrawing, modifying, or qualifying (or proposing publicly or otherwise to withdraw, modify or qualify) in any manner adverse to iXL the Scient Recommendation, or (y) taking any action or making any statement (not described in the foregoing clause (x)) in connection with the Scient Stockholders Meeting otherwise inconsistent with the Scient Recommendation.


     6.7. Fees and Expenses. Subject to Section 8.2, whether or not the Mergers are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except that if the Mergers are consummated, Holdco shall pay, or cause to be paid, any and all Expenses incurred by the parties hereto; provided, however, Expenses incurred in connection with (i) the preparation, filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, and
(ii) all fees and costs relating to all necessary filings (and the prosecution thereof) under the HSR Act, shall be shared equally by iXL and Scient irrespective of whether the Mergers are consummated. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby. The parties hereto shall cooperate with each other in preparing, executing and filing all Tax Returns with respect to property or transfer taxes.


     6.8. Directors' and Officers' Indemnification and Insurance.


          (a) Holdco shall (i) indemnify and hold harmless and provide advancement of expenses to all past and present directors, officers and employees of Scient and its Subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses at the date of this Agreement by Scient pursuant to Scient's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Scient and its Subsidiaries, and (y) without limitation to clause (x), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for directors' acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Scient, and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Scient (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same scope of coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occur at or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Scient for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Holdco under this Section 6.8(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8(a) applies without the consent of such


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

     affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8(a) applies shall be third party beneficiaries of this
     Section 6.8(a)).


          (b) Holdco shall (i) indemnify and hold harmless and provide advancement of expenses to all past and present directors, officers and employees of iXL and its Subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses at the date of this Agreement by iXL pursuant to iXL's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of iXL and its Subsidiaries, and (y) without limitation to clause
     (x), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for directors acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of iXL, and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by iXL (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same scope of coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occur at or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by iXL for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Holdco under this
     Section 6.8(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8(b) applies shall be third party beneficiaries of this Section 6.8(b)).


     6.9. Public Announcements. iXL and Scient shall work together in good faith to develop a joint public relations and communications plan with respect to stockholders, market professionals, the investment community, employees, customers and suppliers and each party shall use best efforts (i) to ensure that all press releases and other public statements and announcements (including, without limitation, pursuant to Rules 165 and 425 under the Securities Act and 14a-12 under the Exchange Act) with respect to the transactions contemplated hereby shall be consistent with such joint communications and public relations plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, to consult with each other and give effect to the reasonable comments of the other before issuing any press release or, to the extent practical, otherwise making any public statement or other announcement with respect to this Agreement or the transactions contemplated hereby. The first public announcement of the transactions contemplated by this Agreement made by iXL and Scient, respectively, pursuant to Rule 165 under the Securities Act shall contain the iXL Recommendation and the Scient Recommendation. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of
Section 6.1, neither iXL nor Scient shall issue any press release or otherwise make any public statement, announcement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.


     6.10. Listing of Shares of Holdco Common Stock. Holdco shall use its best efforts to cause the shares of Holdco Common Stock to be issued in the Merger and the shares of Holdco Common Stock to be reserved for issuance upon exercise of the Scient Stock Options and iXL Stock Options to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.


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

     6.11. Affiliates.


          (a) Not less than 45 days prior to the date of the Scient Stockholders Meeting, Scient shall deliver to iXL a letter identifying all Persons who, in the reasonable judgment of Scient, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Scient, "affiliates" of Scient for purposes of Rule 145(a) under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Scient shall use its reasonable best efforts to cause each Person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit H, hereto (an "Affiliate Agreement").



          (b) Not less than 45 days prior to the date of the iXL Stockholders Meeting, iXL shall deliver to Scient a letter identifying all Persons who, in the reasonable judgment of iXL, may be deemed at the time this Agreement is submitted for adoption by the stockholders of iXL, "affiliates" of iXL for purposes of Rule 145(a) under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. iXL shall use its reasonable best efforts to cause each Person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, an Affiliate Agreement. The parties to the Affiliate Agreement pursuant to Section 6.11(a) and (b) shall be referred to herein as the "Rule 145 Affiliates".



          (c) In conjunction with the Closing, Holdco shall make available to each of the Rule 145 Affiliates the right to enter into a registration rights agreement (the "Affiliate Registration Rights Agreement"), substantially in the form of Exhibit I.



     6.12. Section 16 Matters. Prior to the Effective Time, iXL and Scient shall take all such steps as may be required to cause any dispositions of Scient Common Stock or iXL Common Stock (including derivative securities with respect to Scient Common Stock or iXL Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated by Article 1 or Article 2 of this Agreement by each individual who is subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to iXL and Scient to be exempt under Rule 16b-3 promulgated under the Exchange Act.



     6.13. Holdco Stock Option Plan. Holdco shall be authorized to adopt an employee stock option plan effective as of the Closing Date under which it shall be permitted to grant stock options to purchase shares of Holdco Common Stock to employees of Scient and iXL and their respective Subsidiaries, the material terms of which will be as set forth in Schedule 6.13 hereto. The continuing employees of each of iXL and Scient will be granted options in Holdco in a fair and equitable manner pursuant to one or more formulas reasonably determined by the Holdco compensation committee in its sole discretion.


     6.14. Notices of Certain Events. Each of iXL and Scient shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1(j) or 4.2(j), as the case may be, or that related to the consummation of the transactions contemplated by this Agreement.

     6.15. Amendment of Rights Agreement. Prior to the Effective Time, Scient shall duly amend the Rights Agreement to (a) render the Rights Agreement and the Rights inapplicable to this Agreement and the Mergers, (b) ensure that (x) none of the parties to this Agreement shall become or be deemed to be an "Acquiring Person" (as defined in the Rights Agreement), (y) no "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Rights Agreement) shall occur, and (z) the Rights shall not separate
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

from the associated shares of Scient Common Stock or provide the holders thereof the right to acquire any securities of any Person (or any interest therein or right thereto), in each case as a result of the execution, delivery or performance of this Agreement or the public announcement, commencement, expiration, extension, pendency or consummation of the Mergers, and (c) provide that the Rights Agreement automatically shall terminate at the Effective Time in accordance with the terms thereof and the terms and conditions of this Agreement, (the amendments referred to in clauses (a), (b) and (c) being hereafter collectively referred to as, the "Rights Agreement Amendments").

                                   ARTICLE 7

                              CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation to Effect Its Respective Merger. The respective obligations of Scient and iXL to effect the Scient Merger and iXL Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. Scient shall have obtained the Required Scient Vote and iXL shall have obtained the Required iXL Vote.

          (b) No Injunctions or Restraints, Illegality. No provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the Mergers.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.


          (d) Listing. The shares of Holdco Common Stock to be issued in the Mergers and such other shares of Holdco Common Stock to be reserved for issuance in connection with the Mergers shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.


          (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     7.2. Additional Conditions to Obligations of iXL. The obligations of iXL to effect the iXL Merger are subject to the satisfaction, or waiver by iXL, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Scient set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient; and iXL shall have received a certificate of a senior executive officer of Scient and a senior financial officer to such effect.

          (b) Performance of Obligations of Scient. Scient shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and iXL shall have received a certificate of an senior executive officer of Scient and a senior financial officer of Scient to such effect.

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


          (c) Tax Opinion. iXL shall have received from Greenberg Traurig, LLP, counsel to iXL, on the Closing Date, a written opinion to the effect that for federal income tax purposes the iXL Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to iXL shall be entitled to rely upon information, representations and assumptions provided by Holdco, iXL and Scient substantially in the form of Exhibit J, (allowing for such amendments to the representations as counsel to iXL deems reasonably necessary).


     7.3. Additional Conditions to Obligations of Scient. The obligations of Scient to effect the Scient Merger are subject to the satisfaction, or waiver by Scient, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of iXL set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL; and Scient shall have received a certificate of a senior executive officer and a senior financial officer of iXL to such effect.

          (b) Performance of Obligations of iXL. iXL shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Scient shall have received a certificate of a senior executive officer and a senior financial officer of iXL to such effect.


          (c) Tax Opinion. Scient shall have received from Davis Polk & Wardwell, counsel to Scient, on the Closing Date, a written opinion to the effect that for federal income tax purposes the Scient Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Scient shall be entitled to rely upon information, representations and assumptions provided by Holdco, iXL and Scient substantially in the form of Exhibit K, (allowing for such amendments to the representations as counsel to Scient deems reasonably necessary).


                                   ARTICLE 8

                           TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of Scient or iXL:

          (a) By the mutual written consent of iXL and Scient;

          (b) By either Scient or iXL, if the Effective Time shall not have occurred at or before 5:30 p.m., Eastern time, on December 31, 2001 (the "Termination Date"); provided, however, that the Termination Date may be extended to a date mutually agreed to by iXL and Scient (which such extended date shall not be earlier than March 31, 2002) if, and only if, the condition set forth in Section 7.1(e) shall not have been satisfied on or prior to the Termination Date; provided, further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement (including, without limitation, such party's obligations set forth in Section 6.5) has been the cause of or resulted in the failure of the Effective Time to occur on or before the Termination Date (or any extended date as contemplated by the immediately preceding proviso);

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

          (c) By either Scient or iXL, if any Governmental Entity shall have issued an order, decree or ruling or taken any action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose willful failure to comply with Section 6.5 has been the cause of such action;

          (d) By either Scient or iXL, if the Required iXL Vote or the Required Scient Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment or postponement thereof at which the vote was taken;

          (e) By iXL, if Scient shall have failed to (i) make the Scient Recommendation or effected a Change in the Scient Recommendation (or resolved to take any such action, whether or not permitted by the express terms of this Agreement), or (ii) duly notice and convene the Scient Stockholders Meeting in accordance with Section 6.1(b);

          (f) By Scient, if iXL shall have failed to (i) make the iXL Recommendation or effected a Change in the iXL Recommendation (or resolved to take any such action, whether or not permitted by the express terms of this Agreement), or (ii) duly notice and convene the iXL Stockholders Meeting in accordance with Section 6.1(c);

          (g) By Scient, if iXL shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date; or

          (h) By iXL, if Scient shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date.

     8.2. Effect of Termination.

          (a) If this Agreement is terminated by either Scient or iXL as provided in Section 8.1, this Agreement forthwith shall become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to the second sentence of Section 6.4, Section 6.7, this Section 8.2 and Article 9, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither iXL nor Scient shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

          (b) If a Scient Payment Event occurs, Scient shall pay iXL (by wire transfer of immediately available funds to an account specified by iXL), if, pursuant to clause (x) of the immediately following sentence, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (y) of the immediately following paragraph, not later than two Business Days next following such Scient Payment Event, a termination fee of $7,500,000.

          "Scient Payment Event" means (x) the termination of this Agreement by iXL pursuant to Section 8.1(e) or (y) the occurrence of the following event in connection with the termination by iXL of this Agreement pursuant to
     Section 8.1(d): prior to such termination, an Acquisition Proposal with respect to Scient shall have been publicly announced or otherwise communicated publicly to the senior management, Board of Directors, representatives or stockholders of Scient (a "Scient Public Proposal").

          (c) If an iXL Payment Event occurs, iXL shall pay Scient (by wire transfer of immediately available funds to an account specified by Scient), if, pursuant to clause (x) of the immediately following sentence, simultaneously with the occurrence of such iXL Payment Event or, if pursuant to clause (y) of the immediately following paragraph, not later than two Business Days next following such iXL Payment Event, a termination fee of $7,500,000.

          "iXL Payment Event" means (x) the termination by Scient of this Agreement pursuant to Section 8.1(f) or (y) the occurrence of the following event in connection with the termination by Scient of this Agreement pursuant to Section 8.1(d): prior to such termination, an Acquisition Proposal with respect to iXL shall have been publicly announced or otherwise communicated publicly to the senior management, Board of Directors, representatives or stockholders of iXL (an "iXL Public Proposal").

          (d) The parties acknowledge that the agreements contained in this
     Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if either iXL or Scient fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate thereof as announced by Citibank, N.A. in effect on the date such payment was required to be made notwithstanding the provisions of Section 6.7.

          The parties hereto agree that any remedy or amount payable pursuant to this Section 8.2 shall not preclude any other remedy or amount payable hereunder and shall not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

     8.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Scient and iXL, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein (including Section 6.8 and Section 6.2 and Schedule 6.2(a)) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

     9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:


        (a) If to iXl, India Merger Sub or Holdco, to:


           Theodore Browne, Esq.
           Vice President and General Counsel
           c/o iXL Enterprises, Inc.
           1600 Peachtree Street, NW
           Atlanta, GA 30309
           Phone: (404) 279-1000
           Fax: (404) 279-6844

With Copies (Which Shall Not Constitute Notice Pursuant to This Section 9.2) to Each of:

               James S. Altenbach, Esq.
               c/o Greenberg Traurig, LLP
               3290 Northside Parkway, N.W.
               Suite 400
               Atlanta, GA 30327
               Phone: (678) 553-2444
               Fax: (678) 553-2445
               e-mail: altenbachj@gtlaw.com

               and

               Clifford E. Neimeth, Esq.
               c/o Greenberg Traurig, LLP
               The Met Life Building
               200 Park Avenue
               New York, New York 10021
               Phone: (212) 801-9383
               Fax: (212) 801-6400
               e-mail: neimethc@gtlaw.com

        (b) If to Scient to:

              Christina M. Bark, Esq.
              Corporate Counsel
              Scient Corporation
              860 Broadway
              New York, NY 10003
              Phone: (917) 534-8332
              Fax: (917) 534-8845
              e-mail: cbark@scient.com

              With a Copy (Which Shall Not Constitute Notice Pursuant to Section 9.2) to:

                David L. Caplan, Esq.
                c/o Davis Polk & Wardwell
                450 Lexington Avenue
                New York, New York
                Phone: (212) 450-2352
                Fax: (212) 450-3800
                e-mail: david.caplan@dpw.com


          (c) if to Holdco, India Merger Sub or Sierra Merger Sub to each of the parties entitled to receive notice pursuant to this Section 9.2 for iXL and Scient.


     9.3. Interpretation. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless specifically otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neutral genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including in the case of agreements or instruments by waiver or consent, and in the case of statutes, by comparable successor statutes, and references to all attachments thereto and instruments incorporated therein. Each of the parties hereto has participated in the drafting and negotiation of this Agreement such that if any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted by all of the parties hereto, collectively, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the intended meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" and, thus, shall indicate illustrative examples of the matters that follow and are neither intended nor shall they constitute exhaustive or all-inclusive statements and examples.

     In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the iXL Disclosure Schedule, the Scient Disclosure Schedule and the Schedules to this Agreement, as applicable, to the extent specified therein and such other Sections of this Agreement to the extent (including by way of conspicuous cross-reference) a matter in such Section is disclosed in such a way as to make its relevance called for by such other Section readily apparent.

     9.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; it being understood that both parties need not sign the same counterpart. Signatures transmitted by facsimile or other comparable means shall be deemed to constitute an original.

     9.5. Entire Agreement; No Third Party Beneficiaries.

          (a) This Agreement, the Voting Agreements, the Confidentiality Agreement and all of the exhibits and schedules hereto (including the iXL Disclosure Schedule and the Scient Disclosure Schedule) and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and understanding and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby).

     9.6. Governing Law. This Agreement shall be governed and construed in accordance with the internal substantive and procedural laws of the State of Delaware (without giving effect to any conflicts of law principles thereof).

     9.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.9. Submission to Jurisdiction; Waivers. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery Court of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid court. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court and (d) any right to a trial by jury.

     9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly hereby agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11. Definitions.  As used in this Agreement:


          (a) "Adjustment Factor" means (i) 1.0 or (ii) such other number as shall be determined mutually by the Board of Directors of iXL, Scient and Holdco, respectively, upon the advice and recommendation of the respective independent financial advisors for iXL, Scient and Holdco (taking into account, among other things, the market capitalization of iXL and Scient), which determination shall be made not later than the second Business Day immediately preceding the date on which the Joint Proxy Statement/Prospectus is first disseminated to holders of iXL Common Stock and Scient Common Stock or, if applicable, not later than the second Business Day immediately preceding the date on which the latest supplement to the Joint Proxy Statement/Prospectus is first disseminated to holders of iXL Common Stock and Scient Common Stock.


          (b) "Affiliate" shall have the meaning given to such term in Rule 12b-2 under the Exchange Act.

          (c) "Audit" means any claim, audit, action, suit, proceeding, investigation, assessment or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

          (d) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          (e) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Scient Disclosure Schedule or the iXL Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Sections 4069, 4201 or 4212(c) of ERISA.

          (f) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (g) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (h) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

          (i) "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

          (j) "Material Adverse Effect" means, with respect to any entity any material adverse effect on (i) the business, assets (including cash), financial performance, condition (financial or otherwise), or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general, or (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, or (z) to the actions taken by the transition and succession team to the extent and in the manner specified in Section 6.2(b), or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement.

          (k) "the other party" means, with respect to Scient, iXL and means, with respect to iXL, Scient.

          (l) "Person" means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (m) "Stockholders Meeting" shall mean, with respect to iXL, the iXL Stockholders Meeting, and with respect to Scient, the Scient Stockholders Meeting.

          (n) "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, not less than a majority of the securities or other equity or ownership or beneficial interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (o) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, import, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest penalty addition to tax or additional amount, imposed by any Governmental Entity or any obligation to pay Taxes imposed on any person for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation or as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, or unitary group.

          (p) "Tax Authority" means any Governmental Entity vested with authority to levy Taxes.

          (q) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (r) "Third Party" means (i) with respect to iXL, any Person other than iXL or any of its Subsidiaries and (ii) with respect to Scient, any Person other than Scient or any of its Subsidiaries.


     9.12. Performance and Obligations. Whenever this Agreement requires any Subsidiary of iXL or Scient to take any action, such requirement shall be deemed to include an undertaking on the part of iXL (with respect to action by a Subsidiary of iXL) and Scient (with respect to action by a Subsidiary of Scient) and a guarantee by iXL (with respect to action by a Subsidiary of iXL) and a guarantee by Scient (with respect to action by a Subsidiary of Scient) of the full and punctual performance thereof. Whenever, from and after the Effective Time, this Agreement requires the surviving corporation in the Scient Merger or the surviving corporation in the iXL Merger, as the case may be, to take any action, such requirement shall be deemed to include an undertaking on the part of Holdco to cause such relevant surviving corporation to take such action and a guarantee by Holdco of the performance thereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its respective officers thereunto duly authorized, all on the date first written above.

                                          IXL ENTERPRISES, INC.

                                          By:     /s/ MICHAEL J. CASEY
                                            ------------------------------------
                                            Name: Michael J. Casey
                                            Title: Executive Vice President and
                                            Chief Financial Officer

                                          SCIENT CORPORATION

                                          By:      /s/ ROBERT M. HOWE
                                            ------------------------------------
                                            Name: Robert M. Howe
                                            Title: Chairman and Chief
                                            Executive Officer

                                          INDIA-SIERRA HOLDINGS, INC.

                                          By:     /s/ MICHAEL J. CASEY
                                            ------------------------------------
                                            Name: Michael J. Casey
                                            Title: Executive Vice President and
                                            Chief Financial Officer

                                          INDIA MERGER SUB, INC.

                                          By:   /s/ U. BERTRAM ELLIS, JR.
                                            ------------------------------------
                                            Name: U. Bertram Ellis, Jr.
                                            Title: President

                                          SIERRA MERGER SUB, INC.

                                          By:      /s/ ROBERT M. HOWE
                                            ------------------------------------
                                            Name: Robert M. Howe
                                            Title: Chairman and Chief
                                            Executive Officer

                                                                         ANNEX B

                              IXL VOTING AGREEMENT

     THIS iXL VOTING AGREEMENT (this "Agreement"), entered into on this 31st day of July, 2001, by and among SCIENT CORPORATION, a Delaware corporation ("Scient"), and the stockholders of iXL ENTERPRISES, INC., a Delaware corporation ("iXL"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders"). Defined terms not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

                                  WITNESSETH:

     1. WHEREAS, Scient and iXL, concurrently with the execution and delivery of this Agreement, are entering into that certain Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), pursuant to which, on the terms and subject to the conditions set forth therein, Scient will engage in a business combination in a merger of equals with iXL (the "iXL Merger");

     2. WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of iXL Common Stock set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of iXL Common Stock or other voting capital stock of iXL, the beneficial ownership of which is acquired by such Stockholders after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares"); and

     3. WHEREAS, the Stockholders agree to vote all of their respective Shares in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the execution of the Merger Agreement by the parties thereto and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                     VOTING

     1.1 Agreement to Vote. Each Stockholder hereby agrees, severally and not jointly, that it shall, and shall cause the holder of record on any applicable record date to, from time to time, at the iXL Stockholders Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of iXL, however called, or in connection with any written consent of the holders of iXL Common Stock, (a) if a meeting is held, appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all of its Shares in favor of the approval and adoption of the Merger Agreement, the iXL Merger and any action required in furtherance thereof and for any of the transactions contemplated by the Merger Agreement.

     1.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Scient any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Scient shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of iXL or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein, or in the performance of the Stockholder's duties or responsibilities as stockholders of iXL.

     1.3 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with such Stockholder's obligations pursuant to this Agreement.

                                   ARTICLE 2

               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

     Each Stockholder hereby, severally and not jointly, represents and warrants to Scient as follows:

     2.1 Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Scient, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). If such Stockholder is married and any of such Stockholder's Shares constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder's spouse. If this Agreement is being executed in a representative or fiduciary capacity, the individual or entity signing this Agreement has the full power and authority to enter into and perform this Agreement.

     2.2 Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of (i) any agreement, judgment, injunction, order, decree, law regulation or arrangement to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect such Stockholder's ability to cast all votes necessary to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement or (ii) if such Stockholder is an entity, its certificate of incorporation or bylaws.

     2.3 Shares. Such Stockholder's Existing Shares are, and all of its Shares from the date hereof through and on the Closing Date will be, owned beneficially by such Stockholder. As of the date hereof, such Stockholder's Existing Shares constitute all of the shares of iXL Common Stock owned of record or beneficially by such Stockholder. Such Stockholder has or will have the voting power, power of disposition, power to issue instructions with respect to the matters set forth in Article I hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares and with respect to all of such Stockholder's Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

     2.4 Finder's Fee. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from iXL or Scient in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF INDIA

     Scient represents and warrants to each Stockholder as follows:

     3.1 Corporate Authorization. The execution, delivery and performance by Scient of the transactions contemplated hereby are within the corporate powers of Scient and have been duly authorized by all necessary corporate action.

     3.2 Binding Obligation. This Agreement has been duly executed and delivered by Scient, and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes a valid and binding obligation of Scient, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                   ARTICLE 4

                                OTHER COVENANTS

     4.1 Further Agreements.

          (a) Each Stockholder, severally and not jointly, hereby agrees, while this Agreement is in effect, not to sell, transfer, pledge, encumber, assign or otherwise dispose of or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with iXL or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Existing Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into iXL Common Stock, any other capital stock of iXL or any interest in any of the foregoing with any Person.

          (b) In the event of a stock dividend or distribution, or any change in iXL Common Stock by reason of any stock dividend or distribution, or any change in iXL Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

          (c) Each Stockholder covenants and agrees with the other Stockholders and for the benefit of iXL (which shall be a third party beneficiary of this Section 4.1(c)) to comply with and perform all its obligations under this Agreement. Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that all representations, warranties, covenants and agreements made by a Stockholder pursuant to this Agreement are made (i) on a several, not joint, basis and (ii) only as to such Stockholder.

                                   ARTICLE 5

                               GENERAL PROVISIONS

     5.1 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement pursuant to Section 8.1 thereof. Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

     5.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         IF TO SCIENT TO:

              Scient Corporation
              405 Lexington Avenue
              10th Floor
              New York, NY 10174
              Fax: (646) 487-8700
              Attention: President

         WITH A COPY TO:

              Davis Polk & Wardwell
              450 Lexington Avenue
              New York, NY 10017
              Tel: (212) 450-4000
              Fax: (212) 450-3800
              email: david.caplan@dpw.com
              Attention: David L. Caplan, Esq.

         IF TO THE STOCKHOLDERS PARTY HERETO:

              to the address set forth next to the name of such Stockholders on the signature pages hereof

         WITH A COPY TO:

              Greenberg Traurig, LLP
              3290 Northside Parkway, N.W.
              Suite 400
              Atlanta, GA 30327
              Phone: (678) 553-2444
              Fax: (678) 553-2445
              e-mail: altenbachj@gtlaw.com
              Attention: James S. Altenbach, Esq.

     5.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures transmitted by facsimile or other comparable means shall be deemed an original.

     5.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     5.5 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity

     5.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     5.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of (i) Scient, in the case of an assignment by any Stockholder, and (ii) those Stockholders holding more than 50% of the iXL Common Stock held by all Stockholders, in the case of an assignment by Scient, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns (including, in the case of an individual, any executors, administrators, estates or legal representatives of such individual).

     5.8 Submission to Jurisdiction; Waivers. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts with respect to any such matter. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (d) any right to a trial by jury.

     5.9 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     5.10 Amendments. This Agreement may not be modified or amended, except upon the execution and delivery of a written agreement executed by the parties hereto.

     5.11 Certain Definitions. For purposes of this Agreement, (i) the term "beneficial ownership" (or any similar term) shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, and (ii) the term "Merger Agreement" shall include the Merger Agreement as amended from time to time (but only to the extent any such amendment does not materially adversely affect the rights and interests of the Stockholders).

     5.12 Action in Stockholder Capacity Only. Each representation, warranty, covenant and agreement made by a Stockholder hereunder is made in such Stockholder's capacity as a stockholder only, not as an officer or director of iXL. Nothing herein shall limit or affect any Stockholder's ability to take any action in his or her capacity as an officer or director of iXL.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                          SCIENT:

                                          Scient Corporation

                                          By:      /s/ ROBERT M. HOWE
                                            ------------------------------------
                                                       Robert M. Howe
                                            Chairman and Chief Executive Officer

                                  STOCKHOLDERS

ADDRESS                                                STOCKHOLDER
-------                                                -----------
320 Park Avenue, 24th Floor                                     KELSO INVESTMENT ASSOCIATES V, L.P.
New York, NY 10002
Tel: (212) 751-3939                                                 By: Kelso Partners V, L.P.
Fax: (212) 223-2379
Attention: James J. Connors II, Esq.                                By: /s/ FRANK K. BYNUM, JR.
                                                         ------------------------------------------------
                                                                        Frank K. Bynum, Jr.
                                                                          General Partner

                                                       NUMBER OF SHARES OF
                                                       iXL COMMON STOCK: 14,673,227

320 Park Avenue, 24th Floor                                        KELSO EQUITY PARTNERS V, L.P.
New York, NY 10002
Tel: (212) 751-3939                                                 By: /s/ FRANK K. BYNUM, JR.
Fax: (212) 223-2379                                      ------------------------------------------------
Attention: James J. Connors II, Esq.                                    Frank K. Bynum, Jr.
                                                                          General Partner

                                                       NUMBER OF SHARES OF
                                                       iXL COMMON STOCK: 1,182,869

901 East Gary Street                                                 THE RIVERSTONE GROUP, LLC
Suite 1500
Richmond, VA 23219                                                 By: /s/ BEVERLY W. ARMSTRONG
Tel: (804) 643-4200                                      ------------------------------------------------
Fax: (804) 643-4203                                                    Beverly W. Armstrong
Attention: Beverly W. Armstrong                                               Manager

                                                       NUMBER OF SHARES OF
                                                       iXL COMMON STOCK: 12,000,000

                                                       JP MORGAN PARTNERS
                                                       By: /s/ JEFFREY WALKER
Tel:
Fax:                                                   ----------------------------------------------------
Attention:                                                 Jeffrey Walker

                                                       NUMBER OF SHARES OF
                                                       iXL COMMON STOCK: 7,939,427

                                                                         ANNEX C

                            SCIENT VOTING AGREEMENT

     THIS SCIENT VOTING AGREEMENT (this "Agreement"), entered into on this 31st day of July 2001, by and among iXL ENTERPRISES, INC., a Delaware corporation ("iXL"), and the stockholders of SCIENT CORPORATION, a Delaware corporation ("Scient"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders"). Defined terms not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

                                  WITNESSETH:

     1. WHEREAS, iXL and Scient, concurrently with the execution and delivery of this Agreement, are entering into that certain Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), pursuant to which, on the terms and subject to the conditions set forth therein, iXL will engage in a business combination in a merger of equals with Scient (the "Scient Merger");

     2. WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Scient Common Stock set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of Scient Common Stock or other voting capital stock of Scient, the beneficial ownership of which is acquired by such Stockholders after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares"); and

     3. WHEREAS, the Stockholders agree to vote all of their respective Shares in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the execution of the Merger Agreement by the parties thereto and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                     VOTING

     1.1 Agreement to Vote. Each Stockholder hereby agrees, severally and not jointly, that it shall, and shall cause the holder of record on any applicable record date to, from time to time, at the Scient Stockholders Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Scient, however called, or in connection with any written consent of the holders of Scient Common Stock, (a) if a meeting is held, appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all of its Shares in favor of the approval and adoption of the Merger Agreement, the Scient Merger and any action required in furtherance thereof and for any of the transactions contemplated by the Merger Agreement.

     1.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in iXL any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and iXL shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Scient or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein, or in the performance of the Stockholder's duties or responsibilities as stockholders of Scient.

     1.3 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with such Stockholder's obligations pursuant to this Agreement.

                                   ARTICLE 2

               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

     Each Stockholder hereby, severally and not jointly, represents and warrants to iXL as follows:

     2.1 Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of iXL, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). If such Stockholder is married and any of such Stockholder's Shares constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder's spouse. If this Agreement is being executed in a representative or fiduciary capacity, the individual or entity signing this Agreement has the full power and authority to enter into and perform this Agreement.

     2.2 Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of (i) any agreement, judgment, injunction, order, decree, law regulation or arrangement to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect such Stockholder's ability to cast all votes necessary to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement or (ii) if such Stockholder is an entity, its certificate of incorporation or bylaws.

     2.3 Shares. Such Stockholder's Existing Shares are, and all of its Shares from the date hereof through and on the Closing Date will be, owned beneficially by such Stockholder. As of the date hereof, such Stockholder's Existing Shares constitute all of the shares of Scient Common Stock owned of record or beneficially by such Stockholder. Such Stockholder has or will have the voting power, power of disposition, power to issue instructions with respect to the matters set forth in Article I hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares and with respect to all of such Stockholder's Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

     2.4 Finder's Fee. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Scient or iXL in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF INDIA

     iXL represents and warrants to each Stockholder as follows:

     3.1 Corporate Authorization. The execution, delivery and performance by iXL of the transactions contemplated hereby are within the corporate powers of iXL and have been duly authorized by all necessary corporate action.

     3.2 Binding Obligation. This Agreement has been duly executed and delivered by iXL, and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes a valid and binding obligation of iXL, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                   ARTICLE 4

                                OTHER COVENANTS

     4.1 Further Agreements.

          (a) Each Stockholder, severally and not jointly, hereby agrees, while this Agreement is in effect, not to sell, transfer, pledge, encumber, assign or otherwise dispose of or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Scient or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Existing Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into Scient Common Stock, any other capital stock of Scient or any interest in any of the foregoing with any Person.

          (b) In the event of a stock dividend or distribution, or any change in Scient Common Stock by reason of any stock dividend or distribution, or any change in Scient Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

          (c) Each Stockholder covenants and agrees with the other Stockholders and for the benefit of Scient (which shall be a third party beneficiary of this Section 4.1(c)) to comply with and perform all its obligations under this Agreement. Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that all representations, warranties, covenants and agreements made by a Stockholder pursuant to this Agreement are made (i) on a several, not joint, basis and (ii) only as to such Stockholder.

                                   ARTICLE 5

                               GENERAL PROVISIONS

     5.1 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement pursuant to Section 8.1 thereof. Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

     5.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
         IF TO iXL TO:
              iXL Enterprises, Inc.
              1600 Peachtree St
              Atlanta, GA 30309
              Fax: 404/279-3844
              Attention: Theodore W. Browne
              e-mail: tbrowne@ixl.com

         WITH A COPY TO:
              Greenberg Traurig, LLP.
              3290 Northside Parkway, N.W.
              Suite 400
              Atlanta, GA 30327
              Phone: (678) 553-2444
              Fax: (678) 553-2445
              e-mail: altenbachj@gtlaw.com
              Attention: James Altenbach, Esq.

         AND A COPY TO:
              Greenberg Traurig, LLP
              The MetLife Building
              200 Park Avenue
              New York, New York 10021
              Tel: (212) 801-9383
              Fax: (212) 801-6400
              email: neimethc@gtlaw.com
              Attention: Clifford E. Neimeth, Esq.

         IF TO THE STOCKHOLDERS PARTY HERETO:
              to the address set forth below the name of such Stockholders on the signature pages hereof

     5.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures transmitted by facsimile or other comparable means shall be deemed an original.

     5.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     5.5 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity

     5.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     5.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of (i) iXL, in the case of an assignment by any Stockholder, and (ii) those Stockholders holding more than 50% of the Scient Common Stock held by all Stockholders, in the case of an assignment by iXL, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns (including, in the case of an individual, any executors, administrators, estates or legal representatives of such individual).

     5.8 Submission to Jurisdiction; Waivers. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts with respect to any such matter. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (d) any right to a trial by jury.

     5.9 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     5.10 Amendments. This Agreement may not be modified or amended, except upon the execution and delivery of a written agreement executed by the parties hereto.

     5.11 Certain Definitions. For purposes of this Agreement, (i) the term "beneficial ownership" (or any similar term) shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, and (ii) the term "Merger Agreement" shall include the Merger Agreement as amended from time to time (but only to the extent any such amendment does not materially adversely affect the rights and interests of the Stockholders).

     5.12 Action in Stockholder Capacity Only. Each representation, warranty, covenant and agreement made by a Stockholder hereunder is made in such Stockholder's capacity as a stockholder only, not as an officer or director of Scient. Nothing herein shall limit or affect any Stockholder's ability to take any action in his or her capacity as an officer or director of Scient.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                          iXL:

                                          iXL Enterprises, Inc.

                                          By:     /s/ MICHAEL J. CASEY
                                            ------------------------------------
                                                      Michael J. Casey
                                             Executive Vice President and Chief
                                                      Financial Officer

                                  STOCKHOLDERS

                                                  /s/ ROBERT M. HOWE
                                          --------------------------------------
                                                      Robert M. Howe

                                               /s/ STEPHEN A. MUCCHETTI
                                          --------------------------------------
                                                   Stephen A. Mucchetti

                                                  /s/ ERIC GREENBERG
                                          --------------------------------------
                                                      Eric Greenberg

                                          INNOVATION INVESTMENTS, LLC

                                          By:      /s/ ERIC GREENBERG
                                            ------------------------------------
                                                       Eric Greenberg
                                                       President and
                                                  Chief Executive Officer

                                          BENCHMARK CAPITAL PARTNERS II, L.P.,
                                          as nominee for
                                          Benchmark Capital Partners II, L.P.
                                          Benchmark Founders' Fund II, L.P.
                                          Benchmark Founders' Fund II-A, L.P.
                                          Benchmark Members' Fund II, L.P.

                                          By: Benchmark Capital Management Co.
                                              II, L.L.C.,
                                            its General Partner

                                          By:       /s/ DAVID BEIRNE
                                            ------------------------------------
                                                        David Beirne
                                                      Managing Member

                                          Sequoia Capital VII
                                          Sequoia Technology Partners VII
                                          Sequoia International Partners

                                          By: SC VII-A Management, LLC
                                            A California Limited Liability
                                              Company,
                                            General Partner of Each

                                          By:       /s/ DOUGLAS LEONE
                                            ------------------------------------
                                                      Managing Member

                                          Sequoia 1997, LLC

                                          By:       /s/ DOUGLAS LEONE
                                            ------------------------------------

                                          SQP 1997

                                          By:       /s/ DOUGLAS LEONE
                                            ------------------------------------

                                          SEQUOIA CAPITAL FRANCHISE FUND
                                          SEQUOIA CAPITAL FRANCHISE PARTNERS

                                          By: SCFF Management, LLC
                                            A Delaware Limited Liability Company
                                            General Partner of Each

                                          By:       /s/ DOUGLAS LEONE
                                            ------------------------------------
                                                      Managing Member

                                          HOWE FAMILY TRUST

                                          By:      /s/ ROBERT M. HOWE
                                            ------------------------------------
                                                       Robert M. Howe

                                          HOWE 2000 GRANTOR RETAINED
                                          ANNUITY TRUST

                                          By:      /s/ ROBERT M. HOWE
                                            ------------------------------------
                                                       Robert M. Howe

                                          HOWE FAMILY FOUNDATION

                                          By:       /s/ ROBERT M. HOWE
                                              ----------------------------------
                                                       Robert M. Howe

                                               /s/ STEPHEN A. MUCCHETTI
                                          --------------------------------------
                                                  Stephen A. Mucchetti,
                                              as Joint Tenant with right of
                                                       survivorship

                                               /s/ REBECCA S. MUCCHETTI
                                          --------------------------------------
                                                  Rebecca S. Mucchetti,
                                              as Joint Tenant with right of
                                                       survivorship

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                       SCHEDULE OF COMMON STOCK OWNERSHIP

                                                              NUMBER OF SHARES OF
SHAREHOLDER                                                   SIERRA COMMON STOCK
-----------                                                   -------------------
Robert M. Howe..............................................       1,050,001
Eric Greenberg..............................................          47,088
Innovation Investments, LLC.................................       8,440,366
Benchmark Capital Partners II, L.P., as nominee for.........       1,753,910
  Benchmark Capital Partners II, L.P.
  Benchmark Founders' Fund II, L.P.
  Benchmark Founders' Fund II-A, L.P.
  Benchmark Members' Fund II, L.P.
Sequoia Capital VII.........................................       5,791,199
Sequoia Technology Partners VII.............................         253,169
Sequoia International Partners..............................         101,267
Sequoia 1997, LLC...........................................          66,078
SQP 1997....................................................         117,470
Sequoia Capital Franchise Fund..............................       1,171,494
Sequoia Capital Franchise Partners..........................         130,166
Howe Family Trust...........................................       4,728,609
Howe 2000 Grantor Retained Annuity Trust....................         500,000
Howe Family Foundation......................................          40,000
Stephen A. Mucchetti and Rebecca S. Mucchetti, as Joint
  Tenants with right of survivorship........................       1,170,000
                                                              --------------
          TOTAL.............................................      25,360,817

                                                                         ANNEX D

                         REGISTRATION RIGHTS AGREEMENT

                                     AMONG

                          INDIA-SIERRA HOLDINGS, INC.

                                      AND

             CERTAIN OTHER STOCKHOLDERS OF THE COMPANY NAMED HEREIN

                          DATED AS OF           , 2001

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
 1.  REGISTRATIONS UPON REQUEST..................................   D-3
     1.1   Requests..............................................   D-3
     1.2   Registration Statement Form...........................   D-4
     1.3   Expenses..............................................   D-4
     1.4   Priority in Requested Registrations...................   D-4
     1.5   No Company Initiated Registration.....................   D-4
 2.  INCIDENTAL REGISTRATIONS....................................   D-4
 3.  REGISTRATION PROCEDURES.....................................   D-5
 4.  UNDERWRITTEN OFFERINGS......................................   D-8
     4.1   Underwriting Agreement................................   D-8
     4.2   Selection of Underwriters.............................   D-8
 5.  HOLDBACK AGREEMENTS.........................................   D-8
 6.  PREPARATION; REASONABLE INVESTIGATION.......................   D-9
 7.  NO GRANT OF FUTURE REGISTRATION RIGHTS......................   D-9
 8.  INDEMNIFICATION.............................................   D-9
     8.1   Indemnification by the Company........................   D-9
     8.2   Indemnification by the Sellers........................  D-10
     8.3   Notices of Claims, etc................................  D-10
     8.4   Other Indemnification.................................  D-11
     8.5   Indemnification Payments..............................  D-11
     8.6   Other Remedies........................................  D-11
 9.  DEFINITIONS.................................................  D-11
10.  MISCELLANEOUS...............................................  D-12
     10.1  Rule 144 etc..........................................  D-12
     10.2  Successors, Assigns and Transferees...................  D-12
     10.3  Other Stockholders....................................  D-12
     10.4  Stock Splits, etc.....................................  D-12
     10.5  Amendment and Modification............................  D-13
     10.6  Invalidity of Provision...............................  D-13
     10.7  Notices...............................................  D-13
     10.8  Headings; Execution in Counterparts...................  D-13
     10.9  Injunctive Relief.....................................  D-13
     10.10 Governing Law; Arbitration............................  D-14
     10.11 Entire Agreement......................................  D-14
11.  TERM........................................................  D-14

                         REGISTRATION RIGHTS AGREEMENT


     REGISTRATION RIGHTS AGREEMENT, dated as of July 31, 2001, among India-Sierra Holdings, Inc., a Delaware corporation (the "Company"), those Persons listed on Exhibit A attached hereto under the heading "Stockholders" (each a "Stockholder" and, collectively, the "Stockholders"). Capitalized terms used herein without definition are defined in Section 9.


1. REGISTRATIONS UPON REQUEST

1.1 Requests. Stockholders and their transferees who become parties hereto may request the registration of Registrable Securities as provided below (such Persons being hereinafter referred to as "Requesting Stockholders"):

          (a) Requesting Stockholders holding at least ten percent (10%) of the Registrable Securities held by the Stockholders and their transferees who become parties hereto shall have the right in the aggregate to make up to four requests that the Company effect the registration under the Securities Act of any of the Registrable Securities of the Stockholders, each such request to specify the intended method or methods of disposition thereof. Upon any such request, the Company will use its best efforts to effect the prompt registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by the Requesting Stockholders. A request made by the Requesting Stockholders shall not be counted for purposes of the request limitation set forth above (1) if the Requesting Stockholders determine in their good faith judgment to withdraw the proposed registration of any Registrable Securities requested to be registered pursuant to this Section 1.1 due to marketing or regulatory reasons, (2) the registration statement relating to any such request is not declared effective within 120 days of the date such registration statement is first filed with the Commission, (3) if, within 180 days after the registration statement relating to any such request has become effective, such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Requesting Stockholders' reasonable satisfaction within 30 days, (4) in the case of any underwritten registration, the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with the registration relating to any such request are not satisfied (other than as a result of a default or breach thereunder by any Stockholder), or (5) if more than ten percent (10%) of the Registrable Securities requested by the Requesting Stockholders to be included in the registration are not so included pursuant to Section 1.4.

          (b) In addition to the foregoing registration rights, if the Company is at any time eligible to register Registrable Securities on Form S-3 (or any successor form thereto) promulgated pursuant to the Securities Act, then Requesting Stockholders shall be entitled to request that the Company register Registrable Securities on their behalf on such form, at any time and from time to time, subject to any limitations set forth below, so long as such Requesting Stockholders request the registration of Registrable Securities which have an anticipated aggregate offering price of at least $5,000,000. Upon any such request, the Company will use its best efforts to effect the prompt registration on said Form S-3 (or such successor form thereto) of the Registrable Securities which the Company has been so requested to register by the Requesting Stockholders.

          Upon any request made in accordance with the above-described provisions, the Company will promptly, but in any event within 15 days, give written notice of such request to all holders of Registrable Securities and thereupon the Company will, subject to Section 1.5, use its best efforts to effect the prompt registration under the Securities Act of:

             (i) the Registrable Securities which the Company has been so requested to register by the Requesting Stockholders, and

             (ii) all other Registrable Securities which the Company has been requested to register by Stockholders by written request given to the Company within 20 days after the giving of such written notice by the Company (such Stockholders shall constitute "Requesting Stockholders"), all to the extent required to permit the disposition of the Registrable Securities so to be registered in accordance with the intended method or methods of disposition of each seller of such Registrable Securities.

          Notwithstanding the foregoing, but subject to the rights of holders of Registrable Securities under Section 2, if the Company shall at any time furnish to each seller of Registrable Securities a certificate signed by the President or Chief Executive Officer of the Company stating that the Company has pending or in process a material transaction (including a financing transaction), the disclosure of which would, in the good faith judgment of the Board, materially and adversely affect the Company, the Company may defer the filing (but not the preparation) of a registration statement to be filed pursuant to Section 1.1 for up to 90 days. Thereafter, the Company may defer the filing of such registration statement for up to an additional 90 days provided, however, that the Company must have obtained the consent of the Majority Requesting Stockholder, which such consent shall not be unreasonably withheld.

     1.2 Registration Statement Form.  Each registration requested pursuant to
Section 1.1 shall be effected by the filing of a registration statement on a form agreed to by the Majority Requesting Stockholder.

     1.3 Expenses. The Company will pay all Registration Expenses in connection with any registrations requested under Section 1.1; provided that (a) any seller thereunder shall pay all Registration Expenses to the extent required to be paid by such seller under applicable law and (b) underwriting discounts and commissions related to a registration requested under Section 1.1 shall be paid pro rata by the sellers of Registrable Securities in such registration, based on the number of shares of Registrable Securities being sold.

     1.4 Priority in Requested Registrations. If a registration pursuant to this Section 1 involves an underwritten offering, and the managing underwriter (or, in the case of an offering which is not underwritten, an investment banker) shall advise the Company in writing that, in its opinion, the number of securities requested and otherwise proposed to be included in such registration exceeds the number which can be sold in such offering, the Company will include in such registration to the extent of the number which the Company is so advised can be sold in such offering, first, the Registrable Securities of the Stockholders requested to be included in such registration, pro rata, among all such holders, on the basis of the number of Registrable Securities held by such holders, and second, the securities, if any, being sold by the Company. Notwithstanding the foregoing, no Stockholder that is an officer or director or an Affiliate thereof will be entitled to participate in any such registration requested by the Stockholders to the extent the managing underwriter (or, in the case of an offering that is not underwritten, an investment banker) shall determine in good faith that the participation of such Stockholder would adversely affect the marketability of the securities being sold in such registration.

     1.5 No Company Initiated Registration. After receipt of notice of a requested registration pursuant to Section 1.1, the Company shall not initiate, without the consent of the Requesting Stockholders, a registration of any of its securities for its own account (other than a registration on Form S-4 (in connection with a transaction subject to Rule 145 under the Securities Act) or Form S-8, or any successor form) until 90 days after such registration has been effected or such registration has been terminated.

2. INCIDENTAL REGISTRATIONS

     If the Company at any time proposes to register any of its equity securities under the Securities Act (other than pursuant to Section 1 or a registration on Form S-4 or S-8 or any successor form), and the registration form to be used may be used for the registration of Registrable Securities, it will give written notice to all holders of Registrable Securities of its intention to do so. Upon the written request of any such holder received by the Company within 30 days after the giving of such notice by the Company (which request shall specify the number of Registrable Securities intended to be disposed of by such holder and the intended method or methods of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all such Registrable Securities in accordance with such intended method or methods of disposition, provided that:

          (a) if such registration shall be in connection with an initial public offering by the Company, the Company shall not include any Registrable Securities in such proposed registration if the Board shall have determined, after consultation with the managing underwriter for such offering, that it is not in the best interests of the Company to include any Registrable Securities in such registration;

          (b) if, at any time after giving written notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such equity securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, shall not be obligated to register any Registrable Securities in connection with such registration (but shall nevertheless pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Stockholders to request that a registration be effected under
     Section 1.1; and

          (c) if a registration pursuant to this Section 2 involves an underwritten offering, and the managing underwriter (or, in the case of an offering that is not underwritten, an investment banker) shall advise the Company that, in its opinion, the number of securities requested and otherwise proposed to be included in such registration exceeds the number which can be sold in such offering, the Company will include in such registration to the extent of the number which the Company is so advised can be sold in such offering, first, the securities if any, being sold by the Company, and second, the Registrable Securities of the Stockholders, pro rata, among all such holders, on the basis of the number of Registrable Securities held by such holders. Notwithstanding the foregoing, no Stockholder that is an officer or director or an Affiliate thereof will be entitled to participate in any such registration requested by the Stockholders to the extent the managing underwriter (or, in the case of an offering that is not underwritten, an investment banker) shall determine in good faith that the participation of such Stockholder would adversely affect the marketability of the securities being sold in such registration.

          (d) The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
     Section 2, provided that (a) each seller of Registrable Securities shall pay all Registration Expenses to the extent required to be paid by such seller under applicable law and (b) that underwriting commissions shall be paid pro rata by the sellers in such registration, based on the number of shares of Registrable Securities being sold. No registration effected under this Section 2 shall relieve the Company from its obligation to effect registrations under Section 1.

3. REGISTRATION PROCEDURES

     If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 1 and 2, the Company will promptly:

          (a) for registrations to be effected pursuant to Section 1.1, prepare and, within 60 days thereafter file with the Commission, a registration statement with respect to such Registrable Securities, make all required filings of the Company with the NASD and use best efforts to cause such registration statement to become effective as soon as practicable;

          (b) prepare and promptly file with the Commission such amendments and post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for so long as is required to comply with the provisions of the Securities Act and to complete the disposition of all securities covered by such registration statement in accordance with the intended method or methods of disposition thereof, but in no event for a period of more than six months after such registration statement becomes effective;

          (c) furnish to counsel selected by the Majority Requesting Stockholder and to each seller of Registrable Securities copies of all documents filed with the Commission in connection with such registration, which documents will be subject to the review of such counsel and each seller and the

     Company take such actions necessary to correct any such filing if any such seller shall have reasonably objected in writing within two days of receipt of such registration statement, prospectus, amendment or supplement on the grounds that such amendment or supplement does not comply (explaining why) in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

          (d) furnish to each seller of Registrable Securities, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits and documents filed therewith) and such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller in accordance with the intended method or methods of disposition thereof;

          (e) use its best efforts to register or qualify such Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition of such Registrable Securities in such jurisdictions in accordance with the intended method or methods of disposition thereof, provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, subject itself to taxation in any jurisdiction wherein it is not so subject, or take any action which would subject it to general service of process in any jurisdiction wherein it is not so subject;

          (f) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

          (g) furnish to each seller of Registrable Securities a signed counterpart, addressed to the sellers, of (i) an opinion of counsel for the Company experienced in securities law matters, dated the effective date of the registration statement (and, if such registration includes an underwritten public offering, the date of the closing under the underwriting agreement), and (ii) a "comfort" letter (unless the registration is pursuant to Section 2 and such a letter is not otherwise being furnished to the Company), dated the effective date of such registration statement (and if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have issued an audit report on the Company's financial statements included in the registration statement, covering such matters as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities and such other matters as may be reasonably requested by the Majority Requesting Stockholders;

          (h) notify each seller of any Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event or existence of any fact, of which the Company has knowledge, as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, as promptly as is practicable, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (i) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement of the Company (in form complying with the provisions of Rule 158 under the Securities Act) covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the registration statement;

          (j) notify each seller of any Registrable Securities covered by such registration statement (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or of the institution of any proceedings for any of such purposes;

          (k) use every reasonable effort to obtain the lifting of any stop order that might be issued suspending the effectiveness of such registration statement at the earliest possible moment;

          (l) use its best efforts (i)(A) to list such Registrable Securities on any securities exchange on which the equity securities of the Company are then listed or, if no such equity securities are then listed, on an exchange selected by the Company, if such listing is then permitted under the rules of such exchange, or (B) if such listing is not practicable, to secure designation of such securities as a Nasdaq "national market system security" within the meaning of Rule 11Aa2-1 under the Exchange Act or, failing that, to secure Nasdaq authorization for such Registrable Securities, and, without limiting the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD, and (ii) to provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement;

          (m) enter into such agreements and take such other actions as the sellers of Registrable Securities or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for, and participating in, such number of "road shows" and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition; and

          (n) use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

          As a condition to its registration of Registrable Securities of any prospective seller, the Company may require each seller of any Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such seller, its ownership of Registrable Securities and the disposition or intended method of disposition of such Registrable Securities as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith. Each such holder agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such holder true and accurate.

          The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, which refers to any seller of any Registrable Securities covered thereby by name, or otherwise identifies such seller as the holder of any Registrable Securities, without the consent of such seller, such consent not to be unreasonably withheld, unless such disclosure is required by law.

          By acquisition of Registrable Securities, each holder of such Registrable Securities shall be deemed to have agreed that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(h), such holder will promptly discontinue such holder's disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by

     Section 3(h). If so directed by the Company, each holder of Registrable Securities will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, in such holder's possession of the prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that the Company shall give any such notice, the period mentioned in Section 3(b) shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of any Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 3(h).

4. UNDERWRITTEN OFFERINGS

     4.1 Underwriting Agreement. If requested by the underwriters for any underwritten offering by holders of Registrable Securities pursuant to a registration requested under Section 1 or Section 2, the Company shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Majority Requesting Stockholder, in the case of a registration requested pursuant to
Section 1.1, and also to the underwriters, and to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 8. The holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the agreements on the part of, the Company to and for the benefit of such underwriters be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such holders of Registrable Securities. No underwriting agreement (or other agreement in connection with such offering) shall require any holder of Registrable Securities to (a) make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, the ownership of such holder's Registrable Securities and such holder's intended method or methods of disposition and any other representation (x) required by law or (y) regarding information which can only be obtained from such holder and is reasonably required by the managing underwriter, or (b) to furnish any indemnity to any Person which is broader than the indemnity furnished by such holder in Section 8.2.

     4.2 Selection of Underwriters. If the Company at any time proposes to register any of its securities under the Securities Act for sale for its own account pursuant to an underwritten offering, the Company will have the right to select the managing underwriter (which shall be of nationally recognized standing) to administer the offering, provided that whenever a registration requested pursuant to Section 1.1 is for an underwritten offering, the Majority Requesting Stockholder will have the right to select the managing underwriter (which shall be of nationally recognized standing) to administer the offering.

5. HOLDBACK AGREEMENTS

     (a) In connection with any registered public offering by the Company of any of its securities under the Securities Act (excluding offerings on Forms S-4 or S-8 or any successor form), each holder of Registrable Securities agrees by acquisition of such Registrable Securities not to, within 10 days prior to the reasonably anticipated effective date and 90 days (unless advised in writing by the managing underwriter that a longer period, not to exceed 180 days, is required) after the effective date of such registration statement relating to such registration, except as part of such registration, directly or indirectly,
(i) offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Registrable Securities or any securities convertible into or exchangeable or exercisable for Registrable Securities (including, without limitation any Registrable Securities that such holder has or hereafter acquires the power of disposition over) or
(ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Registrable Securities, whether any such swap transaction is to be settled by delivery of the Registrable Securities or other securities, in cash or otherwise. In addition, each holder of Registrable Securities agrees to execute and deliver to any managing underwriter (or, in the case of any offering that is not underwritten, an investment banker) in connection with a registration of Registrable Securities under the Securities Act pursuant to Section 1 or 2 any lock-up letter requested of such holder by such managing underwriter (or investment banker) in accordance with the first sentence of this Section 5(a).

     (b) The Company agrees not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities within 10 days prior to and 90 days (unless advised in writing by the managing underwriter that a longer period, not to exceed 180 days, is required) after the effective date of any registration statement effecting a registration of Registrable Securities requested pursuant to Section 1 hereof (except as part of such registration or pursuant to a registration on Form S-4 or Form S-8 or any successor form).

6. PREPARATION; REASONABLE INVESTIGATION

     In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company will give the holders of such Registrable Securities so to be registered and their underwriters, if any, and their respective counsel and accountants the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to the financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have issued audit reports on its financial statements as shall be reasonably requested by such holders in connection with such registration statement.

7. NO GRANT OF FUTURE REGISTRATION RIGHTS

     From and after the date of this Agreement, the Company shall not, without the prior written consent of the Majority Stockholder, enter into any agreement with any holder or prospective holder of any securities of the Company which would grant such holder or prospective holder registration rights that are senior to those granted to the Stockholders hereunder.

8. INDEMNIFICATION

     8.1 Indemnification by the Company. In the event of any registration of any Registrable Securities pursuant to this Agreement, the Company will indemnify and hold harmless (a) the seller of such Registrable Securities, (b) the directors, officers, partners, employees, agents and Affiliates of such seller, (c) each Person who participates as an underwriter in the offering or sale of such securities and (d) each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any such seller, partner or underwriter against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein or used in connection with the offering of securities covered thereby, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing, pursuing or defending any such loss, claim, damage, liability, action or proceeding, except insofar as any such loss, claim, damage, liability, action, proceeding or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller, any such underwriter or any such controlling person expressly for use in the preparation thereof. Such indemnity shall remain in full force and effect, regardless of any investigation made by such indemnified party and shall survive the transfer of such Registrable Securities by such seller. The indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

     8.2 Indemnification by the Sellers. The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 1 or 2 that the Company shall have received an undertaking satisfactory to it from each of the prospective sellers of such Registrable Securities to indemnify and hold harmless, severally, not jointly, in the same manner and to the same extent as set forth in Section 8.1, the Company, its directors and officers, any underwriter and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the foregoing Persons with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such seller expressly for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer, any underwriter or controlling Person and shall survive the transfer of such Registrable Securities by such seller. The indemnity agreement contained in this
Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such seller (which consent shall not be unreasonably withheld). The Company and the Stockholders hereby acknowledge and agree that for all purposes of this Agreement the only information furnished or to be furnished to the Company for use in any such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement are statements specifically relating to (a) transactions between such holder and its Affiliates, on the one hand, and the Company, on the other hand, (b) the beneficial ownership of shares of Common Stock by such holder and its Affiliates and (c) the name and address of such holder. The indemnity provided by each seller of Registrable Securities under this Section 8.2 shall be limited in amount to the net amount of proceeds actually received by such seller from the sale of Registrable Securities pursuant to such registration statement.

     8.3 Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 8, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action or proceeding, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 8, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof except for the reasonable fees and expenses of any counsel retained by such indemnified party to monitor such action or proceeding. Notwithstanding the foregoing, if such indemnified party and the indemnifying party reasonably determine, based upon advice of their respective independent counsel, that a conflict of interest may exist between the indemnified party and the indemnifying party with respect to such action and that it is advisable for such indemnified party to be represented by separate counsel, such indemnified party may retain other counsel, reasonably satisfactory to the indemnifying party, to represent such indemnified party, and the indemnifying party shall pay all reasonable fees and expenses of such counsel. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

     8.4 Other Indemnification. Indemnification similar to that specified in the preceding paragraphs of this Section 8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration (other than under the Securities Act) or other qualification of such Registrable Securities under any federal or state law or regulation of any governmental authority.

     8.5 Indemnification Payments. Any indemnification required to be made by an indemnifying party pursuant to this Section 8 shall be made by periodic payments to the indemnified party during the course of the action or proceeding, as and when bills are received by such indemnifying party with respect to an indemnifiable loss, claim, damage, liability or expense incurred by such indemnified party.

     8.6 Other Remedies. If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, other than by reason of the exceptions provided therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, actions, proceedings or expenses in such proportion as is appropriate to reflect the relative benefits to and faults of the indemnifying party on the one hand and the indemnified party on the other in connection with the offering of Registrable Securities (taking into account the portion of the proceeds of the offering realized by each such party) and the statements or omissions or alleged statements or omissions which resulted in such loss, claim, damage, liability, action, proceeding or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statements or omissions. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. No party shall be liable for contribution under this Section 8.6 except to the extent and under such circumstances as such party would have been liable to indemnify under this
Section 8 if such indemnification were enforceable under applicable law.

9. DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following respective meanings:

          (a) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Common Stock" means the Company's Common Stock, par value $0.0001 per share.

          (d) "Commission" means the Securities and Exchange Commission.

          (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

          (f) "Majority Stockholder" means Stockholder(s) then owning in the aggregate more than 50% of the Registrable Securities.

          (g) "Majority Requesting Stockholder" means Requesting Stockholder(s) then owning in the aggregate more than 50% of the Registrable Securities to be included in a proposed or pending offering to be effected pursuant to
     Section 1 hereof.

          (h) "NASD" means National Association of Securities Dealers, Inc.


          (i) "Nasdaq" means the Nasdaq National Market.


          (j) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          (k) "Registrable Securities" means the shares of Common Stock (or any successor class of common stock) beneficially owned (within the meaning of
     Section 13d-3 of the Exchange Act) by the Stockholders or any other Person made a party hereto pursuant to Section 10.3 or 10.4. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of or exchanged in accordance with such registration statement, (ii) they shall have been sold to the public pursuant to Rule 144 under the Securities Act, (iii) they shall have been otherwise transferred and subsequent disposition of them shall not require registration or qualification of them under the Securities Act of or any similar state law then in force, or (iv) they shall have ceased to be outstanding.

          (l) "Registration Expenses" means all reasonable expenses incident to the Company's performance of or compliance with Section 1 and Section 2, including, without limitation, (i) registration, filing and NASD fees, (ii) fees and expenses of complying with securities or blue sky laws, (iii) fees and expenses associated with listing securities on an exchange or Nasdaq,
     (iv) word processing, duplicating and printing expenses, (v) messenger and delivery expenses, (vi) fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters, (vii) reasonable fees and disbursements of any one counsel retained by the sellers of Registrable Securities, which counsel shall be designated by the Majority Requesting Stockholder, and (viii) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any.

          (m) "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

          (n) "Stockholders" has the meaning as defined in the Preamble hereof.

10. MISCELLANEOUS

     10.1 Rule 144 etc. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities, the Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any successor rule or regulation promulgated hereafter by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

     10.2. Successors, Assigns and Transferees. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. In addition, and provided that an express assignment shall have been made pursuant to which the transferee agrees to be bound by this Agreement as a Stockholder, a copy of which shall have been delivered to the Company, the provisions of this Agreement which are for the benefit of a holder of Registrable Securities shall be for the benefit of and enforceable by any subsequent holder of any Registrable Securities, and the Company shall amend Exhibit "A" to reflect that any such subsequent holder has become a Stockholder hereunder.

     10.3 Other Stockholders. Upon the execution and delivery of a counterpart signature page hereto in such form as the Company shall reasonably request, other stockholders of the Company shall be deemed to be Stockholders for all purposes of this Agreement and the Company shall amend Exhibit "A" to reflect such additional Stockholders; provided that no such additional stockholder shall become a Stockholder hereunder without the prior written consent of the Company and the Majority Stockholder.

     10.4 Stock Splits, etc. Each holder of Registrable Securities agrees that it will vote to effect a stock split or combination with respect to any Registrable Securities in connection with any registration of such

Registrable Securities hereunder, or otherwise, if the managing underwriter shall advise the Company in writing (or, in connection with an offering that is not underwritten, if an investment banker shall advise the Company in writing) that in its opinion such a stock split or combination would facilitate or increase the likelihood of success of the offering.

     10.5 Amendment and Modification. This Agreement may be amended, modified or supplemented by the Company with the written consent of the Majority Stockholder. Notwithstanding the foregoing, Exhibit "A" may be amended unilaterally by the Company as provided in Sections 10.2 and 10.3.

     10.6 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

     10.7 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax as follows:

        (i) If to the Company, to it at:

          79 Fifth Avenue
           New York, NY
           Fax:---------------------------------------
           Attn:---------------------------------------

           with a copy (which shall not constitute notice) to:

          Greenberg Traurig, LLP
           3290 Northside Parkway, Suite 400
           Atlanta, GA 30327
           Fax: 678/553-2212
           Attn: James S. Altenbach

          (ii) If to the Stockholders, to the address or facsimile specified on the signature page executed by each such Stockholder; or

          (iii) If to any other holder of Registrable Securities, to the address or facsimile of such holder as set forth in the books and records of the Company or to such other Person, address or facsimile as any party shall specify by notice in writing to the Company.

     All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

     10.8 Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

     10.9 Injunctive Relief. Each of the parties recognizes and agrees that money damages may be insufficient and, therefore, in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which such party may have.

     10.10 Governing Law; Arbitration.

     (a) Any claim, controversy or dispute between the parties, including, without limitation, any dispute involving any party hereto, or their agents, employees, officers, directors and affiliated agents ("Dispute"), whether at law, in equity or otherwise, shall be resolved by arbitration conducted by a single arbitrator, who shall be engaged in the practice of law. All arbitration proceedings arising from this Agreement shall be governed by the then current rules of the American Arbitration Association ("AAA"), subject to the limitation that the arbitrator shall not have the authority to award punitive damages. The arbitrators award shall be final and binding and may be entered in any court having jurisdiction thereof. The prevailing party, as determined by the arbitrator, shall be entitled to an award of reasonable attorneys fees and costs. The Federal Arbitration Act, 9 U.S.C. Secs. 1-16, not state law, shall govern the arbitrability of all Disputes. The laws of the State of New York shall govern the construction and interpretation of this Agreement, subject to the foregoing provision regarding the Federal Arbitration Act. All arbitration proceedings related to any Dispute shall occur in the City of New York in the State of New York. It is expressly agreed that either party may seek injunctive relief or specific performance of the obligations hereunder to maintain the status quo during the pendency of any Dispute in an appropriate court of law or equity pending an award in arbitration.

     (b) SUBJECT TO THE PRECEDING PARAGRAPH, AND SOLELY FOR PURPOSES OF INJUNCTIVE RELIEF OR SPECIFIC PERFORMANCE, THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY AGREES THAT IT WILL NOT COMMENCE ANY SUCH ACTION IN ANY OTHER JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

     10.11 Entire Agreement. This Agreement is intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

11. TERM

     This Agreement shall be effective as of the date hereof and shall continue in effect thereafter until the earlier of (a) its termination by the consent of the parties hereto or their respective successors in interest with respect to such party; and (b) the date on which no Registrable Securities remain outstanding.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been signed and delivered by each of the parties hereto, effective as of the date first written above.



Address(es):                                   INDIA-SIERRA HOLDINGS, INC.

                                               By:
                                                   -----------------------------------------
                                               Name:
                                               --------------------------------------
                                               Title:
                                                     ---------------------------------------

                                               KELSO INVESTMENT ASSOCIATES V, L.P.

320 Park Avenue                                By: Kelso Partners V, L.P.
New York, NY 10022                             By:
Attention: James J. Connors, II                    -----------------------------------------
fax: 212/223-2379                              Name:
                                               --------------------------------------
                                               Title: General Partner

                                               KELSO EQUITY PARTNERS V, L.P.

320 Park Avenue                                By:
New York, NY 10022                                 -----------------------------------------
Attention: James J. Connors, II                Name:
fax: 212/223-2379                              --------------------------------------
                                               Title: General Partner

                                               SEQUOIA CAPITAL VII
                                               SEQUOIA TECHNOLOGY PARTNERS VII
                                               SEQUOIA INTERNATIONAL PARTNERS

3000 Sand Hill Road                            By: SC VII-A Management, LLC
Building 4, Suite 180                              A California Limited Liability Company,
Menlo Park, CA 94025                           General Partner of Each
Attention: Douglas Leone                       By:
fax: 650/854-2977                                  -----------------------------------------
                                                   Managing Member

                                               Sequoia 1997, LLC

                                               By:
                                                   -----------------------------------------

                                               SQP 1997

                                               By:
                                                   -----------------------------------------

                                               SEQUOIA CAPITAL FRANCHISE FUND SEQUOIA
                                               CAPITAL FRANCHISE PARTNERS

3000 Sand Hill Road                            By: SCFF Management, LLC
Building 4, Suite 180                              A Delaware Limited Liability Company
Menlo Park, CA 94025                           General Partner of Each
Attention: Douglas Leone
fax: 650/854-2977                              By:
                                                   -----------------------------------------
                                                   Managing Member

                                               INNOVATION INVESTMENTS LLC

Address:                                       By:
         ------------------------------------  -----------------------------------------
---------------------------------------------  Name:
---------------------------------------------         --------------------------------------
Fax:                                           Title:
----------------------------------------             ---------------------------------------

                                               HOWE FAMILY TRUST

Address:                                       By:
--------------------------------------------   ---------------------------------------------
---------------------------------------------  Name:
---------------------------------------------  ---------------------------------------------
Fax:                                           Title:
---------------------------------------------  ---------------------------------------------

                                               HOWE 2000 GRANTOR RETAINED ANNUITY TRUST

Address:                                       By:
         ------------------------------------  -----------------------------------------
---------------------------------------------  Name:
---------------------------------------------         --------------------------------------
Fax:                                           Title:
----------------------------------------             ---------------------------------------

                                               HOWE FAMILY FOUNDATION

Address:                                       By:
         ------------------------------------  -----------------------------------------
---------------------------------------------  Name:
---------------------------------------------         --------------------------------------
Fax:                                           Title:
----------------------------------------             ---------------------------------------

Address:                                       ---------------------------------------------
         ------------------------------------  U. Bertram Ellis, Jr.
---------------------------------------------
---------------------------------------------
Fax:
     ----------------------------------------

Address:                                       ---------------------------------------------
         ------------------------------------  Christopher M. Formant
---------------------------------------------
---------------------------------------------
Fax:
     ----------------------------------------

Address:                                       ---------------------------------------------
         ------------------------------------  Eric Greenberg
---------------------------------------------
---------------------------------------------
Fax:
     ----------------------------------------

Address:                                       ---------------------------------------------
         ------------------------------------  Robert M. Howe
---------------------------------------------
---------------------------------------------
Fax:
     ----------------------------------------

Address:                                       ---------------------------------------------
         ------------------------------------  Rebecca S. Mucchetti, as Joint Tenant with
---------------------------------------------  Right of Survivorship
---------------------------------------------
Fax:
     ----------------------------------------

Address:                                       ---------------------------------------------
         ------------------------------------  Stephen A. Mucchetti, as Joint Tenant with
---------------------------------------------  Right of Survivorship
---------------------------------------------
Fax:
     ----------------------------------------

                                                                     EXHIBIT "A"

                                  STOCKHOLDERS

Kelso Investment Associates V, L.P.
Kelso Equity Partners V, L.P.
Sequoia Capital VII
Sequoia Technology Partners VII
Sequoia International Partners
Sequoia 1997, LLC
SQP 1997
Sequoia Capita Franchise Fund
Sequoia Capital Franchise Partners
Innovation Investments LLC
U. Bertram Ellis, Jr.
Christopher M. Formant
Eric Greenberg
Robert M. Howe
Howe Family Trust
Howe 2000 Grantor Retained Annuity Trust
Howe Family Foundation
Rebecca S. Mucchetti
Stephen A. Mucchetti

                                                                         ANNEX E

                  [LETTERHEAD OF FIRST UNION SECURITIES, INC.]
                                 July 31, 2001

The Board of Directors
iXL Enterprises, Inc.
1600 Peachtree Street, N.E.
Atlanta, Georgia 30309

Board of Directors:


     You have asked First Union Securities, Inc. to advise you with respect to the fairness, from a financial point of view, to the common stockholders of iXL Enterprises, Inc. ("iXL" or the "Company") of the exchange ratio (as further described below, the "iXL Exchange Ratio") set forth in the terms of the Agreement and Plan of Merger, dated as of July 31, 2001 (the "Agreement"), among India-Sierra Holdings, Inc. ("Holdco"), iXL, Scient Corporation. ("Scient"), India Merger Sub, Inc. ("India Merger Sub"), and Sierra Merger Sub, Inc. ("Sierra Merger Sub"). As more fully described in the Agreement, iXL and Scient will engage in a transaction constituting a merger of equals (the "Transaction). At the effective time of the Transaction, India Merger Sub and Sierra Merger Sub, both wholly-owned subsidiaries of Holdco, will merge with and into iXL and Scient, respectively, resulting in iXL and Scient each becoming wholly owned subsidiaries of Holdco. Each issued and outstanding share of iXL common stock will then be exchanged for shares of Holdco pursuant to the iXL Exchange Ratio.


     In arriving at our opinion, we have, among other things:

     - Reviewed the financial terms and conditions of the Agreement;

     - Reviewed certain business, financial and other information, including financial forecasts, regarding iXL and Scient that was publicly available or furnished to us by members of iXL's and Scient's management teams, and have discussed with such management teams their respective company's business and prospects;

     - Considered certain financial data related to iXL and Scient and (i) compared that data with similar data for publicly held companies in businesses similar to those of IXL and Scient and (ii) compared IXL's and Scient's data relative to one another;

     - Reviewed certain pro forma financial forecasts of the combined company that were jointly prepared and furnished to us by members of iXL and Scient's management teams and have discussed with such management teams the business and prospects of the combined company;

     - Considered the financial terms of certain other business combinations and other transactions which have recently been effected; and

     - Considered such other information, financial studies, analyses and investigations as well as financial and economic and market criteria that we deemed relevant.

     In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. With respect to iXL's and Scient's financial forecasts and the pro forma financial forecasts of the combined company, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of iXL's and Scient's management teams as to the future financial performance of their respective companies and the combined company. We have discussed iXL's and Scient's financial forecasts and the pro forma financial forecasts of the combined company with the respective management teams of iXL and Scient, but we assume no responsibility for and express no view as to iXL's or Scient's financial forecasts, the pro forma financial forecasts of the combined company, or the assumptions upon which any of them are based. Furthermore, in arriving at our opinion, we have not conducted any physical inspections of the properties or facilities of iXL or Scient, and have not made any independent evaluations or appraisals of the assets or liabilities of iXL or Scient. In addition, in arriving at our opinion, we have reviewed certain summary information regarding iXL's venture investment portfolio and, with your permission, we have relied solely upon guidance from management as to its value.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist and can be evaluated on the date of this opinion, and the information made available to us as of the date hereof. You should understand that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement that we reviewed, without any waiver of any material terms or conditions. Our opinion does not address the relative merits of the Transaction and any other business strategies considered by iXL's Board of Directors, nor does it address iXL's Board of Directors' decision to proceed with the Transaction.

     First Union Securities, Inc. is an investment banking firm and an affiliate of First Union Corporation and has in the past provided investment banking services to iXL. First Union National Bank, an affiliate of First Union Securities, Inc., is currently a lender to iXL. We have been engaged to render financial advisory services to iXL in connection with the Transaction and will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of iXL or Scient, for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, First Union Securities, Inc. and its affiliates (including First Union Corporation and its affiliates) may maintain relationships with iXL and Scient.


     It is understood that our advisory services and the opinion expressed herein were rendered to the Board of Directors of iXL only and except for inclusion of this letter in its entirety (and related references thereto) in the joint proxy statement-prospectus sent by iXL to holders of iXL common stock in connection with the Transaction, or in respect of or in any other filing made by iXL or Holdco in respect of the Transaction with the Securities and Exchange Commission or any other governmental agency, may not be referred to, disclosed to any third party or used for any other purpose, without our prior written consent. This opinion does not constitute a recommendation to any holder of iXL common stock as to how such holder should vote with respect to the Transaction, or whether or not any holder of iXL common stock should seek to exercise any dissenters' or appraisal rights that may be available, and should not be relied upon by any stockholder as such. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to First Union Securities, Inc. or First Union Corporation be made, without our prior written consent; provided, however, that our opinion may be included in its entirety in any communication by iXL to its stockholders, or if required to comply with applicable law, to the directors and stockholders of another party to the Agreement.


     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deem relevant, we are of the opinion that, as of the date hereof, the iXL Exchange Ratio contemplated in the Transaction is fair, from a financial point of view, to the holders of iXL common stock.

                                          Very truly yours,

                                          /s/ FIRST UNION SECURITIES, INC.

                                          FIRST UNION SECURITIES, INC.

                                                                         ANNEX F

                   [LETTERHEAD OF THOMAS WEISEL PARTNERS LLC]
                                 July 31, 2001

Board of Directors
Scient Corporation
860 Broadway
New York, NY 10003

Gentlemen:


     We understand that Scient Corporation, a Delaware corporation ("Scient"), Sierra Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of India-Sierra ("Sierra Merger Sub"), iXL Enterprises, Inc., a Delaware corporation ("iXL"), India Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of India-Sierra ("India Merger Sub"), and India-Sierra Holdings, Inc., a Delaware corporation ("Holdco"), have entered into an Agreement and Plan of Merger, dated July 31, 2001 (the "Merger Agreement"), pursuant to which Sierra Merger Sub will be merged with and into Scient, which will be the surviving entity of such merger (the "Scient Merger"), and India Merger Sub will be merged with and into iXL, which will be the surviving entity of such merger (the "iXL Merger"; together with the Scient Merger, the "Mergers"). Pursuant to the Scient Merger, as more fully described in the Merger Agreement and as further described to us by management of Scient, we understand that each outstanding share of the common stock, $0.0001 par value per share ("Scient Common Stock"), of Scient, including the associated rights to purchase Scient's Series A Junior Participating Preferred Stock, will be converted into the right to receive such number of fully paid and nonassessable shares of Holdco Common Stock equal to the quotient obtained by dividing (x) the product of (I) the Adjustment Factor (as defined in the Merger Agreement), (II) 1.24 and
(III) .50, by (y) the number of shares of Scient Common Stock outstanding at the effective time of the Scient Merger and the iXL Merger (the "Consideration"). Pursuant to the iXL Merger, as more fully described in the Merger Agreement and as further described to us by management of Scient, we understand that each outstanding share of the common stock, $0.01 par value per share (the "iXL Common Stock"), of iXL will be converted into the right to receive such number of fully paid and nonassessable shares of India-Sierra Common Stock equal to the quotient obtained by dividing (x) the product of (I) the Adjustment Factor, (II)
1.00 and (III) .50, by (y) the number of shares of iXL Common Stock outstanding at the effective time of the Scient Merger and the iXL Merger. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.


     You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Scient pursuant to the Scient Merger is fair to such shareholders from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Scient and iXL, including the consolidated financial statements for recent years and interim periods to June 30, 2001 and certain other relevant financial and operating data relating to Scient and iXL made available to us from published sources and from the internal records of Scient and iXL; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Scient Common Stock and iXL Common Stock; (iv) compared Scient and iXL from a financial point of view with certain other companies which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations which we deemed to be comparable, in whole or in part, to the Mergers; (vi) reviewed and discussed with representatives of the management of Scient and iXL certain information of a business and financial nature regarding Scient and iXL, furnished to us by them, including financial forecasts and related assumptions of Scient and iXL; (vii) made inquiries regarding and discussed the Mergers and the Merger Agreement and other matters related thereto with Scient's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial information for Scient and iXL provided to us by their respective management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts (including, without limitation, forecasts regarding cost savings and operating synergies) provided to us by Scient and iXL verbally and in writing reflect the best available estimates and judgments of the management of Scient and iXL at the time of preparation as to the future financial performance of Scient and iXL and that they provide a reasonable basis on which we can form our opinion. We have also assumed that there have been no material changes in Scient's or iXL's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Scient as to all legal and financial reporting matters with respect to Scient, the Mergers and the Merger Agreement. We have assumed that the Mergers will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Scient or iXL, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Mergers will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Scient of any of the conditions to its obligations thereunder. We have also assumed with your consent that the Mergers will be tax-free to Scient, Sierra Merger Sub, iXL, India Merger Sub, and the shareholders of Scient and iXL.

     We have acted as financial advisor to Scient in connection with the Mergers and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Mergers. In the ordinary course of our business, we actively trade the equity securities of Scient for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Scient and performed various investment banking services for Scient.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Scient pursuant to the Scient Merger is fair to such shareholders from a financial point of view, as of the date hereof.


     We are not expressing an opinion regarding the price at which the Holdco Common Stock actually will be when issued pursuant to the Mergers or the prices at which the Holdco Common Stock may trade at any time subsequent to the Mergers. We also express no opinion regarding the prices at which the Scient Common Stock may trade after the date hereof and prior to the Mergers. In addition, the Consideration to be received by the shareholders of Scient pursuant to the Scient Merger is based upon a fixed exchange ratio and, accordingly, the market value of the Consideration may vary significantly.


     This opinion is directed to the Board of Directors of Scient in its consideration of the Mergers and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Scient Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Mergers and any alternatives to the Mergers, Scient's underlying decision to proceed with or effect the Mergers, or any other aspect of the Mergers. This opinion may not be used or referred to by Scient, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Mergers. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                            /s/ THOMAS WEISEL PARTNERS LLC
                                          --------------------------------------
                                                THOMAS WEISEL PARTNERS LLC

                                                                         ANNEX G

                          CERTIFICATE OF INCORPORATION
                                       OF
                          INDIA-SIERRA HOLDINGS, INC.

                                   ARTICLE I

                                      NAME


     The name of the Corporation is India-Sierra Holdings, Inc. (the "Corporation").


                                   ARTICLE II

                               REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent at this address is the Corporation Trust Company.

                                  ARTICLE III

                                    PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

                                   ARTICLE IV

                                 CAPITAL STOCK

     4.1 Authorized Capital Stock. The total number of shares of capital stock of all classes which the Corporation has authority to issue is five hundred and ten million (510,000,000), five hundred million (500,000,000) shares of which shall be Common Stock, par value $0.0001 per share, and ten million (10,000,000) shares of which shall be Preferred Stock, par value $0.0001 per share.

     4.2 Preferred Stock.

          (a) The Preferred Stock may be issued at any time and from time to time, in one or more classes or series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series or classes and, by filing a certificate of designation pursuant to the applicable provisions of the Delaware Law (hereinafter referred to as a "Preferred Stock Certificate of Designation"), to establish from time to time the number of shares to be included in each such series or class, and to fix the designation, powers, preferences and relative, participating, optional or other rights of shares of each such series or class and the qualifications, limitations and restrictions thereof, if any.

          (b) The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

             (i) the designation of the series or class, which may be by distinguishing number, letter or title;

             (ii) the number of shares of the series or class, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

             (iii) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series or class;

             (iv) whether dividends, if any, shall be payable in cash, in kind or otherwise;

             (v) the dates on which dividends, if any, shall be payable;

             (vi) the redemption rights and price or prices, if any, for shares of the series or class;

             (vii) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series or class;

             (viii) the amounts payable on shares of the series or class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

             (ix) whether the shares of the series or class shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

             (x) restrictions on the issuance of shares of the same series or class or of any other class or series; and

             (xi) whether or not the holders of the shares of such series or class shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series or class shall carry one vote or more or less than one vote per share, that the holders of such series or class shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or class or of such series or class and one or more other series or classes of stock of the Corporation) and that all the shares of such series or class entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or class or separate class are voted on such matter.

          (c) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

                                   ARTICLE V

                                  INCORPORATOR

     The name and mailing address of the incorporator is as follows:

       Timothy G. Werner, Esq.
        Greenberg Traurig, LLP
        3290 Northside Parkway, Suite 400
        Atlanta, GA 30327

                                   ARTICLE VI

               BOARD OF DIRECTORS; MANAGEMENT OF THE CORPORATION

     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

     6.1 Management of Business.

          (a) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law or by this Certificate of Incorporation) shall be vested in and exercised by or under the direction of the Board of Directors.

          (b) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation.

     6.2 Number. The number of directors shall be at least three, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

     6.3 Classes. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting, directors initially designated as Class II directors shall serve for a term ending on the second annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

     6.4 Voting; Nomination. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

     6.5 Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

     6.6 Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

     6.7 Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Delaware Law. Neither the amendment nor repeal of Section 6.7 or 6.8, nor the adoption of any provision of this Certificate of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of Section 6.7 or 6.8 in respect of any acts or omissions occurring prior to, and shall not adversely affect any right or protection of a director of the Corporation existing prior to such amendment, repeal, adoption or modification.

     6.8 Indemnification. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Section 6.8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Section 6.8 shall be a contract right.

     The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

     The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

     The rights and authority conferred in this Section 6.8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

     6.9 No Stockholder Action by Written Consent. Except as otherwise provided for or fixed pursuant to the provisions of Section 4.2 of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                  ARTICLE VII

                                   AMENDMENT

     The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and with the sole exception of those rights and powers conferred under the above Sections 6.7 and 6.8, all rights herein conferred upon stockholders or directors (in the present form of this Certificate of Incorporation or as hereafter amended) are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 30th day of July, 2001.

                                                 /s/ TIMOTHY G. WERNER
                                          --------------------------------------
                                                    Timothy G. Werner
                                                       Incorporator

                                                                         ANNEX H

                          INDIA-SIERRA HOLDINGS, INC.

                                     BYLAWS

                          AS ADOPTED ON JULY 31, 2001

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I:     STOCKHOLDERS................................................   H-4
  Section
     1.01      Annual Meetings; Time and Place of Meetings.................   H-4
  Section
     1.02      Special Meetings............................................   H-4
  Section
     1.03      Notice of Meetings; Waiver..................................   H-4
  Section
     1.04      Quorum......................................................   H-5
  Section
     1.05      Voting......................................................   H-5
  Section
     1.06      Voting by Ballot............................................   H-5
  Section
     1.07      Adjournment.................................................   H-5
  Section
     1.08      Proxies.....................................................   H-5
  Section
     1.09      Organization; Procedure.....................................   H-5
  Section
     1.10      Notice of Nominations and Stockholder Business..............   H-6
  Section
     1.11      Inspectors of Elections.....................................   H-8
  Section
     1.12      Opening and Closing of Polls................................   H-9
ARTICLE II:    BOARD OF DIRECTORS..........................................   H-9
  Section
     2.01      General Powers..............................................   H-9
  Section
     2.02      Number of Directors.........................................   H-9
  Section
     2.03      Term........................................................   H-9
  Section
     2.04      Annual and Regular Meetings.................................   H-9
  Section
     2.05      Special Meetings; Notice....................................   H-9
  Section
     2.06      Quorum; Voting..............................................  H-10
  Section
     2.07      Adjournment.................................................  H-10
  Section
     2.08      Action Without a Meeting....................................  H-10
  Section
     2.09      Regulations; Manner of Acting...............................  H-10
  Section
     2.10      Action by Telephonic Communications.........................  H-10
  Section
     2.11      Resignations................................................  H-10
  Section
     2.12      Removal of Directors........................................  H-10
  Section
     2.13      Vacancies and Newly Created Directorships...................  H-10
  Section
     2.14      Compensation................................................  H-11
  Section
     2.15      Reliance on Accounts and Reports, etc.......................  H-11
ARTICLE III:   EXECUTIVE COMMITTEE AND OTHER COMMITTEES....................  H-11
  Section
     3.01      How Constituted.............................................  H-11
  Section
     3.02      Powers......................................................  H-11
  Section
     3.03      Proceedings.................................................  H-11
  Section
     3.04      Quorum and Manner of Acting.................................  H-12
  Section
     3.05      Action by Telephonic Communications.........................  H-12
  Section
     3.06      Absent or Disqualified Members..............................  H-12
  Section
     3.07      Resignations................................................  H-12
  Section
     3.08      Removal.....................................................  H-12
  Section
     3.09      Vacancies...................................................  H-12
ARTICLE IV:    OFFICERS....................................................  H-12
  Section
     4.01      Number......................................................  H-12
  Section
     4.02      Election....................................................  H-12
  Section
     4.03      Salaries....................................................  H-13
  Section
     4.04      Removal and Resignation; Vacancies..........................  H-13
  Section
     4.05      Authority and Duties of Officers............................  H-13
  Section
     4.06      The Chairman................................................  H-13
  Section
     4.07      The Vice Chairman...........................................  H-13
  Section
     4.08      President and Chief Executive Officer.......................  H-13

                                                                             PAGE
                                                                             ----
  Section
     4.09      The Secretary...............................................  H-13
  Section
     4.10      Additional Officers.........................................  H-14
ARTICLE V:     CAPITAL STOCK...............................................  H-15
  Section
     5.01      Certificates of Stock, Uncertificated Shares................  H-15
  Section
     5.02      Signatures; Facsimile.......................................  H-15
  Section
     5.03      Lost, Stolen or Destroyed Certificates......................  H-15
  Section
     5.04      Transfer of Stock...........................................  H-15
  Section
     5.05      Record Date.................................................  H-15
  Section
     5.06      Registered Stockholders.....................................  H-16
  Section
     5.07      Transfer Agent and Registrar................................  H-16
ARTICLE VI:    OFFICES.....................................................  H-16
  Section
     6.01      Registered Office...........................................  H-16
  Section
     6.02      Other Offices...............................................  H-16
ARTICLE VII:   GENERAL PROVISIONS..........................................  H-16
  Section
     7.01      Dividends...................................................  H-16
  Section
     7.02      Reserves....................................................  H-16
  Section
     7.03      Execution of Instruments....................................  H-16
  Section
     7.04      Voting as Stockholder.......................................  H-17
  Section
     7.05      Fiscal Year.................................................  H-17
  Section
     7.06      Seal........................................................  H-17
  Section
     7.07      Books and Records; Inspection...............................  H-17
ARTICLE VIII:  AMENDMENT OF BYLAWS.........................................  H-17
  Section
     8.01      Amendment...................................................  H-17
ARTICLE IX:    CONSTRUCTION................................................  H-17
  Section
     9.01      Construction................................................  H-17

                          INDIA-SIERRA HOLDINGS, INC.

                                     BYLAWS

                          AS ADOPTED ON JULY 31, 2001

                                   ARTICLE I

                                  STOCKHOLDERS

     Section 1.01 Annual Meetings; Time and Place of Meetings. If an annual meeting is required by applicable law, the annual meeting of the stockholders of the Corporation shall be held for the election of Directors and for the transaction of such other business as properly may come before such meeting.

     All meetings of stockholders shall be held at such place, either within or without the State of Delaware, and on such date and at such time, as may be fixed from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors) and set forth in the notice or waiver of notice of the meeting.

     Section 1.02 Special Meetings. Special meetings of the stockholders may be called at any time by the Chairman of the Board or the Chief Executive Officer or, in the event of the Chief Executive Officer's absence or disability, by the President or any Director who is also an officer (hereafter, an "Officer Director"). In addition, a special meeting shall be called by the Chief Executive Officer (or, in the event of his or her absence or disability, by the President or any Officer Director), or by the Secretary (i) pursuant to a resolution approved by a majority of the entire Board of Directors, or (ii) subject to the procedures set forth in the second paragraph of this Section 1.02, upon receipt of a written request therefor by stockholders holding in the aggregate not less than thirty percent (30%) of the outstanding shares of the Corporation at the time entitled to vote at any meeting of the stockholders. If such officers shall fail to call such meeting within one hundred (100) days after receipt of such stockholder request, the stockholder executing such request may call such meeting.

     Upon request in writing sent by registered mail to the Chief Executive Officer or the Secretary by any stockholder or stockholders entitled to call a special meeting of stockholders pursuant to this Section 1.02, the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors) shall determine a place and time for such meeting, which time shall be not less than ninety (90) nor more than one hundred (100) days after the receipt and determination of the validity of such request, and a record date for the determination of stockholders entitled to vote at such meeting in the manner set forth in Section 5.05 hereof. Following such receipt and determination, it shall be the duty of the Secretary or any Assistant Secretary to cause notice to be given to the stockholders entitled to vote at such meeting, in the manner set forth in Section 1.03 hereof, that a meeting will be held at the time and place so determined.

     Section 1.03 Notice of Meetings; Waiver. The Secretary or any Assistant Secretary shall cause written notice of the place, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, not less than ten (10) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting, unless otherwise provided by Delaware Law. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if he or she shall have filed with the Secretary of the Corporation a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. Such further notice shall be given as may be required by law.

     A written waiver of any notice of any annual or special meeting signed by the person entitled thereto shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     Section 1.04 Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

     Section 1.05 Voting. At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect directors. Except as otherwise required by the Certificate of Incorporation, these Bylaws, Delaware Law, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, the vote of a majority of the shares represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

     Section 1.06 Voting By Ballot. No vote of the stockholders need be taken by written ballot unless otherwise required by law. Any vote not required to be taken by ballot may be conducted in any manner approved at the meeting at which such vote is taken. Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder.

     Section 1.07 Adjournment. If a quorum is not present at any meeting of the stockholders, the stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these Bylaws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 hereof, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting.

     Section 1.08 Proxies. Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting for him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram, electronic mail or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by submitting another proxy bearing a later date to the Secretary. Proxies by telegram, cablegram, electronic mail or other electronic transmission must either set forth or be submitted with information from which it can be determined that such telegram, cablegram, electronic mail or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     Section 1.09 Organization; Procedure.

          (a) Duties of Officers. At every meeting of stockholders the presiding officer shall be the Chairman or, in the event of his or her absence or disability, the Chief Executive Officer or, in the event of their absences or disabilities, the President or any Executive Vice President chosen by resolution of the Board of Directors. The Secretary, or in the event of his or her absence or disability, any Assistant Secretary designated by the presiding officer, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as Secretary of the meeting and keep the minutes thereof.

          (b) Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following:
     (i) the establishment of an agenda or order of business for the meeting;
     (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

     Section 1.10 Notice of Nominations and Stockholder Business.

          (a) Annual Meetings of Stockholders.

             (i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) by or at the direction of the Board of Directors or the Chairman, or (B) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses
        (ii) and (iii) of this paragraph and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

             (ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (B) of paragraph (a)(i) of this Section 1.10, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

             Such stockholder's notice shall set forth in writing (A) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14A-11 thereunder, including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made, (1) the name and address of such stockholder, as it appears on the Corporation's books, and of such beneficial owner, (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such a meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percent of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

             (iii) Notwithstanding anything in the second sentence of paragraph
        (a)(ii) of this Section 1.10 to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice under this paragraph shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

          (b) Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation's notice of meeting pursuant to Section 1.03 of these Bylaws shall be conducted at such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (1) by or at the direction of the Board of Directors, or (2) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.10 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such special meeting of stockholders if the stockholder's notice as required by paragraph (a)(ii) of this Section 1.10 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) ninety (90) days prior to such special meeting and (y) or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the adjournment or postponement of a special meeting (or the public announcement thereof) commence a new time period for the giving of a stockholder's notice as described above.

          (c) General.

             (i) Only persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this
        Section 1.10 and, if any proposed nomination or business is not in compliance with this Section 1.10, to declare that such defective proposal or nomination shall be disregarded.

             (ii) For purposes of this Section 1.10, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

             (iii) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10. Nothing in this
        Section 1.10 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (B) of the holders of any class or series of preferred stock, if any, to elect Directors if so provided under any applicable preferred stock certificate of designation.

     Section 1.11 Inspectors of Elections.

          (a) If required by applicable law, preceding any meeting of the stockholders, the Board of Directors shall appoint one or more persons to act as Inspectors of Elections, and may designate one or more alternate inspectors. In the event no inspector or alternate is able to act, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall:

             (i) ascertain the number of shares outstanding and the voting power of each;

             (ii) determine the shares represented at the meeting and the validity of proxies and ballots;

             (iii) count all votes and ballots;

             (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

             (v) certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots.

          (b) The inspector may appoint or retain other persons or entities to assist in the performance of the duties of inspector.

          (c) When determining the shares represented and the validity of proxies and ballots, the inspector shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any proxies or other information provided in accordance with Section 1.08 of these Bylaws, ballots and the regular books and records of the Corporation. The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspector considers other reliable information as outlined in this section, the inspector, at the time of his or her certification pursuant to (a)(v) of this Section 1.11, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for the inspector's belief that such information is accurate and reliable.

     Section 1.12 Opening and Closing of Polls. The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be announced at the meeting. The inspector of the election shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     Section 2.01 General Powers. Except as may otherwise be provided by Delaware Law or by the Certificate of Incorporation, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

     Section 2.02 Number of Directors. Subject to the rights of the holders of any class or series of preferred stock, if any, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire Board, provided that the Board shall at no time consist of fewer than three (3) Directors. The Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. Directors need not be stockholders.

     Section 2.03 Term. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting of stockholders next following the annual meeting at which such Director was elected. Notwithstanding the foregoing, each Director shall hold office until such director's successor shall have been duly elected and qualified or until such director's successor shall have been duly elected and qualified or until such Director's earlier death, resignation or removal.

     Section 2.04 Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as provided in Section 2.05 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given; provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other means of electronic transmission, to each Director who shall not have been present at the meeting at which such action was taken, addressed or transmitted to him or her at his or her usual place of business, or shall be delivered or transmitted to him or her personally. Notice of such action need not be given to any Director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

     Section 2.05 Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or the Chief Executive Officer or, in the event of the Chief Executive Officer's absence or disability, by the President or any Officer Director, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on twenty-four (24) hours' notice, if notice is given to each Director personally or by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other means of electronic transmission, or on five (5) days' notice, if notice is mailed to each Director, addressed or transmitted to him or her at his or her usual place of business or other designated location. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

     Section 2.06 Quorum; Voting. At all meetings of the Board of Directors, unless the Certificate of Incorporation or these Bylaws require a greater number, the presence of a majority of the total authorized number of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

     Section 2.07 Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these Bylaws shall be given to each Director. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     Section 2.08 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

     Section 2.09 Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The Directors shall act only as a Board, and the individual Directors shall have no power as such.

     Section 2.10 Action by Telephonic Communications. Members of the Board of Directors may participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in any meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 2.11 Resignations. Any Director may resign at any time by delivering a written notice of resignation, signed by such Director, to the Chairman or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery and the acceptance of such resignation shall not be necessary to make it effective.

     Section 2.12 Removal of Directors. Subject to the rights of the holders of any class or series of preferred stock, if any, to elect additional Directors under specified circumstances, any Director may be removed at any time, either for or without cause, only by the affirmative vote of the holders of at least
66 2/3% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by the stockholders entitled to vote for the election of the Director so removed. A Director filling any such vacancy shall hold office until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal. If such stockholders do not fill such vacancy at such meeting, such vacancy may be filled in the manner provided in Section 2.13 of these Bylaws.

     Section 2.13 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any class or series of preferred stock, if any, to elect additional Directors under specified circumstances, and except as provided in Section 2.12, if any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors

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then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the Directors then in office, although less than a quorum. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more Directors by the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of Directors elected by such class or classes or series thereof then in office, or by a sole remaining Director so elected. A Director elected to fill a vacancy or a newly created directorship shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. If there are no Directors in office, then an election of Directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in the filing of other vacancies.

     Section 2.14 Compensation. Unless otherwise restricted by the Certificate of Incorporation of these Bylaws, the amount, if any, which each Director shall be entitled to receive as compensation for his or her services, including fees and reimbursement of expenses, as such shall be fixed from time to time by resolution of the Board of Directors.

     Section 2.15 Reliance on Accounts and Reports, Etc. A Director, and any member of any committee designated by the Board of Directors shall, in the performance of such Director's duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or Committees designated by the Board of Directors, or by any other person as to the matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

                                  ARTICLE III

                    EXECUTIVE COMMITTEE AND OTHER COMMITTEES

     Section 3.01 How Constituted. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including an Executive Committee, each such committee to consist of such number of Directors as from time to time may be fixed by the Board of Directors. The Board of Directors may designate one or more Directors as alternate members of any such committee, who may replace any absent or disqualified member or members at any meeting of such committee. Thereafter, members (and alternate members, if any) of each such committee may be designated at the annual meeting of the Board of Directors. Any such committee may be abolished or re-designated from time to time by the Board of Directors. Each member (and each alternate member) of any such committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until his or her successor shall have been designated or until he or she shall cease to be a Director, or until his or her earlier death, resignation or removal.

     Section 3.02 Powers. Each committee, except as otherwise provided by Delaware Law and to the extent provided in the resolution of the Board or Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matter: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation.

     Section 3.03 Proceedings. Each committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each committee shall keep minutes of its proceedings and shall report such

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proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.

     Section 3.04 Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such committee, at all meetings of any committee the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any such committee may be taken without a meeting, if all members of such committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the committee. The members of any such committee shall act only as a committee, and the individual members of such committee shall have no power as such.

     Section 3.05 Action By Telephonic Communications. Members of any committee designated by the Board of Directors may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

     Section 3.06 Absent or Disqualified Members. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Section 3.07 Resignations. Any member (and any alternate member) of any committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Chairman, the Chief Executive Officer or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery and the acceptance of such resignation shall not be necessary to make it effective.

     Section 3.08 Removal. Any member (and any alternate member) of any committee may be removed from his or her position as a member (or alternate member, as the case may be) of such committee at any time, either for or without cause, by resolution adopted by a majority of the whole Board of Directors.

     Section 3.09 Vacancies. If any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

                                   ARTICLE IV

                                    OFFICERS

     Section 4.01 Number. The officers of the Corporation shall be elected by the Board of Directors and shall be a Chairman, one or more Vice Chairmen, a President and Chief Executive Officer, one or more Executive Vice Presidents, a Secretary and a Treasurer. The Board of Directors also may elect one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may determine. Any number of offices may be held by the same person. No officer need be a Director of the Corporation.

     Section 4.02 Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each Officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

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     Section 4.03 Salaries.  The salaries of all officers of the Corporation shall be fixed by the Board of Directors, provided that the Board of Directors may authorize the President, the Chief Executive Officer, any other officer or a Committee of the Board of Directors to fix the salaries of some or all of the officers of the Corporation.

     Section 4.04 Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the Chief Executive Officer. Unless otherwise specified therein, such resignation shall take effect upon delivery and the acceptance of such resignation shall not be necessary to make it effective. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

     Section 4.05 Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

     Section 4.06 The Chairman. The Directors shall elect from among the members of the Board a Chairman of the Board. The Chairman shall have such duties and powers as set forth in these Bylaws or as shall otherwise be conferred upon the Chairman from time to time by the Board. The Chairman shall preside over all meetings of the stockholders and the Board.

     Section 4.07 The Vice Chairman. Each Vice Chairman shall have such duties and powers as shall be conferred upon such Vice Chairman from time to time by the Chairman. No Vice Chairman need be a Director of the Corporation.

     Section 4.08 President and Chief Executive Officer. The President and Chief Executive Officer shall have general control and supervision of the policies and operations of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall manage and administer the Corporation's business and affairs and shall also perform all duties and exercise all powers usually pertaining to such office. He or she shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Corporation. He or she shall have the authority to cause the employment or appointment of such employees and agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the President and Chief Executive Officer or the Board of Directors. The President and Chief Executive Officer shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. If the Board of Directors creates the office of Chief Executive Officer as a separate office from President, the President shall be the chief operating officer of the Corporation and shall be subject to the general supervision, direction and control of the Chief Executive Officer unless the Board of Directors provides otherwise.

     Section 4.09 The Secretary. The Secretary shall have the following powers and duties:

          (a) he or she shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors in books provided for that purpose;

          (b) he or she shall cause all notices to be duly given in accordance with the provisions of these Bylaws and as required by law;

          (c) whenever any committee shall be appointed pursuant to a resolution of the Board of Directors, he or she shall furnish a copy of such resolution to the members of such committee;

          (d) he or she shall be the custodian of the records and of the seal of the Corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the Corporation prior to the issuance thereof and to all instruments the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these Bylaws, and when so affixed he or she may attest the same;

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          (e) he or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate of Incorporation or these Bylaws;

          (f) he or she shall have charge of the stock books and ledgers of the Corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of stock of the Corporation of each class issued and outstanding, the names and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each became such holder of record;

          (g) he or she shall sign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the Corporation, the issuance of which shall have been authorized by the Board of Directors; and

          (h) he or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these Bylaws or as may be assigned to him or her from time to time by the Board of Directors, or the President.

     Section 4.10 Additional Officers. The Board of Directors may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors. The Board of Directors from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him or her, for or without cause, but such removal shall be without prejudice to the contractual rights of such subordinate officer or agent, if any, with the Corporation.

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                                   ARTICLE V

                                 CAPITAL STOCK

     Section 5.01 Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates, and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation, by the Chief Executive Officer, the President or an Executive Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws.

     Section 5.02 Signatures; Facsimile. All of such signatures on the certificate referred to in Section 5.01 of these Bylaws may be a facsimile, engraved or printed, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate representing shares of the Corporation shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

     Section 5.03 Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

     Section 5.04 Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of Delaware Law. Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

     Section 5.05 Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty
(60) nor less than ten (10) days before the date of such meeting. If no record date is fixed the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing

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the record date is adopted, and which record date shall be not more than sixty
(60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     Section 5.06 Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests, except as otherwise required by applicable law. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

     Section 5.07 Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

                                   ARTICLE VI

                                    OFFICES

     Section 6.01 Registered Office. The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

     Section 6.02 Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     Section 7.01 Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property or shares of the Corporation's capital stock.

     A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

     Section 7.02 Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

     Section 7.03 Execution of Instruments. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may

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from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

     Section 7.04 Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the Chief Executive Officer, the President or any Executive Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

     Section 7.05 Fiscal Year. The fiscal year of the Corporation shall commence on the first day of January of each year (except for the Corporation's first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on December 31.

     Section 7.06 Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "Delaware." The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

     Section 7.07 Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors.

                                  ARTICLE VIII

                              AMENDMENT OF BYLAWS

     Section 8.01 Amendment. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be amended, altered or repealed:

          (a) by resolution adopted by a majority of the Board of Directors at any special or regular meeting of the Board if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting; or

          (b) at any regular or special meeting of the stockholders upon the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of the Corporation entitled to vote generally in the election of Directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

                                   ARTICLE IX

                                  CONSTRUCTION

     Section 9.01 Construction. In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.

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                                                                         ANNEX I

                                  SCIENT, INC.

                           2001 EQUITY INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                              Page
                                                              ----

                            ARTICLE 1
                           INTRODUCTION
Section 1.01.  Purpose......................................
Section 1.02.  Governing Law................................

                            ARTICLE 2
                          ADMINISTRATION
Section 2.01.  Committee Composition........................
Section 2.02.  Committee Responsibilities...................
Section 2.03.  Committee for Non-Officer Grants.............
Section 2.04.  Compliance with Local Law....................

                            ARTICLE 3
                   SHARES AVAILABLE FOR GRANTS
Section 3.01.  Basic Limitation.............................
Section 3.02.  Annual Increase in Shares....................
Section 3.03.  Additional Shares............................
Section 3.04.  Dividend Equivalents.........................
Section 3.05.  Substitute Awards............................

                            ARTICLE 4
                           ELIGIBILITY
Section 4.01.  Incentive Stock Options......................
Section 4.02.  Other Grants.................................

                            ARTICLE 5
                             OPTIONS
Section 5.01.  Option Award Document........................
Section 5.02.  Number Of Shares.............................
Section 5.03.  Exercise Price...............................
Section 5.04.  Exercisability And Term......................
Section 5.05.  Effect of Change in Control..................
Section 5.06.  Modification or Assumption of Options........
Section 5.07.  Buyout Provisions............................

                            ARTICLE 6
                    PAYMENT FOR OPTION SHARES
Section 6.01.  General Rule.................................
Section 6.02.  Surrender of Stock...........................
Section 6.03.  Exercise/Sale................................
Section 6.04.  Exercise/Pledge..............................
Section 6.05.  Promissory Note..............................
Section 6.06.  Other Forms of Payment.......................

                                                              Page
                                                              ----

                            ARTICLE 7
        AUTOMATIC OPTION GRANTS TO NON-EMPLOYEE DIRECTORS
Section 7.01.  Quarterly Grants.............................
Section 7.02.  Exercise Price...............................
Section 7.03.  Term.........................................
Section 7.04.  Affiliates of Non-Employee Directors.........

                            ARTICLE 8
                    STOCK APPRECIATION RIGHTS
Section 8.01.  SAR Award Document...........................
Section 8.02.  Number of Shares.............................
Section 8.03.  Exercise Price...............................
Section 8.04.  Exercisability and Term......................
Section 8.05.  Effect of Change in Control..................
Section 8.06.  Exercise of SARs.............................
Section 8.07.  Modification or Assumption of SARs...........

                            ARTICLE 9
                        RESTRICTED SHARES
Section 9.01.  Restricted Stock Award Document..............
Section 9.02.  Payment for Awards...........................
Section 9.03.  Vesting Conditions...........................
Section 9.04.  Voting and Dividend Rights...................

                            ARTICLE 10
                           STOCK UNITS
Section 10.01. Stock Unit Award Document....................
Section 10.02. Payment for Awards...........................
Section 10.03. Vesting Conditions...........................
Section 10.04. Voting and Dividend Rights...................
Section 10.05. Form and Time of Settlement of Stock Units...
Section 10.06. Death of Recipient...........................
Section 10.07. Creditors' Rights............................

                            ARTICLE 11
                   PROTECTION AGAINST DILUTION
Section 11.01. Adjustments..................................
Section 11.02. Dissolution or Liquidation...................
Section 11.03. Reorganizations..............................

                            ARTICLE 12
                        DEFERRAL OF AWARDS

                            ARTICLE 13
                     AWARDS UNDER OTHER PLANS

                                                              Page
                                                              ----

                            ARTICLE 14
             PAYMENT OF DIRECTOR'S FEES IN SECURITIES
Section 14.01. Effective Date...............................
Section 14.02. Elections to Receive NSOs, Restricted Shares
  or Stock Units............................................
Section 14.03. Number and Terms of NSOs, Restricted Shares
  or Stock Units............................................

                            ARTICLE 15
                       LIMITATION ON RIGHTS
Section 15.01. Retention Rights.............................
Section 15.02. Stockholders' Rights.........................
Section 15.03. Regulatory Requirements......................

                            ARTICLE 16
                        WITHHOLDING TAXES
Section 16.01. General......................................
Section 16.02. Share Withholding............................

                            ARTICLE 17
                       FUTURE OF THIS PLAN
Section 17.01. Term of this Plan............................
Section 17.02. Amendment or Termination.....................

                            ARTICLE 18
                      LIMITATION ON PAYMENTS
Section 18.01. Scope of Limitation..........................
Section 18.02. Basic Rule...................................
Section 18.03. Reduction Of Payments........................
Section 18.04. Overpayments and Underpayments...............
Section 18.05. Related Corporations.........................

                            ARTICLE 19
                           DEFINITIONS
Section 19.01. Affiliate....................................
Section 19.02. Auditors.....................................
Section 19.03. Award........................................
Section 19.04. Board........................................
Section 19.05. Cause........................................
Section 19.06. Change in Control............................
Section 19.07. Code.........................................
Section 19.08. Colleague....................................
Section 19.09. Committee....................................
Section 19.10. Common Share.................................
Section 19.11. Company......................................
Section 19.12. Consultant...................................
Section 19.13. Effective Date...............................
Section 19.14. Exchange Act.................................
Section 19.15. Exercise Price...............................
Section 19.16. Fair Market Value............................
Section 19.17. Involuntary Termination......................

                                                              Page
                                                              ----
Section 19.18. ISO..........................................
Section 19.19. Non-Employee Director........................
Section 19.20. NSO..........................................
Section 19.21. Option.......................................
Section 19.22. Option Award Document........................
Section 19.23. Overpayment..................................
Section 19.24. Parent.......................................
Section 19.25. Participant..................................
Section 19.26. Payment......................................
Section 19.27. Plan.........................................
Section 19.28. Reduced Amount...............................
Section 19.29. Restricted Share.............................
Section 19.30. Restricted Stock Award Document..............
Section 19.31. SAR..........................................
Section 19.32. SAR Award Document...........................
Section 19.33. Stock Unit...................................
Section 19.34. Stock Unit Award Document....................
Section 19.35. Subsidiary...................................
Section 19.36. Underpayment.................................

                                  SCIENT, INC.

                           2001 EQUITY INCENTIVE PLAN

                                   ARTICLE 1

                                  INTRODUCTION

     Section 1.01. Purpose. The purpose of this Scient, Inc. 2001 Equity Incentive Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Colleagues, Non-Employee Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Colleagues, Non-Employee Directors and Consultants with exceptional qualifications and (c) linking Colleagues, Non-Employee Directors and Consultants directly to stockholder interests through increased stock ownership. This Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may be incentive stock options or nonstatutory stock options), SARs, Restricted Shares or Stock Units.

     Section 1.02. Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any choice-of-law provisions that would otherwise invoke the laws of any other jurisdiction).

                                   ARTICLE 2

                                 ADMINISTRATION

     Section 2.01. Committee Composition. This Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

          (a) Such requirements as the U.S. Securities and Exchange Commission may establish for non-employee directors acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

          (b) Such requirements as the U.S. Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code.

     Section 2.02. Committee Responsibilities. The Committee shall (a) select the Colleagues, Non-Employee Directors and Consultants who are to receive Awards under this Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards (including any acceleration of vesting relating thereto), (c) interpret this Plan and each Award Document and (d) make all other decisions relating to the operation of this Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement this Plan and each Award Document. The Committee's determinations under this Plan and each Award Document shall be final and binding on all persons.

     Section 2.03. Committee for Non-Officer Grants. The Board may also appoint a secondary committee of the Board, which shall be composed of one or more directors of the Company who need not satisfy the requirements of Section 2.01. Such secondary committee may administer this Plan with respect to Colleagues and Consultants who are not considered officers or directors of the Company under
Section 16 of the Exchange Act, may grant Awards under this Plan to such Colleagues and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.03, any reference in this Plan to the "Committee" shall include such secondary committee.

     Section 2.04. Compliance with Local Law. To the extent necessary to comply with the local law of any jurisdiction in which the Company implements this Plan, the Committee may establish a sub-plan or otherwise supplement this Plan and/or any Award Document with an annex, which sub-plan or annex shall set forth certain terms and conditions applicable to such implementation in such jurisdiction. If there is a conflict between the provisions of this Plan and the provisions contained in such a sub-plan or annex, then the provisions of such sub-plan or annex shall govern.

                                   ARTICLE 3

                          SHARES AVAILABLE FOR GRANTS

     Section 3.01. Basic Limitation. Common Shares issued pursuant to this Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares underlying Awards that may be awarded under this Plan shall not exceed (a) 48 million plus (b) the additional Common Shares described in Sections 3.02 and 3.03. The limitations of this Section 3.01 and Section 3.02 shall be subject to adjustment pursuant to Article 11.

     Section 3.02. Annual Increase in Shares. As of January 1 of each year, commencing with the year 2002, the aggregate number of shares underlying Awards that may be awarded under this Plan shall automatically increase by a number equal to the lesser of (a) 8% of the total number of Common Shares outstanding as of such January 1 or (b) 40 million; provided that the number of Common Shares reserved for issuance pursuant to this Plan (including the Common Shares reserved for issuance pursuant to Section 3.01) does not exceed 25% of the outstanding Common Shares as of such January 1.

     Section 3.03. Additional Shares. If Options or SARS granted under this Plan are forfeited or terminate for any reason before being exercised, then the corresponding Common Shares shall again become available for Awards under this Plan. If Common Shares issued upon the exercise of Options granted under this Plan are forfeited, then such Common Shares shall again become available for Awards under this Plan. If Restricted Shares issued under this Plan are forfeited, then the corresponding Common Shares shall again become available for Awards under this Plan. If Stock Units are forfeited or terminate for any reason before being exercised, then the corresponding Common Shares shall again become available for Awards under this Plan. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.01, and the balance shall again become available for Awards under this Plan. If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.01, and the balance shall again become available for Awards under this Plan. The foregoing notwithstanding, the aggregate number of Common Shares that may be issued under this Plan upon the exercise of ISOs shall be 48 million and shall not be increased when Restricted Shares or other Common Shares are forfeited.

     Section 3.04. Dividend Equivalents. Any dividend equivalents paid or credited under this Plan shall not be applied against the number of Options, Restricted Shares, Stock Units or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.

     Section 3.05. Substitute Awards. Substitute awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company which the Company or a Parent, Subsidiary or Affiliate acquires or with which the Company or a Parent, Subsidiary or Affiliate combines, will not reduce the number of shares available for issuance this Plan.

                                   ARTICLE 4

                                  ELIGIBILITY

     Section 4.01. Incentive Stock Options. Only Colleagues who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Colleague who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(6) of the Code are satisfied.

     Section 4.02. Other Grants. Only Colleagues, Non-Employee Directors and Consultants shall be eligible for the grant of NSOs, SARs, Restricted Shares or Stock Units.

                                   ARTICLE 5

                                    OPTIONS

     Section 5.01. Option Award Document. Each grant of an Option under this Plan shall be evidenced by an Option Award Document. Such Option shall be subject to all applicable terms of this Plan and may be subject to any other terms that are not inconsistent with this Plan. The Option Award Document shall specify whether the Option is an ISO or a NSO. The provisions of the various Option Award Documents entered into under this Plan need not be identical. Options may be granted in consideration of a reduction in the Participant's other compensation. An Option Award Document may provide that a new Option will be granted automatically to the Participant when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.02.


     Section 5.02. Number of Shares. Each Option Award Document shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 11. Options granted to any Participant in a single fiscal year of the Company shall not cover more than 8 million Common Shares, except that Options granted to a new Colleague in the fiscal year of the Company in which his or her service as a Colleague first commences shall not cover more than 16 million Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.


     Section 5.03. Exercise Price. Each Option Award Document shall specify the Exercise Price; provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant, and the Exercise Price under a NSO shall in no event be less than the par value of a Common Share. In the case of a NSO, an Option Award Document may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.


     Section 5.04. Exercisability and Term. Each Option Award Document shall specify the date or event when all or any installment of the Option is to become exercisable. The Option Award Document shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. An Option Award Document may provide for accelerated exercisability in the event of the Participant's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant's service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.


     Section 5.05. Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that the Company is subject to a Change in Control or in the event that the Participant is subject to an Involuntary Termination within 12 months after a Change in Control.

     Section 5.06. Modification or Assumption of Options. Within the limitations of this Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, alter or impair his or her rights or obligations under such Option.

     Section 5.07. Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

                                   ARTICLE 6

                           PAYMENT FOR OPTION SHARES

     Section 6.01. General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or, as the Committee may permit, cash equivalents at the time when such Common Shares are purchased, except as follows:

          (a) In the case of an ISO granted under this Plan, payment shall be made only pursuant to the express provisions of the applicable Option Award Document. The Option Award Document may specify that payment may be made in any form(s) described in this Article 6.

          (b) In the case of a NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

     Section 6.02. Surrender of Stock. To the extent that this Section 6.02 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Participant. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under this Plan. The Participant shall not surrender, or attest to the ownership of, Common Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

     Section 6.03. Exercise/Sale. To the extent that this Section 6.03 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under this Plan and to deliver all or part of the sales proceeds to the Company.

     Section 6.04. Exercise/Pledge. To the extent that this Section 6.04 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Common Shares being purchased under this Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

     Section 6.05. Promissory Note. To the extent that this Section 6.05 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note. However, the par value of the Common Shares being purchased under this Plan, if newly issued, shall be paid in cash or cash equivalents.

     Section 6.06. Other Forms of Payment. To the extent that this Section 6.06 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form, approved by the Committee from time to time, that is consistent with applicable laws, regulations and rules.

                                   ARTICLE 7

               AUTOMATIC OPTION GRANTS TO NON-EMPLOYEE DIRECTORS


     Section 7.01. Quarterly Grants. Upon the close of each calendar quarter, commencing on December 31, 2001, each Non-Employee Director shall receive a NSO covering 5,000 Common Shares. NSOs granted under this Article 7 shall be exercisable immediately for fully vested shares. An Non-Employee Director who previously was a Colleague shall be eligible to receive grants under this
Section 7.01.


     Section 7.02. Exercise Price. The Exercise Price under all NSOs granted to an Non-Employee Director under this Article 7 shall be equal to 100% of the Fair Market Value of a Common Share on the date of grant, payable in one of the forms described in Sections 6.01, 6.02, 6.03 and 6.04.

     Section 7.03. Term. All NSOs granted to an Non-Employee Director under this Article 7 shall terminate on the earlier of (a) the 10th anniversary of the date of grant or (b) the date that is 12 months after the termination of such Non-Employee Director's service for any reason.

     Section 7.04. Affiliates of Non-Employee Directors. The Committee may provide that the NSOs that otherwise would be granted to an Non-Employee Director under this Article 7 shall instead be granted to an Affiliate of such Non-Employee Director. Such Affiliate shall then be deemed to be an Non-Employee Director for purposes of this Plan; provided that the service-related termination provisions pertaining to the NSOs shall be applied with regard to the service of the Non-Employee Director.

                                   ARTICLE 8

                           STOCK APPRECIATION RIGHTS

     Section 8.01. SAR Award Document. Each grant of a SAR under this Plan shall be evidenced by a SAR Award Document between the Participant and the Company. Such SAR shall be subject to all applicable terms of this Plan and may be subject to any other terms that are not inconsistent with this Plan. The provisions of the various SAR Award Documents entered into under this Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant's other compensation.

     Section 8.02. Number of Shares. Each SAR Award Document shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 11. SARs granted to any Participant in a single calendar year shall in no event pertain to more than 8 million Common Shares, except that SARs granted to a new Colleague in the fiscal year of the Company in which his or her service as a Colleague first commences shall not pertain to more than 16 million Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

     Section 8.03. Exercise Price. Each SAR Award Document shall specify the Exercise Price; provided that the Exercise Price shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. A SAR Award Document may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

     Section 8.04. Exercisability and Term. Each SAR Award Document shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award document shall also specify the term of the SAR. A SAR Award document may provide for accelerated exercisability in the event of the Participant's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant's service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in a NSO at the time of grant or thereafter. A SAR granted under this Plan may provide that it will be exercisable only in the event of a Change in Control.

     Section 8.05. Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that the Company is subject to a Change in Control or in the event that the Participant is subject to an Involuntary Termination within 12 months after a Change in Control.

     Section 8.06. Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

     Section 8.07. Modification or Assumption of SARs. Within the limitations of this Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs

(whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Participant, alter or impair his or her rights or obligations under such SAR.

                                   ARTICLE 9

                               RESTRICTED SHARES

     Section 9.01. Restricted Stock Award Document. Each grant of Restricted Shares under this Plan shall be evidenced by a Restricted Stock Award Document. Such Restricted Shares shall be subject to all applicable terms of this Plan and may be subject to any other terms that are not inconsistent with this Plan. The provisions of the various Restricted Stock Award Documents entered into under this Plan need not be identical.

     Section 9.02. Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under this Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the consideration shall consist exclusively of cash, cash equivalents or past services rendered to the Company (or a Parent, Subsidiary or Affiliate) or, for the amount in excess of the par value of such newly issued Restricted Shares, full-recourse promissory notes, as the Committee may determine.

     Section 9.03. Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Award Document. A Restricted Stock Award Document may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that the Company is subject to a Change in Control or in the event that the Participant is subject to an Involuntary Termination within 12 months after a Change in Control.

     Section 9.04. Voting and Dividend Rights. The holders of Restricted Shares awarded under this Plan shall have the same voting, dividend and other rights as the Company's other stockholders. A Restricted Stock Award Document, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

                                   ARTICLE 10

                                  STOCK UNITS

     Section 10.01. Stock Unit Award Document. Each grant of Stock Units under this Plan shall be evidenced by a Stock Unit Award Document between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of this Plan and may be subject to any other terms that are not inconsistent with this Plan. The provisions of the various Stock Unit Award Documents entered into under this Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient's other compensation.

     Section 10.02. Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

     Section 10.03. Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Document. A Stock Unit Award Document may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that the Company is subject to a Change in Control or in the event that the Participant is subject to an Involuntary Termination within 12 months after a Change in Control.

     Section 10.04. Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under this Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

     Section 10.05. Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 11.

     Section 10.06. Death of Recipient. Any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's beneficiary or beneficiaries. Each recipient of a Stock Units Award under this Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient's death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's estate.

     Section 10.07. Creditors' Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Award Document.

                                   ARTICLE 11

                          PROTECTION AGAINST DILUTION

     Section 11.01. Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

          (a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

          (b) The limitations set forth in Sections 5.02 and 8.02;

          (c) The number of NSOs to be granted to Non-Employee Directors under
     Article 7;

          (d) The number of Common Shares covered by each outstanding Award;

          (e) The Exercise Price under each outstanding Option and SAR; or

          (f) The number of Stock Units included in any prior Award which has not yet been settled.

     In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 11, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

     Section 11.02. Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

     Section 11.03. Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for one of the following: (a) the continuation of the outstanding Awards by the Company (but only if the Company is a surviving corporation), (b) the assumption of the outstanding Awards by the surviving corporation or its Parent or Subsidiary, (c) the substitution by the surviving corporation or its Parent or Subsidiary of its own awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding Awards or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

                                   ARTICLE 12

                               DEFERRAL OF AWARDS

     The Committee (in its sole discretion) may, as provided in the applicable Award Document, permit or require a Participant to:

          (a) Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company's books;

          (b) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

          (c) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company's books. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Participant.

     A deferred compensation account established under this Article 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article 12.

                                   ARTICLE 13

                            AWARDS UNDER OTHER PLANS

     The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under this Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

                                   ARTICLE 14

                    PAYMENT OF DIRECTOR'S FEES IN SECURITIES

     Section 14.01. Effective Date. No provision of this Article 14 shall be effective unless and until the Board has determined to implement such provision.

     Section 14.02. Elections to Receive NSOs, Restricted Shares or Stock
Units. An Non-Employee Director may elect to receive any annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under this Plan. An election under this Article 14 shall be filed with the Company on the prescribed form.

     Section 14.03. Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Non-Employee Directors in lieu of any annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

                                   ARTICLE 15

                              LIMITATION ON RIGHTS

     Section 15.01. Retention Rights. Neither this Plan nor any Award granted under this Plan shall be deemed to give any individual a right to remain a Colleague, Non-Employee Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Colleague, Non-Employee Director or Consultant at any time, with or without cause, subject to applicable laws, the Company's certificate of incorporation and by-laws and a written employment agreement (if any).

     Section 15.02. Stockholders' Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in this Plan.

     Section 15.03. Regulatory Requirements. Any other provision of this Plan notwithstanding, the obligation of the Company to issue Common Shares under this Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

                                   ARTICLE 16

                               WITHHOLDING TAXES

     Section 16.01. General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with this Plan. The Company shall not be required to issue any Common Shares or make any cash payment under this Plan until such obligations are satisfied.

     Section 16.02. Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

                                   ARTICLE 17

                              FUTURE OF THIS PLAN

     Section 17.01. Term of this Plan. This Plan, as set forth herein, shall, subject to prior approval by the Company's stockholders, become effective as of the Effective Date. This Plan shall remain in effect until it is terminated under Section 17.02, except that no ISOs shall be granted on or after the 10th anniversary of the Effective Date.

     Section 17.02. Amendment or Termination. The Board may, at any time and for any reason, amend or terminate this Plan. An amendment of this Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under this Plan after the termination thereof. The termination of this Plan, or any amendment thereof, shall not affect any Award previously granted under this Plan.

                                   ARTICLE 18

                             LIMITATION ON PAYMENTS

     Section 18.01. Scope of Limitation. This Article 18 shall apply to an Award only if:

          (a) The independent auditors most recently selected by the Board (the "AUDITORS") determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under Section 4999 of the Code), will be greater after the application of this Article 18 than it was before the application of this Article 18, subject to any determination of the Committee, in its sole discretion, at any time that this Article 18 ought not to apply; or

          (b) The Committee, at the time of making an Award under this Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 18 (regardless of the after-tax value of such Award to the Participant).

     If this Article 18 applies to an Award, it shall supersede any contrary provision of this Plan or of any Award granted under this Plan. Notwithstanding any provision in this Plan (including this Article 18) or of any Award granted under this Plan, this Article 18 shall not apply with respect to a Participant to the extent that it is inconsistent with any employment or similar agreement applicable to such Participant.

     Section 18.02. Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under this Plan to or for the benefit of a Participant (a "PAYMENT") would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 18, the "REDUCED AMOUNT" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of
Section 280G of the Code.

     Section 18.03. Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 18, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 18 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under this Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under this Plan.

     Section 18.04. Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an "OVERPAYMENT") or that additional Payments which will not have been made by the Company could have been made (an "UNDERPAYMENT"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in
Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

     Section 18.05. Related Corporations. For purposes of this Article 18, the term "Company" shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

                                   ARTICLE 19

                                  DEFINITIONS

     Section 19.01. Affiliate. "AFFILIATE", with respect to any person or entity, means any other entity or person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person or entity.

     Section 19.02. Auditors.  "AUDITORS" shall have the meaning set forth in
Section 18.01(a).

     Section 19.03. Award. "AWARD" means any award of an Option, a SAR, a Restricted Share or a Stock Unit under this Plan.

     Section 19.04. Board. "BOARD" means the Company's Board of Directors, as constituted from time to time.

     Section 19.05. Cause.  "CAUSE" means:

          (a) The unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company;

          (b) Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

          (c) Gross negligence or willful misconduct, after the Company has given the Participant written notice and a reasonable opportunity to cure such negligence or misconduct; or

          (d) Continued failure to perform assigned duties, after the Company has given the Participant written notice and a reasonable opportunity to cure such failure.

The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or a Parent, Subsidiary or Affiliate) may consider as grounds for the discharge of a Participant with Cause.

     Section 19.06. Change in Control.  "CHANGE IN CONTROL" shall mean:

          (a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the continuing or surviving entity and any direct or indirect Parent of such continuing or surviving entity;

          (b) The sale, transfer or other disposition of all or substantially all of the Company's assets;

          (c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either had been directors of the Company on the date 24 months prior to the execution of an agreement or other document to effect a transaction described in Sections 19.05(a), 19.05(b) or 19.5(d) (the "original directors") or were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

          (d) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 30% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Section 19.05(d), the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

     Section 19.07. Code. "CODE" means the Internal Revenue Code of 1986, as amended.

     Section 19.08. Colleague. "COLLEAGUE" means a common-law employee of the Company or a Parent, Subsidiary or Affiliate.

     Section 19.09. Committee. "COMMITTEE" means a committee of the Board, as described in Article 2.

     Section 19.10. Common Share. "COMMON SHARE" means one share of the common stock of the Company.

     Section 19.11. Company. "COMPANY" means Scient Inc., a Delaware corporation.

     Section 19.12. Consultant. "CONSULTANT" means a Consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of this Plan, except as provided in
Section 4.01.

     Section 19.13. Effective Date. "EFFECTIVE DATE" means the date of consummation of the transactions contemplated by the Agreement and Plan of Merger dated July 31, 2001 among the Company, iXL Enterprises, Inc., Scient Corporation, India Merger Sub, Inc. and Sierra Merger Sub, Inc.

     Section 19.14. Exchange Act. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     Section 19.15. Exercise Price. "EXERCISE PRICE," in the case of an Option, means the amount for which one Common Share may be purchased upon exercises of such Option, as specified in the applicable Option Award Document. "EXERCISE PRICE," in the case of a SAR, means an amount, as specified in the applicable SAR Award Document, determining the amount payable upon exercise of such SAR.

     Section 19.16. Fair Market Value. "FAIR MARKET VALUE" means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

     Section 19.17. Involuntary Termination. "INVOLUNTARY TERMINATION" means the termination of the Participant's service by reason of:

          (a) The involuntary discharge of the Participant by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause; or

          (b) The voluntary resignation of the Participant following a change in his or her position with the Company (or the Parent, Subsidiary or Affiliate employing him or her) that materially reduces his or her stature, authority or responsibilities, a reduction in his or her compensation, including base salary, fringe benefits and participation in bonus or incentive programs based on corporate performance (other than an across-the-board reduction in the base salaries, fringe benefits and/or bonus opportunities of all or almost all employees of the Company (or such Participant's division)) or a significant relocation of his or her principal workplace, as reasonably determined by the Company, taking into account all relevant circumstances.

     Section 19.18. ISO.  "ISO" means an incentive stock option described in
Section 422(b) of the Code.

     Section 19.19. Non-Employee Director. "NON-EMPLOYEE DIRECTOR" shall mean a member of the Board who is not a Colleague. Service as an Non-Employee Director shall be considered employment for all purposes of this Plan, except as provided in Section 4.01.

     Section 19.20. NSO. "NSO" means a stock option not described in Sections 422 or 423 of the Code.

     Section 19.21. Option. "OPTION" means an ISO or NSO granted under this Plan and entitling the holder to purchase Common Shares.

     Section 19.22. Option Award Document. "OPTION AWARD DOCUMENT" means the document furnished by the Company to a Participant that contains the terms, conditions and restrictions pertaining to his or her Option.

     Section 19.23. Overpayment. "OVERPAYMENT" shall have the meaning set forth in Section 18.04.

     Section 19.24. Parent. "PARENT", with respect to any person or entity, means any Affiliate controlling such person or entity directly, or indirectly through one or more intermediaries; provided that for purposes of Section 4.01, "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Effective Date shall be considered a Parent commencing as of such date.

     Section 19.25. Participant. "PARTICIPANT" means an individual or estate who holds an Award.

     Section 19.26. Payment.  "PAYMENT" shall have the meaning set forth in
Section 18.02.

     Section 19.27. Plan. "PLAN" means this Scient, Inc. 2001 Equity Incentive Plan, as amended from time to time.

     Section 19.28. Reduced Amount. "REDUCED AMOUNT" shall have the meaning set forth in Section 18.02.

     Section 19.29. Restricted Share. "RESTRICTED SHARE" means a Common Share awarded under this Plan.

     Section 19.30. Restricted Stock Award Document. "RESTRICTED STOCK AWARD DOCUMENT" means the document furnished by the Company to a recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

     Section 19.31. SAR. "SAR" means a stock appreciation right granted under this Plan.

     Section 19.32. SAR Award Document. "SAR AWARD DOCUMENT" means the document furnished by the Company to a Participant which contains the terms, conditions and restrictions pertaining to his or her SAR.

     Section 19.33. Stock Unit. "STOCK UNIT" means a bookkeeping entry representing the equivalent of one Common Share, as awarded under this Plan.

     Section 19.34. Stock Unit Award Document. "STOCK UNIT AWARD DOCUMENT" means the document furnished by the Company to the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

     Section 19.35. Subsidiary. "SUBSIDIARY", with respect to any person or entity, means any Affiliate controlled by such person or entity directly, or indirectly through one or more intermediaries; provided that for purposes of
Section 4.01, "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.

     Section 19.36. Underpayment. "UNDERPAYMENT" shall have the meaning set forth in Section 18.04.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     Section 6.8 of the Registrant's Certificate of Incorporation requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise.

     The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Section 6.8 of the Registrant's Certificate of Incorporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith or incorporated herein by reference:


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 2.1      --   Agreement and Plan of Merger, dated as of July 31, 2001,
               among India-Sierra Holdings, Inc., iXL Enterprises, Inc.,
               Scient Corporation, India Merger Sub, Inc., and Sierra
               Merger Sub, Inc., including the iXL Voting Agreement, the
               Scient Voting Agreement, and the Registration Rights
               Agreement (included as Annexes A, B, C and D respectively, to the joint proxy statement-prospectus forming a part of
               this Registration Statement and incorporated herein by
               reference, together with Amendment No. 1 to Merger Agreement dated as of October 2, 2001).
 3.1*     --   Certificate of Incorporation of the Registrant (included as
               Annex G to the joint proxy statement-prospectus forming a
               part of this Registration Statement and incorporated herein by reference).
 3.2*     --   Bylaws of the Registrant (included as Annex H to the joint proxy statement-prospectus forming a part of this
               Registration Statement and incorporated herein by
               reference).
 4.1      --   Form of the Common Stock Certificate of the Registrant
 5.1      --   Opinion of Greenberg Traurig, LLP regarding legality of
               securities being registered.
 8.1      --   Opinion of Greenberg Traurig, LLP regarding certain U.S.
               income tax aspects of the merger relating to iXL.
 8.2      --   Opinion of Davis Polk & Wardwell regarding certain U.S.
               income tax aspects of the merger relating to Scient.
10.1      --   Scient, Inc. 2001 Equity Incentive Plan (included as Annex I to the joint proxy statement-prospectus forming a part of
               this Registration Statement and incorporated herein by
               reference).
23.1      --   Consent of Greenberg Traurig, LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by
               reference).
23.2      --   Consent of Davis Polk & Wardwell (included as part of its
               opinion filed as Exhibit 8.2 and incorporated herein by
               reference).
23.3      --   Consent of PricewaterhouseCoopers, LLP
23.4      --   Consent of PricewaterhouseCoopers, LLP
23.5      --   Consent of PricewaterhouseCoopers, LLP
24.1*     --   Powers of Attorney.
99.1      --   Opinion of First Union Securities, Inc. (included as Annex E to the joint proxy statement-prospectus forming a part of
               this Registration Statement and incorporated herein by
               reference).
99.2      --   Opinion of Thomas Weisel Partners LLC (included as Annex F to the joint proxy statement-prospectus forming a part of
               this Registration Statement and incorporated herein by
               reference).
99.3*     --   Form of Proxy of iXL Enterprises, Inc.
99.4*     --   Form of Proxy of Scient Corporation

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
99.5      --   Consent of First Union Securities, Inc.
99.6      --   Consent of Thomas Weisel Partners LLC
99.7      --   Consent of David M. Beirne to be named as a Director
99.8      --   Consent of Jeffrey T. Arnold to be named as a Director


---------------

 * filed previously


**to be filed by amendment


ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request.

          (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 3, 2001.



                                          India-Sierra Holdings, Inc.


                                          By:       /s/ MICHAEL HAND
                                            ------------------------------------
                                                        Michael Hand
                                            Corporate Controller, Treasurer, and
                                                            Acting
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

               CHRISTOPHER M. FORMANT*                 President and Chief Executive
-----------------------------------------------------    Officer (principal executive
               Christopher M. Formant                    officer) and Director

                  /s/ MICHAEL HAND                     Corporate Controller,           October 3, 2001
-----------------------------------------------------    Treasurer, and Acting Chief
                    Michael Hand                         Financial Officer (principal
                                                         financial and accounting
                                                         officer)

                   ROBERT M. HOWE*                     Chairman of the Board of
-----------------------------------------------------    Directors
                   Robert M. Howe

               U. BERTRAM ELLIS, JR.*                  Vice Chairman of the Board of
-----------------------------------------------------    Directors
                U. Bertram Ellis, Jr.

                FRANK K. BYNUM, JR.*                   Director
-----------------------------------------------------
                 Frank K. Bynum, Jr.

                   ERIC GREENBERG*                     Director
-----------------------------------------------------
                   Eric Greenberg

                STEPHEN A. MUCCHETTI*                  Executive Vice President,
-----------------------------------------------------    Chief Operating Officer and
                Stephen A. Mucchetti                     Director

             /s/ THEODORE W. BROWNE, II                Senior Vice President and       October 3, 2001
-----------------------------------------------------    General Counsel
             *By: Theodore W. Browne, II
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 2.1      --   Agreement and Plan of Merger, dated as of July 31, 2001,
               among India-Sierra Holdings, Inc., iXL Enterprises, Inc.,
               Scient Corporation, India Merger Sub, Inc., and Sierra
               Merger Sub, Inc., including the iXL Voting Agreement, the
               Scient Voting Agreement, and the Registration Rights
               Agreement (included as Annexes A, B, C and D respectively, to the joint proxy statement-prospectus forming a part of
               this Registration Statement and incorporated herein by
               reference), together with Amendment No. 1 to Merger
               Agreement dated as of October 2, 2001.
 3.1*     --   Certificate of Incorporation of the Registrant (included as
               Annex G to the joint proxy statement-prospectus forming a
               part of this Registration Statement and incorporated herein by reference).
 3.2*     --   Bylaws of the Registrant (included as Annex H to the joint proxy statement-prospectus forming a part of this
               Registration Statement and incorporated herein by
               reference).
 4.1      --   Form of the Common Stock Certificate of the Registrant
 5.1      --   Opinion of Greenberg Traurig, LLP regarding legality of
               securities being registered.
 8.1      --   Opinion of Greenberg Traurig, LLP regarding certain U.S.
               income tax aspects of the merger relating to iXL.
 8.2      --   Opinion of Davis Polk & Wardwell regarding certain U.S.
               income tax aspects of the merger relating to Scient.
10.1      --   Scient, Inc. 2001 Equity Incentive Plan (included as Annex I to the joint proxy statement-prospectus forming a part of
               this Registration Statement and incorporated herein by
               reference).
23.1      --   Consent of Greenberg Traurig, LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by
               reference).
23.2      --   Consent of Davis Polk & Wardwell (included as part of its
               opinion filed as Exhibit 8.2 and incorporated herein by
               reference).
23.3      --   Consent of PricewaterhouseCoopers, LLP
23.4      --   Consent of PricewaterhouseCoopers, LLP
23.5      --   Consent of PricewaterhouseCoopers, LLP
24.1*     --   Powers of Attorney.
99.1      --   Opinion of First Union Securities, Inc. (included as Annex E to the joint proxy statement-prospectus forming a part of
               this Registration Statement and incorporated herein by
               reference).
99.2      --   Opinion of Thomas Weisel Partners LLC (included as Annex F to the joint proxy statement-prospectus forming a part of
               this Registration Statement and incorporated herein by
               reference).
99.3*     --   Form of Proxy of iXL Enterprises, Inc.
99.4*     --   Form of Proxy of Scient Corporation
99.5      --   Consent of First Union Securities, Inc.
99.6      --   Consent of Thomas Weisel Partners LLC
99.7      --   Consent of David M. Beirne to be named as a Director
99.8      --   Consent of Jeffrey T. Arnold to be named as a Director


---------------


* filed previously


** to be filed by amendment